Filed pursuant to Rule 424(b)(3)

Registration No. 333-291020

PROSPECTUS

XCF Global, Inc.

Up to 72,463,768 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by Helena Global Investment Opportunities I Ltd. (“Helena” or the “Selling Stockholder”) of up to an aggregate of $50,000,000 of shares of Class A common stock, $0.0001 par value per share, which we refer to as the common stock, of XCF Global, Inc. (“we,” “us,” “our,” the “Company,” or “New XCF”), that may be issued by us to Helena pursuant to that certain Purchase Agreement, dated as of May 30, 2025, by and between Helena, the Company (f/k/a Focus Impact BH3 NewCo, Inc.) and XCF Global Capital, Inc. (the “ELOC Agreement”), establishing an equity line of credit. Pursuant to the terms of the ELOC Agreement, we may elect, in our sole discretion, to issue and sell to Helena, from time to time, up to $50.0 million of shares of common stock from after the effective date of this registration statement under the ELOC Agreement, at a price equal to the lowest intraday sale price for the common stock during either (i) the three trading days commencing on the date of Helena’s receipt of the shares of our common stock relating to an issuance under the ELOC Agreement or (ii) as agreed by the parties, either (a) the trading day on which Helena shall have received an advance notice from the Company or (b) the first full trading day following the day Helena shall have received an advance notice from the Company, if the applicable advance notice is received by Helena after 8:30 a.m. Eastern Time, in each case depending on the timing of the sale of the shares of our common stock to Helena, and subject in any event to applicable stock exchange rules.

We are registering the shares of common stock on behalf of the Selling Stockholder, to be offered and sold by it from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus. We may receive up to $50.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock pursuant to the ELOC Agreement at varying purchase prices after the date of this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold. The purchase price per share that Helena will pay for shares of common stock purchased from us under the ELOC Agreement will fluctuate based on the market price of our shares at the time we elect to sell shares to Helena. Given the substantial number of shares of our common stock being registered for potential resale by Selling Stockholder pursuant to this prospectus, the sale of the shares by the Selling Stockholder, or the perception in the market that the Selling Stockholder intends to sell a large number of shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. The Selling Stockholder may have acquired some of the shares of our common stock that may sell hereunder at prices substantially below market prices existing at the time of its sale of those shares and may therefore have incentive to sell their shares of common stock pursuant to this prospectus.

The Selling Stockholder will be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with regard to the shares of our common stock that the Selling Stockholder sells for its own behalf. The Selling Stockholder may offer all or part of the shares for resale from time to time or otherwise dispose of the shares in a number of different ways, including through public or private transactions, at either prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for more information about how Helena may sell or otherwise dispose of the shares pursuant to this prospectus.

Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of such shares. The Company will be responsible for the payment of all the fees and expensed related to the registration of the shares, provided that the Selling Stockholder will be responsible for all brokerage fees and commissions and similar expenses attributable to their sales of the shares.

Our common stock is listed on The Nasdaq Stock Market under the symbol “SAFX.” On November 25, 2025, the last reported sale price of our common stock was $0.69 per share. You are urged to obtain current market data and should not use the market price as of November 25, 2025, 2025, as a prediction of the future market price of our common stock.

We are an “emerging growth company” and a “smaller reporting company,” as those terms are defined under the federal securities laws, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities involves significant risk. You should carefully read and consider the information referred to under “Risk Factors” beginning on page 11 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the SEC. We urge you to read the entire prospectus, any such amendments or supplements, any free writing prospectuses we may file with the SEC, and any documents incorporated by reference into this prospectus or any prospectus supplement carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the Shares offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the Shares offered by them described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus we file with the SEC. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.” The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information contained in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in the Shares. We are not making any representation to you regarding the legality of an investment in the Shares by you under applicable investment or similar laws.

The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offer and sale of the Shares in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, any sale, offer to sell, or solicitation of any offer to purchase, the Shares in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of our securities and the distribution of this prospectus outside the United States.

All references in this prospectus and any prospectus supplement to “New XCF,” the “Company,” “we,” “us,” “our,” or similar references refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.) and our subsidiaries, except where the context otherwise requires or as otherwise indicated.

All references in this prospectus and any prospectus supplement to (i) “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date of the Business Combination (each as defined below), (ii) “XCF” or “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to such Closing Date and (iii) “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation.

References to the “Business Combination” refer collectively to the transactions completed on June 6, 2025 (the “Closing Date”) pursuant to that certain Business Combination Agreement dated as of March 11, 2024 by and among Focus Impact, NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”), and XCF (as amended, the “Business Combination Agreement”). In connection with the closing of the Business Combination, NewCo changed its name to “XCF Global, Inc.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, endorsement or sponsorship by us or an endorsement or sponsorship by any third part of us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking information within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements, including, without limitation, statements regarding the company’s expectations with respect to future performance and anticipated financial impacts of the recently completed business combination with Focus Impact BH3 Acquisition Company (the “Business Combination”), estimates and forecasts of other financial and performance metrics, and projections of market opportunity and market share, are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the company and its management, are inherently uncertain and subject to material change. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

In addition to the risks described under “Risk Factors” in this prospectus, other important factors to consider and evaluate with respect to such forward-looking statements include:

●	changes in domestic and foreign business, market, financial, political, and legal conditions;
●	unexpected increases in our expenses, including manufacturing and operating expenses and interest expenses, as a result of potential inflationary pressures, changes in interest rates and other factors;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any agreements with regard to our offtake arrangements;
●	the outcome of any legal proceedings that may be instituted against the parties to the Business Combination or others;
●	our ability to continue to meet Nasdaq’s continued listing standards;
●	our ability to integrate the operations of New Rise and implement its business plan on its anticipated timeline;
●	our ability to raise financing to fund its operations and business plan and the terms of any such financing;
●	the New Rise Reno production facility’s ability to produce the anticipated quantities of SAF without interruption or material changes to the SAF production process;
●	the New Rise Reno production facility’s ability to produce renewable diesel in commercial quantities without interruption during the ongoing SAF ramp-up process;
●	our ability to resolve current disputes between its New Rise subsidiary and its landlord with respect to the ground lease for the New Rise Reno facility;
●	our ability to resolve current disputes between its New Rise subsidiary and its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility;
●	payment of fees, expenses and other costs related to the completion of the Business Combination and the New Rise acquisitions;
●	the risk of disruption to our current plans and operations as a result of the consummation of the Business Combination;
●	our ability to recognize the anticipated benefits of the Business Combination and the New Rise acquisitions, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;
●	changes in applicable laws or regulations;
●	risks related to extensive regulation, compliance obligations and rigorous enforcement by federal, state, and non-U.S. governmental authorities;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
●	the availability of tax credits and other federal, state or local government support;
●	risks relating to our and New Rise’s key intellectual property rights, including the possible infringement of their intellectual property rights by third parties;
●	the risk that our reporting and compliance obligations as a publicly traded company divert management resources from business operations;
●	the effects of increased costs associated with operating as a public company; and
●	various factors beyond management’s control, including general economic conditions and other risks, uncertainties and factors set forth in our filings with the SEC, including filings we make with the SEC in the future.

If any of the risks actually occur, either alone or in combination with other events or circumstances, or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we do not presently know or that we currently believes are not material that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaims any obligation to do so.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes included in this prospectus before making an investment decision.

XCF Global, Inc.

Overview

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “New XCF,” and the “Company” refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.), a Delaware corporation, and our subsidiaries after giving effect to the Business Combination between Focus Impact, NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”), and Legacy XCF (as defined below) on June 6, 2025. In addition, unless otherwise stated herein or unless the context otherwise requires (i) references to “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date, (ii) references to “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to the Closing Date and (iii) references to “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation,

Legacy XCF was incorporated on January 20, 2023, for the purpose of making investments in renewable energy assets and production facilities. XCF has completed acquisitions in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. XCF is committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable fuel sectors as a result of a combination of regulatory support, industry-led demand, and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF and renewable fuels. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

Our intention is to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. Our initial operations include the New Rise Reno (defined below) renewable fuel production facility. Legacy XCF completed acquisitions of New Rise SAF Renewables, LLC (“New Rise SAF”) and New Rise Renewables, LLC (“New Rise Renewables”) (collectively, New Rise SAF and New Rise Renewables are referred to as “New Rise”) on January 23, 2025 and February 19, 2025 respectively. Herein, we refer to the acquisitions of New Rise SAF and New Rise Renewables as the New Rise Acquisitions. Legacy XCF also owns dormant biodiesel plants in Fort Myers, FL and Wilson, NC that it intends to further build-out and reconstruct into SAF, renewable fuels, and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and renewable fuel value chain.

Business Combination

On March 11, 2024, Focus Impact, NewCo, Merger Sub 1, Merger Sub 2, and Legacy XCF entered into the Business Combination Agreement, pursuant to which Focus Impact agreed to combine with Legacy XCF in a series of transactions that would result in NewCo becoming a publicly traded company (collectively, the “Business Combination”).

On June 6, 2025 (the “Closing Date”), the parties to the Business Combination Agreement completed the Business Combination. In connection with the closing of the Business Combination, NewCo changed its name to “XCF Global, Inc.”

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The terms of the Business Combination Agreement provided that the Business Combination would be completed on the Closing Date in two steps, with (i) Focus Impact merging with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 surviving the NewCo Merger as a direct wholly owned subsidiary of NewCo and (ii) immediately following the NewCo Merger, Merger Sub 2 merging with and into XCF (the “Company Merger”), with XCF surviving the Company Merger as a direct wholly owned subsidiary of NewCo.

Pursuant to the terms of the Business Combination Agreement:

●	in connection with the completion of the NewCo Merger (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of New XCF Class A common stock, par value $0.0001 per share (“New XCF Common Stock”) (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of New XCF Common Stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one New XCF Warrant, with New XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and
●	in connection with the completion of the Company Merger, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of New XCF Common Stock (rounded down to the nearest whole share) determined in accordance with the Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of New XCF Common Stock.

At the closing of the Business Combination, NewCo issued an aggregate of 142,120,364 shares of New XCF Common Stock to equityholders of XCF in exchange for their equity interests in XCF. Subsequent to the Closing, XCF Global, Inc. issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Business Combination to be 142,130,632 shares of New XCF Common Stock. In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 622,109 shares of New XCF Common Stock at the closing of the Business Combination. An aggregate of 1,200,000 shares of New XCF Common Stock were also issued at the closing of the Business Combination to Polar Multi-Strategy Master Fund, pursuant to the terms of a subscription agreement, dated as of November 3, 2025 between Focus Impact and Polar Multi-Strategy Master Fund.

As of the closing of the Business Combination and after giving effect to the NewCo Merger and Company Merger, New XCF had approximately 149.3 million shares of New XCF Common Stock outstanding. On a fully diluted basis, calculated using the treasury stock method and assuming the net exercise of all warrants that are in-the-money based on the closing price of Focus Impact on June 6, 2025, the fully diluted share count is approximately 157.8 million shares. The fully diluted share count does not include any out-of-the-money warrants. This share count is provided solely for the purpose of estimating market capitalization and may differ from accounting treatment under GAAP or from other financial metrics used in our public filings.

Equity Line of Credit Agreement

On May 30, 2025, Helena, the Company (f/k/a Focus Impact BH3 NewCo, Inc.) and XCF Global Capital, Inc. entered into a Purchase Agreement (the “ELOC Agreement”), establishing an equity line of credit pursuant to which we have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50.0 million (the “Commitment Amount”) of our common stock. Our ability to sell shares of our common stock to Helena under the ELOC Agreement is subject to a number of conditions precedent, including the completion of the Business Combination (as described above under “Business Combination”) and the effectiveness of this registration statement registering the shares of common stock being sold to Helena under the ELOC Agreement.

Pursuant to the ELOC Agreement, we may require that Helena purchase shares of our common stock by delivering one or more advance notices to Helena setting forth, in each advance notice, the amount of the advance we are requesting, which amount many not exceed an amount equal to lesser of (i) fifty percent (50%) of the average of the daily value traded of the shares of common stock over the ten (10) trading days immediately preceding the applicable advance notice and (ii) five million dollars ($5,000,000). In no event may the number of shares of common stock issuable to Helena pursuant to an advance cause the aggregate number of shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by Helena and its affiliates as a result of previous issuances and sales of shares of common stock to Helena under the ELOC Agreement to exceed 4.99% of the then outstanding shares of our common stock (the “Beneficial Ownership Limitation”). In addition, we are prohibited from effecting sales under the ELOC Agreement to the extent that the aggregate number of shares of common stock would exceed 19.99% of the outstanding shares of our common stock (the “Exchange Cap”), provided that, the Exchange Cap will not apply if we have obtained stockholder approval of issuances in excess of the Exchange Cap in accordance with the Nasdaq rules.

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Promptly after receipt of an advance notice (and, in any event, not later than one trading day after such receipt), we are required to issue to Helena all the shares of our common stock to be purchased by Helena pursuant to such advance, with the per share purchase price equal to the lowest intraday sale price for the common stock during the three trading days commencing on the date of Helena’s receipt of the shares relating to such advance. In connection with a “secondary advance” under the ELOC Agreement, the per share purchase price to be paid by Helena will be agreed by the parties to be the lowest intraday sale price for the common stock during either (i) the trading day on which Helena shall have received an advance notice from us or (b) the first full trading day following the day Helena shall have received an advance notice from us, if the applicable advance notice is received by Helena after 8:30 a.m. Eastern Time. Because the per share purchase price that Helena will pay for the shares of common stock in connection with any advance notice we have elected to deliver to Helena pursuant to the ELOC Agreement will be determined by reference to prices to be determined following the date of this prospectus, we cannot currently determine the number of shares of our common stock, in the aggregate, we may issue and sell to Helena under the ELOC Agreement.

There are 208,323,544 shares of XCF common stock outstanding which consists of current New XCF Common Stock outstanding as of September 30, 2025 of 153,275,204 and adjusted to reflect subsequent share issuances of 55,048,340 New XCF Common Stock issued under certain convertible note agreements and other financing arrangements through the date of this report, of which 38,640,030 shares were held by non-affiliates of the Company. If all of the 72,463,768 shares offered for resale by Helena under this prospectus were issued and outstanding as of the date hereof (without taking into account the 4.99 Beneficial Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 25.8% of the total number of outstanding shares of common stock and approximately 65.2% of the total number of outstanding shares of common stock held by non-affiliates of the Company, in each case calculated on an adjusted basis as of September 30, 2025.

We will control the timing and amount of any sales of shares of common stock to Helena that we may elect, in our sole discretion, to effect from time under the ELOC Agreement. Actual sales of shares of our common stock to Helena under the ELOC Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our business and operations.

Our ability to issue shares to Helena under the ELOC Agreement is subject to a number of terms and conditions. See “ELOC Financing” for a description of the material terms and conditions.

Unless earlier terminated, the ELOC Agreement terminates automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date thereof or (ii) the date on which Helena has made payment all advances pursuant to the ELOC Agreement for shares of common stock equal to the Commitment Amount. The Company may terminate the ELOC Agreement effective upon five trading days’ prior written notice to Helena provided that (i) there are no outstanding advance notices, the Common Shares in respect of which has yet to be issued, and (ii) the Company has paid all amounts owed to Helena pursuant to the ELOC Agreement. The ELOC Agreement may be terminated at a time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

We anticipate delivering advance notices under the ELOC Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the ELOC Agreement. In accordance with the terms of the promissory notes issued to the institutional lenders on October 22, 2025, the Company is required to apply 50% of the net proceeds received from any sales of our common stock under the ELOC Agreement to the repayment of such notes on a pro rata basis. Accordingly, proceeds received pursuant to the ELOC Agreement will first be applied to satisfy these mandatory repayment obligations, and only the remaining amounts, if any, will be available for working capital and general corporate purposes, as further summarized in “Use of Proceeds.”

As a commitment fee in connection with the execution of the ELOC Agreement, on May 31, 2025, XCF issued to Helena 740,000 shares of Legacy XCF’s common stock (the “Commitment Shares”). At the closing of the Business Combination, the Commitment Shares were exchanged for approximately 507,802 shares of our common stock.

Corporate Information

New XCF is a Delaware corporation, formerly known as Focus Impact BH3 NewCo, Inc., and was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the completion of the Business Combination, the name of the corporation was changed to XCF Global, Inc.

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XCF Global Capital, Inc. is a Nevada corporation and was formed in January 2023 to develop, operate and invest in renewable energy assets and production facilities. In connection with the completion of the Business Combination, XCF Global Capital, Inc. became a wholly-owned subsidiary of New XCF.

Our address is 2500 CityWest Blvd., Suite 150-138, Houston, TX 77042, and our telephone number at that address is (346) 630-4724. Our corporate website is www.xcf.global. The information contained in, or accessible from, our website or any other website does not constitute a part of this registration statement of which this prospectus forms a part.

Risk Factors Summary

We are providing the following summary of the risk factors contained in this prospectus to enhance the readability and accessibility of our risk factor disclosures An investment in our common stock involves substantial risks. We encourage you to carefully review the full risk factors discussion contained in this prospectus supplement under the caption under the caption “Risk Factors” in its entirety.

Risks Relating to Our Operations, Business and Industry

●	We have not obtained sufficient funding to execute our business plan and will need to raise substantial additional funding to meet our financial obligations and fund our operations and business plan; we cannot assure you that such funding will be available to us on acceptable terms, or at all.
●	Our New Rise Reno production facility was recently converted to produce SAF and has experienced production issues in both SAF and renewable diesel production. We are working to resolve these issues and although we currently expect that SAF production could resume as early as the first quarter of 2026, we cannot assure you when SAF production will actually resume, or when or whether the Reno production facility will be able to operate at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF production and/or any delay in our ability in reaching or sustaining full capacity for SAF or renewable diesel production will adversely affect our revenues and profitability.
●	We currently plan to construct additional renewable fuels production and/or SAF-related infrastructure facilities. If construction of additional facilities is delayed or any of the facilities do not perform as we expect once construction has been completed and commercial operations have begun, our business and prospects will suffer.
●	If we are unable to resolve New Rise Reno’s dispute with its landlord with regard to its ground lease for the New Rise Reno production facility, and the landlord is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring us to pay penalties and damages in addition to amounts New Rise Reno may owe under the ground lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the landlord taking possession of the facility and/or the related assets, could result in a temporary or permanent cessation of our operations at the production facility.
●	If we are unable to resolve New Rise Reno’s dispute with its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility, and the lender is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring us to pay penalties and damages in addition to amounts New Rise Reno may owe to the lender, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the lender taking possession of the facility and/or the related assets, could result in a temporary or permanent cessation of our operations at the production facility.
●	Our management team does not have experience in the construction of SAF production facilities and has limited experience in the operation of a renewable fuels business, and will depend on services provided by service providers, including a company controlled by our largest stockholder, to provide critical services in managing our existing production facility, constructing new production facilities, converting existing production facilities that we may acquire to SAF production and certain critical operating functions.
●	Our financial results are largely affected by the relationship, or margin, between the prices at which we are able to sell SAF and renewable diesel and the prices of feedstocks used in manufacturing SAF and renewable diesel.

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●	Our revenues and financial results will be largely affected by the prices at which we sell SAF, and volatility in the market price for SAF could have a material adverse effect on our financial condition and results of operations.
●	The price of our SAF product relative to the price of petroleum-based conventional jet aviation fuel may affect our revenues and profitability.
●	If the availability of the feedstocks that will be used in our renewable diesel and SAF production declines or competition for those feedstocks increases, we may experience delayed or reduced production or be required to attempt to raise the prices of our renewable diesel and SAF product, either of which could reduce the demand for our renewable diesel and SAF products and our revenues.
●	We are currently dependent on one counterparty to supply all of the feedstocks needed to produce SAF and renewable diesel, and for the offtake of all of the SAF and renewable diesel we produce.
●	We currently utilize a domestic feedstock sourcing strategy, relying on low carbon triglyceride feedstocks (such as distillers corn oil and soybean oil) to produce SAF, renewable diesel, and renewable naphtha at its New Rise Reno facility.
●	Our SAF production process depends, in part, on technology that is licensed to us. We do not control this technology, and any loss of our rights to use this technology would adversely affect our ability to produce SAF.
●	Our revenues and financial results will depend on the continued adoption and use of SAF by airlines.
●	If SAF turns out to be incompatible with or ineffective for existing aircraft, then demand for SAF could be reduced.
●	We will be required to expend significant amounts for capital outlays and operating expenditures to operate our facilities. If we are unable to complete capital projects at their expected costs or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations, or cash flows could be materially and adversely affected.
●	Our failure to accurately forecast demand for our SAF and renewable diesel products could result in unexpected shortfalls or surpluses that could negatively affect our results of operations.
●	Competitiveness of our SAF product for aviation fuel use benefits in part from government economic incentives for renewable energy projects or other related policies that could change.
●	Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, other energy industry participants, and activists could adversely affect our business, financial condition and results of operations.
●	Attitudes toward SAF from airlines, governments, non-governmental organizations and others could reduce the demand for SAF.
●	The construction of new production facilities and converting existing production facilities to produce SAF can take significant time to complete and expose us to a variety of risks that may negatively affect our business, results of operations and anticipated returns on those projects.
●	We continue to rely on the knowledge and involvement of our largest shareholder, and any lack of cooperation or failure to perform on his part could adversely affect our operations and strategic flexibility.
●	If we choose to produce renewable fuels other than, or in addition to, SAF, we may not achieve the financial results we anticipate achieving through producing and selling only SAF.
●	We compete in an industry characterized by rapidly advancing technologies and increasing competition, and our failure to successfully compete with other companies in our industry may have a material adverse effect on our business, financial condition and results of operations and market share.
●	Our financial results could vary significantly from quarter to quarter and are difficult to predict.
●	Economic conditions and trends in the business cycles of the airline industry will impact our business and operating results.
●	Unanticipated problems at, or downtime impacting our facilities could have a material adverse effect on our results of operations.
●	Unanticipated problems or delays in building new production facilities or upgrading existing facilities that we acquire to the proper specifications may harm our business and viability.
●	Improvements in or new discoveries of alternative energy products or production technologies and/or government mandated use of such products or technologies, could have a material adverse effect on our financial condition and results of operations.
●	Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

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●	We may be subject to citizen opposition and negative publicity due to public concerns over our operations and planned future operations, which could have a material adverse effect on our business, financial condition or results of operations.
●	Our insurance policies do not cover all losses, costs or liabilities that we may experience and if we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.
●	The litigation environment in which we operate poses a significant risk to our businesses.
●	Our information technology systems and the information technology systems of our service providers could suffer interruptions, failures or breaches and our business operations could be disrupted, adversely affecting results of operations and our reputation.
●	Competitors that produce part or all of their own supply of feedstocks may have a competitive advantage over us.
●	Our growth strategy includes pursuing acquisitions of existing facilities, and our potential inability to successfully integrate new and acquired facilities may adversely affect our financial results.
●	We may not successfully identify and complete acquisitions on favorable terms or achieve anticipated synergies relating to any acquisitions, and such acquisitions could result in unforeseen operating difficulties and expenditures and require significant management resources.
●	Our ability to construct additional production facilities and acquire existing facilities may be adversely impacted by our outstanding indebtedness and by the price of our stock.
●	Our acquisitions may expose us to unknown liabilities.
●	We expect to need to raise additional capital in the future to support our operations, complete acquisitions and grow our business and our ability to obtain the necessary funding is uncertain.
●	Uncertainty and illiquidity in the capital markets may impair our ability to obtain equity or debt financing.
●	We have substantial indebtedness and expect that at least part of our future financing needs will involve incurring additional indebtedness, which could adversely affect our financial flexibility and our competitive position.
●	If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth, and our business could suffer.
●	If we are unable to manage our growth and expand our operations successfully, our reputation may be damaged and our business and results of operations may be harmed.
●	The Company’s international growth strategy includes amongst other things licensing its proprietary modular facility design and intellectual property to third parties.
●	If we are unable to protect our intellectual property rights, or if others use our technology without authorization, our competitive position could be materially harmed.
●	We may be negatively impacted by inflation.
●	Declines in our anticipated profitability could result in the impairment of our assets.

Risks Related to Operating as a Public Company

●	Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.
●	Our management team has limited experience managing a public company.
●	We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
●	We need to improve our operational and financial systems to support our current operations and expected growth, and any inability to do so will materially and adversely affect our business and results of operations.

Risks Related to Ownership of Our Common Stock

●	The market price of our common stock may be volatile, and you could lose all or part of your investment as a result.
●	We do not intend to pay cash dividends for the foreseeable future.
●	If we fail to meet Nasdaq’s continued listing requirements, our common stock could be delisted from Nasdaq, which could limit investors’ ability to make transactions in our securities and subject our securities to additional trading restrictions.

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●	Our directors, executive officers and principal stockholders hold a substantial majority of our outstanding common stock and, as a result, have substantial influence over us, which could limit other stockholders’ ability to influence the outcome of corporate matters and key transactions, including a change of control.
●	Future resales of our common stock may cause the market price of our securities to drop significantly.
●	We may issue additional shares of our common stock or other securities convertible into to exchangeable for shares of our common stock, and such issuances would increase the number of shares eligible for future resale in the public market and result in dilution to current stockholders.

Risks Relating to the ELOC Agreement and Offer and Sale of Shares by Helena

●	It is not possible to predict the actual number of shares we will sell under the ELOC Agreement to Helena or the actual gross proceeds to us resulting from those sales.
●	The issuance of our common stock to Helena may cause substantial dilution to our existing stockholders, and the sale of Shares by Helena could cause the price of our common stock to decline.
●	We have broad discretion in the use of the net proceeds we receive from the sale of shares to Helena and may not use them effectively.
●	The Shares that may be resold pursuant to this prospectus could represent a substantial percentage of our outstanding common stock, and the sales of the Shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever is earlier. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if (i) we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, (ii) our annual gross revenues exceed $1.235 billion, or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period to comply with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not “emerging growth companies.”

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We will continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million as measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million as measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation. Further, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

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THE OFFERING

Common stock outstanding before this offering:	208,323,544

Common stock offered by the Selling Stockholder:	Up to 72,463,768 shares of common stock, assuming sale by us to the Selling Stockholder of an aggregate of $50.0 million of shares of our common stock at an assumed price of $0.69 per share, pursuant to the terms of the ELOC.

Common stock outstanding upon completion of this offering:(1)	280,787,312 shares, assuming sale by us to the Selling Stockholder of an aggregate of $50.0 million of shares of our common stock at an assumed price of $0.69 per share, pursuant to the terms of the ELOC.

Terms of this offering:	The Selling Stockholder, including its transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the Shares on the Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of Proceeds:

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of common stock by the Selling Stockholder pursuant to this prospectus.

We may receive up to $50.0 million in aggregate gross proceeds from Helena under the ELOC Agreement in connection with sales of the shares of our common stock registered under this prospectus. However, the actual proceeds from Helena may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

In accordance with the terms of the promissory notes issued to the institutional lenders on October 22, 2025, the Company is required to apply 50% of the net proceeds received from any sales of our common stock under the ELOC Agreement to the repayment of such notes on a pro rata basis. Accordingly, proceeds received pursuant to the ELOC Agreement will first be applied to satisfy these mandatory repayment obligations. We currently expect to use any remaining proceeds from sale of shares of our common stock to Helena pursuant to the ELOC Agreement corporate purposes, including working capital, funding the development of additional renewable fuels production facilities and repaying indebtedness. Our management will have broad discretion in the use of the net proceeds from the sale of shares of our common stock to Helena pursuant to the ELOC Agreement. The foregoing represents our intentions based on our present plans and business conditions. The application of the net proceeds from those sales may vary significantly depending upon numerous factors, including assessments of our current and expected capital needs, the availability and cost of other sources of capital, potential market opportunities and competitive developments. See “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Symbol	SAFX

(1)	The number of shares of common stock outstanding immediately after the completion of this offering is based on 208,323,544 shares of XCF Common Stock outstanding which consists of current New XCF Common Stock outstanding as of September 30, 2025 of 153,275,204 and adjusted to reflect subsequent share issuances of 55,048,340 shares of New XCF Common Stock issued under certain convertible note agreements and other financing arrangements through the date of this prospectus. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus excludes (i) 17,900,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock (both vested and unvested) as of September 30, 2025, at a weighted-average exercise price of $11.50 per share; (ii) 2,684,000 shares of common stock underlying restricted stock units awarded but not yet vested as of September 30, 2025; (iii) 1,080,957 shares of restricted common stock issued but not yet vested as of September 30, 2025; (iv) 3,065,504 shares of common stock issuable upon exercise of stock options granted to our Chief Executive Officer under the 2025 Equity Incentive Plan, representing 2% of fully diluted shares outstanding as of September 30, 2025, which vest annually over five years; and (v) 4,699,760 additional shares of common stock available for future issuance under our equity incentive plans and compensation agreements and arrangements.

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RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

Risks Related to This Offering

It is not possible to predict the actual number of shares of our common stock, if any, we will sell to Helena under the ELOC Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the ELOC Agreement.

Pursuant to the ELOC Agreement, we may sell up to an aggregate of $50.0 million (the “Commitment Amount”) in shares of our common stock to Helena, and we generally have the right to control the timing and amount of any sales to Helena under the ELOC Agreement. Sales of our common stock, if any, to Helena under the ELOC Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Helena all, some or none of the common stock that may be available for us to sell pursuant to the ELOC Agreement. In addition, we are prohibited from effecting sales under the ELOC Agreement to the extent that the aggregate number of shares of common stock would exceed 19.99% of the outstanding shares of our common stock (the “Exchange Cap”), provided that, the Exchange Cap will not apply if we have obtained stockholder approval of issuances in excess of the Exchange Cap in accordance with the Nasdaq rules. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the ELOC Agreement. If we cannot sell securities under the ELOC Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of common stock to be paid by Helena for the shares of our common stock, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock we will sell to Helena under the ELOC Agreement, the purchase price per share that Helena will pay for the shares of common stock, or the aggregate gross proceeds that we will receive from those purchases by Helena under the ELOC Agreement.

The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to Helena in this offering and the number of shares of our common stock we ultimately elect to sell to Helena under the ELOC Agreement. Helena is not obligated to buy any common stock under the ELOC Agreement if such shares, when aggregated with all other common stock then beneficially owned by Helena and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act), would result in Helena beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock. Our inability to access a portion or the full amount available under the ELOC Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation. Helena will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

Helena will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to Helena under the ELOC Agreement is derived from the market price of our common stock on Nasdaq. Shares to be sold to Helena pursuant to the ELOC Agreement will be purchased at a discounted price equal to the lowest intraday sale price for the common stock during either (i) the three trading days commencing on the date of Helena’s receipt of the shares of common stock relating to an issuance under the ELOC Agreement or (ii) as agreed by the parties, either (a) the trading day on which Helena shall have received an advance notice from the Company or (b) the first full trading day following the day Helena shall have received an advance notice from the Company, if the applicable advance notice is received by Helena after 8:30 a.m. Eastern Time, in each case depending on the timing of the sale of the shares of common stock. Because such shares may be resold by Helena immediately after its purchase, as a result of this pricing structure, the sale of such shares could cause the price of our common stock to decrease.

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Investors who buy shares of common stock from Helena at different times will likely pay different prices.

Pursuant to the ELOC Agreement, we have discretion, to vary the timing, price and number of shares of common stock we sell to Helena. If and when we elect to sell shares of common stock to Helena pursuant to the ELOC Agreement, after Helena has acquired such shares, Helena may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Helena in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Helena in this offering as a result of future sales made by us to Helena at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Helena under the ELOC Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with Helena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of common stock, including sales by the Selling Stockholder pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

The shares of our common stock that may be issued under the ELOC Agreement may be sold by us to Helena at our discretion from time to time from the date of effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of (i) the 36-month anniversary of the effective date of the ELOC Agreement, or (ii) the date on which Helena has purchased the aggregate Commitment Amount.

The purchase price for shares of our common stock that we may sell to Helena under the ELOC Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to Helena. Additional sales of shares of our common stock, if any, to Helena will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Helena all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the ELOC Agreement. If and when we do sell shares of our common stock to Helena, after Helena has acquired shares of our common stock, Helena may resell all, some or none of such shares of our common stock at any time or from time to time in its discretion and at different prices. Therefore, sales to Helena by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to Helena under the ELOC Agreement, or if investors expect that we will do so, the shares held by Helena could represent a significant portion of our public float and may result in substantial decreases to the price of our common stock. The actual sales of shares of our common stock or the mere existence of our arrangement with Helena may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. In addition, the market price of shares of our common stock could drop significantly if Helena sells shares of common stock or is perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

We may use proceeds from sales of our common stock made pursuant to the ELOC Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the ELOC Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

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Risks Relating to Our Operations, Business and Industry

We have not obtained sufficient funding to execute our business plan and will need to raise substantial additional funding to meet our financial obligations and fund our operations and business plan; we cannot assure you that such funding will be available to us on acceptable terms, or at all. In addition, we have identified conditions that raise substantial doubt about our ability to continue as a going concern.

Implementing our business plan and meeting our current and anticipated financial obligations will require us to obtain sufficient financing. As of the date of this filing, we have not yet secured sufficient financing to fund either the near-term or long-term implementation of our business plan or meet all of our current financial obligations. If we are unable to obtain sufficient financing for these needs, we may be limited in our ability to implement our business plan in a timely manner or may need to delay or modify certain important elements of our plan, which would have a material adverse effect on our business and results of operations. We cannot assure you that sufficient financing will be available to us on favorable terms, or at all.

If we are successful in raising additional funds by issuing equity securities or securities convertible into or exchangeable for equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences and privileges senior to those of our Class A common stock. If we are able to secure debt financing, the terms of any debt arrangements may include restrictive covenants or other terms that may impose burdens on our ability to operate.

Our cash and cash equivalents as of September 30, 2025, on a consolidated basis, totaled $879,168. Based on our losses to date and limited cash resources, our management has identified substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and meet financial obligations over the next twelve months. Other than financing available under the ELOC Agreement, we have no ongoing commitment from any source of capital to provide financing to us in the future, and such available financing is not expected to be sufficient, either on its own or along with cash flow generated from our operations, to fund our operations, existing commitments and implementation of our business plan.

The substantial doubt as to our ability to continue as a going concern could limit our ability to obtain additional financing. In addition, the perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability and the ability of our subsidiaries to meet our and their contractual obligations.

If we are unable to continue as a going concern, either we, or our subsidiaries, or both may be forced to liquidate assets and the values received in a liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The financial statements included herein do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets that might result from the outcome of this uncertainty and have been prepared on a basis that assumes that we will continue as a going concern, as described in the notes to the financial statements included elsewhere herein.

Our New Rise Reno production facility was recently converted to produce SAF and has experienced production issues in both renewable diesel and SAF production that we are working to resolve. We currently expect SAF production could resume as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, or when or whether the Reno production facility will be able to operate at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF production and/or any delay in our ability in reaching or sustaining full capacity for SAF or renewable diesel production will adversely affect our revenues and profitability.

Our current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). During the period April to September 2025, New Rise Reno produced, in aggregate, approximately 5 million gallons of neat SAF, renewable diesel, and renewable naphtha.

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During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. New Rise Reno has sold and is expected to continue selling the renewable diesel to Phillips 66 under the P66 Agreement.

Since the initial production of renewable diesel, our Reno production facility has experienced repeated maintenance-related downtime that has required additional maintenance capital expenditures and other unanticipated operating expenses. These disruptions have limited our ability to operate at expected levels and delayed our efforts to achieve full production capacity. Although management has taken steps to address these issues, there can be no assurance as to when or whether the Reno facility will consistently operate at or near 100% production capacity for renewable diesel. Continued downtime, additional maintenance requirements, or the inability to achieve stable full-capacity operations could materially and adversely affect our revenues, profitability, and liquidity.

We currently expect to resume SAF production as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF production and/or any delay in our ability to operate the Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability.

We currently plan to construct additional renewable fuels production and/or SAF-related infrastructure facilities in Nevada, Florida and North Carolina. If construction of additional production facilities is delayed or any of the production facilities do not perform as we expect once construction has been completed and commercial production has begun, our business and prospects will suffer.

Our growth plan includes the construction of an additional SAF production facility in Reno (“New Rise Reno 2”) adjacent to our existing New Rise Reno facility, and the further build-out and reconstruction of our acquired production facilities in Fort Myers, Florida (“Fort Myers”) and Wilson, North Carolina (“Wilson”), to produce SAF, renewable fuels and/or associated SAF-related infrastructure.

The completion of these projects will require significant additional funding that may not be available on terms acceptable to us, or at all. In addition, if adequate funding is available, completion of these projects are subject to risks typically associated with large capital projects, including the need to identify and contract with capable engineering and construction firms and obtain necessary regulatory approvals and permits, and the risks of unanticipated cost overruns or delays in project completion due to increases in costs of construction materials, labor and other expenses, delays resulting from supply chain disruptions, permitting, severe weather, natural disasters, work stoppages or labor disputes, and similar factors. New Rise Reno 2 is anticipated to have estimated construction costs of $300,000,000 and will take approximately 28 months to complete from the date construction commences. We anticipate beginning construction in 2026 with SAF production to begin around 2028. The Company currently owns dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that it intends to further build-out and reconstruct to SAF, renewable fuels and/or associated SAF-related infrastructure. If both Fort Myers and Wilson are reconstructed to produce SAF, it is expected to take approximately 36 months to complete from the date construction commences with anticipated construction costs of approximately $350,000,000 per site. We have not yet identified financing for construction of these additional sites, but anticipate financing these construction projects through both debt and equity financing in the future. Once completed, the ability of these facilities to meet our performance expectations is subject to the risks inherent in converted and newly-constructed production facilities, including failure of the facilities to meet permitting or health and safety standards and failure of the facilities to produce a SAF product to our specifications. In addition, the additional financial contribution we expect from these additional production facilities, once they are brought online, is based on assumptions and estimates made without the benefit of any operating history for these facilities producing commercial quantities of SAF.

If we are unable to complete these projects at their expected costs or in a timely manner, or if these facilities fail to perform as we expect once they are completed, our ability to generate revenue on our anticipated schedule and at the levels we expect will be impaired and our financial condition, results of operations, or cash flows could be materially and adversely affected. Further, if these additional facilities do not produce the anticipated financial contributions, our business and prospects will suffer.

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If we are unable to resolve New Rise Reno’s dispute with its landlord with regard to its ground lease for the New Rise Reno production facility, and the landlord is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or us to pay penalties and damages in addition to amounts New Rise Reno may owe under the ground lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the landlord taking possession of the facility and/or the related assets, could result in a temporary or permanent cessation of our operations at the production facility.

Our existing New Rise Reno production facility is currently our only operating production facility and sole source of revenue from renewable fuels production, and New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease. The landlord under the ground lease has provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the ground lease for its failure to make certain payments that are due and owing thereunder. The landlord’s remedies in the case of an event of default include, among other things, the right to terminate the ground lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and the right to take possession of, operate, and/or relet the premises.

If the landlord pursues one or more of its available remedies under the ground lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or us to pay penalties and damages in addition to amounts New Rise Reno may owe under the ground lease, any one or combination of these events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the landlord taking possession of the facility and/or related assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of a default under the ground lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

If we are unable to resolve New Rise Reno’s dispute with its primary lender with respect to loans outstanding that were used in the development of the New Rise Reno facility, and the lender is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or us to pay penalties and damages in addition to amounts New Rise Reno may owe to the lender, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the lender taking possession of the facility and/or the related assets, could result in a temporary or permanent cessation of our operations at the production facility.

Our existing New Rise Reno production facility is currently our only operating production facility and sole source of revenue from renewable fuels production. The New Rise Reno facility’s development was financed through bank loans, and the lender has provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the loans for its failure to make certain payments that are due and owing thereunder.

By letter dated August 6, 2025 from counsel to the lender to New Rise Reno, the lender notified New Rise Reno of (1) additional events of default under the existing loan documents relating to the loan, (2) failure to timely cure the ongoing payment default by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the loan pursuant to the lender’s rights under the loan documents. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882.10. Subsequent to the notification, our counsel and counsel for the lender engaged in discussions regarding the notification, and on August 27, 2025, we, on behalf of New Rise Reno, and the lender entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to the lender. The Pre-Negotiation letter does not obligate any party to take any action with respect to the loan and the lender expressly reserved its rights under the loan documents.

On August 27, 2025, we, alongside New Rise Reno, received a notice from the lender withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that the lender does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. The lender also does not withdraw or modify the March 6, 2025 demand to cure.

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The lender’s remedies in the case of an event of default include, among other things, include acceleration of the unpaid principal amount of the loans, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the New Rise Reno production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility).

If the lender pursues one or more of its available remedies under the loans and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or us to pay penalties and damages in addition to amounts New Rise Reno may owe under the loans, any one or combination of these events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of the lender taking possession of the facility and/or related assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of a default under the loans could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

We are involved in active discussions with the lender to resolve these matters, including the possibility of a potential forbearance or modified lease payment schedule while we seek and secure financing and ramp-up production so as to generate sufficient cash flows from operations to be able to make payments under the loans. However, we cannot assure you that we will be able to reach agreement with the lender to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the loans and also execute our business plan.

Our management team does not have experience in the construction of SAF production facilities and has only limited experience in the operation of a renewable fuels business, and will depend on services provided by service providers, including a company controlled by the our largest stockholder, to manage the conversion and operation of existing production facilities, the construction of new production facilities and certain critical operating functions.

As of the date of filing of this prospectus, our management team has managed the conversion of New Rise Reno to SAF production but has not managed the construction or conversion of additional renewable fuel production facilities, including facilities producing SAF. On January 2, 2024, we entered into a contract with Encore DEC LLC, one of the EPC companies that was subcontracted to build New Rise Reno, to manage the conversion of the facility to SAF. We intend to enter subsequent contracts with Encore to manage the conversion of our other production facilities and the construction of our new production facilities. In addition, prior to the fourth quarter of 2024, New Rise Reno utilized a qualified service provider to provide operating and maintenance services. In the future, we may elect to use a service provider to provide operating and maintenance services at our additional production facilities when those facilities come online. Encore is a company 100% controlled by Randy Soule, who is our largest stockholder. Although Encore has constructed fuel production facilities in the past and completed the conversion of the New Rise Reno production facility to SAF production, Encore has not constructed a new SAF production facility or converted other existing production facilities to SAF production. Accordingly, we cannot be certain that we will be able to produce SAF on our expected time schedule, or in an economic manner in commercial quantities or that we will be able to successfully manage the other key aspects of the business, including obtaining feedstocks, entering into offtake arrangements, managing customer and supplier relationships, managing environmental, health and safety matters and other aspects of a renewable fuel business. If we are unable to produce SAF economically on a commercial scale or in commercial volumes, or we are unable to manage other key aspects of our business, our business, financial condition, results of operations and prospects will be materially and adversely affected, which could significantly reduce the value of our securities.

Our LOIs and MOUs may not result in definitive agreements, commercial projects, or revenue.

We frequently enter into non-binding letters of intent (“LOIs”), memoranda of understanding (“MOUs”), framework agreements, and other preliminary arrangements with prospective partners, customers, and licensees. These arrangements are typically exploratory in nature and are subject to the negotiation and execution of definitive agreements, completion of due diligence, internal approvals by the counterparty, regulatory or permitting processes, financing availability, and other conditions outside our control. To date, several of the LOIs and MOUs we have announced have not yet resulted in definitive agreements, and there can be no assurance that any current or future preliminary arrangements will progress to binding contracts or commercial deployment.

Because these preliminary agreements are non-binding, counterparties may unilaterally discontinue discussions, change strategic priorities, or elect to pursue similar projects with other partners. If LOIs or MOUs do not advance to definitive agreements or commercial operations, we may not realize the expected benefits of these potential projects, including anticipated licensing revenue, offtake opportunities, equity participation, or regional expansion. We also have entered into certain binding LOIs and MOUs that, although they include terms that are binding on us and the counterparties, anticipate that definitive agreements further defining the rights, responsibilities and obligations of the parties will be negotiated and executed. Those definitive agreements may include terms and conditions that may impact the value to us of the initial agreements as expressed in the binding LOIs and MOUs. Frequent announcements of preliminary agreements that do not ultimately close may create expectations among investors and other stakeholders that we are unable to meet, which could negatively impact our reputation, our ability to secure future partnerships, and the market price of our common stock.

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Our financial results are largely affected by the relationship, or margin, between the prices at which we sell renewable diesel and SAF and the prices of feedstocks used in manufacturing renewable diesel and SAF.

The cost of feedstocks and the prices at which we can ultimately sell renewable diesel and SAF depend on numerous factors beyond our control, including supply and demand, which are subject to, among other things, production levels, competition, industry acceptance and use of renewable diesel and SAF, economic factors impacting end-users of renewable diesel and SAF, and governmental policies and regulation. The prices for feedstocks can fluctuate based on global, regional and local market conditions, and the prices of some of these feedstocks can be cyclical and volatile which can reduce margins and have a significant impact on our revenues, operating income and cash flows. We do not produce our own feedstocks and must purchase all of the feedstocks we require to produce renewable diesel and SAF.

On May 23, 2017, New Rise Reno entered into the P66 Agreement whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility, in both cases which is expected to be approximately 2,000 barrels per day; renewable diesel is a biofuel that is chemically equivalent to petroleum diesel and can be used as a “drop-in fuel” which means it can be used in existing diesel engines without the need for modification. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fixed fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1, 2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, the agreement shall automatically renew for two successive additional periods of five years, unless otherwise terminated according to the terms, bringing the total duration of the agreement to a potential term of 15 years. At present, this is the only supply and offtake agreement for our current or planned production facilities. Other than the P66 Agreement, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

As a result, we cannot control the cost of these feedstocks, and we could underestimate feedstock pricing and volume requirements. These uncertainties could significantly affect our costs and our gross margin. We currently have an agreement with a third party to supply all of our non-food feedstocks for our New Rise Reno facility, and while that agreement helps ensure the availability of feedstocks, the price we pay is based on a mark-up of the spot price paid by the supplier to acquire the feedstocks. Although we believe that our production process can work with multiple types of feedstocks in the event that prices of specific feedstocks fluctuate, we have not produced SAF using non-food feedstocks and cannot guarantee that feedstocks are interchangeable for the production of SAF without requiring significant alterations to our production processes. As part of our business plan, we intend to try to mitigate these risks by vertically integrating our feedstock supply chain. However, until we are able to implement this intended vertical integration, we will be subject to these and other risks associated with obtaining feedstock from third parties. In addition, we may not be able to implement the intended vertical integration or implement it to a degree where we are no longer substantially dependent on outside sources of feedstock supply.

Our revenues and financial results will be largely affected by the prices at which we sell SAF, and volatility in the market price for SAF could have a material adverse effect on our financial condition and results of operations.

SAF is intended to replace or be mixed with petroleum-based conventional jet aviation fuel. Conventional jet aviation fuel is a commodity product produced by many companies, and its pricing is largely determined in the commodities markets, with readily observable pricing. In addition, prices of conventional jet fuel have been subject to fluctuations over time, some of which have been significant. SAF is a newer jet aviation fuel for which there is no established commodities market and, accordingly, pricing of SAF is currently opaque. If we are unable to sell SAF at a premium to the price of conventional jet aviation fuel, or if the price at which we are able to sell SAF is subject to volatility that reduces our margins, then our revenues and profitability will likely be negatively affected.

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The price of our SAF product relative to the price of petroleum-based conventional jet aviation fuel may affect our revenues and profitability.

Our revenue and profitability forecasts include, among other things, assumptions regarding the price at which our SAF product will be sold and our cost of feedstocks used in the production of SAF. Although we believe the aviation industry is committed to using SAF in addition to petroleum-based conventional jet aviation fuel, and government programs and concerns about the environmental impact of the use of conventional jet aviation fuel will encourage or possibly mandate SAF use, the price of SAF relative to the price of conventional jet aviation fuel will likely affect end-users’ willingness to purchase SAF at prices and in quantities that are consistent with our expectations.

As the SAF market is relatively new, well-established publicly available benchmarks and indices relating to current or historical SAF pricing are not yet readily accessible. Further, to date, there is no derivatives market which could imply the price of SAF at any date in the future. Due to the lack of observable market inputs, we have taken a more active approach to price discovery. Our assumptions regarding the price of SAF are primarily based on conversations with other market participants, including airlines and commercial aviation groups. While we utilize inputs from these market participants, we also test pricing levels through negotiations with potential buyers of the SAF we plan to produce. We believe that SAF currently and historically has sold at a premium to conventional jet fuel due to the higher cost of production, as well as the measurable value of the sustainability attributes of the fuel, also referred to as the “green premium.”

Our cost of production is driven by the cost of feedstocks. The hydrotreated esters and fatty acids (“HEFA”) pathway, the production method in place at New Rise Reno, uses certain fats, oils, and greases as feedstocks which, as per the spot commodity markets, are more expensive than conventional jet fuel. The HEFA pathway is a process for refining vegetable oils, waste oils, or fats into SAF through hydroprocessing, which removes sulfur, oxygen, nitrogen and metals from the feedstock. As long as SAF production relies on these feedstocks, we believe the price differential between SAF and conventional jet fuel will continue. Demand for the sustainability attributes of the fuel has increased in part from corporate sustainability goals for reducing greenhouse gas (“GHG”) emissions. As each unit of SAF represents a reduction in GHG or CO2 relative to conventional jet fuel, use of SAF can generate measurable progress towards achieving such sustainability goals. As long as there is demand for sustainability, we believe the “green premium” will persist and will continue to support a higher selling price for SAF.

If there are decreases in the price of traditional petroleum-based jet aviation fuel or the value ascribed to sustainability or environmental attributes related to SAF decrease, we may be required to reduce our SAF prices to remain competitive in the marketplace which may negatively impact our profitability.

If the availability of the feedstocks that will be used in our renewable diesel and SAF production declines or competition for those feedstocks increases, we may experience delayed or reduced production or be required to attempt to raise the prices of our renewable diesel and SAF product, either of which could reduce the demand for our renewable diesel and SAF products and our revenues.

Production of our renewable diesel and SAF product will require large volumes of feedstocks. We cannot predict the future availability of any of the types of feedstocks we intend to use in the production of renewable diesel and SAF necessary to produce products using our process technologies. We may rely on a feedstock supply chain that involves both domestic and international sources, where, in many instances, feedstock may need to be transported a significant distance to reach our production facilities. As a result, our feedstock supply chain may be subject to a variety of potential disruptions, including freight handling and logistics failures, labor shortages or disruptions, adverse weather conditions, natural disasters and road, rail and other infrastructure failures. Although we intend to develop a diverse pool of feedstock suppliers to attempt to mitigate these risks, we cannot assure you that we will be successful in doing so or that the use of multiple feedstock suppliers will sufficiently mitigate these risks. The supply of feedstocks also might be impacted by other factors, including increased competition from other users of feedstocks producing renewable fuels or using these feedstocks for other purposes, increases in the number of renewable diesel and SAF producers or the volume of renewable diesel and SAF being produced by current producers or government policies and subsidies. The number of renewable fuels production facilities that are currently in production or in the planning or construction phase continues to increase. As more plants are developed and go into production, and as more existing plants expand their production capacities, there may not be an adequate supply of feedstock to satisfy demand. Declines in the availability of the types of feedstocks we intend to use to produce renewable diesel and SAF could cause delays, reductions in production, or increases in costs. These effects would result in reduced revenue and margin, and could also make it necessary for us to try to increase the price of our renewable diesel and SAF product in order to maintain or increase our margin, which could reduce demand for our renewable diesel and SAF product if customers are unwilling to pay the higher price. We believe that there is little or no correlation between the cost of feedstock and the market price of renewable diesel and SAF and, therefore, we do not think it is likely that we will be able to pass along increased feedstock costs to our customers in most cases. Under the P66 Agreement, Phillips 66 will provide us with all of our feedstock requirements for New Rise Reno. Although that arrangement reduces some of our feedstock supply risk, we are subject to the risk that our supplier does not meet its contractual obligations or that the pricing terms of the contract adversely affect our margins. In addition, that agreement applies only to our existing New Rise Reno production facility, and we will need to arrange for other sources of feedstock supply when we bring additional renewable diesel and SAF production facilities online.

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Currently, the P66 Agreement includes the obligation for Phillips 66 to provide and New Rise Reno to purchase 100% of the feedstocks required for the production of renewable diesel and SAF at the New Rise Reno facility. In addition to securing feedstock from Phillips 66, our business plan anticipates that we will vertically integrate our feedstock supply chain in an attempt to manage both the availability and the cost of feedstocks in the future. However, until we are able to implement the intended vertical integration, we will be subject to these and other risks associated with obtaining feedstock from third parties such as Phillips 66, and our efforts to vertically integrate may not be successful.

We are currently dependent on one counterparty for all of our feedstock requirements and for the purchase of all of the renewable diesel and SAF we produce. Although we are pursuing feedstock supply and offtake arrangements with other counterparties to ensure that we have both adequate sources of feedstock and buyers for the renewable diesel and SAF we produce, if we are unable to enter into additional feedstock supply and offtake agreements, we may not achieve our expected revenue targets and our results of operations and financial condition could be materially and adversely affected.

We currently have a supply and offtake agreement with Phillips 66 through which Phillips 66 has agreed to supply all of our non-food feedstock for our existing New Rise Reno production facility. We intend to purchase 100% of the feedstock for the New Rise Reno facility from Phillips 66 until we are able to identify additional sources of feedstock. At present, we do not have any other suppliers of feedstock for any of its current or future facilities. Under the terms of the agreement, Phillips 66 is obligated to purchase 100% of the SAF or renewable diesel production from our existing New Rise Reno facility. In addition, we are in the process of pursuing feedstock supply and offtake arrangements with other potential counterparties in an effort to ensure adequate sources of feedstock and the purchase of all or substantially all of our renewable diesel and SAF production from New Rise Reno on terms favorable to us. Counterparties may also require us to provide prepayments, letters of credit, or other credit support, which could increase our costs and constrain liquidity, or may lack the ability to provide. While we have had discussions with a number of potential counterparties, we have not yet entered into definitive offtake agreements. If we are unable to secure supply agreements that ensure that all of our feedstock needs are met or offtake agreements for the purchase of all or substantially all of our renewable diesel and SAF production from New Rise Reno, or if we are able to secure such agreements but the counterparties fail to meet their obligations, we may not achieve our expected revenue targets. If this happens, our results of operations and financial condition could be materially and adversely affected.

In addition, we will need to enter into additional feedstock supply and offtake agreements for the SAF to be produced at New Rise Reno 2, Fort Myers, Wilson and any other facilities we build or acquire in the future. If we are unable to secure supply agreements that ensure that all of our feedstock needs are met or offtake agreements for the purchase of all or substantially all of our SAF produced at those additional facilities, or if we are able to secure such agreements but the counterparties fail to meet their obligations, we may not achieve our expected revenue targets and our results of operations and financial condition could be materially and adversely affected.

We currently utilize a domestic feedstock sourcing strategy, relying on low carbon triglyceride feedstocks (such as distillers corn oil and soybean oil) to produce SAF, renewable diesel, and renewable naphtha at its New Rise Reno facility.

The current source of our feedstocks includes domestic sourcing subjecting the Company to key operational risks, including:

●	Feedstock cost and availability fluctuations – market supply constraints, weather events, agricultural policy changes (e.g. Renewable Fuel Standard adjustments), and competition from other industries can significantly increase feedstock prices or restrict access;

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●	Contract concentration risks – overreliance on limited suppliers or regions may disrupt feedstock supply, impair production continuity, and increase costs;
●	Logistical and infrastructure vulnerabilities – domestic rural feedstock collection requires robust logistics; disruptions in transportation networks or facility operations could impair feedstock delivery; and
●	Counterparty performance risk – supplier bankruptcy, noncompliance, or regulatory violations could jeopardize feedstock contracts and facility uptime.

Any inability to secure sufficient feedstock at competitive prices, or disruptions to the supply chain, could materially impair our operational efficiency, margin profile, and overall financial performance.

Our SAF production process depends, in part, on technology that is licensed to us. We do not control this technology, and any loss of our rights to use this technology would adversely affect our ability to produce SAF.

New Rise Reno and Axens North America Inc. (“Axens”) are parties to license agreement through which New Rise Reno received the non-exclusive right to utilize Axens’ liquid full hydrotreating technology. This technology is instrumental in the hydrotreating of feedstocks, a set of operations that remove sulfur and other impurities, to produce SAF and biofuels. In addition to the technology license, Axens has given us a performance guarantee agreement with respect to its technology. We intend to utilize the same Axens technology at future production sites. We rely on the licensed Axens technology in a key part of the process of producing SAF. We do not own or control this technology, nor do we have any rights in the intellectual property underlying the licensed technology. Our rights to use the technology we license are subject to the continuation of the license and our compliance with the terms of the license. Our license agreement includes provisions allowing Axens to terminate the license under certain circumstances, and any termination of the license would materially and adversely affect our ability to produce SAF. In addition, our rights to use Axens’ technology is subject to the validity of Axens’ intellectual property rights. Any legal challenge to Axens’ rights to its intellectual property could prevent Axens from continuing to license to us the technology that we need to operate our business.

The license agreement calls for a one-time license fee of $1,050,000, consisting of a project closing fee of $200,000, a project acceptance fee of $200,000 (dues on project acceptance, not to exceed four years after the effective date of the agreement (December 29, 2020)), a $350,000 payment after one year of operation following the acceptance date, a $200,000 payment after two years of operation following the acceptance date, and a $100,000 payment after three years of operation following the acceptance date. Under terms of the agreement, project acceptance is defined as the date that Axens has completed its performance tests, which includes inspection of the Axens unit to check conformity with the process design and reactor inspection. In addition, acceptance will be confirmed with an acceptance certificate issued between New Rise and Axens. To date, a total of $200,000 has been paid as part of the license agreement and acceptance criteria has not yet been met. The license agreement does not require any royalties to be paid to Axens. The license to use the Axens technology and process is effective so long as New Rise Reno continues to utilize the Axens process and the related hydrotreating equipment. The license agreement is non-transferable except that it may be assigned to an affiliate or successor of the assigning party upon mutual written consent. Axens has the right to terminate the license agreement in the event of uncured breaches of the agreement, including failures to make payment, use of Axens’ intellectual property outside of the scope of the license and breaches of confidentiality obligations.

Our revenues and financial results will depend on the continued adoption and use of SAF by airlines.

SAF is a relatively new product and therefore is in the process of being adopted for use by airlines worldwide as an alternative to fossil fuels for the purpose of reducing greenhouse gas emissions (“GHG”). Airlines currently utilize blended SAF at ratios between 90/10 to 70/30 (Jet-A : neat SAF), with a maximum blend ratio of 50/50 (Jet-A : neat SAF). Airlines can incorporate SAF into their fuel purchasing program without the need to modify existing aircraft engines or fueling infrastructure. According to the Net Zero 2050: Sustainable Aviation Fuels Fact Sheet published by the International Air Transport Association (“IATA”) in May 2024, certain governmental and non-governmental organizations and certain airlines have set targets or have announced goals for SAF usage. Although these programs may increase the adoption and use of SAF by airlines, if airlines elect to cease or slow their adoption of SAF for any reason, then the demand for SAF will likely decline. Such a decline would reduce our revenues and could have a material adverse effect on our results of operations and cash flows.

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If SAF turns out to be incompatible with or ineffective for existing aircraft, then demand for SAF could be reduced.

When blended with conventional jet aviation fuel, SAF is intended to be a “drop-in fuel,” meant to be used in existing aircraft engines and fueling infrastructure without the need for modification. However, the aviation industry has not yet universally adopted SAF as a jet fuel for everyday use, due in part to potential concerns about its effectiveness and compatibility with existing aircraft. Airlines have concerns that the use of SAF in their existing equipment could affect the functionality and therefore the safe operation of aircraft. In addition, concerns have been expressed that the use of SAF could cause corrosion in airline engines or void manufacturer warranties. While we believe that our SAF product is safe for use as a jet fuel, any safety incident or degradation of aircraft using SAF could damage the entire SAF industry and lead to a significant reduction in demand for SAF. Such a reduction in demand would have a material adverse effect on our business and financial results.

We will be required to expend significant amounts for capital outlays and operating expenditures to operate our facilities. If we are unable to complete capital projects at their expected costs or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations, or cash flows could be materially and adversely affected.

Once our facilities begin production, they may require unscheduled or scheduled downtime for unanticipated or anticipated maintenance or repairs that are more frequent or more costly than our estimates of turnaround time and related expense for such maintenance or repairs. This is particularly true during initial ramp-up periods, when production systems are being optimized for commercial-scale operations. For example, New Rise Reno has already experienced certain periods of reduced throughput and downtime typical of commissioning and early-stage operations. While such early interruptions are not uncommon in production facilities, they can impact near-term production and cash flow.

Although we budget and forecast scheduled downtime for our facilities, actual scheduled and unscheduled maintenance could reduce our revenues during the period of time that one or more of our facilities are not operating. The ramp-up of New Rise Reno to production of renewable diesel and SAF on a commercial scale, the construction of New Rise Reno 2, the further build-out and reconstruction of the Fort Myers and Wilson production facilities and the construction or SAF conversion of additional facilities we build or acquire in the future, and the operation of those facilities as they come online involve significant uncertainties, including:

●	new construction, conversions, improvements, maintenance or repairs to the facilities may not perform at expected levels or adequately address production and maintenance needs;
●	operating costs of the facilities after the conversions, improvements, maintenance or repairs may be higher than expected;
●	the yield and product quality produced by the converted, new or repaired facilities and equipment may not meet our or our customers’ expectations and specifications; and
●	further modification or replacement of the facilities or equipment, or additional repairs to the facilities or equipment, may be required to correct performance issues.

Any one or more of the above could adversely affect our financial condition, results of operations, or cash flows. In addition, delays in making required changes or upgrades to, or in performing proper maintenance of, our production facilities, could subject us to fines or penalties as well as affect our ability to maintain production at profitable levels. Further, we anticipate acquiring and modifying other existing production facilities and possibly constructing new production facilities. Once those additional facilities begin production, they will be subject to similar risks.

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Our failure to accurately forecast demand for our SAF product could result in unexpected shortfalls or surpluses that could negatively affect our results of operations.

Our business plan anticipates that one of the ways we will grow our business is through a combination of constructing new production facilities and converting existing production facilities that we acquire to SAF production. Because of the length of time it takes to construct new production facilities and upgrade existing production facilities so that they can produce SAF, we must make decisions regarding new construction, acquisitions and production facilities upgrades well in advance of commercial production and sale of our SAF product from those facilities. As a result, our ability to accurately forecast demand for our SAF product will be a critical factor in the success of our growth plans. Our ability to accurately forecast demand can be adversely affected by a number of factors, many of which are outside of our control, including actions by our competitors, changes in market conditions, changes in government policies, environmental factors and adverse weather conditions. A shortfall or surplus in the supply of our SAF product may reduce our revenues, result in under-committing or overcommitting capital resources, damage our reputation and otherwise harm our business, results of operations and financial condition.

Competitiveness of our SAF product for aviation fuel use benefits in part from government economic incentives for renewable energy projects or other related policies that could change.

The competitiveness of our SAF product for aviation fuel use will benefit, in part, from federal, state and local government incentives, including but not limited to RINs, LCFS credits in California and BTC, and other incentives to end users, distributors and manufacturers of renewable energy products, which promote the use of renewable energy. These government economic incentives could be reduced or eliminated altogether, or the categories of renewable energy qualifying for such government economic incentives could be changed. These renewable energy program incentives are subject to regulatory oversight and could be administratively or legislatively changed in a manner that could have a material adverse effect on our operations. Reductions in, changes to, or eliminations or expirations of governmental incentives could result in decreased demand for, and lower revenues from, our SAF product. Further, our ability to generate revenue from the various government economic incentives depends on our strict compliance with the applicable federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate revenue from the economic incentives could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions.

In addition, we may be required to register our projects or qualify our products with the federal government, various states or other countries. Although we believe we possess the necessary registrations for our planned operation of New Rise Reno, any cancellation or revocation or inability to renew those registrations and any delays in obtaining additional registration or qualification of our projects or products if needed could delay future revenues and could adversely affect our cash flows. We may also be required to obtain additional registrations, qualifications or licenses relating to New Rise Reno 2, Fort Myers, Wilson or any other future production facility. Further, we may need to make significant investments in our projects prior to receiving all registrations and/or qualifications. Failure of our projects or products to qualify for government economic incentives could have a material adverse effect on our business.

Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, other energy industry participants, and activists could adversely affect our business, financial condition and results of operations.

Parties with an interest in energy sources, including lawmakers, regulators, policymakers, other energy industry participants, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote renewable energy. Many of these parties have substantially greater resources and influence than we have. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on or inefficiencies within such programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over renewable energy, could adversely affect our business, financial condition and results of operations. Moreover, the current U.S. reliance on voluntary measures to incentivize SAF adoption may not be as competitive as compared to mandates introduced in the European Union which could result in domestic SAF production decreasing available supply and impacting the ability for U.S. airlines to adopt SAF.

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Attitudes toward SAF from airlines, governments, non-governmental organizations and others could reduce the demand for SAF.

Several major airlines such as the member airlines of the oneworld Alliance have announced goals for adopting SAF for use in meeting their sustainability targets as it relates to reducing greenhouse gas emissions. These goals were announced as a result of guidelines established by certain governments and non-governmental organizations, such as the SAF Grand Challenge in the United States, Fit for 55 in the European Union, and targets set by the International Air Transport Association (“IATA”). If these guidelines are scaled back, repealed, or are believed to be insufficient to support demand creation, then airlines may consider revising their own targets for SAF adoption and/or reduce their use of SAF. A change in sentiment and/or reduction in SAF usage would reduce the demand for our SAF product and negatively affect our revenues and financial results.

The construction of new production facilities and converting existing production facilities to produce SAF can take significant time to complete and expose us to a variety of risks that may negatively affect our business, results of operations and anticipated returns on those projects.

Our business plan anticipates that we will grow our business through a combination of constructing new production facilities and converting existing production facilities that we acquire to SAF production. The process of constructing new production facilities and acquiring and converting existing facilities, and integrating those facilities into our operations once construction or conversion has been completed, involves numerous business, regulatory, environmental, political and legal risks and uncertainties, many of which are not fully within our control. Our decisions to construct new production facilities or acquire existing facilities will be based on a variety of factors, including our forecasts of the expected return on investment of the project, anticipated product demand and the political and regulatory environments. These projects may take significant time to complete, during which time the market for our products, the competitive landscape, conditions in the capital markets, the political and regulatory environment or other conditions may change from our expectations when the determination was made to proceed with a project.

Additional factors that could affect the success of our large capital projects include:

●	the availability of new construction sites and existing facilities that meet our specifications, including location and availability of adequate infrastructure;
●	our ability to complete the acquisition of appropriate sites for new construction and existing production facilities;
●	our ability to finance the acquisition of such sites and the construction of new facilities on those sites or modification of those existing facilities;
●	governmental or third-party challenges to, denials, or delays with respect to the issuance of requisite regulatory approvals and/or obtaining or renewing permits, licenses, registrations and other authorizations;
●	our ability to identify and contract with capable engineering and construction firms to construct facilities at new sites, and upgrade existing sites that we acquire, to our specifications;
●	unanticipated cost overruns or delays in project completion due to increases in costs of construction materials, labor and other expenses, delays resulting from supply chain disruptions, severe weather, natural disasters, works stoppages or labor disputes, and other factors that may affect our suppliers and vendors; and
●	nonperformance by, or disputes with, vendors, suppliers, contractors, or sub-contractors involved with a project.

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If we are unable to complete capital projects at their expected costs or in a timely manner, our financial condition, results of operations, or cash flows could be materially and adversely affected. In addition, in most cases our revenues will not increase immediately upon the expenditure of funds on a particular project. Moreover, we may construct facilities to capture anticipated future growth in demand for SAF where such growth does not materialize to the extent or in the time frame that we anticipated. As a result, new capital investments may not achieve our expected investment return, which could adversely affect our financial condition or results of operations.

We continue to rely on the knowledge and involvement of our largest shareholder, and any lack of cooperation or failure to perform on his part could adversely affect our operations and strategic flexibility.

We continue to rely on Randall Soule, our largest shareholder for certain operational support, maintenance activities, and legacy knowledge of our New Rise Reno production facility, which he gained through his historical involvement in its development. Mr. Soule previously owned and operated New Rise Renewables, LLC (the predecessor to XCF Global, Inc.) through his ownership of RESC Renewables, LLC, and his wholly owned entity, Encore DEC, LLC served as the engineering procurement and construction contractor for the construction and subsequent conversion of the facility.

Although Mr. Soule does not serve as an executive officer, employee, or director of XCF Global, Inc. or its subsidiaries, we continue to rely on his institutional knowledge, historical relationships with vendors and contractors, and operational familiarity with the New Rise facility in a non-compensatory advisory capacity. Because of this reliance – coupled with his significant equity ownership – Mr. Soule may continue to exert substantial influence over the Company’s operations, strategic decisions, and commercial relationships.

If Mr. Soule were to withdraw his support, restrict access to institutional knowledge, or pursue business activities that compete with or conflict with the Company’s interests, our operations could be disrupted, our ability to manage vendor relationships could be impaired, and our strategic flexibility could be adversely affected. While the Company is actively working to integrate New Rise operations under direct management control and to mitigate this reliance, there can be no assurance that such efforts will fully eliminate the associated risks.

If we choose to produce renewable fuels other than, or in addition to, SAF, we may not achieve the financial results we anticipate achieving through producing and selling only SAF.

Our existing Reno production facility, New Rise Reno, and additional facilities that we construct or convert to SAF production also will be capable of producing other renewable fuels, including renewable naphtha (a byproduct from SAF production), biodiesel, a renewable energy source which can be made from vegetable oils, recycled cooking oil, and animal fats that is usually blended with petroleum diesel, and renewable diesel, a biofuel that is chemically equivalent to petroleum diesel and can be used as a “drop-in fuel” which means it can be used in existing diesel engines without the need for modification and transported in petroleum pipelines. During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity without any additional modifications to the facility. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement. Although our current intention is to return to SAF production and produce SAF exclusively at our production facilities, there may be circumstances similar to the temporary production of renewable diesel at the New Rise Reno facility in which we determine to produce other renewable fuels in addition to, or instead of, SAF at some or all of our facilities. Although many of the risks associated with production and sale of SAF also would apply to production and sale of biodiesel, renewable diesel or other renewable fuels, there would also be additional risks associated with a change in our business model and in the production of renewable fuels other than SAF. Those risks may materially and adversely affect our business, and we may not achieve the financial results we anticipate if we sell products other than SAF.in which we determine to produce other renewable fuels in addition to, or instead of, SAF at some or all of our facilities. Although many of the risks associated with production and sale of SAF also would apply to production and sale of biodiesel, renewable diesel or other renewable fuels, there would also be additional risks associated with a change in our business model and in the production of renewable fuels other than SAF. Those risks may materially and adversely affect our business, and we may not achieve the financial results we anticipate if we sell products other than SAF.

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We compete in an industry characterized by rapidly advancing technologies and increasing competition, and our failure to successfully compete with other companies in our industry may have a material adverse effect on our business, financial condition and results of operations and market share.

Although we believe that the number of producers of SAF products is currently limited, we expect that additional competitors will enter the market. Existing competitors and new market entrants may have significant competitive advantages over us, including greater operational experience and greater financial, research and development, manufacturing, management and marketing resources, more favorable access to feedstocks, greater brand recognition and stronger historical relationships with their customers. Competition may increase as a result of greater availability of capital for investment and increased interest in our industry as more companies seek to facilitate the development of renewable fuel sources. Our competitors may succeed in developing, acquiring or licensing technologies that are more effective or less costly than those we will use in the production of SAF. In addition, the products introduced by these competitors may be perceived by customers as having advantages over our SAF product, in terms of quality, price, availability or any combination of those factors. Our failure to successfully compete may have a material adverse effect on our business, financial condition and results of operations and diminish our market share.

The fuel and chemical industries are characterized by rapid and significant technological change. Our success may depend on our ability to maintain a competitive position with respect to technological advances, as technological advances introduced or adopted by our competitors and used in their SAF products may diminish demand for our SAF product. In addition, those technological advances may give our competitors significant pricing advantages if those advances allow them to produce SAF products on a more efficient and cost-effective basis. If we are unable to keep pace with technological change, our business, prospects and results of operations could be materially and adversely affected.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our financial results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control and are difficult to predict. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to the risk factors stated herein, other factors that could cause our quarterly results of operations to fluctuate include:

●	delays or greater than anticipated expenses associated with constructing new production facilities and upgrading existing production facilities that we acquire;
●	fluctuations in the prices or availability of the feedstocks required to produce our SAF product;
●	changes in the size and complexity of our organization, including our expanded operations as a public company;
●	timing of our capital expenditures, particularly with respect to construction of new production facilities and upgrading existing production facilities that we may acquire;
●	changes in general economic, industry and market conditions;
●	business interruptions, particularly in operations at our production facilities;
●	the development of new technologies or similar products by others and any effect on our pricing or demand for our SAF product; and
●	changes in governmental, accounting and tax rules and regulations, environmental, health and safety requirements, and other rules and regulations.

Due to these and other factors, our financial results for any quarterly or annual period may not meet our expectations or the expectations of our investors and may not be meaningful indications of our future performance.

Economic conditions and trends in the business cycles of the airline industry will impact our business and operating results.

The primary end-users of SAF are companies operating fleets of jet aircraft, and, in particular, the commercial airlines industry. The overall levels of demand for SAF are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S. and globally. Most of the principal end-users of SAF are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, interest rates and consumer confidence and spending trends. Shifts in end-users businesses may result in significant fluctuations in demand, volumes, pricing and operating margins for our products.

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Unanticipated problems at, or downtime impacting our facilities could have a material adverse effect on our results of operations.

Our ability to process feedstocks will depend on our ability to efficiently operate our production facilities, including maximizing the total time that such facilities are online and operational. Although we schedule and forecast regular downtime for maintenance, the occurrence of significant unforeseen conditions or events in connection with the operation or maintenance of our production facilities, such as the need to refurbish such facilities, complete capital projects at such facilities, shortages of workers or materials, adverse weather, including, but not limited to lightning strikes, floods, hurricanes, tornadoes and earthquakes, equipment failures, fires, explosions, fluid leaks, damage to or destruction of property and equipment associated therewith, environmental releases and/or damage, government regulation changes affecting the use of such facilities, terrorist attacks, mechanical or physical failures of equipment, or other conditions or events, could prevent us from operating our production facilities or could force to suspend production at such facilities down for repairs, maintenance, refurbishment or upgrades for a significant period of time. In the event any of our facilities are offline for an extended period of time, it could have a material adverse effect on our results of operations.

Unanticipated problems or delays in building new production facilities or upgrading existing facilities that we acquire to the proper specifications may harm our business and viability.

Our future growth will depend in part on our ability to timely and economically complete construction of new production facilities and complete planned acquisitions and related upgrades of acquired production facilities to be capable of producing SAF. The occurrence of significant unforeseen conditions or events in connection with the construction of new production facilities or the upgrading of existing production facilities that we acquire may require us to reconsider our growth plans. Construction costs for future facilities may increase to a level that would make a new or acquired facility too expensive to complete or unprofitable to operate. Delays in completing new construction or upgrades to existing facilities due to shortages of necessary materials, availability of qualified contractors and labor resources, weather events and similar issues that can impact large-scale construction projects could prevent us from completing those projects in a timely manner or could result in unexpected costs and needs for additional financing. These occurrences could have a material adverse effect on our ability to increase our revenues and could also increase our expenses so as to adversely affect our financial condition.

Improvements in or new discoveries of alternative energy products or production technologies and/or government mandated use of such products or technologies, could have a material adverse effect on our financial condition and results of operations.

Our business will depend on the demand for SAF. As a result, any new products that are developed that could compete with the SAF we produce, including alternative versions of SAF that might be perceived as preferable to the SAF we will produce, or production technologies that may permit competitors to produce SAF more efficiently and economically, or governmental mandates to use those alternative products or production technologies or limit or prohibit our use of our production technologies could have a material adverse impact on our business, financial condition and results of operations.

Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

Our operations involve risks such as equipment defects, malfunctions and failures, chemical releases, possible fires or explosions and other risks that could potentially result in injury or death of employees and others, including employees of our service providers, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for personal injury, pollution and other environmental damage, and property damage or destruction.

While we will seek to minimize our exposure to such risks through comprehensive training, compliance and response and recovery programs, as well as equipment maintenance programs, if we were to incur substantial liabilities in excess of any applicable insurance, our business, results of operations and financial condition could be adversely affected. Any such incidents could also adversely affect our reputation. In addition, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of our industry, which could result in increases in our operating expenses.

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We may be subject to citizen opposition and negative publicity due to public concerns over our operations and planned future operations, which could have a material adverse effect on our business, financial condition or results of operations.

There currently exists a high level of public concern over fuel production operations, including with respect to the location and operation of transfer, processing and storage facilities. Part of our business strategy is to increase our production capacity through the construction of new production facilities and the acquisition of existing production facilities to be upgraded to be capable of producing SAF. Zoning, permit and licensing applications and proceedings, as well as regulatory enforcement proceedings, are all matters open to public scrutiny and comment. Accordingly, from time to time we may be subject to citizen opposition and publicity which may damage our reputation and delay or limit the planned expansion and development of future facilities or operations or impair our ability to renew existing permits, any of which could prevent us from implementing our growth strategy and have a material adverse effect on our business, financial condition or results of operations.

Our insurance policies do not cover all losses, costs or liabilities that we may experience and if we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions. Such claims could be substantial. We believe that our current insurance coverage and coverage we expect to be in place by the time of the completion of the New Rise acquisition is presently adequate and similar to the coverage maintained by other similarly situated companies in the industry. If we are unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, we could be in violation of our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations could render us unable to continue certain of our operations. These events could result in an inability to operate certain assets and significantly impair our financial condition.

Notwithstanding the above, our policies do not cover all of our potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks, or in amounts in excess of our existing insurance coverage, which would significantly affect our financial performance. Our insurance policies also will have deductibles and self-retention limits that could expose us to significant financial expense. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. In addition, because key aspects of our operations will depend on our service providers, we may be exposed to additional risks in the event that our service providers do not maintain adequate insurance coverage and, in the event of any adverse occurrence or loss, a third party may pursue claims against us in addition to our service providers. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations. If adequate insurance coverage is not available or not available on economically acceptable terms, our business would be materially and adversely affected.

The litigation environment in which we operate poses a significant risk to our businesses.

We have been involved, and may in the future become involved, from time to time in lawsuits in the ordinary course of our business. Although we have not experienced any losses to date that have had a material adverse effect on us or our operation, we may experience negative outcomes in such lawsuits in the future. Any such negative outcomes could have a material adverse effect on our business, liquidity, financial condition and results of operations. We will evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we will establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from such assessments and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on our results of operations. In addition, judges and juries in certain jurisdictions have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and other tort cases. We will use appropriate means to contest litigation threatened or filed against us, but the litigation environment in these areas poses a significant business risk to us and could cause a significant diversion of management resources and could have a material adverse effect on our financial condition, results of operations and cash flows.

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Our information technology systems and the information technology systems of our service providers could suffer interruptions, failures or breaches and our business operations could be disrupted, adversely affecting results of operations and our reputation.

Our information technology systems, some of which are dependent on services provided by third parties, serve an important role in the operation of our business. In addition, we are dependent on certain service providers to provide critical services for our operations, and the information technology systems of our service providers also serve an important role in their operations. These systems could be damaged or cease to function properly due to any number of causes, such as catastrophic events, power outages, security breaches, computer viruses or cyber-based attacks. To date, neither we nor, to our knowledge, our critical service providers have been materially impacted by such events. However, continually evolving threats mean that we and our third-party information technology systems service providers and our operations service providers must continually evaluate and adapt our and their respective systems and processes and overall security environment. Any future significant compromise or breach of data security, whether external or internal, or misuse of customer, supplier or company data, could result in significant costs, operational disruptions, lost sales, fines, lawsuits, and damage to our reputation. There is no guarantee that these measures will be adequate to safeguard against all data security breaches, system compromises or misuses of data. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could also result in additional costs to us.

Competitors that produce part or all of their own supply of feedstocks may have a competitive advantage over us.

We will compete with many renewable fuels producers, including producers of biodiesel, renewable diesel and SAF, for available supplies of feedstocks. We do not produce any of our feedstocks, however, some of our competitors now obtain, or may in the future obtain, a portion or all of their feedstocks from their own production. Competitors that have their own feedstocks production may be better positioned than we are to withstand feedstock shortages or periods of depressed prices for their products.

Our growth strategy includes pursuing acquisitions of existing facilities, and our potential inability to successfully integrate new and acquired facilities may adversely affect our financial results.

In the future, we may seek to grow our business by acquiring or investing in existing facilities. Such acquisitions or investments may require significant managerial attention, which may divert management from our other activities and may impair the operation of our existing businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

●	failing to successfully integrate the acquired production facilities into our operations;
●	incurring significantly higher than anticipated capital expenditures and operating expenses;
●	failing to realize efficiencies, synergies and cost savings;
●	failing to maintain uniform standards, controls and policies across our production facilities;
●	potentially exposing to unanticipated liabilities;
●	using significant amounts of available cash, incurring significant debt and/or issuing a significant amount of shares, resulting in dilution to our existing stockholders, in order to finance construction or acquisition-related costs; and
●	diverting valuable management resources.

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We may not successfully identify and complete acquisitions on favorable terms or achieve anticipated synergies relating to any acquisitions, and such acquisitions could result in unforeseen operating difficulties and expenditures and require significant management resources.

We regularly review potential acquisitions of existing production facilities and complementary businesses. However, we may be unable to identify suitable acquisition candidates in the future. Even if we identify appropriate acquisition candidates, we may be unable to complete or finance such acquisitions on favorable terms, if at all. In addition, the process of upgrading existing productions facilities to our standards or integrating an acquired business into our existing business and operations may result in unforeseen expenditures and operating difficulties.

Integration of newly-acquired production facilities or businesses may also require significant management resources that otherwise would be available for the ongoing development of our business. In addition, we may not realize the anticipated benefits of any acquisition and such transactions may not generate the financial results we anticipated. Future acquisitions could also require us to incur debt, assume contingent liabilities or amortize expenses related to intangible assets, any of which could harm our business.

Our ability to construct additional production facilities and acquire existing facilities may be adversely impacted by our outstanding indebtedness and by the price of our stock.

Our ability to finance the construction of additional production facilities and to make future acquisitions of production facilities, particularly those that would be financed solely or in part through cash from operations, may be curtailed due to our obligations to make payments of principal and interest on our outstanding indebtedness and any restrictions imposed in the terms of such indebtedness. We may not have sufficient capital resources, now or in the future, and may be unable to raise sufficient additional debt or equity capital on terms satisfactory to us, if at all, in order to meet our capital requirements for such acquisitions. In addition, the terms of our then-existing indebtedness may include covenants that directly restrict, or have the effect of restricting, our ability to make certain capital expenditures or undertake certain acquisitions while the indebtedness remains outstanding. In addition, our ability to use shares of our Class A common stock as consideration for acquisitions or to finance new construction or acquisitions may be impacted by our stock price. The future trading price of our Class A common stock could limit our willingness to use our equity as consideration, the willingness of sellers to accept our shares or our ability to raise additional capital to fund acquisitions, and as a result could limit the size and scope of our acquisition program. If we are unable to undertake new constructions or pursue acquisitions that we believe would enhance our business or operations, the potential growth of our business and revenues may be adversely affected.

Our acquisitions may expose us to unknown liabilities.

In connection with any future acquisitions, we may also assume operational liabilities and environmental liabilities. Although we will endeavor to accurately estimate and limit operational liabilities and environmental liabilities presented by any facilities or business we plan to acquire, some liabilities, including ones that may exist only because of the past operations of an acquired facility or business, may prove to be more difficult or costly to address than we estimate. It is also possible that government officials responsible for enforcing environmental laws may believe an environmental liability is more significant than we then estimate, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible to address it. We may have no recourse, or only limited recourse, to the former owners of such properties in the event such liabilities are present. As a result, if a liability were asserted against us based upon ownership of an acquired property, we might be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow.

We expect to need to raise additional capital in the future to support our operations, complete acquisitions and grow our business and our ability to obtain the necessary funding is uncertain.

We anticipate needing to raise additional capital to support the execution of our business plan, including our current and planned operations, acquisitions and expansion plans. Such funding may not be available when needed or may not be available on favorable terms or at all. If we raise additional funds in the future by issuing equity securities or securities convertible into or exchangeable for equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences and privileges senior to those of our Class A common stock. Future funding may not be available on favorable terms, if at all. In addition, if we undertake debt financing, the terms of any debt arrangements may include restrictive covenants or other terms that may impose burdens on our ability to operate. If funding is insufficient at any time in the future and we are unable to generate sufficient revenue from our operations to fund our operations, repay outstanding indebtedness, complete capital improvement projects consummate planned acquisitions, our results of operations, prospects and the value of our securities could be adversely affected. As of the date of this prospectus, substantially all of New Rise’s assets are subject to liens relating to New Rise’s existing financing agreements. Those liens are likely to impact our ability to obtain additional debt financing and/or the terms available to us in connection with any debt financing.

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Uncertainty and illiquidity in the capital markets may impair our ability to obtain equity or debt financing.

Our ability to obtain equity or debt financing depends in large measure on the state of the capital markets, over which we have no control. Our ability to access the capital markets may be restricted at a time when we would like, or need, access to those markets, which could constrain our flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely impacted by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on our lenders, or our customers, preventing them from meeting their obligations to us.

We have substantial indebtedness and expect that at least part of our future financing needs will involve incurring additional indebtedness, which could adversely affect our financial flexibility and our competitive position.

We have a significant amount of outstanding indebtedness. As of September 30, 2025 our total indebtedness was approximately $261,813,845. In addition, we expect that at least part of our anticipated future financing requirements will be funded by the issuance of debt securities, obtaining lines of credit or project-based debt financing or other arrangements that will involve incurring additional indebtedness.

Our indebtedness could have important consequences and significant effects on our business. For example, our indebtedness could:

●	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;
●	require us to commit a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
●	limit our ability to pursue certain business opportunities;
●	make it more difficult to satisfy our financial obligations;
●	place us at a competitive disadvantage compared to our competitors that have less debt obligations; and
●	limit our ability to borrow additional funds for working capital, capital expenditures, capital improvements, acquisitions, debt service requirements or execution of our business plan.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

We are dependent upon the continued availability and commitment of our key management, including our Chief Executive Officer, Christopher Cooper and Simon Oxley, our Chief Financial Officer. The loss of any such members could negatively impact business operations. From time to time, we will also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate the business. Recruiting and retaining qualified personnel is critical to our success and there can be no assurance of such success. If we are not successful in attracting and retaining qualified personnel, our ability to execute our business plan and growth strategy could be affected, which could have a material adverse impact on our profitability, results of operations and financial condition.

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If we are unable to manage our growth and expand our operations successfully, our reputation may be damaged and our business and results of operations may be harmed.

Our future success depends on our ability to manage the rapid growth anticipated in our business plan, including the growth we expect to experience organically and through the construction of additional production facilities and acquisitions. Our ability to effectively manage our anticipated growth and expansion of our operations will require us to do, among other things, the following:

●	effectively scale our operations;
●	enhance our operational, financial and management controls and infrastructure, human resources policies, and reporting systems and procedures;
●	maintain and expand our supplier, customer and vendor relationships;
●	effectively manage our key service providers;
●	successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees; and
●	effectively manage and maintain our corporate culture.

These undertakings will require significant capital expenditures and allocation of valuable management and employee resources, and our growth will continue to place a strain on our operational, financial and management infrastructure. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. Our failure to effectively manage growth and expansion could have a material adverse effect on our business, results of operations, financial condition, prospects and reputation.

The Company’s international growth strategy includes amongst other things licensing its proprietary modular facility design and intellectual property to third parties.

We intend to license its proprietary modular facility design and intellectual property to third parties in international jurisdictions. While this model supports capital-efficient expansion and technology dissemination, it exposes the Company to several execution and operational risks, including:

●	Regulatory uncertainties in foreign markets – local permitting, environmental, tax, and trade regimes may differ substantially from U.S. standards, potentially delaying development timelines or increasing costs;
●	Dependence on partner performance – the success of licensed facilities hinges on the capabilities of external licensees, over whom we may have limited oversight or control;
●	Intellectual property protection challenges – licensing in foreign jurisdictions can heighten risks of unauthorized technology use or IP infringement; and
●	Reputational and financial exposure—any issues experienced by international licensees (e.g., delays, accidents, regulatory violations) may negatively impact XCF’s reputation or expose it to contractual liabilities.

If these risks materialize, the Company could encounter delays in international rollout, suffer financial losses, or incur additional costs—all of which could adversely affect its growth objectives and financial condition.

If we are unable to protect our intellectual property rights, or if others use our technology without authorization, our competitive position could be materially harmed.

Our success depends, in part, on our ability to protect proprietary technology, processes, and know-how relating to the design and operation of SAF facilities. We rely on a combination of intellectual property protections, contractual rights, and trade secret safeguards to maintain our competitive advantage. However, these measures may not prevent third parties, including potential competitors, from misappropriating or independently developing similar technologies.

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If competitors, including other developers in Nevada or elsewhere, are able to use our modular design technology or related processes without authorization, they may be able to build competing SAF facilities, eroding our market position and adversely affecting our revenues and profitability. Defending our intellectual property rights may require us to engage in costly and time-consuming litigation or arbitration, and we cannot assure you that we would prevail in such proceedings or that we could adequately prevent unauthorized use. In addition, some jurisdictions may offer less robust intellectual property protections than the United States, limiting our ability to enforce our rights globally.

Any failure to adequately protect our intellectual property, or any unauthorized use by others, could materially and adversely impact our competitive position, financial condition, and results of operations.

We may be negatively impacted by inflation.

Increases in inflation could impact the commodities markets generally, the overall demand for our products, our costs for feedstocks, labor, material and services and the margins we are able to realize on our products, all of which could have an adverse impact on our business, financial position and results of operations. Inflation has resulted in higher interest rates, and further increases in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

Declines in our anticipated profitability could result in the impairment of our assets.

We will hold material amounts of long-lived assets on our balance sheet. A decline in expected profitability of one or more of production facilities or a decline in the demand for SAF, could call into question the recoverability of our long-lived assets, and require us to write down or write off these assets. Such an occurrence could have a material adverse effect on our results of operations and financial position.

Risks Related to Operating as a Public Company

Our only material assets are our direct and indirect interests in Legacy XCF and its subsidiaries, and we are accordingly dependent upon distributions from Legacy XCF and its subsidiaries to pay dividends and taxes and other expenses.

We are a holding company and have no material assets other than our ownership interest in our wholly-owned subsidiary, Legacy XCF and XCF’s subsidiaries. We have no independent means of generating revenue. We intend to cause our direct and indirect subsidiaries, including Legacy XCF, to make distributions in an amount sufficient to cover all applicable taxes and other expenses payable and dividends, if any, declared by it. The terms of any credit agreements or other borrowing arrangements we or our subsidiaries enter into in the future may impose restrictions on the ability to pay dividends to us. To the extent that we need funds, and any of our direct or indirect subsidiaries is restricted from making such distributions under these debt agreements or applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our executives and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur prior to the completion of the Business Combination. For example, we are subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and the Nasdaq, including the establishment and maintenance of effective financial and disclosure controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause it to fail to meet our reporting obligations. We expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.”

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We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain the same or similar coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, board committees or as executive officers.

The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of cash resources that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Legacy XCF has identified material weaknesses in its internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting , we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of our Class A common stock.

While Legacy XCF and its independent registered public accounting firm did not and were not required to perform an audit of its internal control over financial reporting, in connection with the audit of Legacy XCF’s 2023 and 2024 financial statements, Legacy XCF identified control deficiencies in the design and operation of Legacy XCF’s internal control over financial reporting that constitute material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected in a timely manner.

For Legacy XCF, the following material weaknesses, which were discovered to be material during 2023 and 2024, were present at December 31, 2024: (a) lack of controls for the review and approval of journal entries and (b) lack of formal risk assessment process to reduce the risk of material misstatement and (c) controls were not designed to ensure the financial reporting process operates effectively and (d) inappropriate design and operations of IT general controls and and (e) there were errors in the calculation, presentation, and disclosure of deferred taxes.. None of these have been remediated. Our remediation plans regarding the material weaknesses are addressed below.

Legacy XCF did not design or maintain an effective control environment commensurate with financial reporting requirements in connection with the audit of Legacy XCF’s 2023 and 2024 financial statements and were present at June 30, 2025. Specifically, Legacy XCF had not (i) designed controls to ensure all journal entries are reviewed and approved, (ii) designed a formal risk assessment process to reduce the risk of material misstatements for the period February 9, 2023 (inception) to December 31, 2024 and, (iii) designed controls to ensure the financial reporting process is operating effectively and (iv) inappropriate design and operations of IT general controls.

The Company is in the process of integrating New Rise into its overall internal control framework. New Rise did not design or maintain an effective control environment commensurate with financial reporting requirements in connection with the audit of New Rise’s 2023 and 2024 financial statements and were present at June 30, 2025. Specifically, New Rise had not (i) had a functioning audit committee, (ii) lacked segregation of duties within the accounting function, (iii) had an inability to identify related parties and (iv) inappropriate design and operations of IT general controls. The Company has remediated material weakness (c), the inability to identify related parties, by implementing a process for reporting a tracking all related parties. None of the other material weaknesses have been remediated as of the date of this filing.

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These control deficiencies could result in a misstatement of its accounts or disclosures that would result in a material misstatement of financial results that would not be prevented or detected, and accordingly, Legacy XCF determined that these control deficiencies constitute material weaknesses.

We are working to remediate the material weaknesses and taking steps to strengthen our internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, supported by experienced third-party internal control advisors who will assist with the design and implementation of such internal control systems, procedures and processes. These remediations may be costly and time consuming. We intend to take appropriate and reasonable steps to remediate the material weaknesses through the implementation of a general ledger system, which will support appropriate journal entry approvals, the development and implementation of a formal risk assessment process, and the development and implementation of a control environment designed to ensure the financial information is accurate, complete, and recorded in the correct period. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

We cannot assure you that the measures we have taken to date and those we expect to take in the future will be sufficient to remediate the material weaknesses or avoid the identification of additional material weaknesses in the future. If these steps do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that one or more of the material weaknesses or other control deficiencies could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of our Class A common stock to decline significantly and make raising capital more difficult. If we fail to remediate this material weakness, or if we fail to identify future material weaknesses in internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of Sarbanes-Oxley, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of Sarbanes-Oxley could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our reputation, results of operations and financial condition could suffer.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of our business and growth strategy and adversely impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A common stock or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with customers, suppliers and service providers, and could make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters, and our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to Ownership of Our Common Stock

The price of our securities may be volatile and you could lose all or part of your investment as a result.

The price of our securities may fluctuate due to a variety of factors, including:

●	changes in the industry in which we operate;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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●	changes in accounting standards, policies, guidelines, interpretations or principles;
●	results of operations that vary from the expectations of securities analysts and investors, and variations in results of operations of companies that are perceived to be similar to us;
●	results of operations that vary from those of our competitors;
●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
●	strategic actions by us or our competitors;
●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital expenditures or commitments;
●	any significant change in our management;
●	the development and sustainability of an active trading market for our securities;
●	actions by institutional or activist securityholders;
●	additional securities of ours being sold or issued into the market by us or the anticipation of such sales;
●	sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;
●	the volume of shares of our Class A common stock available for public sale;
●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
●	general economic, industry and market conditions, such as the effects of the COVID-19 pandemic, recessions, interest rates, inflation, international currency fluctuations, political instability and acts of war or terrorism; and
●	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of our securities regardless of our operating performance. Price volatility also may be greater if the public float and trading volume of our Class A common stock is low.

In addition, companies that have experienced volatility in the market price of their securities have frequently been the subject of securities class action and shareholder derivative litigation. We could be the target of such litigation in the future. Class action and derivative lawsuits, whether successful or not, could result in substantial costs, damage or settlement awards and a diversion of our management resources and attention from running our business, which could materially harm our reputation, financial condition and results of operations.

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

An active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause the market price of our securities to decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described herein and in our other public filings and public statements. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not be accurate due to a variety of factors. If our guidance is not accurate or varies from actual results, or if we reduce our guidance for future periods, the market value of our Class A common stock could decline significantly.

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If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We currently do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. The market price of our Class A common stock could decline if our actual results are not consistent with analysts’ projections. If one or more of the analysts who cover us downgrade our shares or change their opinion of our Class A common stock, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay cash dividends for the foreseeable future.

We intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, which may take into account a variety of factors, including our financial condition, results of operations, capital requirements and business prospects, restrictions contained in future agreements and financing instruments, and such other factors as the board of directors deems relevant. As a result, you may not receive any return on an investment in our Class A common stock unless you sell your Class A common stock for a price greater than that which you paid for it.

We qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We currently qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information we provide to investors will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for the Class A common stock and the market price may be more volatile.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a “large accelerated filer,” which means the market value of our common equity held by non-affiliates exceeds $700,000,000 as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We currently intend to take advantage of exemptions summarized above as long as we maintain “emerging growth company” status.

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Future resales of our Class A common stock may cause the market price of our securities to drop significantly.

A substantial percentage of our outstanding shares are held by a small number of stockholders and our officers and directors and are not subject to any “lock-up” agreement or other restriction on resale, other than certain restrictions imposed by the federal securities laws. Pursuant to certain agreements we have with these and other holders of our securities, we are obligated to register those shares for resale. Once those registration statements permitting such resales have become effective and are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the price of our Class A common stock or the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our directors, executive officers and principal stockholders have substantial control over us, which could limit other stockholders’ ability to influence the outcome of corporate matters and key transactions, including a change of control.

As of the date of this prospectus, our executive officers, directors and principal stockholders and their affiliates own approximately 169,683,514 shares of our Class A common stock, or approximately 81.5% of the outstanding shares of our Class A common stock, with our largest stockholder owning approximately 53.6% of the outstanding shares of our Class A common stock. This significant concentration of ownership may have a negative impact on the trading price of our Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to our interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of us, which could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of us and might ultimately affect the market price of our Class A common stock.

We may issue additional shares of our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We may issue additional shares of Class A common stock or other equity securities of equal or senior rank, or securities that are convertible into or exchangeable for our Class A common stock or senior equity securities in the future in connection with, among other things, capital raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without stockholder approval.

In addition, pursuant to the XCF 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan, we expect to issue additional shares of Class A common stock, or securities exercisable for shares of Class A common stock. Once shares are issued pursuant to the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan, those shares will become eligible for sale in the public market, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total of 10,449,264 shares are reserved for future issuance under the 2025 Equity Incentive Plan. A total of 250,000 shares are reserved for future issuance under the 2025 Employee Stock Purchase Plan. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock or securities convertible into or exchangeable for our issued Class A common stock pursuant to the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in the company will decrease;
●	the number of shares eligible for resale in the public market will increase;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each share of previously outstanding Class A common stock may be diminished; and
●	the market price of our Class A common stock may decline.

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Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws include contain certain provisions, including anti-takeover provisions, which limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws include, and the Delaware General Corporation Law (“DGCL”) contains, provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the incumbent members of the board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws include provisions:

●	establishing a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the NewCo Board;
●	authorizing the board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	prohibiting, subject to the rights of the holders of any shares of preferred stock, stockholders from taking any action by written consent;
●	prohibiting, subject to the rights of the holders of any shares of preferred stock, stockholders from calling a special meeting of the stockholders;
●	prohibiting cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	providing that directors may only be removed from the board for cause, upon the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class;
●	requiring stockholders to follow certain advance notice procedures to nominate candidates for election to the board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors, and may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;
●	the right of the board to elect a director to fill a vacancy created by the expansion of the board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the board;
●	providing that the board is expressly authorized to make, alter or repeal our bylaws, which may allow the board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;
●	requiring the affirmative vote of holders of (i) (a) at least 66 2/3%, in case of certain provisions or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the certificate of incorporation; and (ii) (a) at least 66 2/3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt; and

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●	limiting the liability of, and providing for the indemnification of, our directors and officers.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the board or management.

Any provision of the certificate of incorporation or bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of ours to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any current or former director, officer, other employee, agent or stockholder of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation (as it may be amended or restated from time to time) or our amended and restated bylaws (as may be amended or restated from time to time) or (iv) any action asserting a claim against us or any current or former director, officer, other employee, agent or stockholder of ours governed by the internal affairs doctrine of the law of the State of Delaware or (v) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of our amended and restated certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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MARKET INDUSTRY AND DATA

Information contained in this prospectus concerning the market and the industry in which New XCF competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by New XCF based on such sources and New XCF’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Although New XCF has not independently verified the accuracy or completeness of any third-party information, New XCF believes the industry and market position information included in this prospectus is reliable. The industry in which New XCF operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus.

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ELOC FINANCING

On May 30, 2025, Helena, the Company (f/k/a Focus Impact BH3 NewCo, Inc.) and XCF Global Capital, Inc. entered into a Purchase Agreement (the “ELOC Agreement”), establishing an equity line of credit pursuant to which we have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50.0 million (the “Commitment Amount”) of our common stock. Our ability to sell shares of our common stock to Helena under the ELOC Agreement is subject to a number of conditions precedent, including the completion of the Business Combination and the effectiveness of this registration statement registering the shares of common stock being sold to Helena under the ELOC Agreement.

Pursuant to the ELOC Agreement, we may require that Helena purchase shares of our common stock by delivering one or more advance notices to Helena setting forth, in each advance notice, the amount of the advance we are requesting, which amount many not exceed an amount equal to lesser of (i) fifty percent (50%) of the average of the daily value traded of the shares of common stock over the ten (10) trading days immediately preceding the applicable advance notice and (ii) five million dollars ($5,000,000). In no event may the number of shares of common stock issuable to Helena pursuant to an advance cause the aggregate number of shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by Helena and its affiliates as a result of previous issuances and sales of shares of common stock to Helena under the ELOC Agreement to exceed 4.99% of the then outstanding shares of our common stock (the “Beneficial Ownership Limitation”). In addition, we are prohibited from effecting sales under the ELOC Agreement to the extent that the aggregate number of shares of common stock would exceed 19.99% of the outstanding shares of our common stock (the “Exchange Cap”), provided that, the Exchange Cap will not apply if we have obtained stockholder approval of issuances in excess of the Exchange Cap in accordance with the Nasdaq rules.

Promptly after receipt of an advance notice (and, in any event, not later than one trading day after such receipt), we are required to issue to Helena all the shares of our common stock to be purchased by Helena pursuant to such advance, with the per share purchase price equal to the lowest intraday sale price for the common stock during the three trading days commencing on the date of Helena’s receipt of the shares relating to such advance. In connection with a “secondary advance” under the ELOC Agreement, the per share purchase price to be paid by Helena will be agreed by the parties to be the lowest intraday sale price for the common stock during either (i) the trading day on which Helena shall have received an advance notice from us or (b) the first full trading day following the day Helena shall have received an advance notice from us, if the applicable advance notice is received by Helena after 8:30 a.m. Eastern Time. Because the per share purchase price that Helena will pay for the shares of common stock in connection with any advance notice we have elected to deliver to Helena pursuant to the ELOC Agreement will be determined by reference to prices to be determined following the date of this prospectus, we cannot currently determine the number of shares of our common stock, in the aggregate, we may issue and sell to Helena under the ELOC Agreement.

There are 208,323,544 shares of XCF common stock outstanding which consists of current New XCF Common Stock outstanding as of September 30, 2025 of 153,275,204 and adjusted to reflect subsequent share issuances of 55,048,340 New XCF Common Stock issued under certain convertible note agreements and other financing arrangements through the date of this prospectus, of which 38,640,030 shares were held by non-affiliates of the Company. If all of the 72,463,768 shares offered for resale by Helena under this prospectus were issued and outstanding as of the date hereof (without taking into account the 4.99 Beneficial Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 25.8% of the total number of outstanding shares of common stock and approximately 65.2% of the total number of outstanding shares of common stock held by non-affiliates of the Company, in each case calculated on an adjusted basis as of September 30, 2025.

Under the applicable Nasdaq rules, in no event may we issue to Helena under the ELOC Agreement more than 52,048,340 shares of our common stock, which number of shares is equal to 19.99% of the shares of our common stock issued and outstanding immediately following the closing of the Business Combination, unless we obtain stockholder approval in accordance with applicable Nasdaq rules or such approval is otherwise determined not to be required.

We will control the timing and amount of any sales of shares of common stock to Helena that we may elect, in our sole discretion, to effect from time under the ELOC Agreement. Actual sales of shares of our common stock to Helena under the ELOC Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our business and operations.

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Our ability to deliver an advance notice and the obligations of Helena hereunder with respect purchasing shares of our common stock in connection with our delivery of an advance notice are subject to the following conditions:

●	the accuracy of our representations and warranties in the ELOC Agreement;
●	the effectiveness of a registration statement under the Securities Act pursuant to which Helena is permitted to utilize the prospectus included in such registration statement to sell the shares of our common stock that Helena purchases from us;
●	we shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the shares of our common stock issuable to Helena pursuant to advance notices, or that there be available exemptions therefrom;
●	no material adverse effect shall have occurred or be continuing;
●	we shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC Agreement to be performed, satisfied or complied with by us including, without limitation, the delivery of all of our common stock issuable pursuant to all previously delivered advance notices;
●	no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by the ELOC Agreement;
●	the shares of common stock are quoted for trading on the Nasdaq and all of the shares of our common stock issuable pursuant to our advance notices are listed or quoted for trading on the Nasdaq;
●	we shall not have received any written notice that is then still pending threatening the continued quotation of our common stock on the Nasdaq;
●	the Business Combination shall have occurred;
●	unless waived by Helena, we shall not be party to any variable rate transaction; and
●	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock for the issuance of all of the shares issuable pursuant to such advance notice.

In addition, we do not have the right to deliver an advance notice to Helena if any of the following occur:

●	we breach any representation or warranty in any material respect, or breach any covenant or other term or condition under the ELOC Agreement in any material respect, and except in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least three consecutive business days;
●	if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law for so long as such proceeding is not dismissed;
●	if we are at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors or (v) we are generally unable to pay our debts as the same become due;
●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of New XCF or for all or substantially all of our property or (iii) orders the liquidation of New XCF or any subsidiary for so long as such order, decree or similar action remains in effect; or
●	if at any time we are not eligible or unable to transfer shares of our common stock to Helena.

Unless earlier terminated, the ELOC Agreement terminates automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date thereof or (ii) the date on which Helena has made payment all advances pursuant to the ELOC Agreement for shares of our common stock equal to the Commitment Amount. We may terminate the ELOC Agreement effective upon five trading days’ prior written notice to Helena provided that (i) there are no outstanding advance notices, our shares of common stock in respect of which have yet to be issued and (ii) we have paid all amounts owed to Helena pursuant to the ELOC Agreement. The ELOC Agreement also may be terminated at a time by the mutual written consent of the parties.

We anticipate delivering advance notices under the ELOC Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the ELOC Agreement. In accordance with the terms of the promissory notes issued to the institutional lenders on October 22, 2025, the Company is required to apply 50% of the net proceeds received from any sales of our common stock under the ELOC Agreement to the repayment of such notes on a pro rata basis. Accordingly, proceeds received pursuant to the ELOC Agreement will first be applied to satisfy these mandatory repayment obligations, and only the remaining amounts, if any, will be available for working capital and general corporate purposes, as further summarized in “Use of Proceeds.”

As a commitment fee in connection with the execution of the ELOC Agreement, on May 31, 2025, XCF issued to Helena 740,000 shares of Legacy XCF’s common stock (the “Commitment Shares”). At the closing of the Business Combination, the Commitment Shares were exchanged for approximately 507,802 shares of our common stock.

Under the terms of the ELOC Agreement, we also have agreed to register on Form S-1, Form S-3 or other form of registration statement for which we qualify and which our counsel deems appropriate, for the registration of the resale by Helena of the shares of common stock acquired by Helena under the ELOC Agreement. We have filed a registration statement, of which this prospectus forms a part, in order to fulfill our obligations under the ELOC Agreement. After Helena has purchased shares comprising the full Commitment Amount and has completed the subsequent resale of those shares pursuant to the registration statement, Helena will notify us that its resales have been completed and we will be under no further obligation to maintain the effectiveness of the registration statement.

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USE OF PROCEEDS

All of the shares of our common stock offered by Helena pursuant to this prospectus will be sold by Helena for its own account. We will not receive any of the proceeds from the resale of the shares by Helena. Pursuant to the terms of the ELOC Agreement, we may receive up to $50.0 million in gross proceeds from sales of the shares that we may elect to make to Helena from time to time, in our sole discretion, pursuant to the terms and conditions of the ELOC Agreement.

In accordance with the terms of the promissory notes issued to the institutional lenders on October 22, 2025, the Company is required to apply 50% of the net proceeds received from any sales of our common stock under the ELOC Agreement to the repayment of such notes on a pro rata basis. Accordingly, proceeds received pursuant to the ELOC Agreement will first be applied to satisfy these mandatory repayment obligations. We currently expect to use any remaining proceeds from sale of shares of our common stock to Helena pursuant to the ELOC Agreement corporate purposes, including working capital, funding the development of additional renewable fuels production facilities and repaying indebtedness. Our management will have broad discretion in the use of the net proceeds from the sale of shares of our common stock to Helena pursuant to the ELOC Agreement. The foregoing represents our intentions based on our present plans and business conditions. The application of the net proceeds from those sales may vary significantly depending upon numerous factors, including assessments of our current and expected capital needs, the availability and cost of other sources of capital, potential market opportunities and competitive developments. We have limited or no control over some of these factors. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds from sales, if any, by us of shares of our common stock to Helena under the ELOC Agreement.

We will pay all of the fees and expenses incurred in connection with the registration of the shares other than any discounts, concessions, commissions and similar selling expenses attributable to the sale of shares, which will be borne by Helena.

All of the shares of our common stock offered by Helena pursuant to this prospectus will be sold by Helena for its own account.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer the shares of common stock at the prevailing market prices or at privately negotiated prices as it may determine from time to time. We have no control over the prices at which the Selling Stockholder may offer and sell the shares of common stock it holds.

The price at which we sell share of our common stock to the Selling Stockholder pursuant to the ELOC Agreement is calculated based on the market price of our common stock as set forth in the ELOC Agreement, and such price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. In addition, there is no assurance that our common stock will trade at market prices in excess of the price at which we sell shares to the Selling Stockholder or the price that the Selling Stockholder subsequently sells such shares, as prices for our common stock will fluctuate based on a variety of factors, many of which are not in our control.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock are currently listed on the Nasdaq Capital Market under the symbol “SAFX”. On November 25, 2025, there were 431 holders of record of our common stock.

Dividend Policy

New XCF has not paid any cash dividends on its capital stock and we do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

On March 11, 2024, XCF Global Capital, Inc., (“Legacy XCF”) entered into a business combination agreement (the “Business Combination Agreement”) with Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact”), Focus Impact BH3 Newco, Inc., (“NewCo”) a Delaware corporation and wholly owned subsidiary of Focus Impact, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”). Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the business combination was effected in two steps: (a) Legacy XCF merged with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 being the surviving entity of the NewCo Merger as a wholly owned subsidiary of NewCo; and (b) immediately following the NewCo Merger, Merger Sub 2 merged with and into Legacy XCF (the “Company Merger” and, together with the NewCo Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

On January 23, 2025, and February 19, 2025, Legacy XCF completed the acquisition of 100% of the membership interests in New Rise SAF, LLC (“New Rise SAF”) and New Rise Renewables, LLC (“New Rise Renewables,” and together with New Rise SAF, the “New Rise Entities”), which became wholly owned subsidiaries of Legacy XCF (the “New Rise Acquisition”). Pursuant to Membership Interest Purchase Agreements dated December 8, 2023, Legacy XCF issued 18,730,000 shares of common stock to the former members of New Rise SAF and 87,331,951 shares of common stock and a $100,000,000 convertible promissory note to the former members of New Rise Renewables.

New Rise Renewables focuses on producing renewable fuels to reduce the world’s carbon footprint, primarily through the production of clean-burning, sustainable biofuels, including sustainable aviation fuel (“SAF”). Its Reno facility is located on a 10-acre parcel in McCarran, Nevada. New Rise SAF owns the land and certain related assets associated with the Reno facility.

On June 6, 2025 (the “Closing Date”), the parties to the Business Combination Agreement completed the Business Combination. As a result of the Business Combination, NewCo, subsequently changed its name to XCF Global, Inc. (“XCF”, “New XCF” or the “Company”), and became a new publicly traded company on NASDAQ (Nasdaq: SAFX). Therefore, the accounting for the business combination is included in the historical financial statements of XCF as of and for the period ended September 30, 2025.

Following the completion of the Business Combination on the Closing Date, the Company has entered into the following agreements:

1.	Equity Line of Credit (ELOC) Agreement - On May 30, 2025, XCF and Legacy XCF entered into an Equity Line of Credit (“ELOC”) Agreement with Helena Global Investment Opportunities I Ltd (“Helena”), pursuant to which XCF may, from time to time, issue and sell up to $50,000,000 shares of Common Stock to Helena, subject to the terms of the agreement (the “ELOC Financing”). Management has determined to initially draw $0.5 million under the ELOC Financing in Q4 2025.

2.	Promissory Note and Share Issuance Amendments - On July 10, 2025, XCF and Helena entered into the first amendment to a promissory note dated May 30, 2025, involving Focus Impact as Borrower, Helena, Randall Soule (“Soule”), and XCF. Further, Soule entered into an amendment to the Share Issuance Agreement dated May 30, 2025 (the “Soule Amendment”). Pursuant to these amendments, in exchange for a cash payment of $2,249,771 from Helena, XCF and Soule waived Helena’s obligation to return certain shares of XCF’s Common Stock under Section 11.2 of the original promissory note, and Soule agreed to return certain shares of XCF’s Common Stock previously issued to him for cancellation. These amendments are collectively referred to as the “Helena Refinancing.”

3.	Convertible Note Purchase Agreement -

a.	On July 29, 2025, XCF entered into a Convertible Note Purchase Agreement with EEME Energy SPV I LLC (“EEME Energy”), under which the Company may issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. As part of the agreement, the Company agreed to pay an arrangement fee and advisory fee to EEME Energy through the issuance of 750,000 and 200,000 shares of the Company’s Common Stock, respectively.

b.	In the nine months ended September 30, 2025, The Company and EEME Energy consummated the closings and issued two Convertible Promissory Notes in the aggregate principal amount of $6.0 million to EEME Energy. (the “EEME Financing”). EEME Energy has elected to convert the in aggregate $6.0 million of the Convertible Promissory Notes (including any interest accrued thereon) into shares of Common Stock of XCF.

c.	On November 17, 2025, the Company and EEME Energy issued a Convertible Promissory Note in the aggregate principal amount of $1.2 million to EEME Energy. (the “EEME Financing”). EEME Energy has elected to convert the aggregate $1.2 million of the Convertible Promissory Notes (including any interest accrued thereon) into shares of Common Stock of XCF.

4.	On October 22, 2025, the Company entered into two separate promissory notes (the “Notes”) with two institutional lenders, each in the principal amount of $560,000, for an aggregate principal amount of $1,120,000 (the “Notes Financing”). Each Note carries an original issue discount (“OID”) of $60,000, resulting in net proceeds of $500,000 per Note. The Notes mature three months from the date of disbursement and bear no interest unless an event of default occurs, in which case overdue amounts accrue interest at 12% per annum. Proceeds from the Notes Financing were used for general corporate purposes.

Disbursement of loan proceeds under the Notes is conditioned upon the filing of a registration statement registering shares of the Company’s common stock issuable under the Purchase Agreement dated May 30, 2025, with Helena Global Investment Opportunities 1 Ltd. The Company is required to apply 50% of the net proceeds from sales of common stock under the Purchase Agreement toward repayment of the Notes on a pro rata basis, and the Notes require mandatory prepayment upon receipt of proceeds from any other debt issuances.

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5.	On November 19, 2025, the Company, New Rise Renewables Reno, LLC (“New Rise Reno”), a subsidiary of the Company, and Encore DEC, LLC (“Encore”) entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore was settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and resulted in 36,779,193 shares of Class A Common Stock being issued to Encore.

6.	On November 19, 2025, the Company, New Rise Reno and GL Part SPV I, LLC (“GL”) entered into a loan acknowledgement and conversion agreement (the “GL Loan Agreement”) whereby GL had the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and resulted in 3,086,825 shares of Class A Common Stock being issued to GL.

7.	On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated April 17, 2025 (the “Amendment No. 1”) whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and resulted in 3,677,919 shares of Class A Common Stock being issued to GL.

8.	On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated February 13, 2025 (the “Amendment No. 2”) whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and resulted in 1,891,501 shares of Class A Common Stock being issued to GL.

Collectively, the ELOC Financing, Helena Refinancing, EEME Financing, Encore Agreement, GL Loan Agreement, Amendment No. 1 and Amendment No. 2 are referred to as the “Financing Transactions.”

The following unaudited pro forma condensed combined financial information of XCF Global, Inc, has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of Focus Impact, XCF, Legacy XCF, and New Rise Renewables, as adjusted to give the estimated effects of the closing of the Financing Transactions and Business Combination.

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The unaudited pro forma condensed combined balance sheet of XCF as of September 30, 2025 combines (i) the unaudited historical consolidated balance sheet of XCF as of September 30, 2025 and (ii) pro forma adjustments to give effect to the Financing Transactions as if they had been consummated as of that date.

The unaudited pro forma condensed combined statement of operations of XCF for the nine months ended September 30, 2025 combines (i) the unaudited historical statement of operations of XCF for the nine months ended September 30, 2025 and (ii) pro forma adjustments to give effect to the Financing Transactions as if they had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for Pro Forma XCF for the twelve months ended December 31, 2024 combines: (i) the audited historical statement of operations of XCF Global, Inc. (formerly Focus Impact BH3 NewCo), which represents the historical results of the accounting acquirer, New Rise Renewables, LLC, for the year ended December 31, 2024; (ii) the audited historical statement of operations of XCF Global Capital, Inc. (Legacy XCF) for the year ended December 31, 2024; and (iii) pro forma adjustments to give effect to the reverse acquisition and Financing Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for Pro Forma XCF Global, Inc. for the twelve months ended December 31, 2024 combines: (i) unaudited pro forma condensed combined statement of operations for Pro Forma XCF from January 1, 2024 to December 31, 2024 and (ii) the audited historical statement of operations of Focus Impact for the period from January 1, 2024 through December 31, 2024, giving effect to the Business Combination and other related events in connection with the Business Combination and Financing Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future combined results of operations or financial condition of the Focus Impact. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the consolidation of the three companies or the costs that may be incurred in integrating their operations. The pro forma financial statements do not purport to project the future results of operations or financial position of the XCF.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●	the historical unaudited interim financial statements of XCF Global, Inc. for the nine months ended September 30, 2025, which are included in this prospectus
●	the historical audited financial statements of XCF Global, Inc. (formerly Focus Impact BH3 NewCo, Inc.) for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus. As the Business Combination was accounted for as a reverse recapitalization under ASC 805-40, the historical financial statements of XCF Global, Inc. following the Closing Date reflect the financial statements of XCF Global Capital, Inc., whose accounting acquirer was New Rise Renewables.
●	the historical audited financial statements of Focus Impact for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus;
●	the historical audited financial statements of XCF Global Capital, Inc. for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus.
●	the historical unaudited financial information of New Rise SAF for the fiscal year ended December 31, 2024, which has been derived from management accounting records.

Description of the New Rise Acquisitions

On December 8, 2023, Legacy XCF and the owners of New Rise Renewables and New Rise SAF, entered into two agreements: (1) the Membership Interest Purchase Agreement with New Rise SAF (“New Rise SAF MIPA”), and (2) the Membership Interest Purchase Agreement with New Rise Renewables (the “New Rise Renewables MIPA,” and together with the New Rise SAF MIPA, the “MIPAs”). The MIPAs facilitated the purchase of 100% of the equity in both New Rise Renewables and New Rise SAF by Legacy XCF, with both transactions closing during the period ending March 31, 2025. The two transactions were consummated as follows:

○	On January 23, 2025, the New Rise SAF acquisition closed when Legacy XCF transferred 18,730,000 shares of its common stock to Randy Soule and GLP Part I SPV, LLC (“GL”) - the two legacy membership interest holders of New Rise SAF – in exchange for 100% of the outstanding membership interests of that entity.

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○	On February 19, 2025, the New Rise Renewables acquisition closed when Legacy XCF transferred 87,331,951 shares of its common stock to RESC Renewables, LLC (“RESC”) and GL- the two legacy membership interest holders of New Rise Renewables – and issued a $100,000,000 convertible promissory note dated February 19, 2025 (discussed in the “Convertible Promissory Note” section below) to RESC in exchange for 100% of the outstanding membership interests of New Rise Renewables.

The exchange of equity interests between Legacy XCF and the New Rise Entities were executed in contemplation of one another and were treated as a combined transaction, which resulted in the New Rise entities becoming wholly owned subsidiaries of Legacy XCF. The combined transaction was accounted for as a reverse asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50, “Business Combinations – Related Issues” because the New Rise Entities were determined to be the accounting acquirers and Legacy XCF was determined to be the accounting acquiree. As a result, the historical financial statements prior to February 19, 2025 reflect the business and operations of New Rise Renewables as the continuing accounting entity.

The historical financial statements of Focus Impact BH3 NewCo reflect the continuation of the financial statements of the accounting acquirer, New Rise Renewables, LLC as the accounting acquirer, consistent with the requirements of ASC 805-40.

Description of the Business Combination

The Business Combination was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, XCF was deemed the accounting acquirer (and legal acquiree) and Focus Impact was treated as the accounting acquiree (and legal acquirer). Accordingly, XCF was deemed the accounting acquirer (and legal acquiree) and Focus Impact was treated as the accounting acquiree (and legal acquirer). New Rise Renewables was determined to be the accounting acquirer of Legacy XCF and the accounting acquirer for the Business Combination with Focus Impact. Therefore, the transaction is treated as New Rise issuing equity interests for the net assets of Focus Impact, accompanied by a recapitalization.

In connection with the closing of the Business Combination:

○	All shares of Class A common stock of Legacy XCF outstanding as of immediately prior to the Business Combination were cancelled and automatically converted into the right to receive an aggregate 142,120,364 shares of New XCF Class A common stock, par value $0.0001 per share.
○	All outstanding Focus Impact Class A and Class B ordinary shares were cancelled and converted into shares of common stock of New XCF on a one-for-one basis.
○	11,500,000 redeemable outstanding public warrants and 6,400,000 private placement warrants of Focus Impact representing the right to purchase one Class A ordinary share were adjusted to represent the right to purchase one share of New XCF Class A common stock at $11.50 per share.

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Immediately upon closing of the Business Combination, the Company had 149,275,204 shares issued and outstanding of Class A common stock. The following table presents the number of shares of the Company’s Class A common stock outstanding immediately following the consummation of the Business Combination:

Recapitalization
Focus Impact Class A Ordinary Shares, outstanding prior to Business Combination	4,670,544
Focus Impact Class B Ordinary Shares, outstanding prior to Business Combination	651,919
Subscription Agreement Shares – Polar (1)	1,200,000
Non-redemption holders (2)	622,109
Less: redemption of Focus Impact Class A Ordinary Shares	-
Total shares from the Business Combination	7,144,572
Legacy XCF shares (3)	142,130,632
Shares of XCF common stock immediately after Business Combination	149,275,204

(1)	An aggregate of 1,200,000 shares of XCF common stock were also issued at the closing of the Business Combination to Polar Multi-Strategy Master Fund (“Polar”), pursuant to the terms of a subscription agreement, dated as of November 3, 2023 between Focus Impact and Polar.
(2)	In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 622,109 shares of XCF common stock at the closing of the Business Combination. .
(3)	Upon the closing of the Business Combination, XCF issued an aggregate of 142,120,364 shares of XCF common stock to equity holders of Legacy XCF in exchange for their equity interests in Legacy XCF. Subsequent to the Closing, XCF. issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Business Combination to be 142,130,632 shares of XCF Common Stock in an amount determined by application of the exchange ratio of approximately 0.6862 (“Exchange Ratio”).

In connection with the Business Combination, the Company incurred approximately $17,011,496 of transaction costs, consisting of legal and other professional fees, of which $6,923,808 was recorded to additional paid-in capital, and $10,087,688 was recorded as an expense in general and administrative expenses on the unaudited condensed consolidated statements of operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of XCF upon consummation of the Financing Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and Financing Transactions occurred on the dates indicated, nor does it reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Financing Transactions are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of XCF following the consummation of the Financing Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

49

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2025

(UNAUDITED)

(in thousands, except share and per share amounts)

	Historical
	XCF Global, Inc.	Financing Adjustments		Pro Forma XCF Global, Inc.
Assets
Current assets
Cash and cash equivalents	879	2,450	A	3,329
Restricted cash	5	-		5
Accounts receivable, net	20,300	-		20,300
Related party receivables	740	-		740
Other receivable	950	-		950
Derivative asset	-	-		-
Security deposit	1,500	-		1,500
Inventory, net	4,413	-		4,413
Other current assets	193	-		193
Total current assets	28,980	2,450		31,430
Property, plant and equipment	379,744	-		379,744
Total Assets	$408,724	$2,450		$411,174

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	30,748	-		30,748
Related party payable	40,287	(28,000	)B	12,287
Professional fees payable	8,513	-		8,513
Loans payable to related party	13,578	(6,050	)C	7,528
Notes payable, current portion	115,440	870	D	116,310
Warrant liabilities	4,080	-		4,080
Accrued expenses and other current liabilities	52,813	(540)	C	52,273
Total current liabilities	265,459	(33,720)		231,739
Notes payable, net of current maturities	5,253	-		5,253
Financial liability, net of closing costs	132,796	-		132,796
Total Liabilities	$403,508	$(33,720)		$369,788

Stockholders’ equity
Common stock, $0.0001 par value	15	5	E	20
Additional paid in capital	5,645	36,444	F	42,089
Accumulated deficit	(445)	(280	)G	(724)
Total stockholders’ equity	5,216	36,170		41,386
Total Liabilities and Stockholders’ Equity	$408,724	$2,450		$411,174

50

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(UNAUDITED)

(in thousands, except share and per share amounts)

	Historical		Pro Forma
	XCF Global, Inc.	Financing Adjustments	XCF Global, Inc.

Revenue	16,130	-	6,576
Cost of sales	14,019	-	7,811
Gross (loss)	2,111	-	(1,235)

Operating expenses:
Operating expenses	5,410	-	5,410
General and administrative expenses	19,142	-	19,142
Severance expense	13,200	-	13,200
Professional fees	13,265	-	13,265
Total operating expenses	51,017	-	51,017

Loss from operations	(48,906)	-	(48,906)

Other income (expense)
Change in the fair value of the note payable	4,845	-	4,845
Change in fair value of warrants	206,588	-	206,588
Loss on issuance of debt	(138)	-	(138)
Loss on issuance of debt to related party	(40,531)	-	(40,531)
ELOC commitment fees	(7,400)	-	(7,400)
Unrealized gain on derivative asset	(16,156)	-	(16,156)
Realized gain on derivative asset	1,317	-	1,317
Interest income (expense), net	(8,458)	-	(8,458)
Other income (expense), net	(874)	-	(874)
Total other income (expense)	139,193	-	139,193

Net income (loss)	$90,287	$-	$90,287

Pro Forma Earnings Per Share
		Basic	$0.44
		Diluted	$0.44
Pro Forma Number of Shares Used in Computing EPS
		Basic (#)	203,675,352
		Diluted (#)	203,675,352

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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(UNAUDITED)

(in thousands, except share and per share amounts)

	Historical
	XCF Global, Inc.	New Rise SAF Renewables, Limited	XCF Global Capital, Inc.	Pro Forma XCF

Revenue	-	-	-	-
Cost of sales	-	-	-	-
Gross (loss)	-	-	-	-

Operating expenses:
Operating expenses	5,602	5,720	-	11,322
Rent expense	-	-	119	119
General and administrative expenses	9,560	-	446	10,006
Regulatory fees	-	-	338	338
Professional fees	292	-	3,707	3,707
Total operating expenses	15,454	5,720	4,610	25,784

Loss from operations	(15,454)	(5,720)	(4,610)	(25,784)

Other income (expense)
Change in the fair value of the Note payable - Polar	-	-	-	-
Change in FV of Warrant	-	-	-	-
Change in fair value of Non-Redemption Agreement	-	-	-	-
Interest income -Trust Account	-	-	-	-
Interest income (expense), net	(2,931)	-	(212)	(3,143)
Other income (expense), net	-	-	-	-
Total other income (expense)	(2,931)	-	(212)	(3,143)
Income (loss) from continuing operations before income taxes	(18,385)	(5,720)	(4,822)	(28,927)
Income taxes expense	-	-	-	-
Net income (loss)	$(18,385)	$(5,720)	$(4,822)	$(28,927)

52

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(UNAUDITED)

(in thousands, except share and per share amounts)

		Historical
	Pro Forma XCF	Focus Impact BH3 Acquisition Company	Pro Forma Adjustments		Pro Forma XCF Global, Inc.

Revenue	-	-	-		-

Operating expenses	11,322	-	-		11,322
Operating costs	119	5,559	(5,559	)H	119
General and administrative expenses	10,006	-	5,559	H	15,556
Regulatory fees	338	-	-		338
Professional fees	3,999	-	-		3,999
Total operating expenses	25,784	5,559	-		31,344

Loss from operations	(25,784)	(5,559)	-		(31,343)

Other income (expense)
Change in the fair value of the note payable	-	(322)	-		(322)
Change in fair value of warrants	-	716	-		716
Change in fair value of Non-Redemption Agreement	-	(1,250)	1,250	I	-
Interest income -Trust Account	-	1,026	(1,026	)J	-
Interest income (expense), net	(3,143)	10	-		(3,133)
Other income (expense), net	-	-	-		-
Total other income (expense)	(3,143)	180	224		(2,739)
Income (loss) from continuing operations before income taxes	(28,927)	(5,379)	224		(34,082)
Income taxes expense	-	(104)	-	K	(104)
Net income (loss)	$(28,927)	$(5,275)	$224		$(33,978)

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1.Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Focus Impact was determined as the “acquired” company for financial reporting purposes and Legacy XCF was considered as the accounting acquirer. The New Rise Acquisitions was closed prior to the Business Combination, and New Rise Renewables was the accounting acquirer of Legacy XCF. To reflect the New Rise Acquisitions prior to the Business Combination in the pro forma financial information, the column “Pro Forma XCF” represents the combination of New XCF, New Rise SAF Renewables, LLC and Legacy XCF, from which Legacy XCF is the surviving entity.

For accounting purposes, the financial statements of XCF represents a continuation of the financial statements of Pro Forma XCF with the Business Combination treated as the equivalent of Legacy XCF issuing shares for the net assets of Focus Impact, accompanied by a recapitalization whereby no goodwill or other intangible assets were recorded. Operations prior to the Closing will be those of Pro Forma XCF in future reports of XCF.

The New Rise Acquisitions were accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Under this method of accounting,

Legacy XCF is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, no goodwill was recorded since Legacy XCF’s assets and liabilities were recognized at cost, and the cost allocation was determined based on relative fair values. The combined entity’s financials will represent a continuation of New Rise’s financials and include the recognition of Legacy XCF’s assets acquired. Operations prior to the Closing will be those of New Rise in future reports of the combined company.

As a result, the historical financial statements of Focus Impact BH3 NewCo represent the continuation of the financial statements of the accounting acquirer, New Rise Renewables, LLC, adjusted to reflect the legal capital structure of Focus Impact BH3 NewCo.

The unaudited pro forma condensed combined balance sheet of XCF as of September 30, 2025 combines (i) the unaudited historical consolidated balance sheet of XCF as of September 30, 2025 and (ii) pro forma adjustments to give effect to the Financing Transactions as if they had been consummated as of that date.

The unaudited pro forma condensed combined statement of operations of XCF for the nine months ended September 30, 2025 combines (i) the unaudited historical statement of operations of XCF for the nine months ended September 30, 2025 and (ii) pro forma adjustments to give effect to the Financing Transactions as if they had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for Pro Forma XCF for the twelve months ended December 31, 2024 combines: (i) the audited, historical statement of operations of XCF Global, Inc. (formerly Focus Impact BH3 NewCo), which represents the historical results of the accounting acquirer, New Rise Renewables, LLC, for the year ended December 31, 2024; (ii) the audited historical statement of operations of XCF Global Capital, Inc. (Legacy XCF) for the year ended December 31, 2024; and (iii) pro forma adjustments to give effect to the reverse acquisition and Financing Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for Pro Forma XCF Global, Inc. for the twelve months ended December 31, 2024 combines: (i) unaudited pro forma condensed combined statement of operations for Pro Forma XCF from January 1, 2024 to December 31, 2024 and (ii) the audited historical statement of operations of Focus Impact for the period from January 1, 2024 through December 31, 2024, giving effect to the Business Combination and Financing Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future combined results of operations or financial condition of the Focus Impact. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the consolidation of the three companies or the costs that may be incurred in integrating their operations. The pro forma financial statements do not purport to project the future results of operations or financial position of the XCF.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

●	the historical unaudited interim financial statements of XCF Global, Inc. for the nine months ended September 30, 2025, which are included in this prospectus
●	the historical audited financial statements of XCF Global, Inc. (formerly Focus Impact BH3 NewCo, Inc.) for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus. As the Business Combination was accounted for as a reverse recapitalization under ASC 805-40, the historical financial statements of XCF Global, Inc. following the Closing Date reflect the financial statements of XCF Global Capital, Inc., whose accounting acquirer was New Rise Renewables.
●	the historical audited financial statements of Focus Impact for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus;
●	the historical audited financial statements of XCF Global Capital, Inc. for the fiscal years ended December 31, 2024 and 2023, which are included in this prospectus.
●	the historical unaudited financial information of New Rise SAF for the fiscal year ended December 31, 2024, which has been derived from management accounting records.

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Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this filing. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

Management has not identified any material differences in accounting policies that would require adjustments in the pro forma financial information. Certain reclassifications have been reflected to conform financial statement presentation as described in the notes the pro forma financial statements below.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Certain preliminary adjustments have been made to the historical financial information, as outlined in the footnotes below.

(A)	Represents pro forma adjustments to cash and cash equivalents to reflect the following:

(dollars in thousands)	As of September 30, 2025
Proceeds from issuance of shares of Common Stock to Helena Global Investment Opportunities I Ltd. under ELOC Financing	500
Proceeds from issuance of shares of Common Stock to EEME Energy SPV I LLC under EEME Financing	1,200
Proceeds from Notes Financing	1,000
Repayment of 50% of proceeds from ELOC Financing to Notes Financing	(250)
Net adjustment	2,450

(B)	Represents pro forma adjustments to related party payables, reflecting the conversion of $28,000 of related party payable due to Encore DEC, LLC to equity:

(dollars in thousands)	As of September 30, 2025
Conversion of related party payable to equity under the Encore Agreement	28,000
Net adjustment	28,000

(C)	Represents pro forma adjustments to Loan payable to related party reflecting the conversion of $2,350, $2,500 and $1,200 of related party loans due to GL Part SPV I, LLC into equity:

(dollars in thousands)	As of September 30, 2025
Conversion of $2,350 loan payable to related party to equity under the GL Loan Agreement	2,350
Conversion of $2,500 promissory note to related party to equity under the Amendment No. 1	2,500
Conversion of $1,200 promissory note to related party to equity under the Amendment No. 2	1,200
Net adjustment	6,050

In addition, approximately $540,000 was recorded in accrued interest expense. The pro forma adjustment removes the impact to accrued interest in connection with the conversion of the following balances to equity:

(dollars in thousands)	As of September 30, 2025
Conversion of $300 accrued interest under Amendment No. 1 to equity	300
Conversion of $240 accrued interest under Amendment No. 2 to equity	240
Net adjustment	540

55

(D)	Represents pro forma adjustments to Notes payable, current portion to reflect the following:

(dollars in thousands)	As of September 30, 2025
Principal amount issued from Notes Financing	1,120
Repayment of 50% of proceeds from ELOC Financing to Notes Financing	(250)
Net adjustment	870

(E)	Represents pro forma adjustments to par value of Common Stock balance to reflect the following:

(dollars in thousands)	As of September 30, 2025
Issuance of shares of Common Stock to Helena Global Investment Opportunities I Ltd. under ELOC Financing	0.07
Issuance of shares of Common Stock to EEME Energy SPV I LLC under EEME Financing	0.21
Issuance of shares of Common Stock to Encore DEC, LLC in connection with the Encore Agreement	3.68
Issuance of shares of Common Stock to GL Part SPV I, LLC in connection with GL Loan Agreement, Amendment No. 1 and Amendment No. 2	0.87
Net adjustment	5.00

(F)	Represents pro forma adjustments to additional paid in capital balance to reflect the following:

(dollars in thousands)	As of September 30, 2025
Issuance of Common shares of Common Stock to Helena Global Investment Opportunities I Ltd. under ELOC Financing	500
Issuance of shares of Common Stock to EEME Energy SPV I LLC under EEME Financing	1,359
Issuance of shares of Common Stock to Encore DEC, LLC in connection with the Encore Agreement	27,996
Issuance of shares of Common Stock to GL Part SPV I, LLC in connection with GL Loan Agreement, Amendment No. 1 and Amendment No. 2	6,589
Net adjustment	36,444

(G)	Represents pro forma adjustments to accumulated deficit to reflect the following:

(dollars in thousands)	As of September 30, 2025
Original issue discount under the Notes Financing	120
Interest expense related to the EEME Financing	160
Net adjustment	280

(H)	Represents reclassifications to conform Focus Impact’s financial information to financial statement line items and presentation of XCF based on Pro Forma XCF’s financial statement presentation.

(I)	Reflects the elimination of $1.3 million of change in fair value of Non-Redemption Agreement for the year ended December 31, 2024, related to historical change in fair value of the Non-Redemption Agreement.

(J)	Reflects the elimination of $1.0 million of interest income earned for the year ended December 31, 2024, related to historical income from the Trust Account.

(K)	The pro forma income statement adjustments do not reflect any income tax effect because XCF has a full valuation allowance offsetting any potential tax impact.

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3. Earnings per Share

The pro forma earnings per share calculation represents the net income (loss) per share calculated using the pro forma basic and diluted weighted average shares outstanding of XCF Common Stock as a result of the pro forma adjustments as if the New Rise Acquisitions, Financing Transactions and Business Combination had occurred on January 1, 2024, the beginning of the earliest period presented. The calculation of weighted average shares outstanding for pro forma basic and diluted net income per share reflects (i) the historical XCF shares, as adjusted based on the aggregate number of XCG Common Stock issued for the Financing Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined per share information has been presented as follows:

(in thousands, except share and per share data)	Period of January 1 to September 30, 2025
Numerator:
Net income (loss) attributable to common shareholders - basic and diluted	$90,287
Denominator:
Shares of Common Stock issued on Business Combination	149,275,204
Shares of Common Stock issued under the EEME Financing(1)	8,298,043
Shares of Common Stock issued related to the Encore Agreement(2)	36,779,193
Shares of Common Stock issued related to the GL Loan Agreement, Amendment No. 1 and Amendment No. 2(3)	8,656,245
Shares of Common Stock issued under the ELOC Financing	666,667
Weighted average shares outstanding - basic	203,675,352
Weighted average shares outstanding – diluted	203,675,352

Net income (loss) per share attributable to common shareholders – basic	$0.44
Net income (loss) per share attributable to common shareholders – diluted	$0.44

(1)	Represents (i) 950,000 shares issued to EEME Energy as part of an arrangement and advisory fee, (ii) 5,216,220 shares issued to EEME Energy in connection with the initial draw-down of $2.0 million on July 29, 2025 and the subsequent August Financing of $4.0 million and (iii) 2,131,823 shares issued to a third-party at the assignment by EEME Energy in connection with the November Financing of $1.2 million.
(2)	Pursuant to the Encore Agreement, $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. The conversion price was determined to be $0.7613 per share and will result in 36,779,193 shares of Class A Common Stock being issued to Encore.
(3)	On November 19, 2025 the Company and certain of its subsidiaries entered into a GL Loan Agreement, Amendment No. 1 and Amendment No. 2 with GL Part SPV I, LLC for the conversion of $2.35 million, $2.5 million and $1.2 million of related party loans into Class A Common Stock of the Company, respectively. The conversion price was determined to be $0.7613 per share and will result in: (i) 3,086,825 shares of Class A Common Stock being issued to GL Part SPV I, LLC under the GL Loan Agreement, (ii) 3,677,919 shares of Class A Common Stock being issued to GL Part SPV I, LLC under the Amendment No. 1, and (iii) 1,891,501 shares of Class A Common Stock being issued to GL Part SPV I, LLC under the Amendment No. 2.

Upon the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:

Common Stock Warrants	17,900,000
RSUs issued and outstanding	2,684,000

57

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF NEW XCF

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “New XCF” refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.), a Delaware corporation, after giving effect to the Business Combination (as defined below) and following the Closing Date, June 6, 2025. In addition, unless otherwise stated herein or unless the context otherwise requires (i) references to “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date, (ii) references to “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to the Closing Date and (iii) references to “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause XCF’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and set forth in the “Risk Factors” section included elsewhere in this prospectus.

Company Overview

XCF Global, Inc. (“New XCF” or the “Company”), a Delaware corporation, formerly known as Focus Impact BH3 NewCo, Inc. was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination (as defined below), the name was changed to XCF Global, Inc.

In connection with the completion of the Business Combination, Legacy XCF became a wholly owned subsidiary of New XCF. Legacy XCF was formed in January 2023, was founded to develop, operate and invest in renewable energy assets and production facilities and will continue those initiatives and business activities as the primary operating subsidiary of New XCF. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste-and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. The Company owns New Rise Reno Renewables LLC, which owns and operates a renewable fuels facility, New Rise Reno, in McCarren, Nevada. In February 2025, New Rise Reno started its ramp-up process and began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of near SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

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We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we intend to further build-out and reconstruct into SAF, renewable fuels and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within our broader SAF and biofuels value chain.

Company Formation and Initial Acquisitions

New XCF, formerly known as Focus Impact BH3 NewCo, Inc., was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination (as defined below), the name was changed to XCF Global, Inc.

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Southeast Renewables, LLC (“Southeast Renewables”) to acquire its Wilson, North Carolina biodiesel plant assets for an aggregate purchase price of $100,000,000. Legacy XCF issued Southeast Renewables 7,700,000 shares of Legacy XCF at an agreed conversion price of $10 per share ($77,000,000) and issued a convertible promissory note (“Southeast Renewables Convertible Note”) in principal amount of $23,000,000, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

At the closing of the Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of New XCF Class A common stock upon closing.

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On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Good Steward Biofuels FL, LLC (“Good Steward”), to acquire its Fort Myers, Florida biodiesel plant assets. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL Part SPV I, LLC (“GL”) to Southeast Renewables. GL was a shareholder of Legacy XCF and owns membership interests in Southeast Renewables. The purchase price was $100,000,000 less $200,000 in notes payable, and loans assumed by Legacy XCF using a conversion price of $10 per share.

At the closing of the Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of New XCF Class A common stock upon closing.

The Wilson, North Carolina plant and Fort Myers, Florida plant have been non-operational for over three years and five years, respectively.

On January 23, 2025, and February 19, 2025, Legacy XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly owned subsidiaries of Legacy XCF. New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016, for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada.

Recent Developments

Transactions with New Rise

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC (“RESC”) to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase was paid at closing of the Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note was non-interest bearing and had a maturity date of twelve months after the date the note was issued in connection with the closing of the Acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA with Randy Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200,000,000.

In October 2024, Legacy XCF filed a pre-merger notification with the FTC to comply with the HSR Act and Rules. On November 15, 2024, the thirty-day waiting period expired. Legacy XCF’s acquisition of New Rise SAF was completed on January 23, 2025, and Legacy XCF’s acquisition of New Rise Renewables was completed on February 19, 2025.

On January 31, 2025, Legacy XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to Legacy XCF and will be included as indebtedness of New Rise Renewables, which resulted in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

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New Rise Renewables SAF

During Q4 2024, Legacy XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $250,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, Legacy XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amount of 20,000 preferred membership units. The preferred membership units had preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2,540,000 was netted against the purchase price of New Rise SAF Renewables by $12,700,000 upon closing. On January 23, 2025, in connection with the closing of the New Rise SAF acquisition, the aggregate purchase price of $200,000,000 was reduced by the five times liquidation preference on contributed capital, resulting in total consideration at closing was approximately $187,300,000 or 18,730,000 shares of Legacy XCF common stock.

As a result, Randy Soule was issued 15,036,170 shares of XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Randy Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 15,036,170 Legacy XCF shares converted into 10,318,915 shares of New XCF Class A common stock, and the 3,693,830 shares converted into 2,534,975 shares of New XCF Class A common stock upon closing.

New Rise Renewables

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC Renewables Holdings, LLC (“RESC Renewables”) was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC Renewables and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of New XCF Class A common stock, and the 4,366,598 shares converted into 2,996,678 shares of New XCF Class A common stock upon closing.

Immediately prior to the merger with Focus Impact BH3 Acquisition Company, Randy Soule (directly, or indirectly through his ownership interests in RESC and New Rise SAF Renewables) controlled approximately 104,551,524 shares of XCF common stock, representing 51.8% of the issued and outstanding shares of XCF common stock, assuming full conversion of the $100,000,000 New Rise Convertible Note.

Renewable Fuels Production

XCF’s current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. Until SAF production is at nameplate capacity, New Rise is not deemed to be an operating business and classifies as under construction. The project will be under construction until final project acceptance is completed as per the agreement between New Rise and Axens North America which is working on SAF conversion. Due to the conversion to SAF and associated testing of the facility, we have observed variable operating performance which has impacted the ability of the plant to operate at full capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, without any additional modifications to the facility. Management regards the production of renewable diesel as an interim derivative during the ramp-up process of the ongoing SAF conversion process. As such, we are recording inventory associated with renewable diesel but due to the negative margins during the SAF conversion phase, the net realizable value of the inventory is zero. If the plant was configured solely for renewable diesel production, the facility would operate at higher production rates due to the specific requirements of catalyst required for renewable diesel production. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement.

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We currently expect to resume SAF production as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF or renewable diesel production and/or any delay in our ability to operate the Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of October 31, 2025, the amount required to bring the GNCU Loan current is approximately $26,700,000, inclusive of principal and interest, excluding approximately $2,400,000 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025, notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025, notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025, demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

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XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of October 31, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled approximately $28,100,000, comprised of (i) $18,400,000 of lease payments and (ii) $9,700,000 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF issued 4,000,000 shares of XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the shares for resale. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

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As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $2,200,000. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $1,700,000 and interest payable of approximately $500,000 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,
●	The imposition of penalty interest rates or fees,
●	Restrictions on the Company’s ability to access future financing, and
●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Transaction with Focus Impact

On March 11, 2024, Legacy XCF entered into the Business Combination Agreement with Focus Impact and certain of Focus Impact’s subsidiaries. Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction was structured as a merger of Legacy XCF and a wholly owned subsidiary of Focus Impact. After the completion of the transaction on June 6, 2025, Legacy XCF became a wholly owned subsidiary of New XCF and New XCF was subsequently renamed to XCF Global, Inc. and XCF Global, Inc. (the “Combined Company”) became a new publicly traded company on NASDAQ (Nasdaq: SAFX).

Pursuant to the terms of the Business Combination Agreement:

●	in connection with the completion of the Business Combination (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one share of New XCF Class A common stock, par value $0.0001 per share (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one share of New XCF Class A common stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the Business Combination was converted into the right to receive one New XCF Warrant, with New XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and

●	in connection with the completion of the Company Merger, each share of common stock of Legacy XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of New XCF Class A common stock (rounded down to the nearest whole share) determined in accordance with the Business Combination Agreement based on a pre-money equity value of Legacy XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of New XCF Class A common stock.

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At the closing of the Business Combination, New XCF issued an aggregate of 142,120,364 shares of New XCF Class A common stock to equity holders of Legacy XCF in exchange for their equity interests in Legacy XCF. Subsequent to the Closing, New XCF issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Business Combination to be 142,130,632 shares of New XCF Class A common stock. In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 651,919 shares of New XCF Class A common stock at the closing of the Business Combination. An aggregate of 1,200,000 shares of New XCF Class A common stock was also issued at the closing of the Business Combination to Polar Multi-Strategy Master Fund, pursuant to the terms of a subscription agreement, dated as of November 3, 2025, between Focus Impact and Polar Multi-Strategy Master Fund.

As of the closing of the Business Combination and after giving effect to the Business Combination, New XCF had approximately 149,300,000 shares of New XCF common stock outstanding. On a fully diluted basis, calculated using the treasury stock method and assuming the net exercise of all warrants that are in-the-money based on the closing price of Focus Impact on June 6, 2025, the fully diluted share count is approximately 157,800,000 shares. The fully diluted share count does not include any out-of-the-money warrants. This share count is provided solely for the purpose of estimating market capitalization and may differ from accounting treatment under GAAP or from other financial metrics used in our public filings.

In connection with the closing of the Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Public Warrants was $121,900,000 measured at fair value a the Closing Date.. See Note 2 and Note 9 to the Notes to the Unaudited Condensed Consolidated Financial Statements for further information on the Public Warrants.

In connection with the closing of the Business Combination, the Company assumed 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Private Placement Warrants was $88,768,000 at the Closing Date. See Note 2 and Note 9 to the Notes to the Unaudited Condensed Consolidated Financial Statements for further information on the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the units sold, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor (as defined in the Private Placement Warrants and the Public Warrants) or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

Completion of the transaction was subject to customary closing conditions, including all requisite approvals by Legacy XCF stockholders and Focus Impact stockholders, the approval of the listing of the shares of New XCF Class A common stock on either the NYSE or Nasdaq, and receipt of necessary consents and regulatory approvals, including HSR Act approval.

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ELOC Agreement

On May 30, 2025, Legacy XCF and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A common stock of XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, Legacy XCF has issued 740,000 shares of Legacy XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of XCF Class A Common Stock as of the closing of the Business Combination.

Helena Note

On May 30, 2025, Legacy XCF, NewCo, Randall Soule, in his individual capacity as a shareholder of Legacy XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of Legacy XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

At the closing of the Business Combination, the 2,840,000 shares of Legacy XCF common stock issued to Mr. Soule were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 2,840,000 Legacy XCF shares converted into 1,949,015 shares of New XCF Class A common stock upon closing.

On July 10, 2025, New XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, New XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A common stock pursuant to the terms of Section 11.2 of the original Helena Note. New XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to New XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

EEME Note

On July 30, 2025 (the “Initial Closing”), the Company entered into the purchase agreement with EEME Energy SPV I LLC (“EEME Energy”), pursuant to which it issued a convertible note for $2,000,000, which matures one year from the date of issuance and accrues interest at 13.3% per annum. Additionally, on August 11, 2025, the Company issued an additional $4,000,000 convertible note under the purchase agreement (the “Subsequent Closing”). Principal and interest are payable upon the maturity date, unless converted into Class A common stock prior to the maturity date. The Company may sell additional notes to EEME Energy, provided that the aggregate amount does not exceed $7.5 million, and the convertible notes can only be issued for up to one year from the Initial Closing. In connection with the execution of the note purchase agreement, the Company agreed to pay 750,000 shares of the Company’s Class A common stock as an arrangement fee and 200,000 of the Company’s Class A common stock as an advisory fee, which is payable at the Initial Closing. EEME Energy has elected to convert an aggregate of $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of Class A common stock of New XCF.

On November 17, 2025, the Company and EEME Energy consummated a subsequent closing and issued a Note in the aggregate principal amount of $1.2 million to EEME Energy (the “November EEME Financing” and together with the Initial EEME Financing and the August EEME Financing, the “EEME Financing”). Also on November 17, 2025, EEME Energy elected to convert the entire outstanding principal of $1,200,000 and the interest payment conversion amount of $159,600 into Company’s Common stock and assigned the shares to a third-party (Innovativ Media Group, Inc.). The conversion price was approximately $0.64 per share (5% discount to the 5-day variable weighted average price of $0.67), resulting in the issuance of 2,131,823 shares of Common stock to Innovativ Media Group, Inc.

On November 21, 2025, the Company issued 950,000 shares of Class A Common stock to EEME Energy as settlement for the arrangement fee and advisory fee in connection with the Note Purchase Agreement.

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Polar Subscription Agreement

On November 3, 2023, Focus Impact BH3 Acquisition Company entered into the Polar Subscription Agreement under which Polar agreed to make capital contributions to the previous SPAC Sponsor. Pursuant to the Polar Subscription Agreement, the capital contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing a business combination. Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such Business Combination (the “Surviving Entity”) at a rate of one share of common stock for each ten dollars ($10.00) of the capital contribution that is funded. As of the date of this filing, the Company has not repaid Polar $1,200,000 of the assumed liability in connection with the closing of the business combination. The unpaid balance carries an interest rate of 120,000 shares per month that the amount remains outstanding. On June 28, 2025, XCF received notice from Polar that it was in technical default of the Polar Subscription Agreement.

On October 7, 2025 and November 21, 2024, the Company issued 480,000 shares and 240,000 shares, respectively, of Class A common stock to Polar for the Default.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These technical defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,
●	The imposition of penalty interest rates or fees,
●	Restrictions on the Company’s ability to access future financing, and
●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Encore DEC, LLC Payable Settlement

On November 19, 2025, the Company, New Rise Renewables Reno, LLC (“New Rise Reno”), a subsidiary of the Company, and Encore DEC, LLC (“Encore”) entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 36,779,193 shares of Class A Common Stock being issued to Encore. After the conversion, Randall Soule will beneficially own approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC.

Encore DEC, LLC Company Support Agreement

On November 24, 2025, the Company and Encore entered into a Company Support Agreement (the “Encore Company Support Agreement”), pursuant to which, Encore agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 35% of Encore’s 36,779,193 beneficially owned shares of Class A Common Stock of the Company (12,872,718 shares) until the earlier to occur of (a) the date the Company waives the Encore Company Support Agreement and (b) six months from the date in which this Registration Statement becomes effective under the Securities Act of 1933, as amended.

GL Part SPV I, LLC

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL Part SPV I, LLC (“GL”) entered into a loan acknowledgement and conversion agreement (the “GL Loan Agreement”) whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,086,825 shares of Class A Common Stock being issued to GL.

Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated April 17, 2025 (the “Amendment No. 1”) whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,677,919 shares of Class A Common Stock being issued to GL.

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Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated February 13, 2025 (the “Amendment No. 2”) whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 1,891,501 shares of Class A Common Stock being issued to GL.

After the conversions pursuant to the GL Loan Agreement, the Amendment No. 1 and the Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock.

GL Part SPV I, LLC, is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of GL Part SPV I, LLC and is also the sole member of two existing Company shareholders, GL Part SPV II, LLC and EEME Energy SPV I, LLC. On a pro forma basis, after giving effect to the total shares that will be issuable at the time of conversion, GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy collectively hold 40,941,520 shares of the Company’s Class A Common Stock, representing approximately 19.9% of the Company’s issued and outstanding shares of Class A Common Stock as of the date of this filing. As a result, Ms. Ladnier may be deemed to have beneficial ownership of such shares and may be able to exert significant influence over matters submitted to the Company’s stockholders.

Focus Impact BHAC Sponsor, LLC Company Support Agreement

On November 24, 2025, the Company and Focus Impact BHAC Sponsor, LLC (“Focus Impact”) entered into a Company Support Agreement (the “Focus Impact Company Support Agreement”), pursuant to which, Focus Impact agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 100% of its 3,306,944 beneficially owned shares of Class A Common Stock of the Company until the earlier to occur of (a) the date the Company waives the Focus Impact Company Support Agreement and (b) six months from the date in which this Registration Statement becomes effective under the Securities Act of 1933, as amended.

BTIG, LLC

On November 21, 2025, the Company issued 133,333 shares of its Class A Common Stock to BTIG, LLC (“BTIG”) in connection with that certain letter agreement dated November 2, 2023 (the “Letter Agreement”) originally entered into by Crixus BH3 Acquisition Company and assumed by the Company upon completion of the business combination among the Company, Focus Impact BH3 Acquisition Corp. (as successor to Crixus BH3 Acquisition Company), and certain related entities.

Under the Letter Agreement, BTIG is entitled to receive a capital markets advisory fee payable in shares of the public company that survives the business combination. The number of shares issuable is equal to the greater of: (i) 100,000 shares, and (ii) the quotient obtained by dividing $1,000,000 by the variable weighted average price of the Company’s Class A Common Stock for the five (5) trading days immediately preceding the initial filing of the registration statement registering the resale of such shares, provided that the VWAP used in this calculation shall not be less than $7.50.

Based on the applicable VWAP calculation, the number of shares issuable to BTIG was determined to be 133,333 shares, which the Company issued on November 21, 2025.

Sumon Chaudhuri

On November 21, 2025, the Company issued 62,754 shares of its Class A Common Stock to Sumon Chaudhuri in settlement of consulting fees owed to him for services rendered in September, October, and November 2025. Mr. Chaudhuri provides consulting services to the Company in his capacity as VP, Head of Business Development.

Under his consulting arrangement, Mr. Chaudhuri is entitled to a monthly consulting fee of $20,000, payable in either cash or shares of the Company’s Class A Common Stock upon mutual agreement between Mr. Chaudhuri and the Company. When payment is made in stock, the number of shares is determined based on the five-day volume-weighted average price (“VWAP”) of the Company’s Class A Common Stock as of the issuance date, and any such issuances are made following approval by the Board of Directors where required.

The 62,754 shares issued on November 21, 2025 represent the agreed-upon stock-settled compensation for the applicable months.

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Results of Operations – for the three and nine months ended September 30, 2025, and 2024

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$9,553,439	$-	$16,129,671	$-
Cost of sales	6,207,950	-	14,019,252	-
Gross income	3,345,489	-	2,110,419	-
Operating expenses:

Operating expenses	1,685,518	1,402,858	5,409,652	5,126,423
General and administrative expenses	8,871,322	1,995,414	19,142,002	6,054,709
Severance expense	-	-	13,200,000	-
Professional fees	1,411,503	-	13,265,445	-
Total operating expenses	11,968,343	3,398,272	51,017,099	11,181,132

Loss from operations	(8,622,854)	(3,398,272)	(48,906,680)	(11,181,132)

Other income (expense)
Change in the fair value of notes payable	46,906	-	4,844,886	-
Change in fair value of warrants	422,000	-	206,588,000	-
Loss on issuance of debt	(138,000)	-	(138,000)	-
Loss on issuance of debt to related party	-	-	(40,531,000)	-
ELOC commitment fees	-	-	(7,400,000)	-
Unrealized loss on derivative asset	(97,443)	-	(16,156,071)	-
Realized gain on derivative asset	1,316,827		1,316,827
Interest income (expense), net	(4,890,850)	8	(8,457,721)	17
Other income (expense), net	(551,552)	-	(874,299)	-
Total other income (expense)	(3,892,112)	8	139,192,622	17

Net income (loss)	$(12,514,966)	$(3,398,264)	$90,285,942	$(11,181,115)

Income (loss) per common share, basic and diluted(1)	$(0.08)	$-	$0.69	$-

Weighted average number of common shares outstanding, basic and diluted(1)	149,525,002	-	131,104,043	-

1.	The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the three and nine months ended September 30, 2025 will not present share or per share data.

During the nine months ended September 30, 2025, and 2024, we had a net income/(loss) of $90,285,942 and $(11,181,115), respectively.

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Individual components of our results are discussed below:

Cost of sales

We incurred $14,019,252 and $0 of cost of sales for the nine months ended September 30, 2025, and 2024, respectively. Cost of sales primarily consists of feedstock.

Operating expenses

We incurred $5,409,652 and $5,126,423 direct costs for the nine months ended September 30, 2025, and 2024, respectively. Direct costs primarily consist of plant utilities, plant operating expenses, and logistic and handling costs.

General and administrative expenses

We incurred $19,142,002 and $6,054,709 of general and administrative expenses during the nine months ended September 30, 2025, and 2024, respectively. General and administrative expenses primarily consist of stock-based compensation, professional fees, payroll expenses, rent, and other expenses. The expenses have increased due to a significant increase in the stock-based compensation and payroll cost during the nine-month period ended September 30, 2025.

Severance expenses

We incurred $13,200,000 and $0 of severance expenses during the nine months ended September 30, 2025, and 2024, respectively. Severance expenses consist of stock-based compensation paid to former executives as part of their severance agreement.

Professional fees

We incurred $13,265,445 and $ 0 of professional fees during the nine months ended September 30, 2025 and 2024. Professional fees primarily consist of fees payable for transaction cost, consulting fees for transaction closing, legal fees, marketing consultancy, and other consultancy expenses.

Change in the fair value of note payable

Change is the fair value of note payable was $4,844,886 and $0, respectively, for the nine months ended September 30, 2025, and 2024. As a result of the Business Combination that closed June 6, 2025, XCF assumed a note payable from Polar Multi-Strategy Master Fund (“Polar”) of $1,200,000. The Company elected the fair value option for valuing this loan. From the date of Business Combination to period end, the Company recognized a $4,844,886 gain due to the change in fair value and is recorded within change in the fair value of note payable in the unaudited condensed consolidated statements of operation.

Change in fair value of warrants

Change is the fair value of warrants was $206,588,000 and $0, respectively, for the nine months ended September 30, 2025, and 2024. In connection with the closing of Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of New XCF common stock at $11.50 and 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of New XCF common stock at $11.50. The total value of the liability associated with the Public Warrants and Private Warrants was $121,900,000 and $88,768,000, measured at fair value at the Closing Date. The company has recognized a gain of $206,588,000 with the revaluation of these warrants.

Loss on issuance of debt

Loss on issuance of debt was $138,000 and $0, respectively, for the nine months ended September 30, 2025, and 2024.

Loss on issuance of debt to related party

Loss on issuance of debt was $40,531,000 and $0, respectively, for the nine months ended September 30, 2025, and 2024. The loss was recorded on a promissory note issued to GL.

ELOC commitment fees

ELOC commitment fees were $7,400,000 and $0, respectively, for the nine months ended September 30, 2025, and 2024. The expenses are paid for commitment fees in connection with the ELOC Agreement with Helena for $50,000,000.

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Unrealized and Realized gain on derivative asset

On May 30, 2025, New XCF, Legacy XCF, Randall Soule (“Soule”), in his individual capacity as a shareholder of Legacy XCF, and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 1,948,862 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Replacement Shares and the Side Letter Forward at their fair value. On July 1 and July 16, 2025, the Company received cash payment from Helena totaling $2,249,381 for the remaining Advanced Shares, and in exchange the Company and Soule waived Helena’s obligation to return the those remaining Advanced Shares. The Company remeasured the derivate asset and recorded an unrealized gain of $97,443 which was recorded within unrealized loss on derivative asset in the unaudited condensed consolidated statements of operation. The Company derecognized the derivative asset at the settlement date fair value and recorded $1,316,827 of gain for the difference between the cash received and the fair value of the derivative asset, which is recorded in realized gain on derivative asset. For the period ended September 30, 2025, the Company recognized a $16,156,071 loss on the Side Letter Forward, which is recorded in unrealized loss on derivative asset in the unaudited condensed consolidated statement of operations. As of September 30, 2025, the fair value of the derivative asset is $0.

Interest income (expense), net

We incurred $(8,457,721) and $17 of interest income (expense), net for the nine months ended September 30, 2025 and 2024, respectively. Interest expense consists of interest incurred on our convertible promissory notes and notes payable and late fees on the notes payable. For the nine months ended September 30, 2025, the Company entered into additional convertible promissory notes and incurred late fees on financial liability as compared to the nine months ended September 30, 2024, resulting in additional interest expense being incurred during the period.

Other income (expenses), net

We incurred expenses of $874,299 and $0, respectively, for the nine months ended September 30, 2025, and 2024, respectively. Other expenses primarily consist of fair value adjustment on loans payable to related party and amortization of note discount on GL loan of $1,200,00.

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Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing, or manage the timing of our capital expenditures. As of September 30, 2025, we had a working capital shortage of $236,478,642 (current assets of $28,980,003 less current liabilities of $265,458,645. These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns, delays in production, or other operating disruptions in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly-traded company or from operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our Class A common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Current cash and cash equivalents as of September 30, 2025, excluding restricted cash, totaled $879,168. We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. Based on this assessment, there are material uncertainties about the business that may cast doubt about the Company’s ability to continue as a going concern. The Company historically was able to obtain certain bridge financing from a significant shareholder (GL Part SPV I, LLC) to fund its operations, but there is no ongoing commitment or obligation to provide such financing in the future. The Company is currently actively seeking new sources of financing, which will enable the Company to meet its obligations for the twelve-month period from the date the financial statements were available to be issued. The financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. Such adjustments could be material.

The table below presents our cash flows during the nine months ended September 30, 2025, and 2024, respectively:

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Net cash provided by (used in):
Operating activities	$(13,752,205)	$(17,997,604)
Investing activities	(1,563,317)	(13,493,222)
Financing activities	15,787,000	36,376,675
Net increase in cash	$471,478	$4.885,849

Individual components of our cash flows are discussed below:

Net cash used in operating activities

Net cash used in operating activities during the nine months ended September 30, 2025, and 2024 was $(13,752,205) and $(17,997,604), respectively.

For the nine months ended September 30, 2025, net cash provided by operating activities primarily consisted of non-cash change in fair value of warrants liabilities of $206,588,000, partially offset by net income of $80,448,696 and non-cash expenses of severance expenses and loss on issuance of debt to related party of $13,200,000 and $40,531,000, respectively.

For the nine months ended September 30, 2024, net cash used in operating activities was $17,997,604. Net cash used in operating activities primarily consisted of a net loss of $11,181,115 and a decrease in related party payable of $4,351,251, decrease in accounts payable of $2,495,515 and an increase in other current assets of $26,541 offset by an increase in accrued expenses of $56,820.

Net cash used in investing activities

Net cash used in investing activities during the nine months ended September 30, 2025, and 2024 was $1,563,317 and $13,493,222, respectively.

For the nine months ended September 30, 2025, net cash used in investing activities primarily consisted of cash paid for construction in progress of $1,784,214. For the nine months ended September 30, 2024, net cash used in investing activities primarily consisted of purchase of property and equipment of $13,254,088.

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Net cash provided by financing activities

Net cash provided by financing activities during the nine months ended September 30, 2025, and 2024 was $15,787,000 and $36,376,675, respectively.

During the nine months ended September 30, 2025, net cash provided by financing activities primarily consisted of proceeds from member contribution of $4,387,000, proceeds from borrowing of $1,950,000, proceeds from related party note of $8,500,000 and proceeds from note payable of $950,000.

Net cash provided by financing activities during the nine-month ended September 30, 2024, was $36,376,675. Net cash provided by financing activities consisted of proceeds from member contributions, proceeds from related party note payable and proceeds from borrowing of $35,455,675, $1,421,000 and $500,000, respectively, partially offset by repayment of borrowing of $1,000,000.

On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of principal amount of prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. At the closing of the Business Combination, the 1,219,870 Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 1,219,870 Legacy XCF shares converted into 837,164 shares of New XCF Class A common stock upon closing.

On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL a convertible promissory note in principal amount of $600,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $1 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. At the closing of the Business Combination, the 600,164 Legacy XCF common stock issued to GL was automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 600,164 Legacy XCF shares converted into 411,876 shares of New XCF Class A common stock upon closing.

During Q4 2024, Legacy XCF entered into four note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, four promissory notes in principal amounts of $2,000,000, $1,000,000, $1,090,000, and $250,000. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares, and 625,000 shares of Legacy XCF common stock, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares, totaling 10,350,000 of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 10,350,000 Legacy XCF shares converted into 7,102,924 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into two note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, two promissory notes in principal amounts of $200,000 and $138,333. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 500,000 shares and 345,833 shares, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 500,000 and 345,833 shares, totaling 845,833 of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 845,833 Legacy XCF shares converted into 580,472 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Sky MD, LLC (“Sky MD”) to which Sky MD agreed to purchase, and XCF agreed to sell and issue to Sky MD, a promissory note in principal amount of $138,333. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Sky MD subsequently exercised its right to convert the principal amount of the note into 345,833 shares. No interest was accrued on the principal amount of the notes. At the closing of the Business Combination, the 345,833 of Legacy XCF common stock issued to Sky MD were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 345,833 Legacy XCF shares converted into 237,336 shares of New XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Focus Impact Partners, LLC (“Focus Impact Partners”) to which Focus Impact Partners agreed to purchase, and Legacy XCF agreed to sell and issue to Focus Impact Partners, a promissory note in principal amount of $150,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Focus Impact Partners subsequently exercised its right to convert the principal amount of the note into 375,000 shares. No interest was accrued on the principal amount of the note.

At the closing of the Business Combination, the 375,000 shares of Legacy XCF common stock issued to Focus Impact Partners were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 375,000 Legacy XCF shares converted into 257,352 shares of New XCF Class A common stock upon closing.

On January 31, 2025, Legacy XCF and Innovativ Media Group, Inc. entered into a promissory note for $500,000. The promissory note bears interest of $100,000, payable on the earliest of March 31, 2025, unless extended by mutual written consent of XCF and Innovativ Media Group, Inc., or upon an event of default. In connection with the issuance of the promissory note, Legacy XCF issued 250,000 shares of its common stock to Innovativ Media Group, Inc. At the closing of the Business Combination, the 250,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 250,000 Legacy XCF shares converted into 171,568 shares of New XCF Class A common stock upon closing.

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On April 17, 2025, Legacy XCF and Innovativ entered into a first amendment to the Innovativ Promissory Note (the “Amended Innovativ Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and Innovativ, or (ii) an event of default (as specified in the Amended Innovativ Promissory Note), if such note is then declared due and payable in writing by Innovativ. A “Qualified Financing Event” under the Amended Innovativ Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by Innovativ and XCF. The Amended Innovativ Promissory Note also provides for additional one-time interest payment on the note at a fixed rate of 12% or $60,000, which amount is in addition to the interest already payable on the original note.

On February 13, 2025, Legacy XCF and GL entered into a promissory note (the “February 2025 Promissory Note”) for the gross principal amount of $1,200,000 with net proceeds from the note equal to $1,000,000. The February 2025 Promissory Note bears interest of $200,000, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to XCF, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL. At the closing of the Business Combination, the 200,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 200,000 Legacy XCF shares converted into 137,255 shares of New XCF Class A common stock upon closing.

On April 17, 2025, Legacy XCF and GL entered into a first amendment to the February 2025 Promissory Note (the “Amended February 2025 Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event (as defined below) and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF.

On April 17, 2025, Legacy XCF and GL entered into a promissory note (the “April 2025 Promissory Note”) for the gross principal amount of $2,500,000. The April 2025 Promissory Note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the April 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the April 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF. In connection with the issuance of the April 2025 Promissory Note, Legacy XCF issued 5,000,000 shares of its common stock to Innovativ based on assignment from GL. At the closing of the Business Combination, the 5,000,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 5,000,000 Legacy XCF shares converted into 3,431,364 shares of New XCF Class A common stock upon closing.

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Narrow Road Capital Note

On May 1, 2025, Legacy XCF and Narrow Road Capital, Ltd. entered into a promissory note (the “Narrow Road Note”) for the gross principal amount of $700,000. The Narrow Road Note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Narrow Road Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Narrow Road Note, the holder has the right, but not the obligation, to elect to receive up to 280,000 shares of common stock of the Legacy XCF, at any time on or before the earlier of (x) the repayment of the Narrow Road Note in full, or (ii) six (6) months from issuance of the Narrow Road Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Narrow Road elected to receive 500 shares on May 30, 2025. On September 10, 2025 Narrow Road elected the right to receive the remaining outstanding 279,500 shares associated with the note which were convertible into 191,813 shares of New XCF Class A common stock.

Cribb Note

On May 14, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note (the “Cribb Note”) for the gross principal amount of $250,000. The Cribb Note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Cribb Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Cribb Note, the holder has the right, but not the obligation, to elect to receive up to 100,000 shares of common stock of the Company, at any time on or before the earlier of (x) the repayment of the Cribb Note in full, or (ii) six (6) months from issuance of the Cribb Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Gregory Segars Cribb elected to receive 500 shares on May 30, 2025. On September 10, 2025 Gregory Segars Cribb elected the right to receive the remaining outstanding 99,500 shares associated with the note were convertible into 68,214 shares of New XCF Class A common stock.

ELOC Agreement

On May 30, 2025, Legacy XCF and New XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, New XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, Legacy XCF has issued 740,000 shares of Legacy XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of XCF Class A common stock as of the closing of the Business Combination.

Helena Note

On May 30, 2025, Legacy XCF, XCF, Randall Soule, in his individual capacity as a shareholder of XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 shares of XCF Class A common stock as of the closing of the business combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from XCF, XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of Legacy XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

At the closing of the Business Combination, the 2,840,000 shares of Legacy XCF common stock issued to Mr. Soule were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 2,840,000 Legacy XCF shares converted into 1,949,015 shares of New XCF Class A common stock upon closing.

On July 10, 2025, XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A common stock pursuant to Section 11.2 of the original Helena Note . XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

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EEME Energy

On July 29, 2025, XCF and EEME Energy SPV I LLC (“EEME Energy”) entered into a Convertible Note Purchase Agreement pursuant to which the Company agreed to issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the Note Purchase Agreement, the Company also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of the Company’s Class A common stock as it relates to the arrangement fee and 200,000 of the Company’s Class A common stock as it relates to the advisory fee. EEME Energy has elected to convert in aggregate $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of common stock of XCF.

Skyfall Capital and YBR Advisors

On October 22, 2025, the Company entered into two promissory notes, one with Skyfall Capital Ltd. and another with YBR Advisors Inc. Each note is in the principal amount of $560,000, for an aggregate principal amount of $1,120,000 (collectively, the “Notes”). Each note includes an original issue discount of $60,000 resulting in net proceeds of $500,000 for each note (or $1,000,000 in the aggregate). The Notes bear no interest except upon an event of default, at which point interest accrues at 12% per annum on overdue amounts. The Notes mature three months from disbursement of the loan proceeds. Disbursement is conditioned upon the filing of a registration statement with the Securities and Exchange Commission registering shares of the Company’s common stock issuable under the Purchase Agreement dated May 30, 2025, with Helena Global Investment Opportunities 1 Ltd. The Company is required to apply 50% of net proceeds from sales of common stock under the Purchase Agreement to repay the Notes on a pro rata basis. The Notes also contain mandatory prepayment provisions requiring immediate repayment using proceeds from any debt issuances other than permitted debt.

Encore DEC, LLC Payable Settlement

On November 19, 2025, the Company, New Rise Renewables Reno, LLC (“New Rise Reno”), a subsidiary of the Company, and Encore DEC, LLC (“Encore”) entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 36,779,193 shares of Class A Common Stock being issued to Encore. After the conversion, Randall Soule will beneficially own approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC.

GL Part SPV I, LLC

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL Part SPV I, LLC (“GL”) entered into a loan acknowledgement and conversion agreement (the “GL Loan Agreement”) whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,086,825 shares of Class A Common Stock being issued to GL.

Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated April 17, 2025 (the “Amendment No. 1”) whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,677,919 shares of Class A Common Stock being issued to GL.

Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated February 13, 2025 (the “Amendment No. 2”) whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 1,891,501 shares of Class A Common Stock being issued to GL.

After the conversions pursuant to the GL Loan Agreement, the Amendment No. 1 and the Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock.

GL Part SPV I, LLC, is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of GL Part SPV I, LLC and is also the sole member of two existing Company shareholders, GL Part SPV II, LLC and EEME Energy SPV I, LLC. On a pro forma basis, after giving effect to the total shares that will be issuable at the time of conversion, GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy collectively hold 40,941,520 shares of the Company’s Class A Common Stock, representing approximately 19.9% of the Company’s issued and outstanding shares of Class A Common Stock as of the date of this filing. As a result, Ms. Ladnier may be deemed to have beneficial ownership of such shares and may be able to exert significant influence over matters submitted to the Company’s stockholders.

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Contractual Obligations

The Company has a long-term financial liability of $132,796,406 related to a real estate lease arrangement. There are no other long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations, or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, related party receivables, accrued expenses and other current liabilities, related party payables, notes and interest payable, certain convertible notes payable, and professional fees payable. The fair value of our financial instruments approximates their carrying value due to the short-term nature of the financial instruments.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets, including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution, therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financing. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of September 30, 2025, we had cash, excluding restricted cash, of $879,168 to settle current liabilities of $265,458,645 which fall due for payment within twelve months of the balance sheet date.

Refer to “Liquidity and Capital Resources” for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or the value of holdings or financial instruments. As of September 30, 2025, we had cash of $884,484 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast Convertible Note and other promissory notes have a fixed interest rate; therefore, we are not exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on the results of our operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

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Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness, and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements, and internally determined capital guidelines, and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs. As of September 30, 2025, the Company had $1,167,323 and $3,245,552 of raw material and finished goods inventory, net of reserves, respectively. As of September 30, 2025, the Company had reserves for finished goods and raw material inventory of $626,671 and $1,955,203, respectively. As of December 31, 2024, the Company did not hold any inventory.

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the year ended December 31, 2024, no triggering events were identified that would require a quantitative assessment. During the periods ended September 30, 2025, and December 31, 2024, no impairment expense was recognized.

Income Taxes

The Company’s income tax policy is considered critical due to the significant judgment required in evaluating deferred tax assets, assessing valuation allowances, and estimating liabilities for uncertain tax positions. Management regularly reviews the realizability of deferred tax assets and adjusts valuation allowances accordingly. The Company also evaluates tax positions taken in filed returns and records reserves where appropriate.

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Off-balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of the Business Combination, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common equity held by non-affiliates exceeds $700,000,000 as of the last business day of our prior second fiscal quarter.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF XCF GLOBAL, INC. (FORMERLY FOCUS IMPACT BH3 NEWCO, INC.)

Unless the context otherwise requires, references to “XCF” “we,” “us,” “our,” and the “Company” in this section are to the business and operations of XCF Global, Inc. prior to the Business Combination. The following discussion and analysis should be read in conjunction with XCF audited annual and unaudited interim financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause XCF’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and set forth in the “Risk Factors” section included elsewhere in this prospectus.

Company Overview

The consolidated financial statements of XCF Global Inc (the “Company”) include the accounts of New Rise Renewables, LLC (“New Rise”) and its wholly owned subsidiary, New Rise Renewables Reno, LLC (“Reno”). All intercompany balances have been eliminated in these consolidated financial statements.

On June 6, 2025, Focus Impact, NewCo, (“NewCo”) Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo, Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo, and XCF Global Capital Inc. entered into the Business Combination Agreement, pursuant to which Focus Impact agreed to combine with XCF in a series of transactions that would result in NewCo becoming a publicly traded company. In connection with the closing of the Business Combination, NewCo changed its name to XCF Global, Inc.

New Rise Renewables, LLC and Subsidiary (the “Company”) include New Rise Renewables, LLC (“New Rise”) and its wholly owned subsidiary, New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise is a wholly owned subsidiary of XCF. New Rise is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable renewable fuels, principally Sustainable Aviation Fuel (“SAF”).

New Rise Reno facility is designed for flexibility, capable of processing a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. Currently, New Rise Reno uses ISCC-certified distillers corn oil (“DCO”), a byproduct of U.S. ethanol production, to produce SAF and crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. Reno has not commenced planned principal operations. Reno’s activities since inception have consisted principally of (1) acquiring plant assets; (2) infrastructure development or construction costs such as equipment rental, construction materials, or subcontractors; and (3) other costs such as interest, insurance, or construction benefits. Reno’s activities are subject to significant risks and uncertainties, including the potential failure to secure funding to operationalize its principal operations and failure to obtain the necessary permits and licenses required for operating.

New Rise Reno is located at the Tahoe Reno Industrial Center in McCarran, Nevada.

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Company Formation

New Rise, a Delaware Limited Liability Company, was formed on September 23, 2016 for the purpose of owning 100% of New Rise Renp. The New Rise operating agreement specifies, among other things, the term of the limited liability company, which shall continue until the Company terminates under the terms of such operating agreement, the rights and powers of the members, capital contribution and cash distribution criteria, and profit and loss allocations. As a limited liability company, each member’s liability is generally limited to the amount in each member’s respective capital accounts. New Rise R has one member, RESC Renewables Holdings, LLC (“RESC”).

Recent Developments

Transactions with XCF Global Capital, Inc.

On December 8, 2023, RESC, our parent company, entered into the New Rise Renewables MIPA with XCF Global Capital, Inc. (“Legacy XCF”) to transfer all of the issued and outstanding membership interests of New Rise Reno to Legacy XCF for an aggregate purchase price of $1.1 billion less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase will be paid by Legacy XCF at closing of the acquisition by delivery of the New Rise Convertible Note in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note will be non-interest bearing and have a maturity date of twelve months after the date the note is issued in connection with the closing of the acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. In connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, the conversion price was set at $10 per share when the New Rise Convertible Note is issued.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,738,000, which represented principal and interest on New Rise’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp. On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise Reno liabilities of $126,700,000 million compared to $118,738,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

SAF Production

New Rise Reno’s current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). From April through the end of September 2025, New Rise Reno produced, in aggregate, approximately 5 million gallons of neat SAF, renewable diesel, and renewable naphtha.

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During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. Until SAF production is at nameplate capacity, New Rise is not deemed to be an operating business and classifies as under construction. The project will be under construction until final project acceptance is completed as per the agreement between New Rise and Axen North America which is working on SAF conversion. Due to the conversion to SAF and associated testing of the facility, we have observed variable operating performance which has impacted the ability of the plant to operate at full capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, without any additional modifications to the facility. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting than an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,787, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

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GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on anu of the notes, the collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or New XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

The Company is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while the company seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. The company is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

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Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025 and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023 and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025 notice demanded payment by April 28, 2025 and the April 30, 2025 notice demanded immediate payment. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,476, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or New XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

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Twain Forbearance Agreement

On June 11, 2025, New XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, New XCF issued 4,000,000 shares of New XCF Common Stock (the “Landlord Shares”) to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the Landlord Shares for resale. The net proceeds of any sale of the Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

As discussed above with respect to the GNCU Loan, New XCF and New Rise are actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Results of Operations – for the Years Ended December 31, 2024 and 2023

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenue	$-	$-
Operating expenses
Direct costs	5,601,963	3,917,619
General and administrative expenses	9,851,545	1,130,100
Total operating expenses	15,453,308	5,047,719

Loss from operations	(15,453,308)	(5,047,719)

Other income
Interest income	22	55,298
Interest expense	2,930,867	-
Total other income/ (expenses)	(2,930,867)	55,298

Net loss	$(18,384,353)	$(4,992,421)

During the years ended December 31, 2024 and 2023, we had a net loss of $18,384,353 and $4,992,421, respectively.

Individual components of our results of operations are discussed below:

Direct costs

We incurred $5,601,963 and $3,917,619 of direct costs for the years ended December 31, 2024 and 2023, respectively. Direct costs relate to plant utilities, chemicals, catalyst and plant operations. Direct costs increased $1,684,344 during the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due to an increase in plant activity for the year, including cost of catalyst and plant operating cost.

General and administrative expenses

We incurred $9,851,545 and $1,130,100 of general and administrative expenses for the years ended December 31, 2024 and 2023, respectively. General and administrative expenses primarily consist of payroll expenses and late fees for the period. General and administrative expenses increased $8,721,445 during the year ended December 31, 2024, compared to year ended December 31, 2023 due to an increase in payroll cost and late fees incurred under the GNCU Loans.

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Interest income

We earned $22 and $55,298 of interest income for the years ended December 31, 2024 and 2023, respectively. Interest income primarily consists of interest earned on our bank accounts and employee retention credits interest. Interest income decreased by $55,276 during the year ended December 31, 2024, compared to year ended December 31, 2023 due to lower average cash on hand in interest bearing accounts during the current year compared to the prior year.

Sources of Our Revenues

During the years ended December 31, 2024 and 2023, we did not generate any revenues as the plant has not delivered any sales of renewable diesel or SAF. We expect future revenues to primarily be derived from: (i) the sale of renewable diesel and SAF, and the related environmental attributes (RINs, LCFS credits, etc.); (ii) licensing and development sales; and (iii) byproduct sales of renewable naphtha, a byproduct during the production of renewable diesel and SAF.

Principal Components of Our Cost Structure

Direct Costs. Our direct costs consists primarily of costs directly associated with the production of renewable fuel products, including renewable diesel, SAF and renewable naphtha, a byproduct from the production of renewable diesel and SAF. Such costs include direct materials in the treating of feedstocks, direct labor, plant utilities, chemicals, catalyst and plant operations. Direct materials include feedstock, hydrotreating costs and hydrotreating process chemicals. Direct labor includes compensation of personnel directly involved in production operations.

General and Administrative. General and administrative expense consists of personnel costs, consulting and service provider expenses, legal fees, insurance costs, travel and entertainment expenses and other expenses. Costs incurred have not yet been allocated to the specific growth projects on the face of our financial statements.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of December 31, 2024, we had a working capital shortage of $86,491,387 (current assets of $1,718,047 less current liabilities of $88,209,434).

We are continually exploring a range of financing options to ensure the balance sheet is suitably capitalized and outstanding loan commitments are fulfilled. With regards to our senior secured loan commitments, we are in active discussions on a range of funding initiatives including but not limited to payment plans to get current on existing debt obligations, refinancing options and alternative funding structures. Management maintains active dialogue with the senior lenders and continues to explore suitable funding structures that support the ongoing operations of the New Rise facilities.

The Company is currently in default on its loan commitments to its senior secured lenders but management are working on a plan to get current on both of its senior secured loan commitments and it is managements intention to have resolved the default status within the next 12 months. Management anticipates that the New Rise facility will generate sufficient cash flow once it is fully operational around its sustainable aviation fuel production to service its debt obligations and there are sufficient refinancing options available to the company in order to ensure that it can maintain sufficient liquidity over the next 12 months.

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The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly~~-~~ traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern. The Company historically was able to obtain third-party loans and indebtedness to fund its operations but is actively seeking new sources of financing as part of the transaction with New XCF, that will enable the Company to meet its obligations for the twelve-month period from the date the consolidated financial statements were available to be issued. The consolidated financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements. Such adjustments could be material.

As of December 31, 2024, we had $55,628 in cash and cash equivalents. We are actively managing current cash flows until such time that we are profitable.

The table below presents our cash flows during the years ended December 31, 2024 and 2023:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Net cash provided by (used in):
Operating activities	$(6,628,356)	$288,079
Investing activities	(28,678,950)	(45,959,972)
Financing activities	35,286,334	14,031,586
Net decrease in cash	$(20,972)	$(31,640,307)

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Individual components of our cash flows are discussed below:

Net cash (used in) provided by operating activities

Net cash (used in) provided by operating activities during the years ended December 31, 2024 and 2023 was $(6,628,356) and $288,079, respectively.

For the year ended December 31, 2024, net cash used in operating activities was due to a net loss of $18,384,353 and increase in current assets of $1,500,000 and offset by an increase in related party payable of $9,996,236, increase in interest payable of $2,930,867, increase in accounts payable of $292,906 and increase in accrued expenses of $35,988.

For the year ended December 31, 2023, net cash provided by operating activities was primarily due to a decrease in prepaid expenses of $2,536,814, an increase in accounts payable of $2,769,756 and decrease in accrued expenses of $7,204, partially offset by a net loss of $4,992,421 and an increase in other current assets of $33,273.

Net cash used in investing activities

Net cash used in investing activities during the years ended December 31, 2024 and 2023 was $28,678,950 and $45,959,972, respectively. Net cash used in investing activities was related to net cash paid for construction in progress.

Net cash provided by financing activities

Net cash provided by financing activities during the years ended December 31, 2024 and 2023 was $35,286,334 and $14,031,586 respectively.

For the year ended December 31, 2024, net cash provided by financing activities consisted of member contributions of $32,890,000, proceeds from loans from related party of $2,396,334, and proceeds from borrowing of $500,000, offset by repayments of borrowing of $500,000.

For the year ended December 31, 2023, net cash provided by financing activities consisted of proceeds from borrowing of $2,350,000, advance received from related party of $11,581,586 and member contribution of $100,000.

Contractual Obligations

New Rise has a long-term obligation of $112,580,00 with Twain as part of failed sales and leaseback transactions. The Company has a long-term financial liability of $132,776,841 related to a real estate lease arrangement. There are no other long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

The governance of the Company has overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

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Our financial instruments consist of cash and cash equivalents, restricted cash, accounts payable, accrued expenses, related party payable, loan payable, notes and interest payable, and financial liability. The fair value of our financial instruments approximates their carrying value.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of December 31, 2024, we had cash of $155,628 to settle current liabilities of 88,209,434 which fall due for payment within twelve months of the balance sheet date.

Refer to “- Liquidity and Capital Resources” above for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of December 31, 2024, we had cash of $55,628 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast notes payable bear interest equal to the Wall Street Journal Prime Rate plus 2.00% and 7.00%, calculated quarterly, therefore we are exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

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In connection with the audit of our financial statements as of and for the years ended December 31, 2024 and 2023, we identified deficiencies in the design and operation of our internal control over financial reporting that constitute material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.

We had the following material weaknesses, which were discovered to be material in 2023 and 2024; (a) no functioning audit committee and (b) lack of segregation of duties within the accounting function and (c) inability to identify related parties and (d) inappropriate design and operation of IT general controls. As of December 31, 2024, the Company has remediated material weakness (c) inability to identify related parties by implementing a centralized process for reporting and tracking all related parties. The Company has also put in place a related party transaction policy and will require officers, directors and significant shareholders to certify related party relationships annually.

Management, with the oversight of the Audit Committee, is currently taking actions to remediate the material weaknesses and is implementing additional processes and controls to address the underlying causes associated with the material weaknesses described above. These efforts include:

●	To alleviate the lack of a formal risk assessment process and lack of functioning audit committee, the Company will establish a formalized governance program and implement an appropriate risk assessment process at the board level. An Audit Committee has been established subsequent to the date of the consolidated financial statement and will be evaluated in the following reporting period.
●	To alleviate the material weakness related to IT general controls, the Company is in the process of implementing Oracle NetSuite. The Company will also design and implement IT general controls related to the Company’s financial reporting processes.
●	To alleviate the lack of segregation of duties within the accounting function, the Company will hire additional accounting personnel and implement Oracle NetSuite to configure workflow approvals to address segregation of duties in the accounting processes

We are working to remediate the material weaknesses and taking steps to strengthen our internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, supported by experienced third-party internal control advisors who will assist with the design and implementation of such internal control systems, procedures and processes. These remediations may be costly and time consuming. We intend to address our lack of an audit committee and segregation of duties within our accounting function in connection with the completion of the New Rise Transaction and we have also implemented processes to identify related parties. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our shareholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

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Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Failed Sale and Leaseback

The financial liability consists of a failed sale and leaseback transaction involving a 99-year lease of property. On March 29, 2022, the Company engaged in a sale and leaseback transaction involving the current land on which New Rise Reno is located. Under the terms of the agreement, the Company sold the land for gross purchase consideration of $136,533,315, and in connection with the sale of the land, entered into a leaseback transaction with the buyer with a term of 99 years following the date of commencement of the lease. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financing arrangement by the Company. The financial liability, net of closing costs, is presented as a long-term liability on the consolidated balance sheets.

Off-balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF XCF GLOBAL CAPITAL, INC.

Unless the context otherwise requires, references to “we,” “us,” “our,” “XCF” and the “Company” in this section are to the business and operations of XCF Global Capital, Inc. prior to the Business Combination. The following discussion and analysis should be read in conjunction with XCF’s audited annual and unaudited interim financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause XCF’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and set forth in “Risk Factors” section included elsewhere in this prospectus. Certain capitalized terms below are defined elsewhere in this prospectus.

Company Overview

XCF Global Capital, Inc. (“XCF or the “Company”), a Nevada corporation, was founded on January 20, 2023, to develop, operate and invest in renewable energy assets and production facilities. Throughout 2023, the Company identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from non-food feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use non-food feedstock at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. The Company owns New Rise Reno Renewables LLC, which owns and operates a renewable diesel plant in Reno, Nevada that the Company is currently in the process of converting the plant to SAF plant. The Company currently owns biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that it intends to further build-out and reconstruct SAF, renewable fuels and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and biofuels value chain.

Company Formation and Initial Acquisitions

XCF was founded to develop, operate and invest in renewable energy assets and production facilities on January 20, 2023, for renewable energy assets and companies.

On October 31, 2023, we entered into an asset purchase agreement with Southeast Renewables, LLC (“Southeast Renewables”) to acquire its Wilson, North Carolina biodiesel plant assets for an aggregate purchase price of $100,000,000. XCF issued Southeast Renewables 7,700,000 shares of XCF at an agreed conversion price of $10 per share ($77,000,000) and issued a convertible promissory note (“Southeast Renewables Convertible Note”) in principal amount of $23 million, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of XCF common stock.

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On October 31, 2023, XCF also entered into an asset purchase agreement with Good Steward Biofuels FL, LLC (“Good Steward”), to acquire its Fort Myers, Florida biodiesel plant assets. XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL Part SPV I, LLC (“GL”) to Southeast Renewables. GL is a shareholder of XCF and owns membership interests in Southeast Renewables. The purchase price was $100,000,000 less $200,000 in notes payable, and loans assumed by XCF using a conversion price of $10 per share.

The Wilson, North Carolina plant and Fort Myers, Florida plant have been non-operational for over three years and five years, respectively.

On January 23, 2025, and February 19, 2025, XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly owned subsidiaries of XCF. New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016, for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada.

Recent Developments

Transactions with New Rise

On December 8, 2023, we entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC (“RESC”) to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase will be paid at closing of the New Rise Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of XCF common stock. The New Rise Convertible Note will be non-interest bearing and have a maturity date of twelve months after the date the note is issued in connection with the closing of the New Rise Acquisitions. Once issued, the New Rise Convertible Note can be converted into shares of XCF common stock based on the outstanding principle, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, XCF also entered into the New Rise SAF Renewables MIPA with Randy Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200 million.

In October 2024, we filed a pre-merger notification with the FTC to comply with the HSR Act and Rules. On November 15, 2024, the thirty-day waiting period expired. Our acquisition of New Rise SAF was completed on January 23, 2025, and our acquisition of New Rise Renewables was completed on February 19, 2025.

On January 31, 2025, XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to XCF and will be included as indebtedness of New Rise Renewables, which will result in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

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New Rise Renewables SAF

During Q4 2024, XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $300,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables LLC in the amount of 20,000 preferred membership units. The preferred membership units have preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2.54 million was netted against the purchase price of New Rise SAF Renewables by $12,700,000 upon closing. On January 23, 2025, in connection with the closing of the New Rise SAF acquisition, the aggregate purchase price of $200,000,000 was reduced by the five times liquidation preference on contributed capital, resulting in total consideration at closing was approximately $187,300,000 or 18,730,000 shares of XCF common stock.

As a result, Randy Soule was issued 15,036,170 shares of XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

New Rise Renewables

On February 19, 2025, XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to XCF. As a result, RESC Renewables Holdings, LLC (“RESC Renewables”) was issued 88,126,200 shares of XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp. XCF also expects to enter into an EPC and Transition Services Agreement with Encore DEC, LLC as it relates to the development of New Rise Reno 2, which was acquired by XCF on January 23, 2025.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of XCF common stock.

Immediately prior to the merger with Focus Impact BH3 Acquisition Company, Randy Soule (directly, or indirectly through his ownership interests in RESC and New Rise SAF Renewables) controlled approximately 104,551,524 shares of XCF common stock, representing 51.8% of the issued and outstanding shares of XCF common stock, assuming full conversion of the $100,000,000 New Rise Convertible Note.

SAF Production

XCF’s current production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under our existing Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). Through March 31, 2025, New Rise Reno produced, in aggregate, approximately 600,000 gallons of neat SAF and renewable naphtha.

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. Our New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity. Until SAF production is at nameplate capacity, New Rise is not deemed to be an operating business and classifies as under construction. The project will be under construction until final project acceptance is completed as per the agreement between New Rise and Axen North America which is working on SAF conversion. Due to the conversion to SAF and associated testing of the facility, we have observed variable operating performance which has impacted the ability of the plant to operate at full capacity. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, without any additional modifications to the facility. New Rise Reno will sell the renewable diesel to Phillips 66 under the P66 Agreement.

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We currently expect to resume SAF production as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF or renewable diesel production and/or any delay in our ability to operate the Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 19, 2025, the amount required to bring the GNCU Loan current is approximately $25,300,000, inclusive of principal and interest, excluding approximately $2,400,000 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

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XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 19, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,500,000, comprised of (i) $15,600,000 of lease payments and (ii) $7,900,000 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, New XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, New XCF issued 4,000,000 shares of New XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the shares for resale. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

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As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, XCF assumed an unsecured debt of $2,200,000. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $1,700,000 and interest payable of approximately $500,000 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,

●	The imposition of penalty interest rates or fees,

●	Restrictions on the Company’s ability to access future financing, and

●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Transaction with Focus Impact

On March 11, 2024, we entered into the Business Combination Agreement with Focus Impact BH3 Acquisition Company and certain of Focus Impact’s subsidiaries. Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction was structured as a merger of XCF and a wholly owned subsidiary of Focus Impact. After the completion of the transaction on June 6, 2025, XCF became a wholly owned subsidiary of New XCF which was subsequently renamed to XCF Global, Inc. and XCF Global, Inc. (the “Combined Company”) became a new publicly traded company on NASDAQ (Nasdaq: SAFX).

Pursuant to the terms of the Business Combination Agreement:

●	in connection with the completion of the New XCF Merger (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the New XCF Merger was converted into the right to receive one share of New XCF Class A common stock, par value $0.0001 per share (“New XCF Common Stock”) (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the New XCF Merger was converted into the right to receive one share of New XCF Common Stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the New XCF Merger was converted into the right to receive one New XCF Warrant, with New XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and

●	in connection with the completion of the Company Merger, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of New XCF Common Stock (rounded down to the nearest whole share) determined in accordance with the Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of New XCF Common Stock.

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At the closing of the Business Combination, New XCF issued an aggregate of 142,120,364 shares of New XCF Common Stock to equity holders of XCF in exchange for their equity interests in XCF. Subsequent to the Closing, XCF Global, Inc. issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Business Combination to be 142,130,632 shares of New XCF Common Stock. In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 389,359 shares of New XCF Common Stock at the closing of the Business Combination. An aggregate of 1,200,000 shares of New XCF Common Stock were also issued at the closing of the Business Combination to Polar Multi-Strategy Master Fund, pursuant to the terms of a subscription agreement, dated as of November 3, 2025, between Focus Impact and Polar Multi-Strategy Master Fund.

As of the closing of the Business Combination and after giving effect to the New XCF Merger and Company Merger, New XCF had approximately 149,300,000 shares of New XCF Common Stock outstanding. On a fully diluted basis, calculated using the treasury stock method and assuming the net exercise of all warrants that are in-the-money based on the closing price of Focus Impact on June 6, 2025, the fully diluted share count is approximately 157,800,000 shares. The fully diluted share count does not include any out-of-the-money warrants. This share count is provided solely for the purpose of estimating market capitalization and may differ from accounting treatment under GAAP or from other financial metrics used in our public filings.

Completion of the transaction was subject to customary closing conditions, including all requisite approvals by XCF stockholders and Focus Impact stockholders, the approval of the listing of the shares of New XCF common stock on either the NYSE or Nasdaq, and receipt of necessary consents and regulatory approvals, including HSR Act approval.

ELOC Agreement

On May 30, 2025, New XCF and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of XCF’s previously announced business combination with BHAC, New XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of New XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, XCF has issued 740,000 shares of XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of New XCF Class A Common Stock as of the closing of the business combination.

Helena Note

On May 30, 2025, New XCF, XCF, Randall Soule, in his individual capacity as a shareholder of XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena, representing the expected number of shares of XCF common stock that will be equal to 2,000,000 shares of New XCF Class A Common Stock as of the closing of the business combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

On July 10, 2025, New XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, New XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A Common Stock pursuant to Section 11.2 of the original Helena Note . New XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to New XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

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Polar Subscription Agreement

On November 3, 2023, Focus Impact BH3 Acquisition Company entered into the Polar Subscription Agreement under which Polar agreed to make capital contributions to the previous SPAC Sponsor. Pursuant to the Polar Subscription Agreement, the capital contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing a business combination. Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such business combination (the “Surviving Entity”) at a rate of one share of common stock for each ten dollars ($10.00) of the capital contribution that is funded. As of the date of this filing, the Company has not repaid Polar $1,200,000 of the assumed liability in connection with the closing of the business combination. The unpaid balance carries an interest rate of 120,000 shares per month that the amount remains outstanding. On June 28, 2025, XCF received notice from Polar that it was in technical default of the Polar Subscription Agreement.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These technical defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,

●	The imposition of penalty interest rates or fees,

●	Restrictions on the Company’s ability to access future financing, and

●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

Results of Operations – for the year ended December 31, 2024, and the period from February 9, 2023 (inception) to December 31, 2023

	For the year ended December 31, 2024	For the period February 9, 2023 (inception) to December 31, 2023
Revenue	$—	$—
Operating expenses
Professional fees	3,706,994	141,557
Regulatory fees	337,500	—
Rent expenses	118,696	—
General and administrative expenses	446,928	69,660
Total operating expenses	4,610,118	211,217
Loss from operations	(4,610,118)	(211,217)

Other income (expenses)
Interest income	24	—
Interest expenses	(211,895)	(35,393)
Total other income (expenses)	(211,871)	(35,393)

Net loss	$(4,821,989)	$(246,610)
Loss per common share, basic and diluted[1]	$(0.07)	(0.01)
Weighted average number of common shares outstanding, basic and diluted[1]	65,477,896	17,422,029

During the year ended December 31, 2024, and the period from February 9, 2023 (inception) to December 31, 2023, we had a net loss of $4,821,989 and $246,610, respectively. Individual components of our results are discussed below:

Individual components of our results are discussed below:

Professional fees

We incurred $3,705,994 and $141,557 of professional fees for the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023, respectively. Professional fees relate to legal, consulting and other costs for professional services related to the Business Combination which were primarily incurred in the year ended December 31, 2024.

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Regulatory fees

We incurred $337,500 and $0 of regulatory fees during the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023, respectively, related to filing fees for the premerger notification with the FTC to comply with the HSR Act and Rules. The Company did not incur any regulatory fees during the period from February 9, 2023 (inception) to December 31, 2023.

Rent Expenses

We incurred $118,696 and $0 of rent expenses during the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023, respectively, related to our Southeast leased property. The increase from the prior year is due to the Company not closing the transaction with Southeast until Q4 2023.

General and administrative expenses

We incurred $446,928 and $69,660 of general and administrative expenses for the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023, respectively. General and administrative expenses primarily consist of listing fees, travelling expenses, dues & subscriptions and expense reimbursements to officers.

Interest expense

We incurred $211,895 and $35,393 of interest expense for the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023, respectively. Interest expense consists of interest incurred on our convertible promissory notes and notes payable. For the year ended December 31, 2024, the Company entered into additional convertible promissory notes as compared to the period from February 9, 2023 (inception) to December 31, 2023, resulting in additional interest expense being incurred during the period.

Interest expenses

We earned $24 and $ 0 of interest income respectively for the year ended December 31, 2024, and for the period from February 9, 2023 (inception) to December 31, 2023, respectively.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of December 31, 2024, we had a working capital shortage of $1,745,009 (current assets of $3,519,268 less current liabilities of $5,264,277). These conditions raise substantial doubt about our ability to continue as a going concern.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns, delays in production, or other operating disruptions in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly traded company or from operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Current cash and cash equivalents as of December 31, 2024, totaled $353,174. We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. Based on this assessment, there are material uncertainties about the business that may cast doubt about the Company’s ability to continue as a going concern. The Company historically was able to obtain certain bridge financing from a significant shareholder (GL Part SPV I, LLC) to fund its operations but there is no ongoing commitment or obligation to provide such financing in the future. The Company is currently actively seeking new sources of financing, which will enable the Company to meet its obligations for the twelve-month period from the date the financial statements were available to be issued. The financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. Such adjustments could be material.

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The table below presents our cash flows during the year ended December 31, 2024 and the period from February 9, 2023 (inception) to December 31, 2023, respectively:

	For the year ended December 31, 2024	For the period February 9, 2023 (inception) to December 31, 2023
Net cash provided by (used in):
Operating activities	$(2,626,493)	$(69,736)
Investing activities	—	(35,000)
Financing activities	2,924,020	160,383
Net increase (decrease) in cash	$297,527	$55,647

Individual components of our cash flows are discussed below:

Net cash used in operating activities

Net cash used in operating activities during the year ended December 31, 2024 and for the period from February 9, 2023 (inception) to December 31, 2023 was $2,626,493 and $69,736, respectively.

For the year ended December 31, 2024, net cash used in operating activities primarily consisted of a net loss of $4,821,989, partially offset by an increase in professional fees payable, interest payable and accrued expenses and other current liabilities of $2,809,978, $170,144 and $36,817, respectively.

Net cash used in operating activities during the period from February 9, 2023 (inception) to December 31, 2023 was $69,736. Net cash used in operating activities primarily consisted of a net loss of $246,610, offset by an increase in accrued expenses and other current liabilities of $91,481, proceeds from the issuance of convertible notes related to services paid for on behalf of XCF of $50,000 and an increase in interest payable of $35,393.

Net cash used in investing activities

There was no net cash used or provided by investing activities during the year ended December 31, 2024. During the period from February 9, 2023 (inception) to December 31, 2023, net cash used in investing activities primarily consisted of a capitalized expenses of $35,000.

Net cash provided by financing activities

Net cash provided by financing activities during the year ended December 31, 2024 and from February 9, 2023 (inception) to December 31, 2023 was $2,924,020 and $160,383, respectively.

During the year ended December 31, 2024, net cash provided by financing activities primarily consisted of proceeds from the issuance of convertible notes of $2,943,599 and subscription received of $42,100, partially offset by the repayment of notes of $64,679.

Net cash provided by financing activities during the period from February 9, 2023 (inception) to December 31, 2023 was $160,383. Net cash provided by financing activities consisted of proceeds from the issuance of convertible notes of $152,383 and $8,000 of proceeds provided by an advance from a related party.

On February 14, 2024, XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of principal amount of prior loans were consolidated into one convertible promissory note issued by XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of XCF common stock.

On February 26, 2024, XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL a convertible promissory note in principal amount of $600,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of XCF common stock at a conversion price of $1 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of XCF common stock.

During Q4 2024, XCF entered into four note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, four promissory notes in principal amounts of $2,000,000, $1,000,000, $1,090,000, and $250,000. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 5,000,000 shares, 2,000,000 shares, 2,725,000 shares and 625,000 shares of XCF common stock, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes.

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Subsequent Financing Transactions

On January 14, 2025, XCF entered into two note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, two promissory notes in principal amounts of $200,000 and $138,333. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 500,000 shares and 345,833 shares, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes.

On January 14, 2025, XCF entered into a note purchase agreement with Sky MD, LLC (“Sky MD”) to which Sky MD agreed to purchase, and XCF agreed to sell and issue to Sky MD, a promissory note in principal amount of $138,333. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of XCF common stock at a conversion price of $0.40 per share. Sky MD subsequently exercised its right to convert the principal amount of the note into 345,833 shares. No interest was accrued on the principal amount of the notes.

On January 14, 2025, XCF entered into a note purchase agreement with Focus Impact Partners, LLC (“Focus Impact Partners”) to which Focus Impact Partners agreed to purchase, and XCF agreed to sell and issue to Focus Impact Partners, a promissory note in principal amount of $150,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of XCF common stock at a conversion price of $0.40 per share. Focus Impact Partners subsequently exercised its right to convert the principal amount of the note into 375,000 shares. No interest was accrued on the principal amount of the note.

On January 31, 2025, XCF and Innovativ Media Group, Inc. entered into a promissory note for $500,000. The promissory note bears interest of $100,000, payable on the earliest of March 31, 2025, unless extended by mutual written consent of XCF and Innovativ Media Group, Inc., or upon an event of default. In connection with the issuance of the promissory note, XCF issued 250,000 shares of its common stock to Innovativ Media Group, Inc.

On April 17, 2025, XCF and Innovativ entered into a first amendment to the Innovativ Promissory Note (the “Amended Innovativ Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and Innovativ, or (ii) an event of default (as specified in the Amended Innovativ Promissory Note), if such note is then declared due and payable in writing by Innovativ. A “Qualified Financing Event” under the Amended Innovativ Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by Innovativ and XCF. The Amended Innovativ Promissory Note also provides for additional one-time interest payment on the note at a fixed rate of 12% or $60,000, which amount is in addition to the interest already payable on the original note.

On February 13, 2025, XCF and GL entered into a promissory note (the “February 2025 Promissory Note”) for the gross principal amount of $1,200,000 with net proceeds from the note equal to $1,000,000. The February 2025 Promissory Note bears interest of $200,000, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to XCF, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, XCF issued 200,000 shares of its common stock to GL.

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On April 17, 2025, XCF and GL entered into a first amendment to the February 2025 Promissory Note (the “Amended February 2025 Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event (as defined below) and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF.

On April 17, 2025, XCF and GL entered into a promissory note (the “April 2025 Promissory Note”) for the gross principal amount of $2,500,000. The April 2025 Promissory Note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the April 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the April 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF. In connection with the issuance of the April 2025 Promissory Note, XCF will issue 5,000,000 shares of its common stock upon confirmation of either assignment of the shares by GL to a third party or GL’s compliance with the Hart-Scott-Rodino Antitrust Improvements Act. If such share issuance occurs after the closing of XCF’s proposed business combination transaction with Focus Impact BH3 Acquisition Company (“Focus Impact”), the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of XCF in connection with the business combination closing.

Narrow Road Capital Note

On May 1, 2025, XCF and Narrow Road Capital, Ltd. entered into a promissory note (the “Narrow Road Note”) for the gross principal amount of $700,000. The Narrow Road Note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Narrow Road Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Narrow Road Note, the holder has the right, but not the obligation, to elect to receive up to 280,000 shares of common stock of the Company, at any time on or before the earlier of (x) the repayment of the Narrow Road Note in full, or (ii) six (6) months from issuance of the Narrow Road Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of XCF’s proposed business combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of XCF in connection with the business combination closing. On September 10, 2025 Narrow Road elected the right to receive the remaining outstanding 279,500 shares associated with the note which were convertible into 191,813 shares of XCF Global, Inc. subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company.

Cribb Note

On May 14, 2025, XCF and Gregory Segars Cribb entered into a promissory note (the “Cribb Note”) for the gross principal amount of $250,000. The Cribb Note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Cribb Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Cribb Note, the holder has the right, but not the obligation, to elect to receive up to 100,000 shares of common stock of the Company, at any time on or before the earlier of (x) the repayment of the Cribb Note in full, or (ii) six (6) months from issuance of the Cribb Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of XCF’s proposed business combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of XCF in connection with the business combination closing. On September 10, 2025 Gregory Segars Cribb elected the right to receive the remaining outstanding 99,500 shares associated with the note were convertible into 68,214 shares of XCF Global, Inc. subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company.

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ELOC Agreement

On May 30, 2025, New XCF and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of XCF’s previously announced business combination with BHAC, New XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of New XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, XCF has issued 740,000 shares of XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of New XCF Class A Common Stock as of the closing of the business combination.

Helena Note

On May 30, 2025, New XCF, XCF, Randall Soule, in his individual capacity as a shareholder of XCF (“Soule”), and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena, representing the expected number of shares of XCF common stock that will be equal to 2,000,000 shares of New XCF Class A Common Stock as of the closing of the business combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena.

The Company and Mr. Soule entered into a letter agreement dated as of May 30, 2025 (the “Share Issuance Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena.

On July 10, 2025, New XCF and Helena entered into Amendment No. 1 to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, New XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A Common Stock pursuant to Section 11.2 of the original Helena Note . New XCF and Soule agreed to amend the Share Issuance Agreement. Under the terms of the amendment, Soule has agreed to return to New XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

EEME Energy

On July 29, 2025, subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company, XCF Global Inc. and EEME Energy SPV I LLC (“EEME Energy”) entered into a Convertible Note Purchase Agreement pursuant to which the Company agreed to issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the Convertible Note Purchase Agreement, the Company also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of the Company’s Class A Common Stock as it relates to the arrangement fee and 200,000 of the Company’s Class A Common Stock as it relates to the advisory fee. EEME Energy has elected to convert the in aggregate $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of common stock of XCF Global, Inc.

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Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, related party receivables, accrued expenses and other current liabilities, related party payables, notes and interest payable, certain convertible notes payable, and professional fees payable. The fair value of our financial instruments approximates their carrying value due to the short-term nature of the financial instruments.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets, including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financing. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of December 31, 2024, we had cash of $353,174 to settle current liabilities of $5,264,277 which fall due for payment within twelve months of the balance sheet date.

Refer to “Liquidity and Capital Resources” for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of December 31, 2024, we had cash of $353,174 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast Convertible Note has a fixed interest rate; therefore, we are not exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

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Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Acquisition of Biodiesel Assets

Upon the acquisition of biodiesel plants, the Company evaluated its acquired assets for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. The Company determined that the Wilson, North Carolina plant and Fort Myers, Florida plant do not meet the definition of a business in accordance with ASC 805. The acquisition consideration (including acquisition costs) is allocated to the individual assets acquired and liabilities assumed on a relative fair value basis. Any excess or deficit of the consideration transferred relative to the sum of the fair value of the assets acquired and liabilities assumed is allocated to the individual assets and liabilities based on their relative fair values.

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine when the assets are placed into service. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Construction in progress (“CIP”)

CIP consists of initial costs associated with the acquisitions of the Fort Myers, Florida and the Wilson, North Carolina plants. When CIP is finished the assets will be transferred to property, plant and equipment. No provision for depreciation is made on CIP until such time that the relevant assets are available and ready to use. For the year ended December 31, 2024 the projects were on hold until financing is obtained.

Income Taxes

The Company’s income tax policy is considered critical due to the significant judgment required in evaluating deferred tax assets, assessing valuation allowances, and estimating liabilities for uncertain tax positions. Management regularly reviews the realizability of deferred tax assets and adjusts valuation allowances accordingly. The Company also evaluates tax positions taken in filed returns and records reserves where appropriate.

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Off-balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of the Business Combination, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common equity held by non-affiliates exceeds $700,000,000 as of the last business day of our prior second fiscal quarter.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FOCUS IMPACT BH3 ACQUISITION COMPANY

The following discussion and analysis of the Focus Impact BH3 Acquisition Company’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes related thereto which are included elsewhere in this proxy/registration statement. Unless the context otherwise requires, references to “we,” “us,” “our,” and the “Company” in this section are to the business and operations of Focus Impact BH3 Acquisition Company. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause the Company’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and set forth in “Risk Factors” section included elsewhere in this prospectus. Note that this discussion and analysis references the Business Combination and related matters that were pending at December 31, 2024. On June 6, 2025 the Business Combination was completed.

Overview

We are a blank check company incorporated on February 23, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We were initially incorporated under the name BH3 Acquisition Corp. and subsequently changed our name to Crixus BH3 Acquisition Company on July 21, 2021 and subsequently changed our name to Focus Impact BH3 Acquisition Company on November 3, 2023. We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

Recent Developments

On December 7, 2022 (following approval by our stockholders at the December 2022 Special Meeting), we effected a charter amendment and an amendment to its Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, the effect of which was to change the Company’s prior termination date from April 7, 2023 to August 7, 2023 (as further extended to October 6, 2023 by the Former Sponsor providing the Company with the requisite notice and the deposit amount). In connection with the December 2022 Special Meeting, 17,987,408 public shares were tendered for redemption. After giving effect to the First Redemption, we had approximately $51.2 million remaining in the trust account.

On September 27, 2023, the Company, the Former Sponsor and the Sponsor entered into the Purchase Agreement. Pursuant to the Purchase Agreement, subject to satisfaction of certain conditions, the Sponsor (i) agreed to purchase an aggregate of 3,746,303 shares of Class B common stock from the Former Sponsor and each of the anchor investors and 4,160,000 Private Placement Warrants from the Former Sponsor for an aggregate purchase price of $16,288 and (ii) will become the Sponsor of the Company. In connection therewith, the Former Sponsor also entered into anchor transfer agreements with each of its anchor investors, whereby each anchor agreed, subject to the conditions contained therein, when and as directed by the Former Sponsor, to transfer 2/3 of their shares of Class B common stock for no consideration; provided, however, upon the request of an anchor investor, the Former Sponsor shall pay to them $0.0043 per share.

The Purchase Agreement closed as of November 2, 2023. In connection with the closing of the Purchase, the Sponsor, among other things, joined as a party to (i) the Letter Agreement, dated October 4, 2021, by and between the Company and the Former Sponsor and (ii) the Registration and Stockholder Rights Agreement, dated October 4, 2021, among the Company, the Former Sponsor and certain security holders party thereto. On November 3, 2023, the Company changed its corporate name to “Focus Impact BH3 Acquisition Company”, pursuant to an amendment to its amended and restated certificate of incorporation filed with the Delaware Secretary of State on November 3, 2023.

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On October 6, 2023, (following approval by our stockholders at the October 2023 Special Meeting, we effected an amendment to our amended and restated certificate of incorporation, the effect of which was to (i) further extend the period of time by which we have to consummate an initial business combination to July 31, 2024 and (ii) provide for the right of a holder of shares of Class B common stock to convert such shares into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. In connection with the October 2023 Special Meeting, 2,700,563 public shares were tendered for redemption and the Former Sponsor converted 3,000,000 of its shares of Class B common stock into shares of Class A common stock. Upon conversion of Class B common stock to Class A common stock, such Class A common stock will not be entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions. Immediately after giving effect to the Second Redemption and the Conversion, on October 24, 2023, we had approximately $24.3 million remaining in the Trust Account, and 5,312,029 shares of Class A common stock (including the 3,000,000 converted shares of Class B common stock) and 2,750,000 shares of Class B Common Stock outstanding.

In connection with the October 2023 Special Meeting, the Company, the Former Sponsor and the Sponsor entered into non-redemption agreements on substantially the same terms with certain stockholders of the Company, pursuant to which such stockholders agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,946,794 shares of Class A common stock in connection with the October 2023 Special Meeting. In exchange for the foregoing commitments not to redeem such shares of Class A common stock, the Sponsor agreed to transfer an aggregate of 389,359 shares of common stock held by the Sponsor to such stockholders immediately following consummation of an initial business combination.

On November 3, 2023, we entered into the Subscription Agreement with the Sponsor and Polar Multi-Strategy Master Fund, an unaffiliated third party, pursuant to which Polar agreed to make certain capital contributions to the Company of up to $1,200,000 from time to time, at the request of the Company, subject to the terms and conditions of the Subscription Agreement. Pursuant to the Subscription Agreement, the Capital Contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing an initial business combination. Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such initial business combination at a rate of one share of common stock for each ten dollars ($10.00) of the Capital Contribution that is funded. Additionally, in consideration of the Capital Contribution, at the closing of an initial business combination, the Surviving Entity will issue to Polar one share of common stock for each dollar of Capital Contribution that is funded prior to the closing.

On December 20, 2023, one of the Company’s anchor investors submitted 10,084 Class B common stock to the Company for no consideration to be cancelled.

In 2023, we engaged the services of multiple entities to act as capital market advisors, specifically to advise on market conditions, advise in connection with seeking an extension for completing an initial business combination, advise in connection with a possible initial business combination, and acting as a placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities or other capital or debt raising transaction. No fees are due the advisors until consummation of the initial business combination and are payable at that time in a combination of cash and shares of common stock of the public company entity that survives the initial business combination. In accordance with ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) we have recognized a $418,400 liability at fair value for the shares to be issued upon consummation of the initial business combination. Additionally, we will pay $3,500,000 plus an amount equal to 4.0% (together the “Deferred CMA Fees”) of the sum of (A) the gross proceeds raised from investors identified by the advisor received by us or Target plus (B) proceeds released from the trust account in connection with the closing of the initial business combination with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem shares of the Company’s Class A common stock.

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In accordance with ASC Topic 450, “Contingencies,” (“ASC 450”), the Company has not recognized a liability for the value of the potential issuance of shares or the Deferred CMA Fees since the completion of an initial business combination is a performance condition that is not yet considered probable.

On July 31, 2024, (following approval by our stockholders at the July 2024 Special Meeting, the Company effected an amendment to its amended and restated certificate of incorporation, the effect of which was to (i) further extend the period of time by which the Company has to consummate an initial business combination to February 7, 2025 and to allow the Company, without the need for another stockholder vote, to elect to extend the Termination Date on a monthly basis for up to two times, by an additional one month each time, after February 7, 2025, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date and (ii) eliminate the limitation that the Company may not redeem public stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 in order to allow the Company to redeem the Public Stock irrespective of whether such redemption would exceed the Redemption Limitation.

In connection with the July 2024 Special Meeting, the holders of 1,099,905 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.63 per share, for an aggregate redemption amount of $11,692,068. In addition, in connection with the July 2024 Special Meeting, the Sponsor and Former Sponsor converted an aggregate of 1,100,000 of their shares of Class B common stock into shares of Class A common stock on a one for one basis. Such converted shares of Class A common stock are not entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions. After giving effect to the Third Redemption and the conversion, the Company had approximately $12.9 million remaining in the Trust Account, has 5,312,124 shares of Class A common stock (including 4,100,000 converted shares of Class B common stock) and 1,639,916 shares of Class B common stock outstanding.

In connection with the July 2024 Special Meeting, the Company and NewCo entered into non-redemption agreements (“2024 Non-Redemption Agreements”) with certain stockholders of the Company pursuant to which, such stockholders agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,047,399 shares of Class A common stock in connection with the July 2024 Special Meeting and to hold such shares through the July 2024 Special Meeting. In exchange for the foregoing commitments not to redeem such shares of Class A common stock, NewCo agreed to issue to such stockholders, for no additional consideration, an aggregate of 174,566 shares of Class A common stock of NewCo (and up to an aggregate of 232,750 shares of Class A common stock of NewCo if the Company utilizes the two monthly extensions described above), in connection with the consummation of the initial business combination.

On December 17, 2024, one of the Company’s anchor investors submitted 31,583 Class B common stock to the Company for no consideration to be cancelled. After giving effect to the forfeiture of shares, we had 5,312,124 shares of Class A common stock (including 4,100,000 converted shares of Class B common stock) and 1,608,333 shares of Class B common stock outstanding.

Additionally, the Company has utilized the two monthly extensions described above and extended the Combination Period to April 7, 2025. As a result, in connection with the consummation of the Business Combination, an aggregate of 232,750 share of NewCo Common Stock will be issued the stockholders that entered into the 2024 Non-Redemption Agreements.

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On March 21, 2025, the Company filed a definitive proxy statement in connection with a special meeting to be held on April 7, 2025 in order to extend its termination date to a new termination date of May 7, 2025 (as may be extended by the Company’s board of directors until October 7, 2025) (the “2025 Extension”).

Proposed Business Combination

On March 11, 2024, the Company entered into the Business Combination Agreement with NewCo, Merger Sub 1, Merger Sub 2, and XCF. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (a) the Company will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity of the NewCo Merger as a wholly owned subsidiary of NewCo; and (b) immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF, with XCF being the surviving corporation of the Company Merger as a wholly owned subsidiary of NewCo. As a result of the Business Combination, NewCo will become a new publicly-traded company.

On February 5, 2025, the SEC declared effective the registration statement on Form S-4, initially publicly filed by NewCo and XCF with the SEC on July 31, 2024. On February 27, 2025, the company’s stockholder approved at a special meeting the Business Combination Agreement and the transactions contemplated thereby. In connection with the vote to approve the Business Combination, stockholders holdings 1,208,570 shares of Class A common stock properly exercised their right to redeem their shares for cash. Such redemptions will be effected in connection with the closing of the Business Combination, or earlier if the 2025 Extension is approved by stockholders and implemented prior to closing the Business Combination. We expect to close the XCF Business Combination in the first half of 2025.

The Business Combination; Consideration

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i) the Company will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity of the NewCo Merger as a direct wholly owned subsidiary of NewCo, and (x) each share of the Company’s Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one share of NewCo’s Class A common stock, par value $0.0001 per share, (y) each share of the Company’s Class B common stock, par value $0.0001 per share, outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one share of NewCo Common Stock, and (z) each warrant of the Company outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one warrant of NewCo, with NewCo assuming the Company’s rights and obligations under the existing warrant agreement; and

(ii) immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF, with XCF being the surviving corporation of the Company Merger as a direct wholly owned subsidiary of NewCo, and each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger will be converted into the right to receive shares of NewCo Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of NewCo Common Stock.

Conditions to Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (a) approval of the Business Combination and related agreements and transactions by the Company’s stockholders and the XCF stockholders, (b) effectiveness of the Registration Statement to be filed by the Company and NewCo in connection with the Business Combination, (c) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (d) receipt of approval for listing on the NYSE or Nasdaq, as applicable, the shares of NewCo Common Stock to be issued in connection with the Business Combination, and (e) the absence of any order, law or other legal restraint or prohibition preventing the consummation of the Business Combination in effect. Other conditions to XCF’s obligations to consummate the Business Combination include, among others, (i) the accuracy of the representations and warranties of the Company as of the Closing, (ii) the performance or compliance of each of the Company’s covenants in all material respects at or prior to the Closing and (iii) receipt of a certificate signed by an authorized officer of the Company certifying the satisfaction of the preceding clauses (i) and (ii). Other conditions to the Company’s obligations to consummate the Business Combination include, among others, (v) closing of the acquisition of New Rise Renewables, LLC and New Rise SAF Renewables Limited Liability Company, (w) entry into an amended and restated supply and offtake agreement with a key supplier or another party on terms and conditions reasonably satisfactory to the Company, (x) the accuracy of the representations and warranties of XCF as of the Closing, (y) the performance or compliance of each XCF covenant in all material respects at or prior to the Closing and (z) receipt of a certificate signed by an XCF authorized officer certifying the satisfaction of the preceding clauses (x) and (y).

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Covenants

The Business Combination Agreement contains covenants, including, among others, providing for (i) XCF to conduct its business in the ordinary course in all material respects through the Closing, (ii) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) XCF to prepare and deliver to the Company certain audited and unaudited consolidated financial statements of XCF, (iv) the Company and NewCo to prepare, with the assistance of XCF, and the Company and NewCo to file, the Registration Statement and take certain other actions to obtain the requisite approval of the Company’s stockholders of certain proposals regarding the Business Combination, and (v) the parties to use reasonable best efforts to obtain necessary approvals from governmental agencies.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the Company and XCF for transactions of this type regarding themselves and their respective businesses. The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing of the Business Combination.

Termination

The Business Combination Agreement contains certain termination rights for both the Company and XCF including, among others, that the Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Company and XCF, (ii) by written notice from either the Company or XCF to the other if certain approvals of the Company’s stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein, (iii) by written notice from the Company, if certain approvals of the XCF stockholders are not obtained within two (2) business days after the Registration Statement is declared effective, (iv) by written notice from the Company if the Key Agreement is not entered into by a specified date or a key supplier exercises certain rights under the Key Agreement in connection with the Business Combination and (v) by either the Company or XCF in certain other circumstances set forth in the Business Combination Agreement, including, among others, (a) if the Closing is permanently enjoined, restrained or prohibited by the terms of a final, non-appealable governmental order, (b) in the event of certain uncured breaches by the other party, (c) if the Company’s stockholders do not approve the Business Combination or (d) if the Closing has not occurred on or prior to September 11, 2024, provided that such date will be automatically extended to November 11, 2024 if the Registration Statement is not declared effective on or prior to September 11, 2024.

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On November 29, 2024, the Business Combination Agreement was amended to extend the Business Combination Termination Date to March 31, 2025.

Reimbursable Expenses

Pursuant to the Business Combination Agreement, XCF has agreed to pay for or reimburse, as the case may be, the Company for all expenses due and payable by the Company in connection with the Business Combination (such expenses, collectively, “Reimbursable Expenses”). Such Reimbursable Expenses include:

1)	any expenses payable to any governmental authority in connection with the Business Combination Agreement, including the Hart-Scott-Rodino Act filing fee and the S-4 filing fee;

2)	registrar, transfer agent and printer expenses;

3)	fees and expenses of third party advisors;

4)	fees and expenses of auditors and accountants;

5)	excise taxes of the Company; and

6)	any placement fee and any other fees, costs or expenses incurred in connection with NewCo’s listing on the Applicable Exchange.

In the event that any Reimbursable Expenses become due and payable prior to the Closing, XCF has agreed to pay such Reimbursable Expenses directly on behalf of the Company, within five (5) business days of its receipt of a written statement setting forth the amount of such Reimbursable Expenses from the Company. Additionally, XCF has agreed to pay any Reimbursable Expenses which are outstanding, or which will become due and payable, as of a termination of the Business Combination Agreement.

Amendment No. 1 to the Business Combination Agreement

On November 29, 2024, the Company, NewCo, Merger Sub 1, Merger Sub 2 and XCF entered into Amendment No. 1 to the Business Combination Agreement, which amended the Business Combination Agreement to extend the Business Combination Termination Date to March 31, 2025.

Certain Related Agreements

Sponsor Letter Agreement

On March 11, 2024, concurrently with the execution and delivery of the Business Combination Agreement, the Company entered into the Sponsor Letter Agreement, with the Sponsor and NewCo, pursuant to which the Sponsor has unconditionally and irrevocably agreed to, among other things: (a) vote at any meeting of the stockholders of the Company, and in any action by written resolution of the stockholders of the Company, all of the shares of the Company’s Class B common stock held by the Sponsor to approve the Business Combination and all related transactions and proposals; (b) vote against any proposal, action or agreement that would result in a breach of any of the Company’s covenants, representations, warranties or other obligations or agreements under the Business Combination Agreement; and (c) waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate at which the shares of the Company’s Class B common stock held by the sponsor will convert into other shares of capital stock of the Company or shares of NewCo Common Stock in connection with the Business Combination and related transactions; in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

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Pursuant to the Sponsor Letter Agreement, the Sponsor also agreed to, among other things, certain lock-up restrictions with respect to the shares of NewCo Common Stock until the earlier of (i) 12 months following the Closing and (y) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s stockholders having the right to exchange their equity for cash, securities or other property, subject to certain exceptions; provided that such lock-up restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing.

On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

Support Agreements

On March 11, 2024, concurrently with the execution and delivery of the Business Combination Agreement, the Company, NewCo and XCF entered into the Support Agreements with (i) Randy Soule, majority stakeholder of New Rise, and his affiliated entity, (ii) GL Part SPV I, LLC, an existing XCF stockholder and New Rise equityholder, (iii) certain XCF stockholders and (iv) certain members of XCF management. Pursuant to the Support Agreements, certain XCF stockholders and New Rise equityholders agreed to, among other things, vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Support Agreements, and vote against any alternative transaction, business combination or agreement that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the Closing of the Business Combination or the Support Agreements or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder.

Pursuant to the Support Agreements, certain XCF and New Rise stockholders also agreed to, among other things, (a) to the extent required or applicable, vote or provide consent for purposes of authorizing and approving the Business Combination or the Business Combination Agreement, (b) when any meeting of XCF stockholders is held, appear at such meeting or otherwise cause the XCF stockholder’s Covered Shares (as defined in the applicable Support Agreements) to be counted as present thereat for purposes of calculating a quorum, or respond to the request by XCF for written consent, as applicable, (c) vote or provide consent in any other circumstances upon which a consent or other approval is required under XCF’s organizational documents (as applicable) and (d) not transfer any Covered Shares through the Closing. Notwithstanding the foregoing, the Soule Support Agreement and the GL Support Agreement provide that unless and until XCF or the Company obtains not less than $50 million in additional financing following the execution and delivery of the Business Combination Agreement, such parties may transfer any direct or indirect equity interests in New Rise in an aggregate amount of up to the lesser of (x) 15% of such parties’ equity interests in New Rise and (y) $100 million, in the case of Randy Soule and his affiliated entity, or $50 million, in the case of GL Part SPV I, LLC.

Pursuant to the Support Agreements:

(i) the members of XCF management party to the Management Support Agreements have also agreed that they will not transfer shares of NewCo Common Stock held by such parties until the earlier of (x) twelve months after the Closing and (y) the date on which NewCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property; provided that such transfer restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing;

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(ii) each of the XCF stockholders party to the Company Support Agreements and the party to the GL Support Agreement have also agreed that with respect to 90% of shares of NewCo Common Stock held by such parties, they will not transfer such Lock-up Shares until the earlier of (x) twelve months after the Closing and (y) the date on which NewCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property; provided that such transfer restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing; provided, further, that such parties may transfer (A) on or after 90 days following the first quarterly earnings release published following the Closing, 10% of the Lock-up Shares, (B) on or after 180 days following the closing date of the Business Combination, 30% of the Lock-up Shares and (C) on or after 360 days following the closing date of the Business Combination, 60% of the Lock-up Shares; and

(iii) the Soule Support Agreement does not contain any lock-up restrictions following the Closing.

On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

Convertible Promissory Note

On February 26, 2024, the Company issued an unsecured promissory note in the total principal amount of up to $500,000 (the “FI Sponsor Promissory Note”) to the Sponsor. The FI Sponsor Promissory Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate an initial business combination, the FI Sponsor Promissory Note will be repaid only from amounts remaining outside of the Trust Account. Up to the total principal amount of the FI Sponsor Promissory Note may be converted, in whole or in part, at the option of the lender into warrants of the Company at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Former Sponsor at the time of the initial public offering of the Company. At December 31, 2024, $110,000 was drawn on the note.

Securities Listing

On October 7, 2024, the Company received a notice (the “Delisting Notice”) from the staff of the Listing Qualifications Department of Nasdaq stating that Nasdaq has determined to delist the Company’s securities from The Nasdaq Capital Market and will suspend trading in those securities effective at the open of business on October 14, 2024. Nasdaq reached its decision pursuant to Nasdaq IM-5101-2 because the Company did not complete one or more business combinations within 36 months of the effectiveness of its Initial Public Offering registration statement.

Following the suspension of trading on Nasdaq, the Company’s Units, shares of Class A common stock and redeemable warrants trade on the OTC Pink Marketplace under the symbols “BHACU,” “BHAC” and “BHACW,” respectively. The Company remains subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Uncertain Tax Position

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Our operations included those activities necessary to consummate an initial business combination. As such, we deducted startup and operating costs for tax purposes. Additionally, the Company has taken the position that no income should the apportioned to Florida in its Florida state tax return. As there is uncertainty in the deduction of startup and operating costs and the apportionment of income to the State of Florida, the Company recognized a reserve for uncertain tax positions on the balance sheet in 2023. In 2024, the Company reversed its position related to the deductibility of start-up and operating costs for tax purposes and no longer reports an uncertain tax position for these items. The Company continues to take the position that no income should the apportioned to Florida in its Florida state tax return. As such, the Company maintains an uncertain tax position related to its Florida tax return. At December 31, 2024 and 2023, the Company reported $115,870 and $955,617, respectively, on the balance sheet for these uncertainty.

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Results of Operations

Our entire activity from inception up to October 7, 2021 was in preparation for our initial public offering and, since the consummation of our initial public offering, the search for and consumption of a prospective target business. We will not generate any operating revenues until the closing and completion of our Initial business combination, at the earliest.

For the year ended December 31, 2024, we had a net loss of $5,274,560, which primarily consisted of a loss of $321,730 from a change in fair value of Note Payable – Polar, $5,558,813 in operating costs (net of $353,505 of Reimbursable Expenses), and $1,250,000 of change in fair value of the 2024 Non-Redemption Agreements, partially offset by operating account interest income of $10,288, gain of $716,000 from a change in fair valuation of derivative warrant liabilities, Trust Account interest income of $1,025,532, and an income tax benefit of $104,163.

For the year ended December 31, 2023, we had net income of $327,807, which primarily consisted of a gain of $1,048,940 from a change in fair value of derivative warrant liabilities, interest income of $2,296,926, and a recovery of offering costs attributable to warrants of $501,550, partially offset by $1,692,413 in operating costs, a non-redemption agreement of $1,230,000, a loss from the change in the fair value of the Note Payable – Polar of $87,204, and an income tax expense of $510,293.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred and expect to continue to incur additional costs in pursuit of our initial business combination. We have determined that we will not be able to sustain operations for the next twelve months without additional financing. As of December 31, 2024, we had $19,669 in our operating bank account available for working capital needs and a working capital deficit of $8,045,958.

Until the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through a payment of $25,000 from the Former Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined in Note 3) and a Note Payable to Former Sponsor (Note 3) in the amount of $563,009 that was fully repaid on October 7, 2021.

The Company had net borrowings of $988,402 pursuant to the Convertible Promissory Note issued to the Former Sponsor (Note 5) and on July 31, 2023, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $1,052,644 to the Former Sponsor (the “Extension Promissory Note”). At the closing of the Purchase Agreement with the Sponsor on November 2, 2023, the Convertible Promissory Note and Extension Promissory Note were terminated and of no further force and effect, resulting in loan forgiveness by the note holder.

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In association with the Subscription Agreement (discussed in Note 3), the Company has borrowed $1,200,000.

On February 26, 2024, the Company issued the FI Sponsor Promissory Note to the Sponsor in the total principal amount of up to $500,000 and had borrowed $110,000 under the FI Sponsor Promissory Note at December 31, 2024.

XCF has agreed to pay certain costs on behalf of the Company. Since entering into the Business Combination Agreement and as of December 31, 2024, XCF has paid $353,505 to or on behalf of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that its inability to satisfy its working capital obligations as of the expected mandatory liquidation date and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until April 7, 2025 (as extended by the board of directors), to consummate an initial business combination, which would provide the Company with the ability to satisfy its working capital obligations. However, it is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, and the Termination Date is not extended beyond April 7, 2025, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 7, 2025.

To alleviate the Company’s assessment of going concern, on March 11, 2024, the Company entered into a proposed Business Combination Agreement with XCF.

Contractual Obligations

Registration Rights

The holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination.

However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the founder shares, as described in the following paragraph, and (ii) in the case of the private placement warrants and the respective shares of our Class A common stock underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described in this Annual Report, the holders of the founder shares (including the anchor investors) have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (a) one year after the completion of our initial business combination, or (b) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our Sponsor with respect to any founder shares.

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On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

In addition, pursuant to the registration rights agreement, our Sponsor, upon completion of an initial business combination, will be entitled to nominate up to three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration rights agreement.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the initial public offering, or $4.6 million. In addition, the underwriters were entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering, or $8,050,000. As a result, $7,548,450 of the deferred underwriters’ fee was reversed through equity as it related to the Redeemable Class A common stock issued in the initial public offering and $501,550 of the deferred underwriters’ fee was reversed through the statement of operations as it related to the public warrants issued in the initial public offering.

Capital Market Advisors

In 2023, the Company engaged the services of multiple entities to act as capital market advisors, specifically to advise on market conditions, advise in connection with seeking an extension for completing an initial business combination, advise in connection with a possible initial business combination, and acting as a placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities or other capital or debt raising transaction. No fees are due the advisors until consummation of the initial business combination and are payable at that time in a combination of cash and shares of common stock of the public company entity that survives the initial business combination. In accordance with ASC 718, at the effective date of November 2, 2023, the value of the shares issuable as of the execution date of the contracts was $312,600. Additionally, the Company will pay $3,500,000 plus an amount equal to 4.0% (together the “Deferred CMA Fees”) of the sum of (A) the gross proceeds raised from investors identified by the advisor received by the Company or Target plus (B) proceeds released from the Trust Account in connection with the closing of the initial business combination with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem shares of the Company’s Class A common stock.

In accordance with ASC Topic 450, “Contingencies,” (“ASC 450”), the Company has not recognized a liability for the value of the potential issuance of shares or the Deferred CMA Fees since the completion of an initial business combination is a performance condition that is not yet considered probable.

Critical Accounting Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Note Payable - Polar

We report the Note Payable – Polar at fair value using a bond plus call plus model. Included in the model are significant estimates and judgment about inputs into the model. Deviations from these estimates could result in a significant difference to our financial results.

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Share Subscription Agreement - Polar

The share subscription agreement is reported based on the residual value of the Subscription Agreement and was determined based on the residual amount of the proceeds received less the fair value of the Note Payable – Polar. Deviations from the estimated fair value of the Note Payable – Polar could result in a significant difference to our financial results.

2024 Non-Redemption Agreements

The 2024 Non-Redemption Agreements is reported at fair value using a likelihood-weighted scenario analysis model. The model uses significant judgment and estimates as inputs in the model. Deviations from the estimated fair value of the 2024 Non-Redemption Agreements could result in a significant difference to our financial results.

Recent Accounting Pronouncements

Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the consolidated financial statements. See Note 8 for further information.

Off-Balance Sheet Arrangements

As of December 31, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

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BUSINESS

INFORMATION ABOUT XCF GLOBAL, INC.

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Registration Statement.

Company Overview

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “XCF,” “New XCF,” and the “Company” refer to XCF Global, Inc. (formerly known as Focus Impact BH3 NewCo, Inc.), a Delaware corporation, after giving effect to the Business Combination between Focus Impact, NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”), and Legacy XCF (as defined below) on June 6, 2025. In addition, unless otherwise stated herein or unless the context otherwise requires (i) references to “NewCo” refer to Focus Impact BH3 NewCo, Inc. prior to the Closing Date, (ii) references to “Legacy XCF” refer to XCF Global Capital, Inc., a Nevada corporation, prior to the Closing Date and (iii) references to “Focus Impact” refer to Focus Impact BH3 Acquisition Company, a Delaware corporation,

Legacy XCF was incorporated on January 20, 2023, for the purpose of making investments in renewable energy assets and production facilities. XCF has completed acquisitions in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. XCF is committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable fuel sectors as a result of a combination of regulatory support, industry-led demand, and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF and renewable fuels. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

Our intention is to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. Our initial operations include the New Rise Reno (defined below) renewable fuel production facility. Legacy XCF completed acquisitions of New Rise SAF Renewables, LLC (“New Rise SAF”) and New Rise Renewables, LLC (“New Rise Renewables”) (collectively, New Rise SAF and New Rise Renewables are referred to as “New Rise”) on January 23, 2025 and February 19, 2025 respectively. Herein, we refer to the acquisitions of New Rise SAF and New Rise Renewables as the New Rise Acquisitions. Legacy XCF also owns dormant biodiesel plants in Fort Myers, FL and Wilson, NC that it intends to further build-out and reconstruct into SAF, renewable fuels, and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and renewable fuel value chain.

Blended with conventional Jet-A fuel, SAF is a “drop-in fuel” which means it can be used in existing aircraft and aviation infrastructure without the need for modification. Publications by a variety of industry organizations and experts, for example a thought leader piece with Air bp global aviation sustainability director posted on the BP p.l.c. (“BP”) website and publications from the IATA estimate that SAF can reduce lifecycle greenhouse gas emissions by up to 80% compared to conventional jet fuel; this estimated reduction in greenhouse gas emissions is based on factors that impact the ultimate reduction in greenhouse gas emissions for a given SAF product including the feedstock used, the production method employed, and the supply chain to the airport. In a recent study by the EPA on Atmospheric Concentrations of Greenhouse Gases, global atmospheric concentrations of carbon dioxide, methane, nitrous oxide, and certain manufactured greenhouse gases have all risen significantly over the last few hundred years. Further, the EPA has noted that the combustion of fossil fuels such as gasoline and diesel to transport people and goods was the largest source of CO2 emissions in 2022, accounting for 35% of total U.S. CO2 emissions and 28% of total U.S. greenhouse gas emissions.

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XCF intends to generate revenue and contribute to clean energy in the transportation sector by selling renewable fuels, primarily SAF, produced at the Company’s SAF production facilities. XCF primarily intends to sell both “neat” or unblended SAF and blended SAF:

●	Neat SAF is used to describe SAF that has not been blended with conventional Jet-A fuel meeting ASTM Standard D7566. SAF is a direct replacement for fossil jet fuel (conventional jet fuel currently used in the aviation industry), made from renewable raw materials. As previously stated, industry experts including Air bp and IATA indicate that SAF can reduce CO2 emissions by up to 80% over the fuel’s life cycle compared to using fossil jet fuel depending on factors such as the feedstock used, the production method employed, and the supply chain to the airport.

●	Blended SAF refers to a blended fuel containing a blend ratio of both neat SAF and Jet-A fuel meeting ASTM Standard D1655. Because neat SAF has a lower carbon intensity (“CI”) than Jet-A, blended fuel has a lower CI level than pure Jet-A. CI is a measure of carbon dioxide and other greenhouse gases (CO2e) per unit of activity. According to the U.S. Department of Energy, neat SAF can be blended with Jet-A at different levels with limits between 10% and 50% depending on production pathway and feedstock. Airlines who purchase SAF currently utilize blended SAF at ratios between 90/10 and 70/30 (Jet-A : neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

(1) BP “What is Sustainable Aviation Fuel?”

The Company may also opportunistically evaluate the production of other sustainable renewable fuels, including but not limited to renewable diesel and biodiesel.

The need for energy is a necessity and will not be eliminated in the near future. However, due to the cumulative harmful impacts of fossil fuels on our environment, how the world sources its energy is expected to evolve. The transportation sector, one of the largest contributors to GHG emissions according to the EPA, has recognized its role in climate change and has begun to seek alternative energy sources from renewable and sustainable fuels. Specifically, the aviation industry, which, according to the International Energy Agency (“IEA”), accounted for 2.5% of global energy-related CO2 emissions in 2023, is making progress to reduce emissions. Key milestones include:

●	In 2022, the 184 member states of the International Civil Aviation Organization (ICAO) adopted a long-term global aspirational goal of net zero carbon emissions from international aviation by 2050.

●	In 2022, the United States announced important tax credits and a competitive grant program under the Inflation Reduction Act, which will allocate $3.3 billion to scaling up SAF production, with the aim of meeting the 3 billion gallons milestone set by the SAF Grand Challenge by 2030.

●	In the European Union, the European Parliament and European Council reached an agreement in 2023 on the rules of ReFuelEU Aviation on the schedule of minimum SAF blend-in shares, with sub-targets for synthetic fuels, through 2050.

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As calls for sustainability grow and global demand for renewable energy accelerates, XCF believes it can capitalize upon the scale of this market opportunity and expand at a pace for the foreseeable future. The Company’s ability to capitalize on the market opportunity and implement its plan is dependent on its ability to raise capital necessary for capital investments and operate its facilities efficiently.

Air bp also indicates that pricing for SAF has been higher than conventional jet fuel primarily due to production costs and availability of sustainable feedstocks. Nevertheless, governments and airlines around the world are setting targets to use SAF, as a number of experts, including McKinsey & Company have expressed their belief that SAFs are the most viable near-term option for decreasing aviation-related emissions. The United States is leveraging a combination of loan and grant programs and tax incentives as state and federal governments have taken the lead in stimulating the demand for and adoption of SAF. These efforts have provided significant tailwinds for both SAF supply and demand thus driving a need for new plants and increased production. These incentives, however, may change or be revoked.

XCF Project Pipeline and Growth Plan

In the near term, XCF plans to operate and develop four projects for the production of SAF or associated SAF-related infrastructure. The Company intends to generate revenues from the sale of its SAF products to offtake partners, which include energy companies, fuel wholesalers and brokers, airlines, or fixed-based operators (“FBOs”). The existing facility in Reno, Nevada, which we refer to as New Rise Reno, was converted to SAF production in October 2024 and we currently expect to achieve commercial production of SAF at nameplate capacity as early as the first quarter of 2026. A second facility that we intend to build in Reno, Nevada, adjacent to New Rise Reno, which we refer to as New Rise Reno 2, is currently expected to come online in 2028. Our ability to bring future sites online on the intended timeline, if at all, is dependent on our ability to raise and deploy necessary funding capital and effectively manage the project buildout timeline. Total anticipated annual production output of neat SAF, assuming the projects develop as expected and on time, is expected to be 80 million gallons per year by the end of 2028. Realizing these output assumptions is dependent on our ability to manage the feedstock supply chain and efficiently operate the facilities. This rolling expansion strategy allows the Company to bring new supply to the market in parallel with the anticipated increase in demand for SAF in the second half of the decade yet also affords the Company the option to opportunistically pivot to other renewable products or related infrastructure facilities depending on environment and market conditions.

●	New Rise Reno – Our current hydrotreating technology is capable of treating 130 thousand gallons of feedstock per day or approximately 44 million gallons of feedstock per year. After factoring in finished product yields of ~86%, as it compares to feedstock input, and required maintenance downtime of ~26 days per year, we expect New Rise Reno to have a nameplate production capacity of approximately 112 thousand gallons of finished product per day or approximately 38 million gallons per year of neat SAF.

●	New Rise Reno 2 – We expect New Rise Reno 2 to use similar hydrotreating technology as New Rise Reno with an additional 8,400 gallons per day being able to be treated. As a result, estimated feedstock hydrotreating capabilities are 139 thousand gallons of feedstock per day or approximately 47 million gallons of feedstock per year. After factoring in finished product yields of ~86% and required maintenance downtime of ~26 days per year, we expect the New Rise Reno 2 production facility to have a nameplate production capacity of approximately 119 thousand gallons of neat SAF per day or approximately 40 million gallons of finished product per year.

●	Fort Myers and Wilson – The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and biofuels value chain. We intend to further build-out and reconstruct these sites into SAF, renewable fuels, and/or associated SAF-related infrastructure.

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New Rise Reno (Reno, Nevada)

In 2023, Legacy XCF began analyzing acquisition targets within the renewable fuels space, which included New Rise Renewables and New Rise Renewables SAF. New Rise Renewables owns and operates the New Rise Reno production facility, which sits on 10 acres of land in the Tahoe Reno Industrial Center (TRI) in Reno, NV; this site is not considered a Tier 1 Renewable Chemical Investment Tax Credit (ITC) area. The facility has rail access and is adjacent to I-80, a major interstate highway. At that time, New Rise Renewables was in the process of bringing its New Rise Reno facility online as a renewable diesel production facility. New Rise Renewables SAF is the adjacent plot next to the current New Rise Reno facility that is expected to be constructed into a SAF facility. Because New Rise Renewables, LLC had the P66 Agreement with Phillips 66, the New Rise Reno plant was nearing completion and commencing operations, and the adjacent plot was primed for development, Legacy XCF began negotiations to purchase the outstanding membership interests of New Rise Renewables, LLC.

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC for an aggregate purchase price of $1.1 billion, less acquired liabilities of approximately $112.5 million, to acquire all of the issued and outstanding membership interests in New Rise Renewables. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF . As a result, RESC Renewables Holdings, LLC (“RESC Renewables”) was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC Renewables and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of New XCF Class A common stock and the 3,693,830 shares converted into 2,996,678 shares of New XCF Class A common stock upon closing.

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The New Rise Reno production facility functions as XCF’s flagship SAF production facility. The facility employs a two-stage process including pretreatment and hydrotreatment. Through the use of a pretreatment process, New Rise Reno will be able to use a variety of waste- and residue-based feedstocks to produce SAF and other renewable fuels such as renewable diesel. The conversion of New Rise Reno to SAF production was managed by Encore DEC, LLC (“Encore”), one of the engineering, procurement, and construction (“EPC”) companies that was subcontracted to build New Rise Reno and which is 100% owned by Randy Soule. Mr. Soule is currently XCF’s majority shareholder. Because the required facility infrastructure is similar for both renewable diesel and SAF production, pretreatment, electrical, water, railcar and other infrastructure were already in place from the original construction of the facility. As a result, the New Rise Reno facility was efficiently converted into a SAF production facility without bearing greenfield construction costs. RESC Renewables Holdings, LLC, the sole member of New Rise Renewables provided necessary capital to New Rise Reno to convert the facility to SAF and incurred approximately $17 million in construction costs related to the conversion. The facility underwent testing and produced 20,000 gallons of neat SAF in November 2024.

In February 2025, New Rise Reno began its ramp-up process. The ramp-up process, a critical phase for all new fuel facilities, is the period after commissioning when a new fuel facility works to optimize its production gradually from initial test runs to full, nameplate capacity. During the initial production runs, the facility produced neat SAF at approximately 50% production capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed.

While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

We currently expect to resume SAF production at nameplate capacity as early as the first quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the New Rise Reno production facility will be able to produce SAF at full capacity. Any delay beyond the first quarter of 2026 in our ability to resume SAF production and/or any delay in our ability to operate the New Rise Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability. From April through the end of September 2025, New Rise Reno produced, in aggregate, approximately 5 million gallons of neat SAF, renewable diesel, and renewable naphtha.

Since the initial production of renewable diesel, our Reno production facility has experienced repeated maintenance-related downtime that has required additional maintenance capital expenditures and other unanticipated operating expenses. These disruptions have limited our ability to operate at expected levels and delayed our efforts to achieve full production capacity. Although management has taken steps to address these issues, there can be no assurance as to when or whether the Reno facility will consistently operate at or near 100% production capacity for renewable diesel. Continued downtime, additional maintenance requirements, or the inability to achieve stable full-capacity operations could materially and adversely affect our revenues, profitability, and liquidity.

The New Rise Reno facility has rail access which serves as an entry and exit point for receiving feedstock directly at the plant and delivering SAF to off-takers. Once feedstock arrives by rail at the on-site spur, it is transported directly from rail cars into storage tanks at the facility’s tank farm. New Rise Reno has the ability to store up to 1.5 million gallons of feedstock at its on-site tank farm with additional storage available on the rail spur.

On May 23, 2017, New Rise Reno entered into the P66 Agreement, a supply and offtake agreement with Phillips 66 whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

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In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1,2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno, including SAF, to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, the agreement shall automatically renew for two successive additional periods of five years, unless otherwise terminated according to the terms, bringing the total duration of the agreement to a potential term of 15 years. At present, this is the only supply and offtake agreement for XCF’s current or planned production facilities. Other than the P66 Agreement, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

October 1, 2025, New Rise Reno entered into an additional amendment to the P66 Agreement. The amendment modifies certain operational provisions of the Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise only when the feedstock exits storage tanks and enters process units for conversion. The amendment also specifies New Rise’s obligations to maintain flow-metering equipment, provide daily inventory reports to Phillips 66, and conduct monthly reconciliations of volumes, and grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars. New Rise must, at its expense, maintain equipment and procedures to perform the reverse-flow operation described in the Amendment and permit Phillips 66 reasonable access to inspect related equipment and operations.

New Rise Reno 2 (Reno, Nevada)

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA, (the New Rise SAF Renewables MIPA and the New Rise Renewables MIPA are referred to herein as the “MIPAs”) to acquire all of the issued and outstanding membership interests in New Rise SAF Renewables Limited Liability Company from Randy Soule and GL Part SPV I, LLC for an aggregate purchase price of $200.0 million. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired. Our acquisition of New Rise SAF was completed on January 23, 2025. At closing, the aggregate purchase price of $200 million was reduced by $12.7 million, which represented Legacy XCF’s five times liquidation preference for its preferred membership units. As a result, Randy Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference. Total consideration at closing was approximately $187.3 million or 18,730,000 shares of Legacy XCF common stock.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Randy Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 15,036,170 Legacy XCF shares converted into 10,318,915 shares of New XCF Class A common stock and the 3,693,830 shares converted into 2,534,975 shares of New XCF Class A common stock upon closing.

This acquisition resulted in Legacy XCF owning a 10-acre plot adjacent to the New Rise Reno production facility. XCF intends to leverage the pretreatment, electrical, water, rail spur, and other infrastructure at the existing New Rise Reno facility to build an additional SAF facility at New Rise Reno 2. As an adjacent site, New Rise Reno 2 will be able to share in the existing utilities and transportation infrastructure already built. Since the lines, pipes, rail track, and other related infrastructure have already been constructed, New Rise Reno 2 will be able to link into existing infrastructure rather than complete a full ground-up build. As we intend to utilize the same pre-treatment and hydrotreatment technology at New Rise Reno 2 that is currently in place at New Rise Reno, New Rise Reno 2 will utilize the same feedstocks as New Rise Reno. New Rise Reno 2 is anticipated to have estimated construction costs of $300 million and will take approximately 28 months to complete from the date construction begins. We anticipate beginning construction in 2026 with SAF production to begin in 2028. XCF expects that New Rise Reno 2 will produce an additional 40 million gallons of neat SAF annually.

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XCF has completed initial site development work at New Rise Reno 2, including grading of the 10-acre parcel and construction of new access roads. Engineering, design, and project planning are underway, positioning construction to begin in 2026. XCF intends to engage Encore, one of the EPC subcontractors who built the New Rise Reno production facility and converted the New Rise Reno facility to SAF, to manage the construction of New Rise Reno 2. We may elect to use a service provider to provide operating and maintenance services for the New Rise Reno 2 SAF facility to provide critical operating and maintenance services to operate New Rise Reno 2. XCF intends to attempt to extend its existing supply and offtake agreement with Phillips 66 to the New Rise Reno 2 facility. The Company, however, may also pursue long-term offtake agreements with similar offtake partners, airlines, or FBOs and may also opportunistically pursue alternative feedstock suppliers. Currently, XCF does not have supply and offtake agreements for the New Rise Reno 2 production facility.

Fort Myers (Fort Myers, Florida) and Wilson (Wilson, North Carolina)

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward Biofuels, LLC to acquire a biodiesel plant in Fort Myers, Florida, which we refer to as Fort Myers. Consideration for the purchase was paid at closing by our issuance of 9,800,000 shares of Legacy XCF common stock. The aggregate purchase price was $100.0 million, less $2.0 million in notes payable and loans assumed by Legacy XCF, using a stock price conversion factor of $10.00 per share.

At the closing of the Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of New XCF Class A common stock upon closing.

On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Southeast Renewables, LLC to acquire a biodiesel plant in Wilson, North Carolina, which we refer to as Wilson, for an aggregate purchase price of $100.0 million. Consideration for the purchase was paid at closing by our delivery of a convertible promissory note in the principal amount of $23.0 million and issuance of 7,700,000 shares of Legacy XCF common stock. On December 29, 2023, Legacy XCF and Southeast Renewables, LLC entered into a note purchase agreement to convert the $23.0 million in principal outstanding and $297,425 in accrued interest at a conversion factor of $10.00 per share into 2,329,743 common stock shares.

At the closing of the Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of New XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of New XCF Class A common stock upon closing.

Both Fort Myers and Wilson are dormant biodiesel facilities, strategically positioned to service the South Atlantic, East South Central, and Middle Atlantic markets.

●	Fort Myers – The Fort Myers site is a 7-acre site that is leased from the Florida Department of Agriculture and was originally built to produce biodiesel and glycerin, a byproduct from biodiesel production. The Fort Myers site is located near I-75 on Florida’s Gulf Coast; this jurisdiction is not a Tier 1 ITC area.

●	Wilson – Located in a Tier 1 ITC area near I-587 and I-95, the Wilson site is within 500 miles of New York City and Atlanta, GA, and 600 miles of Nashville, TN. This centric location enables Wilson to serve as an East Coast conduit as the business expands. The Wilson site is an owned 3.75-acre site that was originally built to produce biodiesel and glycerin.

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We intend to further build-out and reconstruct the Fort Myers and Wilson sites into SAF, renewable fuels, and/or associated SAF-related infrastructure though environmental, market conditions, and other factors may ultimately indicate an alternative use is more advantageous. If both Fort Myers and Wilson are reconstructed to produce SAF, it is expected to take approximately 36 months to complete from the date construction commences with anticipated construction costs of approximately $350 million per site. The Company is preparing to commission a suitability analysis for each site to determine the optimal use case for each site, ensuring the highest possible accretion to revenue and net profit.

Supply and Offtake Agreements

On May 23, 2017, New Rise Reno entered into the P66 Agreement whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1,2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, unless otherwise terminated according to the terms, the agreement shall automatically renew for two successive additional periods of five years, bringing the total duration of the agreement to a potential term of 15 years. At present, this is the only supply and offtake agreement for XCF’s current or planned production facilities. Other than the P66 Agreement, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

In addition, the addendum to the P66 Agreement permits New Rise Reno to continue to engage in sales and business development activities. For sales to a third-party that result in a premium to the price provided in the P66 Agreement, New Rise Reno and Phillips 66 will share in the price premium 77% and 23% respectively. Phillips 66 will remain responsible for blending and logistics services for sales to a third-party as well. Management is currently engaged in discussions with and has submitted proposals to multiple partners regarding SAF offtake.

In October 2025, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement. The amendment enhances operational clarity and improves XCF’s working capital efficiency by modifying key feedstock handling and title-transfer provisions. By aligning title transfer with the production process, the amendment shortens XCF’s working capital cycle by approximately 10 days, thereby strengthening the company’s liquidity position. The amendment modifies certain operational provisions of the P66 Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise Reno only when the feedstock exits storage tanks and enters process units for conversion. The amendment also specifies New Rise Reno’s obligations to maintain flow-metering equipment, provide daily inventory reports to Phillips 66, and conduct monthly reconciliations of volumes, and grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars.

The amendment also establishes enhanced operational and reporting procedures. New Rise Reno will maintain flow-metering equipment and provide daily inventory reports and monthly reconciliations to Phillips 66, ensuring continuous visibility into feedstock management. Except as expressly amended, all other terms and conditions of the original P66 Agreement remain unchanged and in full force and effect.

In the future, the Company intends to attempt to extend the business relationship with Phillips 66 to include its future production facilities and anticipates that all of its facilities will have offtake agreements before the start of production.

Future Expansion

XCF intends to leverage the selected technology stack and site design, configuration, and layout of its New Rise Reno production facility as a model for future sites.

This site design requires less area to build a production facility and can be efficiently replicated as modular design allows for rapid expansion. The New Rise Reno site has four modules – feedstock receiving, pretreatment, hydrotreatment, and finished goods (neat SAF) offtake. The feedstock receiving and finished goods offtake modules have direct access to both rail and truck ports. This design increases operational efficiency because it facilitates direct unloading of feedstock for production and direct loading of SAF onto customers’ trucks or rail tanks. By directly unloading feedstock and finished goods rather than storing them for extended periods, the facility requires a smaller sized tank farm, thereby reducing the size of the facility and increasing the speed of construction. However, while New Rise Reno will serve as the model, future sites will be designed on a case-by-case basis as facility designs will consider geographic opportunities and limitations; other operations related considerations will be addressed during feasibility studies and final investment decision (“FID”) analysis.

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XCF will consider both greenfield developments and facility conversion projects. The Company intends to prioritize future development in locales with favorable regulatory policies, in Tier 1 Renewable Chemical ITC areas in Trade Association for Commercial Property Assessed Clean Energy (C-PACE) approved states. XCF intends to regularly review its site selection criteria in concert with the evolving market dynamics, the unique and specific needs of each potential project, and frequent changes in local, state, and/or federal policies.

International Expansion

In June 2025, XCF announced the launch of a strategic international expansion strategy designed to accelerate the global adoption of SAF through capital-efficient, regionally tailored partnerships. The framework leverages XCF’s modular facility design, layout, and configuration, enabling partners to deploy SAF capacity rapidly, efficiently, and at scale. This model allows XCF to expand its global footprint while remaining capital-light and focused on execution.

On October 9, 2025, XCF entered into a binding term sheet with New Rise Australia Pty. Ltd. to establish the principal terms for a strategic licensing and development partnership in Australia. Under the agreement, New Rise Australia will receive an exclusive 15-year license, renewable in five-year increments based on performance milestones, to utilize XCF’s engineering designs, facility layouts, process configurations, and related intellectual property for the development of renewable fuel facilities focused on SAF and renewable diesel.

XCF will retain ownership of all intellectual property and hold a 12.5% non-dilutable equity interest in New Rise Australia, aligning long-term commercial interests. The arrangement provides for XCF to receive licensing fees equal to 12.5% of net profit achievement and to maintain board representation and participation rights in the governance of the partnership. The structure represents XCF’s first regional platform under its international expansion strategy and is intended to serve as a model for future licensing and development partnerships in other priority markets.

Competitive Strengths and Advantages: XCF’s Full Suite of Capabilities

In addition to New Rise Reno, XCF has three projects in the pipeline and intends to capitalize on an early mover advantage and strong regulatory and market tailwinds for sustainable fuels to become a leading producer of SAF in the United States. XCF has the opportunity to leverage repeatable site design, proven technologies, flexible and versatile feedstock requirements, and a variety of financing sources to build a strong foundation for realizing its planned growth model.

Early Mover Advantage

XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. The Company holds a strategic early-mover advantage with commercial production of SAF currently expected to begin as early as the first quarter of 2026, and a production facility design that can be replicated.

The current competitive landscape for SAF production facilities in North America is illustrated in the graphic below, which shows SAF production facilities that are currently operational (producing SAF), that are currently under construction, and that are proposed or under development (pre-construction).

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SkyNRG
Calumet
Gevo
DG Fuels
Northwest Advanced Biofuels
Gevo/Net Zero-1
Phillips 66
Green Plains
Avena Clean Hydrogen /Crysalis Biosciences
Azure
Lydian
Neste/ World Energy
Sugar Valley Energy
Dimensional Energy
Velocys
LanzaJet
World Energy /Nacero
Alleo Energy /Shell
Infinium
Map Legend
Stat
Sites
Operational
7
Under Construction
14+

Source: Argus SAF Capacity Map, June 2025

Reliable, Proven Technologies

XCF uses a two-stage production process, combining feedstock pretreatment with the established hydrotreated esters and fatty acids (HEFA) pathway. The HEFA pathway is a process for refining vegetable oils, waste oils, or fats into SAF through hydroprocessing, which removes sulfur, oxygen, nitrogen and metals from the feedstock.

Pretreatment is a key stage of the production process in that it allows facilities to to react to changes in feedstock market conditions and de-risk the supply chain even in times of high volatility. Additionally, pretreated feedstocks support a longer catalyst life which results in less frequent shutdowns for catalyst changeout. A pretreatment stage is already in place at New Rise Reno. XCF intends to employ a pretreatment stage at each facility or, depending on realized expansion plans, develop a regional pretreatment hub for its feedstock.

There are multiple technology pathways to produce SAF approved by ASTM International (“ASTM”), a global organization that develops and provides standards for various industries and applications. ASTM is an international standards organization that produces standards for SAF, among other things. XCF uses the HEFA pathway, due to the lower capital costs, reliability, and the availability of feedstocks which are close in energy density to fossil fuels. HEFA, approved in June 2011, is a proven technology currently in use at multiple advanced biofuel refineries worldwide to produce SAF and renewable diesel. While SAF has multiple ASTM-approved pathways, HEFA-based SAF is the only product that is commercially available today.

XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. These feedstocks are hydroprocessed under the HEFA pathway to break apart the long chain of fatty acids and subsequently hydro-isomerized and hydrocracked. In this process, feedstock undergoes a hydrodeoxygenation process in which the removal of the oxygen atom from the reactant occurs in the presence of hydrogen. Then, the hydrocarbons are cracked and isomerized, a refining process that alters the fundamental arrangement of atoms in the molecule without adding or removing anything from the original material, to jet fuel chain length. The HEFA process is similar to that used for hydrotreated renewable diesel production, only with a more intense cracking of the longer chain carbon molecules. Airlines currently use SAF that is blended with fossil jet fuel. SAF that has not been blended with another fuel is referred to as “neat SAF” which represents the end product produced by our production facilities. Currently, there are no specific mandates as to the ratio of blended SAF that must be used by the aviation industry. XCF’s ability to sell blended SAF results in less neat SAF being sold on a per gallon basis leading to the ability to earn additional revenues on a per gallon basis. XCF has had discussions with potential offtake partners to provide Jet-A/SAF blends of 90/10 and 80/20. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50.

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Hydrogenation is a key part of the SAF production process whereby a chemical reaction is created between molecular hydrogen and another element or compound. The proprietary hydrogenation technology we use is licensed by New Rise Reno from Axens North America, a wholly-owned subsidiary of IFPEN and one of the industry leaders in process and catalyst development with more than 3,000 industrial units under license. New Rise Reno and Axens entered into a perpetual license agreement on Axens technology enables versatile hydrotreatment, boosts yields, and facilitates longer catalyst life. In addition to the technology license, a guarantee agreement has also been executed. Axens’ technology is in place at New Rise Reno and XCF intends to obtain similar licenses from Axens to utilize Axens’ technology at future sites.

On December 9, 2020 New Rise Reno and Axens North America Inc. entered into a license agreement whereby New Rise Reno received the non-exclusive right to utilize Axens’ liquid full hydrotreating technology and related process thereto, in exchange for a one-time license fee of $1,050,000, consisting of: i) a project closing fee of $200,000, ii) a fee of $200,000 on project acceptance, which is not to exceed four years after the effective date of the agreement, iii) $350,000 after one-year of operation following the acceptance date, iv) $200,000 after two years of operation following the acceptance date, and v) 100,000 after three years of operation following the acceptance date. Under terms of the agreement, project acceptance is defined as the date that Axens has completed its performance tests, which includes inspection of the Axens unit to check conformity with the process design and reactor inspection. In addition, acceptance will be confirmed with an acceptance certificate issued between New Rise and Axens. To date, a total of $200,000 has been paid as part of the license agreement and acceptance criteria has not yet been met. The license agreement does not require royalties paid to Axens North America, Inc. The related license to use the Axens technology and process is effective so long as New Rise Reno continues to utilize the Axens process and the related hydrotreating equipment. The license agreement is non-transferrable except that it may be assigned to an affiliate or successor of the assigning party or upon written consent of the parties. Axens has the right to terminate the license agreement in the event of New Rise’s uncured breaches of the agreement, including failures to make payment, use of Axens’ intellectual property outside of the scope of the license and breaches of confidentiality obligations.

Production Process

Versatile Feedstock Base

Like New Rise Reno, XCF intends that future production facilities will also have a feedstock pretreatment equipment. This attribute affords XCF the flexibility to utilize and/or shift to a variety of different low carbon intensity feedstocks due to the pretreatment technology and Axens hydrotreater technology in use at New Rise Reno and intended to be deployed at future sites.

The P66 Agreement includes the supply of feedstock and allows the Company to procure feedstock at spot-plus pricing. Currently, this agreement covers 100% of feedstock requirements for New Rise Reno and is the only supply agreement for feedstocks that XCF currently has in place. As we do not presently have other feedstock supply agreements in place, 100% of the current feedstock needs would be supplied by Phillips 66.

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Commonly used feedstock sources for production of renewable fuels from triglycerides, an ester derived from glycerol and three fatty acids which are the main constituents of body fat in humans and other vertebrates, as well as vegetable fat, have been distillers corn oil (“DCO”), refined, bleached and deodorized soybean oil (“RBD SBO”), canola oil, and waste oils such as used cooking oil, yellow grease, and animal tallow (from meat processing). XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. XCF has used DCO, a byproduct of U.S. ethanol production, to produce SAF and uses crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. The Renewable Fuel Standard (RFS) program and Low Carbon Fuel Standard are major drivers for the demand for production of renewable fuels in the U.S. market which in turn leads to demand for feedstock resources. A summary of these feedstocks according to a July 2023 publication by Burns McDonnell titled, “Renewable Diesel Feedstocks: Considering Plant-and Animal-Based Options,” follows:

●	Animal Fats: The processing of animals produces approximately 10 million pounds of triglycerides as rendered animal fats annually. Historically, around one-third of these triglycerides are used in the human food chain and in consumer products while one-third is used in animal feed, and the final third, approximately 3.5 billion pounds, is used as a feedstock to produce renewable fuels.

●	Canola: In North American, roughly 1 billion bushels of canola are produced per year. While around ~40% of the crop is exported, approximately 60% is crushed in North America to produce canola meal and yielding around 3.3 billion pounds of oil. In 2022, the US Environmental Protection Agency (EPA) approved a pathway for canola as a feedstock for renewable fuel.

●	Corn: Approximately 14.5 billion bushels of corn are produced in the US and Canada annually making it the largest available source of triglycerides. A 56-pound bushel of corn can yield approximately 2 pounds of oil, indicating a potential volume of 29 billion pounds of corn oil available in the market. Per the USDA, roughly 40% of corn is processed into ethanol and is mixed into renewable fuels today. New Rise previously used 100% DCO for renewable diesel production due to the availability, economical price point, and higher purity than other fats, oils, and greases currently on the market today.

●	Soybean: There are approximately 4.8 billion bushels of soybeans produced in the US and Canada annually. Around 50% of this production is utilized domestically while the remaining volume is exported as whole beans. Soybeans which are utilized domestically are crushed to produce soybean meal for livestock use and soybean oil. A 60-pound bushel of soybeans can yield approximately 12 pounds of soybean oil. Approximately 60% of the oil is used in food and industrial applications while approximately 40% of the oil produced, around 11 billion pounds, is used in the production of renewable fuels. New crush capacity under construction in the U.S. is expected to increase the percentage of soybeans used domestically which is intended to result in the availability of additional supply to support growth in the demand for oil to produce renewable fuels.

●	Waste Oils: Waste oils, referred to as recycled or mixed oils in the referenced Burns McDonnell publication, used as feedstocks for renewable fuel production include lower-quality fats and oils such as used cooking oil, yellow grease, and other rendered products. These products may have higher concentrations of triglyceride degradation, such as free fatty acids, ketones and aldehydes or other materials identified as moisture, insoluble and unsaponifiables. While these properties limit some commercial uses for these triglycerides, as recovered co-products, they have low carbon intensity which makes them attractive as feedstocks for the production of renewable fuels.

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As part of its long-term strategy, XCF intends to build an integrated business model that includes feedstock supply and delivery to its plants; XCF has identified strategic partnerships to facilitate this objective. Through vertical integration, XCF believes that it can position itself to secure a reliable source of sustainable non-food feedstock volumes at competitive pricing. By working with strategic partnerships, XCF expects to have the ability to purchase non-food feedstock crops, farm-direct and partner with underutilized crush facilities and/or expand collection networks for used cooking oil and other waste and by-product oils. These initiatives are intended to both reduce the overall feedstock cost to XCF’s production facilities and ensure reliable supply as competition for feedstocks increases in the coming years.

Financing

Government sponsored loans, grants, and other programs are part of a regulatory environment that supports the development of SAF facilities and continued adoption of SAF by the aviation industry. Management has identified various government-sponsored programs which may provide lower-cost financing and tax credits for some XCF facilities. Management is also actively engaged in discussions with multiple potential investors regarding capital needed for the conversion of existing production facilities to SAF production and construction and conversions of additional productions facilities. We intend to identify and apply for multiple financing options for these facilities, which includes grants, loans and other financing arrangements available from the U.S. Department of Energy, U.S. Department of Agriculture, the Federal Aviation Administration, the Trade Association for Commercial Property Assessed Clean Energy (C-PACE), and the Florida PACE Funding Agency, amongst others.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of October 17, 2025, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,788, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

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On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration (the “Notice of Withdrawal”). Besides withdrawing the notice of acceleration, the Notice of Withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

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On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,746, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, XCF, New Rise Reno and Twain entered into a Forbearance Agreement (the “Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF issued 4,000,000 shares of XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the shares for resale. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $2,200,000. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $1,700,000 and interest payable of approximately $500,000 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

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The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

●	The acceleration of repayment obligations, at the lenders’ discretion,

●	The imposition of penalty interest rates or fees,

●	Restrictions on the Company’s ability to access future financing, and

●	Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

XCF Operations and Management

XCF uses a combination of internal management and third-party service providers to manage the business and plant operations and may make changes to its operations management model from time to time depending on business conditions. Management is primarily responsible for feedstock acquisitions, off-take agreements, growth and acquisition strategy, execution of current business plans, financing of existing and future projects, day-to-day plant operations and maintenance, and management of third-party service providers. Third-party service providers will be utilized for EPC services, however the company may elect to engage third-party service providers to manage the day-to-day plant operations and maintenance of future sites.

Encore

Encore is one of the EPC companies that was subcontracted to build New Rise Reno. Encore managed the conversion of New Rise Reno to SAF production. Encore is 100% controlled by Randy Soule, who is currently our majority shareholder.

Encore will be responsible for:

●	Procurement and installation of new equipment as it relates to construction projects;

●	Procurement of all structural materials, instruments, controls and programming for plant construction;

●	Infrastructure expansion and procurement of related equipment; and

●	Overall project management for related construction projects.

XCF also intends to enter into EPC contracts with Encore to provide similar services for the construction or conversion of New Rise Reno 2, Fort Myers, and Wilson.

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Orion Plant Services, Inc.

In February 2024, we signed an operations and maintenance agreement with Orion Plant Services, Inc. (“Orion”). Orion’s responsibilities included:

●	Monitoring and operating the production facility;

●	Monitoring and troubleshooting any mechanical or electrical issues and taking necessary corrective actions;

●	On-site training to its employees;

●	Plant performance and improvement plans;

●	Health and safety compliance;

●	Overall project management and control; and

●	Development of training and facility procedures as it relates to facility setup, hiring and training, tank farm and rail yard, utilities, hydrotreater, facility commissioning and maintenance programs.

In Q4 2024, New Rise Reno terminated its agreement with Orion and directly hired the employees rather than utilize the service provider. New Rise Reno currently manages the day-to-day operations and maintenance at the New Rise Reno facility.

Market Environment

Transportation and Greenhouse Gas Emissions

The transportation sector has been identified as a leading contributor of greenhouse gas emissions in the United States for the last three decades. The “Inventory of U.S. Greenhouse Gas Emissions and Sinks (Inventory)” is an annual report published by the EPA which tracks U.S. greenhouse gas emissions and sinks by source, economic sector, and greenhouse gas going back to 1990. Additionally, the EPA uses the Greenhouse Gas Reporting Program (GHGRP) which requires reporting of greenhouse gas data and other relevant information from large GHG emission sources, fuel and industrial gas suppliers, and CO2 injection sites in the United States; reported data is made available in October of each year.

The gasses covered by the Inventory include carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride, and nitrogen trifluoride. The national greenhouse gas inventory is submitted to the United Nations in accordance with the Framework Convention on Climate Change. According to this report, the primary sources of greenhouse gas emissions by economic sector in the U.S. are:

Transportation (28.5%) – The transportation sector generates the largest share of greenhouse gas emissions. Greenhouse gas emissions from transportation primarily come from burning fossil fuel for cars, trucks, ships, trains, and planes. Over 94% of the fuel used for transportation is petroleum based, which includes primarily gasoline and diesel.

Electricity production (25.0%) – Electric power generates the second largest share of greenhouse gas emissions and includes emissions from electricity production used by other end use sectors. In 2022, 59% of electricity was produced from burning fossil fuels, mostly coal and natural gas.

Industry (23.0%) – Greenhouse gas emissions from industry primarily come from burning fossil fuels for energy, as well as greenhouse gas emissions from certain chemical reactions necessary to produce goods from raw materials. If emissions from electricity use are allocated to the industrial end-use sector, industrial activities account for a much larger share (~30%) of the U.S.’s greenhouse gas emissions.

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Market Opportunity and Demand for Renewable Fuels

The market for renewable fuels is nascent but growing, though energy use in the industry is still dominated by liquid transportation fuels derived from fossil, carbon-based raw materials. Through a combination of loan and grant programs and tax incentives, state and federal government organizations have taken the lead in stimulating the demand for and adoption of SAF providing significant tailwinds for both SAF supply and demand, driving a need for new plants and increased production. The transportation industry has responded by seeking sustainable fuel alternatives and making commitments for incorporating SAF into their fuel programs with key milestones in 2030 and 2050.

According to the U.S. Energy Information Administration (“EIA”), in 2023, petroleum products accounted for approximately 89% of total U.S. transportation sector energy use. Biofuels contributed approximately 6%, most of which were blended with petroleum fuels (gasoline, diesel fuel, and jet fuel). Gasoline, accounting for 52% of transportation energy use, is the dominant transportation fuel in the United States, followed by distillate fuels (mostly diesel fuel) at 22% and jet fuel at 12%.

As various industry bodies and governmental agencies have announced aspirational decarbonization targets by 2050, XCF believes that market and political sentiment will continue to shift in favor of sustainability, significantly altering the mix of fuel consumption in favor of renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

The renewable fuels that XCF will produce at its facilities are designed to meet the EPA’s Renewable Fuel Standard (RFS), which requires a minimum volume of transportation fuels sold in the U.S. to contain renewable fuel to help reduce greenhouse gas emissions. The final volume requirements under the EPA’s RFS are set forth below. On July 1, 2022, the EPA issued final Renewable Fuel Volume Requirements for calendar years 2020, 2021, and 2022. On June 21, 2023, the EPA announced a final rule to establish RFS volumes for 2023, 2024, and 2025. The EPA Administrator has the discretion to determine the volume amounts for all fuel categories starting in 2023. These volume mandates drive demand for renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

	Renewable Fuel Volume Requirements 2020-2025
	(billion RINs)
Year	2020	2021	2022	2023	2024	2025
Cellulosic Biofuel	0.51	0.56	0.63	0.84	1.09	1.38
Biomass-Based DieselA	2.43	2.43	2.76	2.82	3.04	3.35
Advanced Biofuel	4.63	5.05	5.63	5.94	6.54	7.33
Renewable Fuel	17.13	18.84	20.63	20.94	21.54	22.33

A	Biomass-Based Diesel is given in billion gallons

The market for renewable fuels is also driven by the adoption of low-carbon fuel standards in certain states and Canadian provinces. Low-carbon fuel standards programs establish levels of carbon intensity for transportation fuels and requires fuel providers to demonstrate that the volume and type of fuel they supply for use in that state or province meets the carbon intensity level or standard that is established for that year. Businesses such as XCF that create cleaner fuels will generate credits that can be sold to fuel users who must offset deficits.

The SAF Opportunity

According to the IEA, in 2023, aviation accounted for 2.5% of global energy-related CO2 emissions, having grown faster in recent decades than rail, road or shipping. While aviation has gradually become less energy intensive on a passenger per mile basis as aircraft have become more efficient, efficiency gains can only go so far toward reaching climate goals. SAF allows for the decarbonization of the fuel without requiring changes to the aircraft technology or other aviation related infrastructure. According to the IATA, SAF could contribute around 65% of the reduction in emissions needed by aviation to reach net zero CO2 emissions by 2050.

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Commercial aviation has developed largely due to the relatively high energy per unit mass of traditional fossil-based jet fuel, which can power planes for the necessary durations and distances without adding unmanageable weight. To date, no other traditional energy source has proved a viable substitute.

However, recent engineering of SAF has produced a sustainable alternative chemically similar to traditional jet fuel which achieves the energy density required to power large aircraft. This makes SAF a drop-in fuel, in that it seamlessly integrates with existing aviation infrastructure without the need for modification and is easily blended with or used in place of traditional Jet-A. While there is no mandated or established industry standard for the blend rate, the maximum Jet-A and SAF blend ratio is up to 50/50 (fossil jet fuel: neat SAF). We have the ability to deliver neat SAF but we expect offtake partners to require a ratio of blended SAF. Notably, regulatory intervention or the establishment of a common blend standard could impact the Company’s financial outlook. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50. As SAF is produced from sustainable feedstocks, using SAF could drive significant reductions in carbon emissions.

Due to SAF’s promise as a viable substitute for fossil-based jet fuels, in 2021 the U.S. Department of Energy (DOE), the U.S. Department of Transportation (DOT), the U.S. Department of Agriculture (USDA), and other federal government agencies announced the Sustainable Aviation Fuel Grand Challenge, as part of a comprehensive strategy for scaling up new technologies to produce SAF on a commercial scale. The Challenge aims to expand domestic consumption of SAF to 3 billion gallons per year by 2030 and 35 billion gallons per year by 2050 – projected 100% of aviation fuel demand – while achieving at least a 50% reduction in lifecycle greenhouse gas emissions. Recent EPA data shows that approximately 5 million gallons of SAF were consumed in 2021 and over 14 million gallons in 2022. According to the Sustainable Aviation Fuel Market Outlook (June 2024 update) by SkyRNG, SAF capacity announcements to date in the US are expected to produce 2.2 billion gallons SAF by 2030 leaving a potential shortfall of around 800 million gallons of SAF for achieving the 2030 milestone.

As this has propelled sustainability into key focus for the airline industry, multiple airlines around the world have announced near- and medium-term goals for adopting SAF for use in meeting their sustainability targets as it relates to reducing greenhouse gas emissions. In September 2025, the oneworld Alliance and member airlines, in partnership with Breakthrough Energy Ventures (BEV) announced the launch of a new investment fund that seeks to accelerate the global development of long-term aviation fuel solutions that are cost effective, scalable and have lower emissions than conventional fuels as part of its commitment to achieve net-zero carbon emissions by 2050. According to IATA, in 2024, SAF accounted for 0.3% of global jet fuel production though many airlines have a target of 10% by 2030; the SAF Grand Challenge’s goal of net zero by 2050 relies on SAF accounting for 65% of fuel. In the European Union (“EU”), rules will require fuel suppliers to ensure that 2% of fuel made available at EU airports is SAF in 2025, rising to 6% in 2030, 20% in 2035, and gradually to 70% in 2050.

The mission of The Sustainable Aviation Buyers Alliance (“SABA”) is to accelerate the path to net-zero aviation by driving investment in high-integrity SAF, catalyzing new SAF production, technological innovation, and supporting member engagement in policy-making efforts. Spearheaded by RMI and Environmental Defense Fund (EDF) and supported by its founding companies, the SABA aims to accelerate the path to net zero aviation by driving investment in and adoption of SAF, which could substantially reduce emissions from air travel.

In late 2022, ICAO member states adopted a long-term global aspirational goal (LTAG) to achieve net zero carbon emissions from international aviation by 2050. The agreement aims to reduce emissions within the sector itself (i.e. directly from aviation activity, as opposed to via offsetting emissions through purchase of credits). Although it remains non-binding and lacks intermediate goals, member state governments are expected to produce action plans within their own national timeframe and capabilities.

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According to IATA, airlines will need 500 million tons (~165 billion gallons) of SAF annually by 2050, encompassing both biomass and power-to-liquid sources, to achieve net zero carbon emissions. IATA reported that 2024 SAF production reached 1 million tons (~330 million gallons) of SAF, requiring an approximately 27% annual growth rate to meet the 2050 target. Given the potential for even more countries to announce targets or for blending to occur even in countries without targets in place, this estimated growth requirement could be conservative.

Blended SAF, which is a blend of traditional Jet-A fuel and SAF, is used by airlines around the world as an alternative fuel option to traditional 100% Jet-A fuel for the purpose of reducing greenhouse gas emissions as described above. Airlines have taken meaningful steps to incorporate SAF into their fuel purchasing programs. According to the ICAO, in 2023 alone there were 28 agreements totaling 3.1 billion gallons (11.58 billion liters) signed by major airlines around the world. At the virtual AFI Sustainable Aviation Fuel Workshop held on April 12, 2022, the IATA shared the following estimates for the evolution of SAF between 2016 and 2025.

SAF: Industry Evolution Estimates

450K Flights

2016: 500 flights
2025: 2 million flights

33M+ Gallons Per Year

2016: 2M gallons
2025: 1.3B gallons

38 Countries with SAF Policies

2016: 2 countries
2025: Potential Global Agreement

70% Avg. CO_2 Reduction

2016: ~60%
2025: ~80%

$17B in Forward Purchase

2016: $2.5 billion
2025: >$30 billion

7 Technical Pathways

2016: 4 pathways
2025:11 pathways

XCF’s Products

XCF intends to sell renewable fuels such as SAF, renewable diesel, and renewable naphtha.

●	Fossil jet fuel – refers to conventional jet fuel and is known as Jet-A under ASTM 1655.

●	Neat SAF – is an umbrella term that refers to multiple synthetic jet products meeting ASTM Standard D7566. Commonly known production pathways include alcohol to jet (AtJ), Fischer-Tropsch (FT), and hydroprocessed esters and fatty acids (HEFA), which all produce synthetic paraffinic kerosene (SPK). These “neat SAF” pathways are where greatest emissions reductions are found.

●	Blended SAF (or what many simply call SAF) – refers to a blended, finished fuel containing a blend of neat SAF and Jet-A that meets ASTM Standard 1655. Neat SAF has a lower CI than Jet-A, thus lowering the overall CI of the fuel. Airlines currently utilize blended SAF at ratios of 90/10 or 80/20 (Jet-A : neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

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●	Renewable Diesel (RD) - refers to a drop-in diesel fuel produced from renewable feedstocks such as waste oils, animal fats, and agricultural residues through processes like hydrotreating. Renewable diesel is chemically identical to conventional petroleum-based diesel and meets ASTM Standard D975. Unlike biodiesel (which is blended with petroleum diesel under ASTM D6751), renewable diesel can be used as a direct substitute for fossil diesel in existing engines and infrastructure without blending limits.

●	Renewable Naphtha – a byproduct of the production process for SAF and renewable diesel that is chemically similar to petroleum-derived naphtha and can be used as a blending component in gasoline or as a feedstock for producing renewable chemicals, plastics, and hydrogen.

Under the P66 Agreement, Phillips 66 shall purchase 100% of the neat SAF, renewable diesel, and renewable naphtha produced at New Rise Reno. The P66 Agreement permits New Rise Reno to continue to engage in sales and business development activities. To the extent that we develop new sales with FBOs or airlines directly, we may be required to deliver blended SAF which is ready for in-flight use. Although the blended SAF ratio can be 10% to 50% compared to conventional jet fuel, XCF would benefit from a higher revenue per gallon on a neat SAF basis due to differences in the amount of SAF used in the end product. Phillips 66, under the terms of the P66 Agreement, will provide the blending and logistics services for these third-party customers.

Competitive Environment

Our current competitors primarily consist of:

●	Traditional fossil fuel refiners that are diversifying their product mix and/or transitioning to a renewable energy-led product portfolio,

●	Technology-driven companies who are pioneering various new pathways for SAF, and

●	Production-focused companies which license hydrotreating technology and excel in bringing sites online efficiently and marketing SAF.

The current competitive environment in North America includes approximately 30 competitor production facilities, of which six are operational sites, six are under construction, and 18 sites have been proposed or are under development and slated to come online by the end of 2030 or after. As sites take several years from development to first production, it is expected that this competitive set is representative of how the market will evolve until approximately 2030. XCF has a project pipeline that includes a new site, New Rise Reno 2, which is expected to come online in 2028, giving it an early mover advantage over the majority of the competition and the opportunity to bring more supply to market as demand increases in the coming years.

A brief overview of the businesses we currently believe to be our material competitors follows. These producers compete in the drop-in renewable fuels market and may produce products in addition to SAF such as renewable diesel. Competitors businesses do not represent a direct comparison to XCF whose business model currently focuses on SAF production utilizing the HEFA pathway. Some producers may be developing new technologies and are not yet producing renewable fuels at commercial scale or may also have traditional refinery as a core business. A brief overview of the SAF or renewable diesel production of the competitors includes.

Gevo, Inc. (GEVO): Gevo produces SAF, renewable diesel, animal feed, and other low-carbon, bio-based raw materials. According to the company’s website, the expected annual production output of Gevo’s ATJ60 facility in Lake Preston, South Dakota is 60 million gallons per year of liquid hydrocarbons in the form of jet fuel and renewable gasoline. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

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LanzaJet, Inc.: LanzaJet, a subsidiary of LanzaTech, Inc. (LNZA), intends to produce low-carbon sustainable aviation fuel and renewable diesel through its alcohol-to-jet (ATJ) technology. According to the company’s website, their Freedom Pines ATJ facility completed construction in January 2024. The facility has nameplate capacity of 10 million gallons per year and is expected to come online in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Montana Renewables, LLC: Montana Renewables, a subsidiary of Calumet, Inc. (CLMT), is a producer of SAF, renewable diesel, and renewable naphtha. According to the company’s website, annual production capacity for SAF is around 30 million gallons per year. In January 2025, the company was awarded a $1.44Bn DOE loan to fund expansion of its facility to an expected 300 million gallons per year; the facility is expected to run at approximately 50% capacity in 2026. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Neste Ovi (NESTE.HE): Neste claims to be the world’s leading producer of renewable diesel and SAF and a forerunner in providing renewable feedstock solutions. In addition to renewable diesel and SAF, Neste produces a variety of other products. According to the company’s website, output of global SAF production is expected to reach 1.5 million tons in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

There are several key factors which drive competition, namely price, production capacity, and location. As all neat SAF must meet ASTM D7566 standards, quality is less of a competitive advantage. In the future, however, as new pathways become commercially viable, fuels which have lower CI scores may become available which could serve as a competitive advantage.

SAF companies compete with other renewable fuels companies for feedstock. As the demand for SAF and other renewable fuels grows in the coming years, access to a reliable supply of feedstock at a suitable price will likely become a key driver of success.

U.S. Federal Income Tax Credits

In addition to grants and loans, the United States federal government incentivizes the production of low-carbon transportation fuel and sustainable aviation fuel through production tax credits (that can be used against income tax liabilities) pursuant to sections 40A, 40B, 6426, and 45Z (collectively, the “Tax Credits”) of the Code. Tax credits available under Code sections 40A and 40B expired at the end of 2024, and tax credits under Code section 45Z are available from 2025 through 2029 as extended under the One Big Beautiful Bill Act.

The Tax Credits are a key part of an energy policy environment that supports the development and production of sustainable aviation and transportation fuel facilities. The Tax Credits can be monetized in various ways, including certain refundable provisions through the end of 2024, and from 2025 through 2029, through tax equity financings or the sale of Tax Credits to certain purchasers. With respect to those facilities eligible for Tax Credits in the years in which such credits are available (and, as relevant, for years in which the Tax Credits are extended through Congressional action), the Company intends to monetize all available Tax Credits in an efficient manner to support the development, construction, and ongoing operation of low-carbon transportation and sustainable aviation fuel facilities. In certain instances, depending on the manner in which the Company monetizes Tax Credits, the Company may retain certain tax attributes associated with its facilities, including depreciation, that can provide cashflow and timing benefits with respect to the Company’s federal income tax liabilities.

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Clean Fuel Production Tax Credit (45Z Credit) / Blenders and Renewable Diesel Tax Credit (40B /40A)

The Tax Credits provide up to a $1 per gallon production tax credit for low-carbon transportation fuels and $1.75 per gallon tax credit for SAF, indexed annually for inflation, currently scheduled to expire at the end of 2029.

The 45Z Credit is available from January 1, 2025 until December 31, 2029, as extended under the One Big Beautiful Bill Act. The value of each credit increases inversely relative to the reduction in the fuel’s carbon intensity, measured in kilograms of CO2e per mmBTU. Specifically, the value of the 45Z Credit begins with a baseline assumption that fuels have a maximum carbon intensity of 50 kilograms of CO2e per mmBTU, and as that intensity approaches zero, the value of the credit increases, up to a certain cap, indexed for inflation. For transportation fuels, the maximum 45Z Credit value is $1/gallon, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with). This $1/gallon value is in part determined using the Greenhouse Gases, Regulated Emissions, and Energy Use in Transportation (“GREET”) model. The GREET model is a tool that assesses a range of lifecycle energy, emissions, and environmental impact challenges and that can be used to guide decision-making, research and development, and regulations related to transportation and the energy sector. In its SAF application, the GREET model is used for determining carbon intensity, for which the Treasury Department is obligated to publish tabular data taxpayers can rely upon for substantiating their CI scores. For SAF, the maximum 45Z Credit value is $1.75/gallon until the end of 2025 and $1.00/gallon until the end of 2029, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with), using the Carbon Offsetting and Reduction Scheme for International Aviation, which has been adopted by the International Civil Aviation Organization (“CORSIA”) model (or a similar model under the federal government’s Clean Air Act). For both transportation fuels and SAF, failure of the company to comply with prevailing wage and apprenticeship requirements results in an 80% reduction in the 45Z Credit value.

The GREET model is subject to change on a periodic basis, and while the 45Z Credit statutory language requires the publication of carbon intensity tables for transportation fuels, there is uncertainty as to the version of GREET those tables will refer to, or how the tables will vary over time, including during the credit period. Accordingly, there is a risk the 45Z Credit values will fluctuate during the credit period, and that the Company may not be able to permanently rely on a version of carbon intensity tables in a GREET model. This may result in uncertainty as to financing a project and measuring the magnitude of tax credits that the Company can monetize. In addition, the market for SAF is currently developing, and models under CORSIA or other federally allowable rules are in a state of flux. Moreover, the Section 45Z statute does not provide for SAF tables, suggesting taxpayers will be required to develop their own computations. Finally, while the Section 45Z statute requires tables to be published for transportation fuels, there is no such requirement for SAF. Accordingly, there is uncertainty as to transportation fuel credit values for purposes of Code section 45Z. Similarly, for other Fuels Credits, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the Fuels Credit value for any given tax year.

The fuels tax credits under Code sections 40A and 40B (together, “40 Credits”), respectively, provided for $1.00 per gallon for certain biodiesel fuels and $1.25 per gallon production tax credit for SAF. The 40 Credits expired on December 31, 2024. The Fuels Credit under Code section 40B requires that the SAF produced, discounting that portion which is kerosene, have a GHG reduction percentage of at least 50%. In contrast, the Fuels Credit under Code section 40A does not consider lifecycle GHG and accounting for the carbon intensity score of fuel to determine the maximum credit achievable per gallon of fuel produced. Additionally, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the 40 Credits value for any given tax year. The 40 Credits expired at the end of 2024 and were replaced with the 45Z Credit.

In addition to federal income tax incentives, the Company intends to manage its operations to qualify for additional federal and state regulatory incentives as described below.

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Renewable Fuel Standard (RFS)

The Renewable Fuel Standard (RFS) program was developed under the Energy Policy Act of 2005 as an amendment to the Clean Air Act (CAA) of 1970. The Energy Independence and Security Act (EISA) of 2007 expanded the RFS program to reduce greenhouse gas (GHG) emissions by expanding the use of renewable fuels. The RFS is a national policy governed by the United States Environmental Protection Agency (EPA) in consultations with the U.S. Department of Agriculture (USDA) and the Department of Energy (DOE). The program demands a specific volume of renewable fuel to substitute traditional petroleum-based fuel for transportation.

To satisfy the requirements of the RFS program, refiners or importers of petroleum fuels must either blend in sufficient volumes of renewable fuels or obtain Renewable Identification Numbers (RINs) to meet the EPA’s Renewable Volume Obligation (RVO). Each refiner’s or importer’s RVO is calculated by the EPA annually based on the CAA volume projections of gasoline and diesel production for the year. The RVO is the volume a refiner or importer is obligated to sell based on the company’s total fuel sale.

To generate RINs, a fuel producer needs to maintain significant data on the feedstock used to create the fuel. RINs are generated once a producer generates a gallon of renewable fuel. In relation to SAF, once a renewable fuel source is blended with a non-renewable medium at a blender, the RIN credit can be separated and sold to others or claimed by the blender if it has an RVO. Qualifying renewable fuels are required to achieve reduction in GHG commissions compared to a petroleum-baseline metric from 2005 mandated by the EISA, although facilities producing fuel before 2007 are not required to meet the GHG emissions reductions specified to generate RINs (the class of RINs these facilities qualify for, however, is typically less valuable than the RINs we anticipate our fuels will generate). XCF currently anticipates that its fuels will qualify to generate RINs specific to biomass-based diesel, and/or cellulosic biodiesels (both would also qualify for the broader category of “renewable fuels”).

The price of RIN credits is not fixed, but variable, depending on supply and demand dynamics. Demand for RINs is dependent upon the RVO requirements set forth by the EPA, while supply is based on output of renewable fuel producers, which respond to costs of production. RINs are frequently traded, with prices reflecting these dynamics.

With the rise in global demand for non-food feedstocks, XCF expects to see an increase in the cost of SAF per gallon, which, XCF believes, will directly raise the prices of RINs for sale.

On the other hand, EPA’s latest RFS rules—announced in June of 2023—set annual volume requirements for 2023-2025 below biofuel production trends, which would apply downward pressure on the prices of RINs. The limits set by the EPA in future years could also affect the financial model with respect to price of RINs.

Low Carbon Fuel Standard (LCFS)

Like the RFS program, the LCFS tax credit focuses on decreasing the carbon intensity of California’s transportation fuel and providing an increase in lower-carbon fuel alternatives to improve the quality of air. The LCFS program was initiated in 2009 by the California Air Resource Board (CARB) and implemented in 2011. The program was amended and readopted in 2016 to address procedural changes to its adoption process. CARB approved additional amendments in 2018 which strengthen the carbon-intensity (CI) benchmarks through 2030, aligning with California’s 2030 GHG reduction target. The current LCFS regulation imposes a standard 20% CI decline starting 2030. In December 2023, CARB proposed revisions to the LCFS regulation that will impose more stringent CI benchmarks and tighten rules around eligibility of certain projects to generate LCFS credits. The LCFS allows for a lifecycle assessment of fuels by measuring the GHG emissions associated with the production, transportation and use of the fuel. CI scores measure both the direct and indirect effects of crop-based biofuels. Each CI represents grams of carbon dioxide equivalents per megajoule (gCO2e/MJ). The CI score of each low-carbon fuel is compared to the declining CI benchmark for each year. Low-carbon fuels below the designated benchmark generate a credit while fuels above generate a deficit. XCF, being a provider of transportation fuel, must demonstrate that the mix of fuels delivered to California is compliant with the LCFS standards on an annual basis. XCF can utilize a variety of feedstocks including but not limited to corn, soybean, and used cooking oils which generates a lower CI score in comparison to traditional petroleum-based fuels. The CI benchmark score fluctuates annually, and fuel providers must meet the benchmark accordingly. For compliance purposes, a deficit generator indicates the number of credits acquired is greater than or equal to the number of deficits accumulated. According to the LCFS data dashboard, $2 billion worth of credit transactions were accounted for in 2018. To expand low-carbon initiatives, the LCFS program is planning to create a Pacific-Coast collaborative with Washington, Oregon, and British Colombia. The trickle-down effect of the LCFS credit is sparking interest for similar programs in other regions of the world such as Brazil and Canada.

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To monetize this credit, LCFS is tracked quarterly via CI scores. Once credits are calculated, the credits undergo a verification process post credit generation. Thus, fuel producers and blenders must maintain transaction logs to maintain compliance with LCFS standards for fuel pathway-based crediting. The 52-week High-Low for Type 1 LCFS Credits as of May 2025 was $0.28 – 1.65 per gallon.

Intellectual Property

XCF does not currently own any intellectual property material to its operations, and instead plans to license existing technologies for the operations of its plants. Currently, New Rise licenses Axens’ proprietary hydrogenation technology in renewable fuels production at New Rise Reno. XCF intends to obtain similar licenses from Axens to utilize this technology at future sites.

Regulatory Matters – Environmental and Compliance

As a refiner of biofuels, XCF will be subject to federal, state and local environmental laws, regulations and permit conditions, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. Environmental laws and regulations may, among other things:

●	Require the installation of pollution control equipment;

●	Restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with SAF, or other production activities; and

●	Require preparation of an environmental assessment or an environmental impact statement.

These laws, regulations and permits impose legal obligations that are applicable to the operations of our facilities and may sometimes require us to incur significant human resources and capital costs to remain compliant with existing regulations or conform to new ones. Environmental laws and regulations change over time, and any such changes, more vigorous enforcement policies, or the discovery of currently unknown conditions may require substantial expenditures to rectify and conform. Regulations and the compliance of such regulations may also require us to make operational changes to limit actual or potential impacts to the environment; such changes could have a material impact on our ability to produce fuels to previously realized specifications or volumes. A violation of these laws, regulations, permits or license conditions could result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns.

New laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can result in increased future investments in environmental controls at our facilities which cannot be estimated now. Present and future environmental laws and regulations applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions could all require us to make substantial expenditures which could materially impact the company.

Site Development

In connection with the conversion of New Rise Reno to a SAF facility, and the build-outs of New Rise Reno 2, Fort Myers and Wilson, as well as any new site development projects, XCF is required to obtain various permits from government bodies to commence new construction or the conversion of existing sites. We cannot be assured such permits will be received. Regulators could make demands that increase our construction costs which might force us to obtain additional financing. Permit conditions could also restrict or limit the extent of our intended site development initiatives. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits required for constructing a new SAF facility or complete the retrofit of a biodiesel plant. Failure to obtain and comply with all applicable permits and licenses could disrupt site development initiatives by postponing, delaying, and/or halting our construction and could subject us to future claims.

New Rise Reno has received occupancy and operating permits for its buildings and facilities.

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Operations

As XCF is a producer and operator of renewable fuels production facilities, various permits from government bodies are required for SAF production and operation of the SAF production facilities, and we cannot be assured such permits will be received. As a condition to granting the permits necessary for operating our facilities, regulators could make demands that increase our operations costs, which might force us to obtain additional financing or render our SAF product non-competitive. Permit conditions could also restrict or limit the extent of our operations. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits to operate a SAF plant and engage in SAF production. Failure to obtain and comply with all applicable permits and licenses could halt production. XCF will be required to be compliant with regulations relating to: Air Emissions, Water Discharge, Contamination, and Spills or Releases of Hazardous Materials.

Air Emissions

Our air emissions are subject to the Clean Air Act (“CAA”), the CAA Amendments of 1990 and similar state and local laws and associated regulations. Under the CAA, the. Environmental Protection Agency (“EPA”) has promulgated National Emissions Standards for Hazardous Air Pollutants (“NESHAP”), which could apply to our facilities if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we might still be required to come into compliance with another NESHAP at some future time. New or expanded facilities might be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold.

In addition to the costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Direct impacts may occur through the CAA’s permitting requirements and/or emission control and monitoring requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain regulated substances. Some or all of the regulations promulgated pursuant to the CAA, or any future promulgations of regulations, may require the installation of controls or changes to the facilities to maintain compliance. The cost to implement new controls, equipment, or changes to operations could be substantial.

New Rise Reno has a Class II Operating Air Quality Permit issued by Bureau of Air Pollution Control under the Nevada Department of Conservation and Natural Resources as it relates to the production of renewable diesel. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CAA and will need to comply with any CAA requirements with respect thereto.

Water Discharge

The facilities that XCF will operate will be subject to requirements under the Federal Water Pollution Control Act of 1972, as amended, also known as the federal Clean Water Act (“CWA”), and analogous state laws impose restrictions and stringent controls on the discharge of pollutants into the water affect our business. Such discharges are prohibited, except in accordance with the terms of a permit issued by the EPA or the appropriate state agencies. Any unpermitted release of pollutants could result in penalties, as well as significant remedial obligations. Notably, laws and their implementing regulations are subject to change and there can be no assurance that such future costs will not be material.

New Rise Reno currently has a general permit for stormwater discharges associated with industrial activity issued by the State of Nevada, Division of Environmental Protection. As additional facilities are brought online, we will be required to comply with the CWA. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CWA and will need to obtain associated permits for water discharges as part of the build-outs and ongoing operations of the related plants.

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Contamination

XCF may also be subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous wastes. If significant contamination is identified at our properties in the future, costs to investigate and remediate this contamination and costs to investigate or remediate associated damage could be significant. If any of these sites are subject to investigation and/or remediation requirements, we may be strictly and jointly and severally responsible under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Emergency Planning and Community Right-to-Know Act (“EPCRA”), or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damage to natural resources. XCF may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any such material contamination or third-party claims at New Rise, Fort Myers, or Wilson. Based on our current assessment of the environmental and regulatory risks, we have not accrued any amounts for environmental matters as of September 30, 2024 at the aforementioned sites. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could materially adversely impact our results of operation or financial condition. As additional production facilities are brought online, we will be required to comply with related contamination rules.

Spills or Releases of Hazardous Materials

Our operations involve the storage, handling, transport and disposal of bulk materials, some of which contain oil, contaminants and other regulated substances. The production and transportation of our products may result in spills or releases of hazardous substances, which could result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damage to natural resources. The response to such events is governed by the EPCRA which requires facilities to report the storage, use, and release of hazardous chemicals to federal, state, and local governments and Section 103 of the CERCLA which mandates immediate reporting of releases of hazardous substances exceeding reportable quantities to the National Response Center (“NRC”).

New Rise Reno has a Site Pollution Incident Legal Liability insurance policy which provides coverage against some liabilities that result from spills. Additionally, New Rise Reno’s general and umbrella liability policy coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. XCF, itself, does not carry environmental insurance. XCF believes that its insurance is adequate for the industry, but losses could occur for uninsurable or uninsured risks or in amounts exceeding existing insurance coverage. The occurrence of events which result in significant personal injury or damage to XCF’s property, natural resources or third parties that is not covered by insurance could have a material adverse impact on the results of our operation and financial condition. We are not aware of any such material spills or releases of hazardous substances that have resulted in government or third-party claims at New Rise, Fort Myers, or Wilson.

Properties

New Rise Reno is our flagship production facility. New Rise leases the land on which the New Rise Reno facilities are located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain GL XXVIII, LLC, as the landlord and New Rise Renewables Reno, LLC, as the tenant. The land was acquired by Twain GL XXVIII, LLC from New Rise Renewables Reno, LLC pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain GL XXVIII, LLC, as the buyer and New Rise Renewables Reno, LLC, as the seller. New Rise Renewables Reno, LLC is a wholly-owned subsidiary of New Rise Renewables. The material equipment, fixtures, buildings and improvements attached or affixed to the land are owned by New Rise Renewables and New Rise Renewables Reno, LLC. The purchase price for the land acquisition under the Purchase and Sale Agreement was $2,800,000. New Rise Renewables Reno, LLC’s obligations under the Ground Lease are guaranteed by New Rise Renewables and Encore (a company wholly-owned by Randy Soule).

The lease term is 99 years from the effective date of March 29, 2022. Rent is payable quarterly in advance in four equal installments on the first business day of January, April, July, and October of every calendar year during the term. For 2025, total rent payments are expected to be $10.7 million. Lease payments are comprised of base rent and supplemental rent. Base rent is calculated by multiplying the “rent basis” by 7.28%, where the rent basis is an amount equal to equal to the amount of the “tenant improvement allowance” paid by Twain GL XXVIII, LLC from time to time. No minimum tenant improvement allowance is required to be paid by Twain GL XXVIII, LLC. Supplemental rent increases during the term of the lease. During the second, third and fourth years of the lease, the supplemental rent is:

●	Lease year 2: lease year 2 base rent x 2.48%

●	Lease year 3: (lease year 3 base rent x 2.48%) + (lease year 3 base rent x 2.48% x 102.48%)

●	Lease year 4: (lease year 4 base rent x 2.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48% x 102.48%)

For the fifth lease year and continuing thereafter on the first day of each lease year , supplemental rent will be adjusted to an amount equal to the sum of (i) 2.48% of the base rent for the immediately preceding applicable lease year plus (ii) 102.48%) of the supplemental rent for the immediately preceding applicable lease year.

In addition, beginning on the commencement of the sixth lease year and continuing thereafter every five years (each such 5-year period, a “CPI Adjustment Period”) and continuing until the end of the lease term, Supplemental Rent also will be increased on the first day of each CPI Adjustment Period by the percentage change in the CPI figure from (i) the commencement date for the first CPI Adjustment Period (or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods) to (ii) the last day of the fifth lease year for the first CPI Adjustment Period or the last day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods, if and only if, the percentage increase in the CPI figure during such CPI Adjustment Period is greater than the percentage increase in Supplemental Rent during the same CPI Adjustment Period. For purposes of the lease, “CPI” means The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor (or if the publication of such Consumer Price Index is discontinued, a comparable index similar in nature to the discontinued index which clearly reflects that diminution (or increase) in the real value of the purchasing power of the U.S. dollar reported for the calendar year in question).

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New Rise Renewables Reno, LLC has the right to purchase Twain GL XXVIII, LLC’s interest in the premises. The right is exercisable following March 29, 2024. In order to exercise the repurchase right, New Rise Renewables Reno, LLC must not be in default or breach of the lease and must provide Twain GL XXVIII, LLC with written notice of its intent to exercise its right. The purchase price for the repurchase is equal to the quotient of (i) aggregate Base Rent and Supplemental Rent for the current Lease Year in effect as of the date of the notice of the intent to repurchase (as increased by the percentage change in the CPI figure from the commencement date for the first CPI Adjustment Period or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods to the last day of the month in which Twain GL XXVIII, LLC’s receives the notice, divided by (ii) a cap rate of 6.53%. If, however, the repurchase occurs after the fifth year of the lease, the purchase price will be calculated based on the aggregate Base Rent and Supplemental Rent payable during the fifth lease year.

The transactions under the Purchase and Sale Agreement and the Ground Lease were determined to not qualify for sale/leaseback treatment. Instead, the transactions have been treated as a financing arrangement. The financing liability is categorized as long-term liability in the amount of $132,786,623 and $132,767,058 as of September 30, 2025 and December 31, 2024, respectively.

Legal Proceedings

We have been involved in various claims and legal actions that arose in the ordinary course of business and were not material to our operations or financial results, and in the future we may be a party to various claims and routine litigation arising in the ordinary course of business.

Greater Nevada Credit Union Loan

New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to Greater Nevada Credit Union (“GNCU”), as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the United States Department of Agriculture (the “USDA”) under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables, LLC (“New Rise”) is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting than an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of May 15, 2025, the amount required to bring the GNCU Loan current is approximately $19.3 million, inclusive of principal and interest, excluding approximately $2.1 million of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain GL XXVIII, LLC (“Twain”), as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on anu of the notes, the collateral or any guarantee with the approval of USDA.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

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On April 18, 2025 and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023 and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025 notice demanded payment by April 28, 2025 and the April 30, 2025 notice demanded immediate payment. As of the dated of filing of this Current Report on Form 8-K, New Rise Reno has not made payment of the amounts demanded. As of May 15, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $18.5 million, comprised of (i) $13.3 million of lease payments and (ii) $5.6 million of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with Twain to resolve the matters addressed in Twain’s notices to New Rise Reno, including the possibility of a potential forbearance or modified lease payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the Ground Lease, including any past due lease payments and penalties. As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

In March 2024, Polaris Processing, LLC (“Polaris”), which provided operations and maintenance services to New Rise Reno, under an Operations and Maintenances Services Agreement dated May 10, 2022 (the “Services Agreement”), filed an arbitration demand against New Rise Reno due to New Rise Reno’s failure to timely pay invoices and for hiring employees who were subject to the Services Agreement’s non-solicitation provision. In April 2024, Polaris and New Rise Reno settled the disputes and as settlement, New Rise Reno agreed to pay a lump sum settlement to Polaris in the amount of $1.70 million. Subsequent to the settlement, New Rise Reno made all payments through its law firm for settlement of the outstanding amount. In September 2024, New Rise Reno was informed that approximately $0.95 million in payments had not been received by Polaris and remained outstanding. Upon further investigation, New Rise Reno was informed by their legal counsel that wire instruction information provided by their legal counsel was incorrect and compromised as a result of a hack of the legal counsel’s computer system. New Rise Reno’s counsel is in the process of filing insurance claims to cover the payment; however New Rise Reno remains liable for the outstanding payment that remains due to Polaris. On October 11, 2024, Polaris filed a subsequent complaint against New Rise Reno requesting summary judgment on the remaining amount due. No amount has been recorded on New Rise Reno’s balance sheet as it expects to be fully reimbursed by its legal counsel for this matter. However, we cannot assure you that such reimbursement shall take place.

Human Resources & Social Responsibility

Employees

Our ability to attract and retain top talent is both a strategic advantage for the Company and a significant determinant of our success. As of September 30, 2025, XCF, including New Rise Renewables, had a total of approximately 70 employees. We also occasionally engage independent contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Diversity, Equity, and Inclusion

XCF is committed to Diversity, Equity and Inclusion. As a company that operates on a global scale, we work with a diverse array of colleagues, customers, and communities. To maintain this environment, we fully observe all federal, state, and local laws regarding workplace discrimination, harassment, and unlawful retaliation.

Health & Safety

The well-being of our employees, contractors, and surrounding communities are of the utmost importance to us. First and foremost, we recognize the value of human life, and prioritize the health and safety of people. We know that for our business to thrive, our employees and customers must be able to trust that the work environment and product are safe. Any health and safety incident involving biofuels may lead to restrictions on the industry, which could result in difficulties obtaining permits and buyers. To mitigate this risk, we implement and maintain policies, practices, and controls of the highest caliber to ensure we are not merely in compliance with health and safety regulations, but actively pursuing the safest business possible.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of the executive officers and directors of New XCF.

Name	Age	Position(s)
Executive Officers:
Christopher Cooper	56	Chief Executive Officer; Director; Board Chair
Simon Oxley	47	Chief Financial Officer
Gregory R. Surette	41	Chief Strategy Officer; Secretary
Gregory P. Savarese	42	Chief Marketing Officer
Pamela Abowd	45	Chief Accounting Officer
Jae Ryu	51	Head of Land Development

Non-Employee Directors:
Wray Thorn	53	Director
Sanford Cockrell	66	Director
Si-Yeon Kim	54	Director
Carter McCain	61	Director

Executive Officers

Christopher Cooper

Mr. Christopher Cooper leverages more than 25 years of experience in the global energy industry. He most recently served as Head of Renewables Trading at BGN, a leading energy and commodities trading company, from November 2023 to November 2025. From July 2022 to November 2023, he served as President of Neste U.S. (North America), where he led strategy, operations, and stakeholder engagement, following his tenure as Vice President, Americas, Renewable Aviation from January 2020 to July 2022. From 2017 to 2019, Mr. Cooper served as Executive Vice President at Mercury Fuels, where he focused on renewable fuel commercialization and trading. Earlier in his career, Mr. Cooper spent 17 years at Phillips 66 and Chevron, holding positions of increasing responsibility in commercial strategy, downstream operations, and business development. He served with Phillips 66 from 2012 to 2017 and with Chevron from 2000 to 2012. His background combines operational depth with an international perspective on energy transition, renewable fuels, and infrastructure innovation. Mr. Cooper is a professional pilot and holds a Bachelor of Science in Business Management from the University of Phoenix and a Master of Business Administration from Oklahoma Wesleyan University.

Simon Oxley

Mr. Simon Oxley served as Legacy XCF’s Chief Financial Officer since February 2024 and now serves as New XCF’s Chief Financial Officer. He served as the Chief Financial Officer of Tellurian, Inc., a Houston based liquified natural gas development company, from June 2023 until Woodside Energy’s $1.2 billion acquisition of Tellurian was completed in October 2024. From May 2016 to May 2023, Mr. Oxley served as Managing Director and Co-Head of Oil & Gas Investment Banking for Europe, the Middle East, and Africa (EMEA) at Barclays Investment Bank, where he led a number of LNG-related transactions due to his extensive knowledge of the LNG business. From September 2009 to May 2023, he held positions of increasing responsibility with Barclays Investment Bank, where he was involved with numerous energy client transactions across exploration and production, refining and petrochemical, retail stations and pipelines as well as gas and LNG. From 2001 to 2009, Mr. Oxley as an investment banker at Citigroup Global Markets Inc. Mr. Oxley holds a Bachelor of Engineering in Chemical Engineering from The University of Edinburgh and a Master of Science in Corporate and International Finance from Durham University Business School.

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Gregory R. Surette

Mr. Gregory R. Surette served as Legacy XCF’s Chief Strategy Officer since February 2025 and now serves as New XCF’s Chief Strategy Officer and Corporate Secretary. Prior to becoming XCF’s Chief Strategy Officer in February 2025, he served as Interim Chief Strategy Officer since March 2024 and as Co-Head of Feedstock from November 2023 until March 2024. Mr. Surette brings over 18 years of extensive corporate finance and accounting expertise, with a specialized emphasis on energy and resources, as well as manufacturing and distribution. Mr. Surette has served as Chief Financial and Operating Officer of The Ricci Group Limited (“Ricci”) since 2019, managing Ricci’s coffee and hospitality investments in Mainland China. Mr. Surette was integral in creating Ricci’s global supply chain, focusing on coffee importation and distribution for the launch and expansion of four coffee brands. Starting his professional journey at Deloitte and Touche LLP in 2006, Mr. Surette served as an auditor for both public and private companies, with a significant focus on manufacturing and software enterprises. Transitioning to Deloitte’s London office from 2010 to 2013, Mr. Surette provided advisory services for international transactions, high-yield debt offerings, IPOs, and global note programs, working on transactions ranging from $100 million to $1.5 billion across various sectors, and gaining experience with regulatory frameworks and securities listings, SEC rules and listing rules of the United Kingdom Listing Authority, the Luxembourg Bourse and the Irish Stock Exchange. From 2013 to 2019, Mr. Surette continued his career with Deloitte & Touche LLP in its Mergers and Acquisitions Transaction Services Group in New York, leading diverse teams in multi-billion dollar investments for private equity clients, with a particular focus on the Energy and Resources industry. Mr. Surette holds a CPA designation and earned his Bachelor of Science in Accounting from Fairfield University’s Dolan School of Business. He has served on the Board of Directors of SinoTaste Technology (Shanghai) Co., Ltd. since 2024. Mr. Surette is the brother-in-law of Mihir Dange, former Chief Executive Officer.

Gregory P. Savarese

Mr. Gregory P. Savarese served as Legacy XCF’s Chief Marketing Officer since February 2025 and now serves as New XCF’s Chief Marketing Officer. Prior to becoming XCF’s Chief Marketing Officer in February 2025, he served as Interim Chief Marketing Officer since March 2024 and as Co-Head of Feedstock from November 2023 until March 2024. Mr. Savarese leverages 18 years of experience leading strategic planning, business development, and marketing and communications initiatives within fast-growth businesses operating in East Asia. Mr. Savarese has served as Co-Founder and Chief Executive Officer at The Ricci Group Limited (“Ricci”) since 2009. Mr. Savarese’s responsibilities have included driving strategy, revenue, business growth, and profitability across Ricci’s manufacturing, sales and marketing, distribution, and hospitality businesses, successfully bringing six award-winning brands to market in the packaged coffee and hospitality markets, executing brand and marketing development strategies for both corporate-facing and consumer-facing products, and leading high-performing business management teams operating across more than 40 cities in China. In 2019, a subsidiary company was the recipient of a Transform APAC region silver medal for best visual identity in the FMCG sector. Mr. Savarese earned a Bachelor of Arts in Communication from Loyola University Maryland and was inducted into Lambda Pi Eta, the National Communication Honor Society, in 2006. Mr. Savarese has served on the Board of Directors of The Ricci Group Limited and subsidiaries since 2010 and SinoTaste Technology (Shanghai) Co., Ltd. since 2024.

Pamela M. Abowd

Ms. Pamela M. Abowd served as Legacy XCF’s Chief Accounting officer since April 2025 and now serves as New XCF’s Chief Accounting Officer. Ms. Abowd most recently managed the post-merger accounting and tax integration between Woodside Energy and Tellurian from October 2024 to April 2025. From 2018 to 2024, she served as Vice President, Corporate Controller and Head of Accounting Operations (2022-2024) and Tax Director (2018-2022) at Tellurian. In these roles, she led all aspects of accounting operations, financial reporting, tax accounting and compliance, and ERP system implementation. Prior to Tellurian, Ms. Abowd held senior tax leadership roles at Cheniere Energy from 2009 to 2018, where she oversaw the company’s global tax strategy, ensuring compliance with all tax regulations, and optimized tax efficiencies. She led the tax team and the company’s tax strategy initiatives. She began her career in public accounting at Grant Thornton and UHY Advisors. Ms. Abowd holds a BBA in Accounting and a Master of Accountancy from the University of Houston and is a Certified Public Accountant licensed in Texas.

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Jae Ryu

Mr. Jae Ryu served as Legacy XCF’s Head of Land Development since March 2024 and now serves as New XCF’s Head of Land Development. He also served as XCF’s Chief Investment Officer from November 2023 to March 2024, and as XCF’s Interim Chief Financial Officer from July 2024 to February 2025. Mr. Ryu brings over 25 years of extensive experience in finance and real estate at both public and private companies to his most current role at XCF, with a proven track record as an advisor, consultant, and in-house subject expert. Mr. Ryu has experience and expertise in municipal financing, federal subsidized tax credit programs, and strategic initiatives within both the real estate and renewable energy sectors. Notably, Mr. Ryu has facilitated the raising of over $1.5 billion in project development financing. Mr. Ryu has served as Managing Director and Chief of Staff to the Chairman at Crown Power Inc. since September 2022, where he has spearheaded day-to-day operations and established robust operational, accounting, and financial procedures. From 2008 to July 2022, Mr. Ryu served as a Senior Partner at SDC Companies, where he provided professional development, construction, and advisory services. Mr. Ryu’s responsibilities included project financing and structuring, pre-acquisition valuation and due diligence, acquisition and partnership structuring, project pro forma analysis, and relationships with project lenders. Before his time at SDC Companies, Mr. Ryu held the position of Project Manager and Vice President of Corporate Finance at Empire Land in California from 2004 to 2009. In this role, Mr. Ryu oversaw the entire lifecycle of individual projects, from acquisition and entitlement to construction, sales, and project closure. Mr. Ryu earned his Bachelor of Arts in International Business Management - Finance from the University of San Francisco.

Board of Directors

Non-Employee Directors

Sanford (Sandy) Cockrell

Mr. Sanford (Sandy) Cockrell is a seasoned strategy and financial executive with over 40 years of experience advising senior executives, management teams, and boards of directors of large multinational companies. His expertise spans complex financial accounting and taxation, corporate strategy, capital deployment, operational execution, and investor and regulatory relations. During his career with Deloitte LLP, from July 1984 to May 2021, Mr. Cockrell served in a variety of key roles, including service on Deloitte’s U.S. and global boards of directors (including as Vice Chair of the U.S. board), as Advisory Partner to several of Deloitte’s largest public company attest clients, as Partner and Global Leader, CXO and Board Programs, as Partner and Global Leader, CFO Program and as Lead Partner of the New York office of the Special Acquisition Services Group. His extensive experience working with c-suite executives and boards allows him to provide key insights into best-in-class executive team execution and valuable interactions with boards of directors. After retiring from Deloitte, from August 2021 to June 2023 he served as Executive Vice President and CFO of Flipt, LLC, where he was responsible for all aspects of financial management and strategy for a next-generation pharmacy benefits manager. In addition, from May 2023 to present, Mr. Cockrell has served as a Client Advisory Council Member for CAPTRUST, where he provides strategic advice regarding coverage and penetrating the professional services marketplace in providing investment advisory services. He earned his B.S. in Business Administration from the University of North Carolina at Chapel Hill and is a member of the American Institute of CPAs. We believe Mr. Cockrell’s extensive leadership in accounting, taxation, corporate governance, financial strategy, and executive advisory makes him well qualified to serve as a member of our board of directors.

Si-Yeon Kim

Ms. Si-Yeon Kim is an experienced executive and corporate board member, private equity advisor, and global risk expert with over 20 years of experience in M&A, private equity, and international operations across travel, payments, industrials, and decarbonization. She has held leadership roles at American Express, JPMorgan Chase & Co., and Avon, advising public and private boards on risk management, cybersecurity, regulatory compliance, and strategic growth initiatives. From 2014 to 2022, Ms. Kim served as EVP, Chief Risk & Compliance Officer / Executive Chair of ESG for American Express Global Business Travel (Amex GBT), where she played a key role in Amex GBT’s $5.3 billion public listing (NYSE: GBTG), leading $1 billion in capital deployment for digital transformation and M&A integration. She also helped launch the first-ever blockchain-based SAF platform in partnership with Shell Aviation and represented GBT at COP26 to advance corporate climate strategies. Prior to her time with American Express, she served as Chief Compliance Officer, OEP / Assistant General Counsel for One Equity Partners (the private equity arm of JPMorgan Chase & Co.) and as Assistant GC, Global M&A and Corporate Strategy / GC, Avon - Asia Pacific for Avon Products, Inc. Her experience spans IPO preparation, business transformation, governance, and emerging clean technologies. Ms. Kim holds a B.A. from Seoul National University, an A.M. from Harvard University and a J.D from Columbia University Law School. We believe Ms. Kim’s extensive leadership in corporate governance, M&A, and sustainability makes her well qualified to serve as a member of our board of directors.

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Carter McCain

Mr. Carter McCain is a highly accomplished attorney and business leader with a long and distinguished career with over 37 years of experience advising clients on a variety of matters including international business, alternative finance and funding and financial instruments. Mr. McCain is the Founder and is a principal in McCain Law P.A and McCain Family Office since 2015. Mr. McCain has also served since May 2017 as Director and General Counsel of Vermilion LLC, a family-owned private investment company focused on fuel trading and gold arbitrage. In addition, from 2018 to present, Mr. McCain has served as General Counsel and Director of ANS Capital Partners, LLC. Mr. McCain holds a B.S.B.A. from the University of Florida and a J.D. from Stetson University College of Law. We believe his experience in international transactions and investments and his legal expertise makes him well qualified to serve as a member of our board of directors.

Wray T. Thorn

Mr. Wray Thorn has been a Partner and Co-Founder of Focus Impact Partners, LLC since 2021 and currently serves as the Chief Investment Officer of Focus Impact Acquisition Corp., and prior to the completion of the Business Combination, served as the Chief Investment Officer and director of Focus Impact BH3 Acquisition Company. He also currently serves on the board of DevvStream Corp. Also since 2021, Mr. Thorn has been the Founder and Chief Executive of Clear Heights Capital. From 2012 to 2021, Mr. Thorn was a Managing Director and Chief Investment Officer - Private Investments at Two Sigma Investments, where he architected and led the firm’s private equity, venture capital and impact investment businesses and was a leader in the creation of Hamilton Insurance Group and the incubation of Two Sigma’s insurance technology activities. With approximately three decades of experience as a chief investment officer, investment leader and lead director, Mr. Thorn has firsthand knowledge of investment firm leadership, private investing and company value creation. Mr. Thorn has built and led businesses to source, structure, finance and make private investments, to allocate and risk manage capital across private investment strategies and to help companies, organizations and executives realize their growth and development objectives. Mr. Thorn has also been at the forefront of proactive impact investing principals, putting people first in private investing as well as applying data and technology to innovate private investing. Mr. Thorn also serves as Co-Chair of the Board of Youth, INC and Vice Chair of the Board and Chair of the Investment Committee for Futures and Options, both of which are Non-Profit Organizations. We believe his significant experience and leadership in private equity makes him well qualified to serve as a member of our board of directors.

Board Composition

On September 19, 2025, Anne Anderson, a member of the Board of Directors, and who was also serving as the Board’s Lead Independent Director, notified the Company of her resignation from the Board, for personal reasons, effective September 19, 2025. At the time of her resignation, Ms. Anderson also was serving as a member of the Audit Committee and Nominating and Governance Committee of the Board. Ms. Anderson’s resignation was not the result of any disagreement with the Company on any matter relating to operations, policies or practices of the Company.

Effective September 22, 2025, Mr. Carter B. McCain was appointed to the Board’s Audit Committee and Mr. Sanford Cockrell, III was appointed to the Board’s Nominating and Governance Committee. The size of the Company’s board of directors was reduced from six to five persons, made up of a majority of independent directors and in accordance with rules of the Nasdaq Stock Market.

On November 7, 2025, the Board appointed Mr. Wray Thorn, to serve as Interim Chairman of the Board. Effective upon the termination of Mr. Dange, and pursuant to the Dange Employment Agreement, Mr. Dange was deemed to have automatically resigned from his positions as a director and as an officer of the Company and from any and all positions held with its subsidiaries. Mr. Thorn will serve in this capacity until such time as the Board elects a permanent Chair.

New XCF’s business and affairs will be organized under the direction of the board of directors. The board of directors consists of five members. Pursuant to the terms of the Business Combination Agreement, the board of directors was intended to be comprised of nine members, with (i) XCF having the right to designate five of the initial members of the board of directors, (ii) Focus Impact having the right to designate two of the initial members of the board of directors and (iii) the other two initial members of the board of directors being subject to the mutual agreement of XCF and Focus Impact. The parties to the Business Combination subsequently agreed to a board of directors that would initially be comprised of six members, with (i) XCF having the right to designate four members of the board of directors, (ii) Focus Impact having the right to designate one member of the board of directors and (iii) the remaining member of the board of directors to subject to the mutual agreement of XCF and Focus Impact. As described in Item 1.01 with respect to the Board Agreement, the intent is to expand the board of directors to nine members and, if their appointment does not conflict with Nasdaq rules concerning board independence, add Mr. Carl Stanton, who is currently serving as a board of directors observer, and Mr. Gregory R. Surette, who is New XCF’s Chief Strategy Officer and Corporate Secretary, to the board of directors along with an additional director meeting the independence and other requirements for service on our board of directors.

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Si-Yeon Kim and Sanford Cockrell have been designated by XCF. Wray Thorn has been designated by Focus Impact. Carter McCain has been designated by agreement between XCF and Focus Impact. Following these initial designations, as described in Item 1.01 with respect to the Board Agreement, the Sponsor has certain rights to designate up to two member to serve on our board of directors.

In accordance with the terms of our certificate of incorporation, the board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that:

●	Class I directors will serve an initial term to expire at our first annual meeting of stockholders (to be held in 2026), and subsequently will be elected to serve three-year terms;

●	Class II directors will serve an initial term to expire at our second annual meeting of stockholders (to be held in 2027), and subsequently will be elected to serve three-year terms; and

●	Class III directors will serve an initial term to expire at our third annual meeting of stockholders (to be held in 2028), and subsequently will be elected to serve three-year terms.

There is no cumulative voting with respect to the election of directors. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by our stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The directors that will serve in each class are as follows:

●	Class I – Christopher Cooper;

●	Class II – Sanford Cockrell and Si-Yeon Kim; and

●	Class III – Wray Thorn and Carter McCain.

Directors will serve for their elected or appointed terms or until their successors are duly elected and qualified or their earlier resignation, retirement or removal. The classification of our board of directors may have the effect of delaying or preventing potential changes of control in the board of directors.

Director Independence

Under Nasdaq listing requirements and rules, our board of directors must be comprised of a majority of independent directors. In addition, subject to certain exception, Nasdaq rules also require that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee be independent, and our Audit Committee members must also satisfy additional independence criteria set forth in Rule 10A-3 under the Exchange Act.

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Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of the board of directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee and the independence of each director. Based upon information requested from and provided by each director concerning the director’s background, employment and affiliations, including family relationships, our board of directors has determined that each of Sanford Cockrell, Si-Yeon Kim and Carter McCain is an “independent director” under Nasdaq rules and that Sanford Cockrell, Si-Yeon Kim and Carter McCain who will comprise our Audit Committee, also satisfy the independence standards for audit committees established by the SEC. In making such determinations, the board of directors considered the relationships that each such director has with our company and all other facts and circumstances the board of directors deemed relevant in determining independence.

Director Compensation

Non-employee directors of New XCF will receive annual compensation of $150,000 in restricted stock units with 1-year cliff vesting and $100,000 in cash or shares of our common stock at the director’s option, with such restricted stock units vesting on the first anniversary of the grant. The annual compensation, including both the cash portion and restricted stock units portion, will be pro-rated during the directors’ first year of service. Non-employee directors will also receive an initial grant of 100,000 our common stock restricted stock units, with one-quarter of the units vesting on the anniversary of the grant over four years. The Lead Independent Director, if adopted by XCF, will receive additional annual compensation in the amount of $175,000, which the director may receive in either restricted stock units or cash, at the director’s option. The Chair of the Audit Committee will receive additional annual compensation in the amount of $50,000, the Chair of the Compensation Committee will receive additional annual compensation in the amount of $25,000 and the Chair of the Nominating and Governance Committee will receive additional annual compensation in the amount of $25,000. In each case, the committee Chairs may receive, at his or her option, this additional compensation in restricted stock units or cash.

Although Mr. Thorn is not an employee of New XCF, he will not receive the non-employee director compensation summarized above for so long as the Strategic Consulting Agreement, dated as of February 19, 2025, by and between XCF and the Sponsor, is in effect.

Board Leadership Structure

Wray Thorn, will serve as Interim Chair of the Board.

The board of directors will not have a policy regarding whether the role of the Chair of the board and Chief Executive Officer should be separate or combined, and the board of directors intends to maintain the flexibility to select the board of directors Chair and Chief Executive Officer and reorganize the leadership structure, from time to time, based on criteria that are in the best interests of New XCF and its stockholders.

Our bylaws provide that at any time when the Chair is not an independent director, the board of directors may designate a lead independent director. The board of directors has not currently designated a lead independent director, and in that role, the lead independent director has responsibility for (i) presiding at meetings of the board of directors at which the Chair is not present, including executive sessions of the independent directors, (ii) approving information sent to the board of directors, (iii) approving the agenda and schedule for board of directors meetings to provide that there is sufficient time for discussion of all agenda items, (iv) serving as liaison between the Chair and the independent directors, (v) communicating with significant stockholders, when circumstances warrant and (vi) performing such other designated duties as the board of directors may determine from time to time.

Committees of the Board

We have three standing committees of the board of directors – an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Committee members will serve on these committees until their resignation or until otherwise determined by the board of directors.

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Audit Committee

The Audit Committee consists of Sanford Cockrell, Si-Yeon Kim and Carter McCain. The board of directors has determined that each member of the Audit Committee meets the “independence” requirements of Nasdaq and Rule 10A-3 under the Exchange Act. The Chair of the Audit Committee is Mr. Cockrell. The board of directors has determined that each of the members of the Audit Committee meet the applicable financial literacy requirements under Nasdaq and SEC rules and also has determined that Mr. Cockrell qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The purpose of the Audit Committee is to assist the board of directors in its oversight of:

●	the quality and integrity of New XCF’s financial statements;

●	the accounting and financial reporting processes, including the effectiveness of New XCF’s internal controls over financial reporting;

●	New XCF’s compliance with legal and regulatory requirements;

●	the quality and integrity of the annual audit, including the independent auditor’s qualifications and independence;

●	the performance of New XCF’s independent auditor; and

●	the design and implementation of New XCF’s internal audit function, and the performance of the internal audit function after it has been established.

The Audit Committee has adopted a charter that is available on New XCF’s website.

Compensation Committee

The Compensation Committee consists of Carter McCain, Sanford Cockrell and Si-Yeon Kim. The Chair of the Compensation Committee is Mr. McCain. The board of directors has determined that each member of the Compensation Committee meets the “independence” requirements of Nasdaq and that each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The purpose of the Compensation Committee is to assist the board of directors in its oversight of the compensation of New XCF’s executive officers and non-employee directors. Specific responsibilities of the Compensation Committee include:

●	review and approve the goals and objectives with respect to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of the goals and objectives and, based upon this evaluation, and review and set, or make recommendations to the board of directors regarding the compensation of the Chief Executive Officer;

●	oversee an evaluation of the individuals, other than the Chief Executive Officer, who are “officers” under Rule 16a-1(f) of the Exchange Act, and, after considering such evaluation, will review and set, or make recommendations to the board of directors regarding the compensation of such officers;

●	review and make recommendations to the board of directors regarding compensation of the board of directors’ non-employee directors, including equity-based awards;

●	review and approve New XCF’s overall compensation philosophy and related compensation and benefit programs, policies, and practices;

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●	review and approve or make recommendations to the board of directors regarding New XCF’s incentive compensation, equity- based plans, and other benefit plans; and

●	oversee all matters relating to stockholder approval of executive compensation, including advisory votes on executive compensation (“say-on-pay” votes), the frequency of such votes (“say-when-on-pay” votes), and the appropriate Committee or recommended board of directors response to such votes.

The Compensation Committee has adopted a charter that is available on New XCF’s website.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Si-Yeon Kim, Sanford Cockrell and Carter McCain. The Chair of the Nominating and Governance Committee is Ms. Kim. The board of directors has determined that each member of the Nominating and Corporate Governance Committee meets the “independence” requirements of Nasdaq.

●	identify individuals qualified to become members of the board of directors consistent with criteria approved by the board of directors and to recommend that the board of directors select the director nominees for the next annual meeting of stockholders;

●	develop and recommend to the board of directors a set of Corporate Governance Guidelines;

●	oversee the evaluation of the board of directors and committees of the board of directors; and

●	assist the board of directors with corporate governance matters.

The Nominating and Corporate Governance Committee has adopted a charter that is available on New XCF’s website.

Compensation Committee Interlocks and Insider Participation

None of New XCF’s executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

Role of the Board in Risk Oversight

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Audit Committee is responsible for overseeing the management of risks relating to our financial reporting, accounting, and auditing matters, including our major financial risk exposures; cybersecurity and data privacy risk. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the board of directors, as well as risks concerning environmental and social matters. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions with committee members and regular reports from management about such risks, as well as the actions taken by management to adequately address those risks.

Indemnification of Officers and Directors

New XCF’s bylaws require that we indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, New XCF’s certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

New XCF has entered into indemnification agreements with its directors and executive officers. On the Closing Date, These agreements provide for indemnification and advancements by New XCF, subject to the limitations and exclusions provided therein, of certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of their services as one of New XCF’s directors or executive officers or any other company or enterprise to which the person is or was serving or providing services at New XCF’s request.

Code of Ethics and Business Conduct

The board of directors has adopted a written Code of Ethics and Business Conduct that applies to our all employees, officers and directors of New XCF, including New XCF’s principal executive officer, principal financial officer and principal accounting officer or controller (or persons performing similar functions to the aforementioned officers). A current copy of the Code of Ethics and Business Conduct will be posted on the investor section of our corporate website. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics and Business Conduct on our website rather than by filing a Current Report on Form 8-K.

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EXECUTIVE COMPENSATION

The following table presents information regarding the compensation paid by Legacy XCF to (i) Mihir Dange, who formerly served as our Chief Executive Officer and held such position for part of 2023 and all of 2024, (ii) Joseph Cunningham, who served as our President throughout 2023, as our Chief Financial Officer from November 2023 until March 2024, and as our Chief Accounting Officer throughout the remainder of 2024 until his retirement in 2025 and (iii) Stephen Goodwin, served as our Chief Business Development Officer for part of 2023 and throughout 2024. We refer to these individuals as our “named executive officers.”

				Stock	Option	Non-Equity Annual Incentive Plan	Non-Equity Long Term Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Mihir Dange(1)	2023	-	-	-	-	-	-	-	-
Former Chief Executive Officer	2024	-	-	-	-	-	-	-	-
Joseph Cunningham(2)	2023	16,000	-	-	-	-	-	-	16,000
President	2024	75,000	-	-	-	-	-	-	75,000
Stephen Goodwin(3)	2023	18,000	-	-	-	-	-	-	18,000
Chief Business Development Officer	2024	98,500	-	-	-	-	-	-	98,500

(1)	Mr. Dange did not receive compensation from XCF during 2023 or 2024. Mr Dange served as Chief Executive Officer until his termination on November 7, 2025.
(2)	Mr. Cunningham served as a director and President throughout 2023, and as a director and Chief Financial Officer for part of 2024 and Chief Accounting Officer for the remainder of 2024. His 2023 and 2024 compensation is attributable both to his service as a director and as President, Chief Financial Officer and Chief Accounting Officer. He received a monthly payment of $5,000 for his services.
(3)	Mr. Goodwin served as a director throughout 2023 and 2024, and as Chief Business Development Officer beginning in November 2023 and throughout 2024. His 2023 and 2024 compensation is attributable both to his service as a director and as Chief Business Development Officer. He received a monthly payment of $5,000 for his services.

Narrative to the Summary Compensation Table

2023 and 2024 Annual Base Salary

During 2023 and 2024, we paid certain of our named executive officers to compensate them for services rendered to Legacy XCF, although we did not have a formal policy for compensating our executives.

Equity Compensation

In 2023 and 2024, we did not make any grants or awards of any equity compensation, whether pursuant to an equity-based compensation plan or otherwise.

Pension Plan Benefits

In 2023 and 2024, we did not have any pension plans for our directors, officers or employees.

Executive Officer Employment Agreements

New XCF has entered into employment agreements with its executive officers that became effective immediately following the closing of the Business Combination. The material terms of the agreements are summarized below.

Christopher Cooper, Chief Executive Officer

The agreement with Mr. Cooper provides for an annual base salary of $500,000 and will be eligible to earn a target bonus equal to 100% of base salary. The actual bonus amount may be higher or lower than the target based on performance relative to goals and metrics established and approved by the Board. The target bonus may be elected in cash or stock at Mr. Cooper’s election, subject to limits set by the Board or Compensation Committee. In connection with the 2025 Equity Incentive Plan, Mr. Cooper will be awarded management stock options equal to 2% of the fully diluted ownership of the Company (calculated as of September 30, 2025), vesting annually over five years. Mr. Cooper also will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in-control of the Company) Mr. Cooper will be entitled to severance in the amount of 100% of his then-applicable base salary plus any unpaid bonus from a previous period (if awarded by the Board) and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in-control of the Company, he will be entitled to severance in the amount of 150% of his then-applicable base salary plus any unpaid bonus from a previous period (if awarded by the Board), immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits.

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Simon Oxley, Chief Financial Officer

The agreement with Mr. Oxley provides for an annual base salary of $500,000 and a target bonus of 100% to 200% of base salary, with both the base salary and the target bonus subject to annual review by the board of directors, with the recommendation of the Compensation Committee. He will also receive an initial award of 675,000 restricted stock units, with such restricted stock units to vest over five years (one-fifth of such restricted stock units to vest on each of the succeeding annual anniversaries of the award). In connection with the 2025 Equity Incentive Plan, Mr. Oxley has the ability to earn 300-600% of base salary in restricted stock units. An initial award of 150,000 restricted stock units was made under the 2025 Equity Incentive Plan, with such restricted stock units to vest over three years (no vesting during the first six months (the “cliff period”). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with the Company). Mr. Oxley will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution, and to benefit from certain perquisites including a vehicle allowance and club membership reimbursement. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in- control of New XCF) he will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the fiscal year and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in- control of New XCF, he will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the then-current fiscal year, immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits.

Upon the closing of the Business Combination, New XCF assumed an obligation to Mr. Oxley, in the amount of $41,667 relating to contractor services provided prior to Mr. Oxley’s signing of an employment agreement with XCF. Such amount shall be payable in cash no later than September 30, 2025, unless New XCF and Mr. Oxley mutually agree in writing, on or before such date, to extend the payment deadline to no later than December 31, 2025 due to New XCF’s reasonable cash constraints. On October 1, 2025, Mr. Oxley and XCF entered into an agreement to extend the payment deadline to December 31, 2025. In addition, within 30 days after the closing of the Business Combination, New XCF shall issue to Mr. Oxley a grant of restricted shares of our common stock under the 2025 Equity Incentive Plan in aggregate value equal to the obligation assumed by New XCF for the assumed liability. This grant shall be separate from, and not in lieu of, the assumed liability and be calculated based on the 20 day volume-weighted average price of our common stock following the closing of the Business Combination. The restricted shares shall vest ratably on a monthly basis over a period of three (3) years and shall be subject to the terms and conditions of the 2025 Equity Incentive Plan and the applicable award agreement. On July 1, 2025, the actual grant provided to Mr. Oxley was calculated as 17,376 restricted shares based on the 20-day VWAP and the vesting terms were updated to (i) one-sixth (1/6) of the total number of shares shall vest on the six-month anniversary of the grant date, and (ii) the remaining five-sixths (5/6) shall vest in equal monthly installments over the subsequent thirty (30) months effective July 1, 2025

Gregory R. Surette, Chief Strategy Officer

The agreement with Mr. Surette provides for an annual base salary of $480,000 and a target bonus of 100% to 200% of base salary, with both the base salary and the target bonus subject to annual review by the board of directors, with the recommendation of the Compensation Committee. He will also receive an initial award of 300,000 restricted stock units, with such restricted stock units to vest on a monthly basis over three years beginning on July 6, 2026. In connection with the 2025 Equity Incentive Plan, Mr. Surette has the ability to earn 300- 600% of base salary in restricted stock units. An initial award of 144,000 restricted stock units was made under the 2025 Equity Incentive Plan, with such restricted stock units to vest over three years (no vesting during the first six months (the “cliff period”). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with the Company). Mr. Surette will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution, and to benefit from certain perquisites including a vehicle allowance and club membership reimbursement. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in-control of New XCF) he will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the fiscal year and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in-control of New XCF, he will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the then- current fiscal year, immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits. His agreement also provides that if Mr. Surette changes his duties and is appointed as the Chief Operating Officer, his base salary will be set at $640,000.

Upon the closing of the Business Combination, New XCF assumed an obligation to Remosa, LLC, an entity controlled by Mr. Surette, in the amount of $540,000 relating to contractor services provided prior to Mr. Surette’s signing of an employment agreement with XCF. Such amount shall be payable in cash no later than September 30, 2025, unless New XCF and Remosa, LLC mutually agree in writing, on or before such date, to extend the payment deadline to no later than December 31, 2025 due to New XCF’s reasonable cash constraints. On October 1, 2025, Mr. Surette and XCF entered into an agreement to extend the payment deadline to December 31, 2025. In addition, within 30 days after the closing of the Business Combination, New XCF shall issue to Remosa, LLC a grant of restricted shares of our common stock under the 2025 Equity Incentive Plan in aggregate value equal to the obligation assumed by New XCF for the assumed liability. This grant shall be separate from, and not in lieu of, the assumed liability and be calculated based on the 20 day volume-weighted average price of our common stock following the closing of the Business Combination. The restricted shares shall vest ratably on a monthly basis over a period of three (3) years and shall be subject to the terms and conditions of the 2025 Equity Incentive Plan and the applicable award agreement. The actual grant provided to Remosa, LLC was calculated as 225,199 restricted shares based on the 20-day VWAP and the vesting terms were updated to (i) one-sixth (1/6) of the total number of shares shall vest on the six-month anniversary of the grant date, and (ii) the remaining five-sixths (5/6) shall vest in equal monthly installments over the subsequent thirty (30) months effective July 1, 2025

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Pamela Abowd, Chief Accounting Officer

The agreement with Ms. Abowd provides for an annual base salary of $300,000 and a target bonus of 50% to 100% of base salary, with both the base salary and the target bonus subject to annual review by the board of directors, with the recommendation of the Compensation Committee. She will also receive an initial award of 45,000 restricted stock units, with such restricted stock units to vest over five years (one-fifth of such restricted stock units to vest on each of the succeeding annual anniversaries of the award). In connection with the 2025 Equity Incentive Plan, Ms. Abowd has the ability to earn 200-400% of base salary in restricted stock units. An initial award of 60,000 restricted stock units was made under the 2025 Equity Incentive Plan, with such restricted stock units to vest over three years (no vesting during the first six months (the “cliff period”). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with the Company). Ms. Abowd will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution, and to benefit from certain perquisites including a vehicle allowance. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in-control of New XCF) he will be entitled to severance in the amount of two times her then-applicable base salary plus any unpaid bonus from a previous period and two times the full amount of her target bonus for the fiscal year and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in-control of New XCF, she will be entitled to severance in the amount of three times her then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of her target bonus for the then- current fiscal year, immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits.

Gregory P. Savarese, Chief Marketing Officer

The agreement with Mr. Savarese provides for an annual base salary of $300,000 and a target bonus of 100 to 200% of base salary, with both the base salary and the target bonus subject to annual review by the board of directors, with the recommendation of the Compensation Committee. He will also receive an initial award of 335,000 restricted stock units, with such restricted stock units to vest on a monthly basis over three years beginning on July 6, 2026. In connection with the 2025 Equity Incentive Plan, Mr. Savarese has the ability to earn 300- 600% of base salary in restricted stock units. An initial award of 90,000 restricted stock units was made under the 2025 Equity Incentive Plan, with such restricted stock units to vest over three years (no vesting during the first six months (the “cliff period”). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with the Company). Mr. Savarese will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution, and to benefit from certain perquisites including a vehicle allowance. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in-control of New XCF) he will be entitled to severance in the amount of three times his then- applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the fiscal year and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in-control of New XCF, he will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the then-current fiscal year, immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits.

Upon the closing of the Business Combination, New XCF assumed an obligation to Cornell Management Group, LLC, an entity controlled by Mr. Savarese, in the amount of $337,500 relating to contractor services provided prior to Mr. Savarese’s signing of an employment agreement with XCF. Such amount shall be payable in cash no later than September 30, 2025, unless New XCF and Cornell Management Group, LLC mutually agree in writing, on or before such date, to extend the payment deadline to no later than December 31, 2025 due to New XCF’s reasonable cash constraints. On October 1, 2025, Mr. Savarese and XCF entered into an agreement to extend the payment deadline to December 31, 2025. In addition, within 30 days after the closing of the Business Combination, New XCF shall issue to Cornell Management Group, LLC a grant of restricted shares of our common stock under the 2025 Equity Incentive Plan in aggregate value equal to the obligation assumed by New XCF for the assumed liability. This grant shall be separate from, and not in lieu of, the assumed liability and be calculated based on the 20 day volume-weighted average price of the our common stock following the closing of the Business Combination. The restricted shares shall vest ratably on a monthly basis over a period of three (3) years and shall be subject to the terms and conditions of the 2025 Equity Incentive Plan and the applicable award agreement. The actual grant provided to Cornell Management Group was calculated as 140,750 restricted shares based on the 20-day VWAP and the vesting terms were updated to (i) one-sixth (1/6) of the total number of shares shall vest on the six-month anniversary of the grant date, and (ii) the remaining five-sixths (5/6) shall vest in equal monthly installments over the subsequent thirty (30) months

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Jae Ryu, Head of Land Development

The agreement with Mr. Ryu provides for an annual base salary of $200,000 and a target bonus of 50% to 100% of base salary, with both the base salary and the target bonus subject to annual review by the board of directors, with the recommendation of the Compensation Committee. In connection with the 2025 Equity Incentive Plan, Mr. Ryu has the ability to earn 200-400% of base salary in restricted stock units. An initial award of 40,000 restricted stock units was made under the 2025 Equity Incentive Plan, with such restricted stock units to vest over three years (no vesting during the first six months (the “cliff period”). After the six-month cliff period, the restricted stock units will vest in equal monthly installments over 30 months, subject to continued service with the Company). Mr. Ryu will be eligible to participate in benefits programs available to executives generally, including participation in the 2025 Employee Stock Purchase Plan and 401(k) matching contribution, and to benefit from certain perquisites including a vehicle allowance. In addition, in connection with (a) a termination without cause or with good reason (other than in connection with a change-in-control of New XCF) he will be entitled to severance in the amount of 12 months of his then-applicable base salary plus any unpaid bonus from a previous period and the full amount of his target bonus for the fiscal year and continuation of certain insurance benefits, and (b) a termination without cause or with good reason in connection with a change-in-control of New XCF, he will be entitled to severance in the amount of two times his then- applicable base salary plus any unpaid bonus from a previous period and the full amount of his target bonus for the then-current fiscal year, immediate vesting of any restricted stock, restricted stock units, options, or other equity grants or awards not vested at the time of termination, and continuation of certain insurance benefits.

Upon the closing of the Business Combination, New XCF assumed an obligation to WT Real Estate Advisors LLC, an entity controlled by Mr. Ryu, in the amount of $357,707 relating to contractor services provided prior to Mr. Ryu’s signing of an employment agreement with XCF. Such amount shall be payable in cash no later than September 30, 2025, unless New XCF and WT Real Estate Advisors LLC mutually agree in writing, on or before such date, to extend the payment deadline to no later than December 31, 2025 due to New XCF’s reasonable cash constraints. On October 1, 2025, Mr. Ryu and XCF entered into an agreement to extend the payment deadline to December 31, 2025. In addition, within 30 days after the closing of the Business Combination, New XCF shall issue to WT Real Estate Advisors LLC a grant of restricted shares of our common stock under the 2025 Equity Incentive Plan in aggregate value equal to the obligation assumed by New XCF for the assumed liability. This grant shall be separate from, and not in lieu of, the assumed liability and be calculated based on the 20 day volume-weighted average price of our common stock following the closing of the Business Combination. The restricted shares shall vest ratably on a monthly basis over a period of three (3) years and shall be subject to the terms and conditions of the 2025 Equity Incentive Plan and the applicable award agreement. The actual grant provided to WT Real Estate Advisors LLC was calculated as 149,177 restricted shares based on the 20-day VWAP and the vesting terms were updated to (i) one-sixth (1/6) of the total number of shares shall vest on the six-month anniversary of the grant date, and (ii) the remaining five-sixths (5/6) shall vest in equal monthly installments over the subsequent thirty (30) months effective July 1, 2025.

Separation Agreements

Termination of Chief Executive Officer

On November 7, 2025, the Board terminated Mihir Dange’s employment with the Company. Mr. Dange formerly served as the Chairman of the Board and Chief Executive Officer of the Company. The termination was considered to be a termination “without cause” pursuant to the terms of Mr. Dange’s employment agreement (the “Dange Employment Agreement”). The Dange Employment Agreement provides for certain severance benefits in the event of a termination “without cause,” subject to Mr. Dange’s execution of a release of claims and continued compliance with applicable restrictive covenants. In connection with a termination without cause Mr. Dange will be entitled to severance in the amount of three times his then-applicable base salary plus any unpaid bonus from a previous period and three times the full amount of his target bonus for the fiscal year and continuation of certain insurance benefits.

Separation Agreements with Other Officers

In connection with the retirement of Joseph Cunningham, who served as Legacy XCF’s Chief Accounting Officer and as a Legacy XCF director and the retirement of Stephen Goodwin, who served as Legacy XCF’s Chief Business Development Officer and as a Legacy XCF director, we entered into separation agreements with each of Mr. Cunningham and Mr. Goodwin.

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The agreement with Mr. Cunningham provides that Mr. Cunningham will receive a total of $330,000 in cash payments, of which $30,000 is payable on his separation date, with the remaining payments to being made in equal monthly installments over twelve months following his separation date, subject to our right to delay such payments under certain circumstances. In addition, Mr. Cunningham received 300,000 shares of common stock at closing of the Business Combination.

The agreement with Mr. Goodwin provides that Mr. Goodwin will receive a total of $330,000 in cash payments, of which $30,000 is payable on his separation date, with the remaining payments to being made in equal monthly installments over twelve months following his separation date, subject to our right to delay such payments under certain circumstances. In addition, Mr. Goodwin received 300,000 shares of common stock at closing of the Business Combination.

2025 Equity Incentive Plan

In connection with the closing of the Business Combination, we adopted the XCF Global, Inc. 2025 Equity Incentive Plan (the “Equity Incentive Plan”). The key features of the Equity Incentive Plan are summarized below.

Purpose. The purpose of the Equity Incentive Plan is to secure and retain the services of our employees, non-employee directors and consultants, to provide incentives for such persons to exert maximum efforts our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of our common stock.

Types of Awards. Our Equity Incentive Plan provides for the grant of the following forms of awards: (i) Incentive Stock Options (“ISOs”); (ii) Nonstatutory Stock Options (“NSOs”); (iii) stock appreciation rights (“SARs”); (iv) Restricted Stock Awards; (v) Restricted Stock Unit (“RSU”) Awards; (vi) Performance Awards; (vii) other awards; and (viii) cash awards.

Eligibility. Our employees, directors and consultants are eligible to receive awards under the Equity Incentive Plan. Incentive Stock Options may be granted only to our employees or employees of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Sections 424(e) and (f) of the Code, including any applicable regulations and guidance thereunder (the “Code”)). An individual who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of one of our subsidiaries (each, a “Ten Percent Stockholder”) may not be granted an Incentive Stock Option unless (i) the exercise price of such option is at least 110% of the fair market value on the date of grant of such option and (ii) the option is not exercisable after the expiration of five years from the date of grant of such option.

Authorized Shares. The aggregate number of shares of our common stock that may be issued pursuant to awards will not exceed 7% of the fully diluted, and as converted, outstanding common stock immediately following consummation of the Business Combination. In addition, subject to any adjustments as necessary to implement any capitalization adjustments, such aggregate number of shares of common stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to five percent (5.0%) of the total number of shares of our capital stock outstanding on December 31 of the preceding year; provided, however, that our board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock.

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The following actions do not result in an issuance of shares under the Equity Incentive Plan and accordingly do not reduce the number of shares subject to the share reserve and available for issuance under the Equity Incentive Plan: (i) the expiration or termination of any portion of an award without the shares covered by such portion of the award having been issued; (ii) the settlement of any portion of an award in cash (i.e., the participant receives cash rather than shares of common stock); (iii) the withholding of shares of common stock that would otherwise be issued by us to satisfy the exercise price, strike price or purchase price of an award; or (iv) the withholding of shares of common stock that would otherwise be issued by us to satisfy a tax withholding obligation in connection with an award. Additionally, the following shares previously issued pursuant to an award and accordingly initially deducted from the number of shares subject to the share reserve and available for issuance under the Equity Incentive Plan will be added back to such number of shares and again become available for issuance under the Equity Incentive Plan: (A) any shares that are forfeited back to or repurchased by us because of a failure to meet a contingency or condition required for the vesting of such shares; (B) any shares that are reacquired by us to satisfy the exercise, strike or purchase price of an award; and (C) any shares that are reacquired by us to satisfy a tax withholding obligation in connection with an award.

Stock Options and SARs. No option or SAR will be exercisable after the expiration of ten years (or in the case of an ISO granted to a Ten Percent Stockholder, five years) from the date of grant of such award or such shorter period specified in the applicable award agreement.

The exercise or strike price of each option or SAR will not be less than 100% of the fair market value on the date of grant of the award of such option or SAR (or in the case of an ISO granted to a Ten Percent Stockholder, 110% of the fair market value per share as of the date of grant); provided that an option or SAR may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a corporate transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

In order to exercise any vested option or SAR, the participant must provide notice of exercise to the Equity Incentive Plan’s administrator in accordance with the applicable award agreement. The board will determine the method and forms of payment for the exercise price of an option (including, without limitation, net settlement, payment in cash or shares, or broker assisted exercise). The appreciation distribution payable to a participant in respect of an exercised SAR may be paid in the form of shares or cash (or any combination of shares and cash) or in any other form of payment, as determined by the board and specified in the applicable award agreement.

An option or SAR will not be transferable, except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the participant only by the participant; provided, however, that the board may permit transfer of an option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the participant’s request. Subject to the approval of the board or a duly authorized officer, an option or SAR may be transferred pursuant to a domestic relations order.”

If a participant’s continuous service is terminated for cause, the participant’s options and SARs will terminate and be forfeited immediately upon such termination of continuous service. If a participant’s continuous service terminates for any reason other than for cause, the participant may exercise his or her option or SAR to the extent vested. If a participant’s continuous service terminates for any reason other than for cause, the participant may exercise his or her option or SAR to the extent vested, but only within the time periods set forth in the Equity Incentive Plan.

Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the board and in accordance with the Equity Incentive Plan. Unless otherwise determined by the board, a participant will have voting and other rights as a stockholder of ours with respect to any shares subject to a Restricted Stock Award. A participant will not have voting or any other rights as a stockholder of ours with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award). Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares subject to a Restricted Stock Award or RSU Award, as determined by the board and specified in the Award Agreement.

If a participant’s continuous service terminates for any reason, (i) we may receive through a forfeiture condition or a repurchase right any or all of the shares of common stock held by the participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the participant will have no further right, title or interest in the RSU Award, the shares of common stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

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Performance Awards. With respect to any performance award, the length of any performance period, the performance goals to be achieved during the performance period, the other terms and conditions of such award, and the measure of whether and to what degree such performance goals have been attained will be determined by the board.

Other Stock Awards. Other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the fair market value at the time of grant) may be granted either alone or in addition to awards provided for under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the board will have sole and complete discretion to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of common stock (or the cash equivalent thereof) to be granted pursuant to such other awards and all other terms and conditions of such other awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any fiscal year following the year in which the Closing occurs, including awards granted and cash fees paid by us to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. For avoidance of doubt, compensation will count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred.

Capitalization Adjustments. In the event of a capitalization adjustment, the board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of common stock subject to the Equity Incentive Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Dissolution or Liquidation. Unless otherwise determined by the board, in the event of a dissolution or liquidation of us, all outstanding awards (other than awards consisting of vested and outstanding shares of common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of common stock subject to any repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by us notwithstanding the fact that the holder of such award is providing continuous service; provided, however, that the board may determine to cause some or all awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture.

Corporate Transactions. The following applies to awards under the Equity Incentive Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the board at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the consummation of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the consummation of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the consummation of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the consummation of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction.

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In the event a stock award will terminate if not exercised prior to the consummation of a transaction, the board may provide, in its sole discretion, that the holder of such award may not exercise such award but will receive a payment, in such form as may be determined by the board, equal in value, at the consummation of the transaction, to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the award (including, at the discretion of the board, any unvested portion of such award), over (ii) any exercise price payable by such holder in connection with such exercise.

Under our Equity Incentive Plan, a corporate transaction is defined to include: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under the Equity Incentive Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders do not own more than 50% of the combined voting power of the surviving entity (or its parent company), (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our assets, (iv) certain dissolutions, liquidations and (v) changes in our board of directors such that individuals who, on the date the Equity Incentive Plan is adopted by our board of directors, are members of our board of directors (the “Incumbent Board” cease for any reason to constitute at least a majority of the members of the board (provided, that, any appointment or election of a new board member that is approved or recommended by a majority vote of the members of the Incumbent Board then still in office shall be considered a member of the Incumbent Board)).

Administration. Our board of directors, or a duly authorized committee thereof, will administer our Equity Incentive Plan.

Clawback. All awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, our board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the board determines necessary or appropriate.

Transferability. Except as expressly provided in the Equity Incentive Plan or the form of award agreement, awards granted under the Equity Incentive Plan may not be transferred or assigned by the participant.

Section 409A. The Equity Incentive Plan and awards granted thereunder are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and will be limited, construed, and interpreted in accordance with such intent. In no event will we be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the participant on account of non-compliance with Section 409A of the Code and the guidance and regulations issued thereunder.

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Termination; Suspension; Amendment. The board may suspend or terminate the Equity Incentive Plan at any time, provided that any suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Equity Incentive Plan is in effect except with the written consent of the affected participant. The board may amend the Equity Incentive Plan in any respect the board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by applicable law (including, for the avoidance of doubt, for any amendment that would (A) increase the number of shares reserved for issuance under the Equity Incentive Plan or (B) change the classification of individuals eligible to receive awards under the Equity Incentive Plan. Except as provided above, rights under any award granted before amendment of the Equity Incentive Plan will not be materially impaired by any amendment of the Equity Incentive Plan unless (A) the Company requests the consent of the affected participant and (B) such participant consents in writing.

2025 Employee Stock Purchase Plan

In connection with the closing of the Business Combination, we adopted the XCF Global, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), The key features of the ESPP are summarized below.

Purpose. The purpose of the ESPP is to secure and retain the services of employees and provide incentives for such persons to exert maximum efforts our success.

Structure. The ESPP provides a means by which eligible employees may be given an opportunity to purchase shares of our common stock. Our ESPP will include two components: (i) a 423 component and (ii) a non-423 component. We intend (but make no undertaking or representation to maintain) the 423 component to qualify as an “employee stock purchase plan” under Section 423 of the Code and the provisions of the 423 component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. The ESPP also will authorize grants of purchase rights under a non-423 component that do not meet the requirements of an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the board, the non-423 component will operate and be administered in the same manner as the 423 component. In addition, we may make separate offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the ESPP or the requirements of an “employee stock purchase plan” under Section 423 of the Code to the extent the offering is made under the 423 component), and we will designate which designated company is participating in each separate offering.

Shares Subject to the Plan. The maximum number of shares of common stock that may be issued under the ESPP will not exceed 250,000 shares of common stock, plus the number of shares of common stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2025 and ending on (and including) January 1, 2034 in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (ii) 750,000 shares of common stock. Notwithstanding the foregoing, the board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

Administration. Our board of directors, or a duly authorized committee thereof, will administer our ESPP. If administration is delegated to a committee, the committee will have, in connection with the administration of the ESPP, the powers theretofore possessed by the board that have been delegated to the committee, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise.

Offerings. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Each offering will include (through incorporation of the provisions of the ESPP by reference in the document comprising the offering or otherwise) the period during which the offering will be effective, which period will not exceed 27 months.

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Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined by the board in each offering) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (i) 85% of the fair market value of a share of our common stock on the first date of an offering; or (ii) 85% of the fair market value of a share of our common stock on the date of purchase. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period.

Eligibility. Purchase rights may be granted only to our employees or, as the board may designate and in accordance with the provisions of the ESPP, to employees of a related corporation or an affiliate. Except as provided in the ESPP or as required by applicable law, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee has been in our employ or the employ of the related corporation or the affiliate, as the case may be, for such continuous period preceding such offering date as the board may (unless prohibited by applicable law) require, but in no event will the required period of continuous employment be equal to or greater than two years. The board may also provide (unless prohibited by applicable law) that no employee will be eligible to be granted purchase rights under the ESPP unless, on the offering date, such employee’s customary employment, the related corporation or the affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the board may determine consistent with Section 423 of the Code with respect to the 423 component. The board may also exclude (unless prohibited by applicable law) from participation in the ESPP or any offering any employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code), or a subset of such highly compensated employees.

Purchase Rights; Purchase Price. On the first day of each offering period (each such date, an “offering date”), each eligible employee, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of common stock purchasable either with a percentage of earnings (as defined by the board in each offering) or with a maximum dollar amount, as designated by the board, but in either case not exceeding 15% of such employee’s earnings (as defined by the board in each offering) during the period that begins on the offering date (or such later date as the board determines for a particular offering) and ends on the date stated in the offering.

The purchase price of shares of common stock acquired pursuant to purchase rights will be no less than the lesser of (i) an amount equal to 85% of the fair market value of the shares of common stock on the offering date or (ii) an amount equal to 85% of the fair market value of the shares of common stock on the applicable purchase date.

Capitalization Adjustment. In the event of a Capitalization Adjustment, the board will appropriately and proportionately adjust (i) the class(es) and maximum number of securities subject to the ESPP, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year, (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing offering. The board will make these adjustments, and its determination will be final, binding and conclusive.

Capitalization Adjustment, under the ESPP, is defined as any change that is made in, or other events that occur with respect to, the common stock subject to the ESPP or subject to any purchase right after the date the ESPP is adopted by the board without the receipt of consideration by us through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of ours will not be treated as a Capitalization Adjustment.

Corporate Transactions. In the event of a Corporate Transaction, then (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding purchase rights or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of common stock within ten business days (or such other period specified by the board) prior to the Corporate Transaction, and the purchase rights will terminate immediately after such purchase.

A Corporate Transaction, under the ESPP, is defined as the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all, as determined by the board in its sole discretion, of the consolidated assets of ours and our subsidiaries; (ii) a sale or other disposition of more than 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

ESPP Amendment or Termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent; provided, the board of directors may amend the terms of the ESPP and/or of an outstanding purchase right granted thereunder, to exempt any outstanding purchase right or future purchase right that may be granted under the ESPP from or to allow any such purchase rights to comply with Section 409A of the Code. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of our last completed fiscal year in which the amount involved exceeded or will exceed the lesser of $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Randy Soule; RESC Renewables Holdings LLC; Encore DEC, LLC

New Rise Acquisitions

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables Holdings LLC (“RESC”) to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase was paid at closing of the Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note was non-interest bearing and had a maturity date of twelve months after the date the note was issued in connection with the closing of the Acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Randy Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA with Randy Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200,000,000.

On January 31, 2025, Legacy XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to Legacy XCF and will be included as indebtedness of New Rise Renewables, which resulted in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

During Q4 2024, Legacy XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $250,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, Legacy XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables in the amount of 20,000 preferred membership units. The preferred membership units had preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2,540,000 was netted against the purchase price of New Rise SAF by $12,700,000 upon closing. The transaction closed on January 23, 2025. At closing, Randy Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Randy Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627.

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On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC to Encore DEC, LLC, an entity 100% owned by Randy Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC prior to Business Combination.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of New XCF common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of New XCF common stock and the 4,366,598 shares converted into 2,996,678 shares of New XCF common stock upon closing.

Encore DEC, LLC Payable Settlement

On November 19, 2025, the Company, New Rise Renewables Reno, LLC (“New Rise Reno”), a subsidiary of the Company, and Encore DEC, LLC (“Encore”) entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 36,779,193 shares of Class A Common Stock being issued to Encore. After the conversion, Randall Soule will beneficially own approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC.

Encore DEC, LLC Company Support Agreement

On November 24, 2025, the Company and Encore entered into a Company Support Agreement (the “Encore Company Support Agreement”), pursuant to which, Encore agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 35% of Encore’s 36,779,193 beneficially owned shares of Class A Common Stock of the Company (12,872,718 shares) until the earlier to occur of (a) the date the Company waives the Encore Company Support Agreement and (b) six months from the date in which this Registration Statement becomes effective under the Securities Act of 1933, as amended.

The Encore Support Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Helena Note and Share Issuance

On May 30, 2025, NewCo, Legacy XCF, Randall Soule, in his individual capacity as a shareholder of Legacy XCF (“Soule”), entered into a promissory note (the “Helena Note”) with Helena Global Investment Opportunities I Ltd (“Helena”) for gross principal amount of $2,000,000. In connection with the issuance of the Helena Note, Randy Soule agreed to transfer 2,840,000 shares of his Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 shares of our common stock at the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from us and (ii) aggregate net proceeds from the sale of Advanced Shares, our payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Randall Soule. At the same time, Legacy XCF and Mr. Soule entered into a letter agreement (the “Soule Agreement”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of Legacy XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to Helena. On July 10, 2025, New XCF, Mr. Soule and Helena entered into Amendment No. 1 (“Amendment No. 1”) to the Helena Note. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena to New XCF of $2,249,771.14, New XCF and Mr. Soule waived Helena’s obligation to return certain shares pursuant to the terms of the original Helena Note. Also on July 10, 2025, New XCF and Mr. Soule agreed to amend the original Soule Agreement, with Mr. Soule agreeing agreed to return to New XCF for cancellation certain shares of our common stock issued to him pursuant to the original Soule Agreement.

GL Part SPV I, LLC

Convertible Promissory Notes

During 2023, GL Part SPV I, LLC (“GL”), a Legacy XCF stockholder and current holder of shares of our common stock, agreed to loan $202,383 to Legacy XCF for operating capital. From January 1, 2024 to February 14, 2024, GL loaned an additional $1,008,000 to Legacy XCF. The loans made pursuant to the applicable loan agreements were interest bearing at 10% per annum, unsecured, and convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of the aggregate principal amount under the prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and Legacy XCF agreed to sell and issue to GL, a convertible promissory note in the principal amount of $600,000. The convertible note provided for an interest rate of 10% per annum, unsecured, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. GL initially became an Legacy XCF stockholder through its purchase of 20,450,000 shares of Legacy XCF common stock for an aggregate purchase price of $20,450 pursuant to a stock purchase agreement dated September 14, 2023.

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Pursuant to the transactions described above, GL owned an aggregate of 22,270,034 shares of Legacy XCF common stock.

During Q4 2024, Legacy XCF and GL entered into four convertible promissory notes for principal amounts of $2 million, $1.0 million, $1.09 million and $0.3 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. During Q4 2024, the convertible promissory notes were converted into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares of Legacy XCF common stock, respectively, for the above principal amounts.

On January 14, 2025, Legacy XCF and GL entered into two convertible promissory notes for principal amounts of $0.2 million and $0.14 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory notes were converted into 500,000 shares and 345,833 shares, respectively, for the above principal amounts.

After conversion of the promissory notes described above, GL owned an aggregate of 33,965,867 shares of Legacy XCF common stock.

On February 13, 2025, Legacy XCF and GL entered into a promissory note (the “February 2025 Promissory Note”) for the gross principal amount of $1.2 million with net proceeds from the note equal to $1.0 million. The February 2025 Promissory Note bears interest of $0.2 million, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to Legacy XCF, unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL.

On April 17, 2025, Legacy XCF and GL entered into a first amendment to the February 2025 Promissory Note (the “Amended February 2025 Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event (as defined below) and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the company of at least $15 million, and that directly or indirectly results in the company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), Legacy XCF maintains a minimum cash balance of at least $3 million in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and Legacy XCF.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL Part SPV I, LLC (“GL”) entered into a loan acknowledgement and conversion agreement (the “GL Loan Agreement”) whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,086,825 shares of Class A Common Stock being issued to GL.

Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated April 17, 2025 (the “Amendment No. 1”) whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

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Under the Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 3,677,919 shares of Class A Common Stock being issued to GL.

Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated February 13, 2025 (the “Amendment No. 2”) whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and will result in 1,891,501 shares of Class A Common Stock being issued to GL.

Certain Litigation Involving GL’s Sole Member and a GL Related Party

Majique Ladnier is the sole member of GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy SPV I LLC and has sole voting and investment authority over the shares of our common stock owned by those entities. Ms. Ladnier is a defendant in a pending case in the United States District Court for the Southern District of New York (FTE Networks, Inc. v. Suneet Singal; TTP8, LLC; First Capital Master Advisor, LLC; Majique Ladnier; Danish Mir; Khawaja Zargham Bin Aamer; Thomas Coleman; Innovativ Media Group, Inc.; Joseph F. Cunningham; Peter K. Ghishan; Stephen M. Goodwin; and Bruce M. Fahey). To our knowledge, no trial date has been set, and the defendants are awaiting the court’s ruling on their motion to dismiss this action. FTE Networks, Inc. (“FTE”) alleges that the defendants engaged in conduct detrimental to FTE and its shareholders, including fraud, racketeering conspiracy (RICO) and fraudulent inducement in the issuance of FTE shares to certain of the defendants. We have been informed by Ms. Ladnier that she believes the allegations against her are unfounded and is vigorously defending herself in this matter.

Ms. Ladnier’s spouse, Suneet Singal, serves as a consultant to the GL entities and to New Rise (on behalf of the GL entities). Mr. Singal was a defendant in a case captioned Securities and Exchange Commission v. Suneet Singal, First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors LP, and First Capital Real Estate Trust Inc. The SEC’s complaint in this case, filed on December 13, 2019, alleged that Singal and his entities engaged in two separate frauds relating to two public companies, First Capital Real Estate Trust Inc. and First Capital Investment Corporation. In final judgments entered on July 23, 2021, without admitting or denying the allegations in the complaint, Mr. Singal and the other defendants consented to be enjoined from violating the anti-fraud provisions of Section 17(a) of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934. In addition, the judgments further enjoin Singal from violating the anti-fraud provisions of Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as well as Sections 36(a), 57(a) and Rule 17d-1 of the Investment Company Act of 1940. Mr. Singal and the other defendants agreed to pay a total of $3.2 million in disgorgement and $676,400 in prejudgment interest, and Mr. Singal individually also agreed to pay a civil monetary penalty of $3.2 million. Mr. Singal also consented to a bar for a period of 10 years from acting as an officer or director of a public company.

Mr. Singal is also a defendant in a pending case in the United States District Court for the Southern District of New York (FTE Networks, Inc. v. Suneet Singal; TTP8, LLC; First Capital Master Advisor, LLC; Majique Ladnier; Danish Mir; Khawaja Zargham Bin Aamer; Thomas Coleman; Innovativ Media Group, Inc.; Joseph F. Cunningham; Peter K. Ghishan; Stephen M. Goodwin; and Bruce M. Fahey). To our knowledge, no trial date has been set, and the defendants are awaiting the court’s ruling on their motion to dismiss this action. FTE alleges that the defendants engaged in conduct detrimental to FTE and its shareholders, including fraud, racketeering conspiracy (RICO) and fraudulent inducement in the issuance of FTE shares to certain of the defendants. We have been informed by Mr. Singal that he believes the allegations against him are unfounded and is vigorously defending himself in this matter.

Mr. Singal is also a defendant in a case in the United States District Court for the Eastern District of California. The complaint in the case alleged that Mr. Singal engaged in a scheme to make false representations in 2017 in order to induce financing companies to provide funds to certain companies in the form of merchant cash advances, which alleged false representations involved Mr. Singal purportedly claiming that he was the owner of a company that operated a chain of fast-food franchises when he did not, in fact, own that company. A jury trial with respect to this case was held in June 2025 and the jury returned a verdict of guilty on wire fraud and mail fraud counts. We understand that Mr. Singal has filed post-trial motions to set aside the verdict or seek a new trial.

New Rise Acquisitions – Additional Share Acquisitions

GL also acquired additional shares of Legacy XCF common stock in connection with the closing of the New Rise Acquisitions. Upon the closing of the transactions contemplated by the New Rise Renewables MIPA, pursuant to an agreement between RESC and GL, GL was entitled to receive 4,435,000 shares of Legacy XCF common stock. Upon the closing of the transactions contemplated by the New Rise SAF Renewables MIPA, pursuant to the terms of the New Rise SAF Renewables MIPA, GL was entitled to receive 3,693,830 shares of Legacy XCF common stock.

Fort Myers and Wilson Transactions – Additional Share Acquisitions

GL also had an indirect ownership interest in additional shares of Legacy XCF common stock through its ownership interest in Southeast Renewables, LLC (“Southeast Renewables”), which were issued shares of Legacy XCF common stock in connection with XCF’s acquisitions of certain assets from Southeast Renewables and Good Steward Biofuels FL, LLC (“Good Steward”).

On October 31, 2023, XCF entered into an asset purchase agreement with Southeast Renewables to acquire certain assets related to its Wilson, NC biodiesel plant for an aggregate purchase price of $100 million. Legacy XCF issued Southeast Renewables 7,700,000 shares of XCF at an agreed conversion price of $10 per share ($77 million) and issued a convertible promissory note in principal amount of $23 million, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

In addition, on October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward to acquire certain assets related to its Fort Myers, FL biodiesel plant. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of Legacy XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL to Southeast Renewables.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23 million plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

GL was a shareholder of Legacy XCF and held membership interests in Southeast Renewables. It is our understanding that Southeast Renewables distributed some or all of the shares of Legacy XCF common stock received in these transactions, and when that distribution was completed, GL is believed to have received 6,373,796 shares of Legacy XCF common stock from such distribution.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

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EEME Energy SPV I LLC Convertible Note Purchase Agreement

On June 29, 2025, New XCF and EEME Energy SPV I LLC (“EEME Energy”) entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which we agreed to issue and sell up to $7.5 million in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the Note Purchase Agreement, we also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of our common stock as it relates to an arrangement fee and 200,000 of our common stock as it relates to an advisory fee.

In connection with our issuance of the notes to EEME Energy, we will pay to EEME Energy upfront interest equal to 13.3% of the principal amount of the applicable notes. In lieu of our having any obligation to make cash interest payments under such notes, we and EEME Energy agreed to settle the interest payment through a share conversion pursuant to which we are obligated to issue shares of our common stock (the “Interest Payment Conversion Shares”) calculated by dividing (x) the amount of interest that would otherwise be due and payable on the applicable notes at such notes’ maturity date (calculated as 13.3% of the principal amount of the applicable note) by (y) the applicable conversion price.

EEME Energy is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of EEME Energy SPV I, LLC and is also the sole member of two of our existing stockholders, GL Part SPV I, LLC and GL Part SPV II, LLC (together, the “GL Entities”).

After the conversions pursuant to the GL Loan Agreement, the Amendment No. 1 and the Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock.

Management Stock Purchases

On September 14, 2023, Legacy XCF issued an aggregate of 22,050,000 shares of common stock, of which 21,850,000 shares were issued to certain current Legacy XCF executive officers and management team members, 200,000 shares of common stock were issued to a former executive officer and 175,000 shares of common stock were issued to a former member of management for total aggregate purchase price of $22,050 in cash, or approximately $0.001 per share. Shares issued to current and former executive officers and management team members consist of the following:

Name	Common Stock Shares Issued
Sky MD, LLC(1)	20,450,000
Joseph Cunningham	400,000
Stephen Goodwin	400,000
Gregory R. Surette	125,000
Gregory P. Savarese	125,000
Jae Ryu	175,000
Total shares issued to then-current Legacy XCF executive officers and management team	21,850,000

Shares issued to former Legacy XCF executive officer and member of management	375,000
Total shares issued	22,050,000

(1) Sky MD, LLC is an entity controlled by Mihir Dange, former Chief Executive Officer

On January 14, 2025, Legacy XCF and Sky MD, LLC entered into convertible promissory notes for principal amount of $0.14 million. The convertible promissory note bore interest at 10% per annum on the outstanding principal, was unsecured, and was convertible into shares of XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory notes were converted into 345,833 shares of Legacy XCF common stock for the above principal amounts.

All of the Legacy XCF shares received by the persons named above in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners, LLC (“Focus Impact Partners”) entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and, New XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to March 31, 2025 (pro-rated from February 19, 2025 through and including March 31, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

The Consulting Agreement has a term of three years unless terminated early with at least 90 days advance notice and will be automatically extended for successive one year periods at the end of each year unless either party provide a written notice to the other party of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Consulting Agreement. If the Consulting Agreement is terminated by us without “cause,” Focus Impact Partners is entitled to be paid any and all fees that would be due and payable through the expiration of the then-current term of the Consulting Agreement as if it had not been so terminated.

Carl Stanton, and Wray Thorn, co-founders of Focus Impact Partners, are founders of Focus Impact, the Sponsor in connection with the Business Combination and served as directors of Focus Impact. Mr. Thorn currently serves as a member of our board of directors and Mr. Stanton is a board observer.

Focus Impact BHAC Sponsor, LLC Company Support Agreement

On November 24, 2025, the Company and Focus Impact BHAC Sponsor, LLC (“Focus Impact”) entered into a Company Support Agreement (the “Focus Impact Company Support Agreement”), pursuant to which, Focus Impact agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 100% of its 3,306,944 beneficially owned shares of Class A Common Stock of the Company until the earlier to occur of (a) the date the Company waives the Focus Impact Company Support Agreement and (b) six months from the date in which this Registration Statement becomes effective under the Securities Act of 1933, as amended.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock, as of the date of this prospectus, by:

●	each person known by New XCF to be the beneficial owner of more than 5% of a class of voting securities as of the date of this prospectus;

●	each of New XCF’s executive officers and directors; and

●	all executive officers and directors of New XCF as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

Subject to the paragraph above, percentage ownership of our common stock is based on 208,323,544 shares of our common stock outstanding which consists of current shares of our common stock outstanding as of September 30, 2025 of 153,275,204 and adjusted to reflect subsequent share issuances of 54,985,586 shares of our common stock issued under certain convertible note agreements and other financing arrangements through the date of this prospectus.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	% of Class
Five Percent Holders
RESC Renewables Holdings, LLC(1)(2)(3)	66,936,867	32.13%
Encore DEC, LLC(1)(2)(3)	36,779,193	17.65%
Randy Soule(1)(2)(3)	7,951,274	3.82%
GL Part SPV I, LLC(4)(5)(6)	14,187,115	6.81%
GL Part SPV II, LLC(4)(5)(6)	20,588,185	9.88%
EEME Energy SPV I, LLC(4)(5)(6)	6,166,620	2.96%
Sky MD, LLC(7)	12,737,113	6.11%
Directors and Executive Officers(8)
Christopher Cooper	—	*
Simon Oxley	8,379	*
Pamela Abowd(9)	—	*
Jae Ryu	150,437	*
Gregory R. Surette	586,129	*
Gregory P. Savarese	528,430	*
Carter B. McCain(10)(11)	7,000	*
Sanford Cockrell(10)	—	*
Si-Yeon Kim(10)	—	*
Wray Thorn(12)	257,332	*
All directors and officers as a group (10 persons)	1,537,706	0.74%

* Less than one percent.

(1)	The business address of RESC Renewables Holdings, LLC is 14830 Kivett Lane, Reno, NV 89521. Randy Soule owns all of the membership interests in RESC Renewables Holdings, LLC and has sole voting and investment authority over the shares of our common stock indicated in the table.

(2)

The business address of Encore DEC, LLC is 425 Western Rd. #102, Reno, NV 89506. Randy Soule owns all of the membership interests in RESC Renewables Holdings, LLC and has sole voting and investment authority over the shares of our common stock indicated in the table.

(3)	The business address of Mr. Soule is 14830 Kivett Lane, Reno, NV 89521. In addition to the shares held by him individually, Mr. Soule, through his ownership of all of the membership interests in RESC Renewables Holdings, LLC, also beneficially owns the shares of our common stock held by RESC Renewables Holdings, LLC.

(4)	The business address of GL Part SPV I, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of GL Part SPV I, LLC and has sole voting and investment authority over the shares of our common stock.

(5)	The business address of GL Part SPV II, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of GL Part SPV II, LLC and has sole voting and investment authority over the shares of our common stock.

(6)	The business address of EEME Energy SPV I, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of EEME Energy SPV I, LLC and has sole voting and investment authority over the shares of common stock.

(7)

The business address of Sky MD, LLC is 149 Sussex Street, Jersey City, NJ 07302. Mihir Dange, former CEO, is the sole member of Sky MD, LLC and has sole voting and investment authority over the shares of common stock.

(8)	Unless otherwise noted, the business address of each of XCF’s directors and officers is 2500 CityWest Boulevard, Suite 150 - 138, Houston, TX 77042.

(9)	Upon closing of the Business Combination, Ms. Abowd received an award of restricted stock units representing 45,000 shares of our common stock. The restricted stock units will vest over a period of five years with the first vesting to occur on the first anniversary of the award.

(10)	Each of these member of the Board of Directors will receive an award of restricted stock units representing 100,000 shares of our common stock in connection with their joining the Board of Directors of New XCF. The restricted stock units will vest over a period of four years with the first vesting to occur on the first anniversary of the award.

(11)	Consists of 7,000 shares of Class A Common Stock held by Mr. McCain’s spouse. Mr. McCain may be deemed to beneficially own these securities pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, although he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)	Focus Impact Partners, LLC beneficially owns 257,332 shares of our common stock. Mr. Thorn is a Partner and Co-Founder of Focus Impact Partners, LLC and, as a result, may be deemed to share beneficial ownership of the shares held by Focus Impact Partners, LLC.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Helena of any or all of the shares of our common stock that we may issue to Helena under the ELOC Agreement. We are registering the shares of our common stock for resale by Helena pursuant to the terms of the ELOC Agreement. Except for the transactions contemplated by the ELOC Agreement and or as otherwise disclosed in this prospectus, Helena has not had any material relationship with us within the past three years. As used in this prospectus, the terms “Helena” and “Selling Stockholder” mean The Helena Global Investment Opportunities I Ltd.

The table below presents information regarding Helena and the shares of our common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by Helena, and reflects holdings as of October 2, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock that Helena may offer under this prospectus. Helena may sell some, all or none of its shares in this offering. We do not know how long Helena will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with Helena regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of our common stock with respect to which Helena has voting and investment power. The percentage of shares of our common stock beneficially owned by Helena prior to the offering shown in the table below is based on an aggregate of 0 shares of our common stock outstanding on September 30, 2025.

Because the per share purchase price that Helena will pay for the shares of common stock in connection with any advance notice we have elected to deliver to Helena pursuant to the ELOC Agreement will be determined by reference to prices to be determined following the date of this prospectus, we cannot currently determine the actual purchase price per share that Helena will be required to pay for any shares of our common stock that we may elect to sell to Helena under the ELOC Agreement and, therefore, we cannot be certain how many shares of our common stock, in the aggregate, we may issue and sell to Helena under the ELOC Agreement.

The second column lists the number of shares of our common stock beneficially owned by the Selling Stockholder prior to any purchases of our common stock by the Selling Stockholder under the ELOC Agreement.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder, assuming we have sold to the Selling Stockholder all shares available to be sold under the ELOC Agreement.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the ELOC Agreement, we may not issue shares to the Selling Stockholder under the ELOC Agreement to the extent that such issuance would cause the Selling Stockholder to beneficially own a number of shares of common stock which would exceed (i) 4.99% of the then outstanding shares of our common stock (the “Beneficial Ownership Limitation”) without the Selling Stockholder’s consent or (ii) 19.99% of the outstanding shares of our common stock (the “Exchange Cap”) without stockholder approval in accordance with the Nasdaq rules. The number of shares included in the table below do not reflect the effect of the Beneficial Ownership Limitation or the Exchange Cap.

The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After the Offering
Helena Global Investment Opportunities I Ltd.(1)	-	72,463,768	-	-%

(1) Mr. Jeremy Weech, who is the managing partner of Helena Global Investment Opportunities I Ltd., exercises voting and dispositive power of the securities held by Helena Global Investment Opportunities I Ltd.. The address of Helena Global Investment Opportunities I Ltd.. The business address is 71 Fort Street, Third Floor, Grand Cayman, Cayman Islands, CY1-111.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”) in their entirety for a complete description of the rights and preferences of our securities. Our Charter and Bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

Our Charter authorizes the issuance of 550,000,000 shares, consisting of two classes of stock: (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (which we refer to as our common stock) and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Power

Except as otherwise provided in our Charter or as required by applicable law, holders of common stock will each be entitled to one vote per share. As of the date of this prospectus, we do not have any shares of preferred stock outstanding. If we do issue shares of preferred stock in the future, such shares may or may not have voting rights.

Dividends

Subject to any preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends and other distributions as may from time to time be declared by our board of directors, in its discretion out of legally available assets, ratably in proportion to the number of shares held by each such holder, and at such times and in such amounts as the board of directors in its discretion may determine.

Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and of and the rights of holders of preferred stock, if any, have been satisfied, the holders of all outstanding shares of our common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder.

Election of Directors

In general, directors are elected by a majority of the votes cast at an annual meeting of stockholders by holders of our common stock, voting as a single class.

At the closing of the Business Combination, we entered into an Agreement Regarding Board Nomination Rights (the “Board Agreement”) Focus Impact BHAC Sponsor, LLC (“Sponsor”), which provides that for as long as the Sponsor maintains minimum ownership levels of our common stock, the Sponsor will be entitled to designate up to two directors Under the terms of the Board Agreement, the Sponsor currently is able to designate one director and that right will increase to a right to designate a second director in the event our board of directors is expanded to nine directors from six and the designation would not otherwise create adverse issues under Nasdaq listing requirements regarding board independence. If the Sponsor’s ownership level drops below certain specified levels, it will either be limited to designating one director, subject to the other terms of the Board Agreement, or will lose its designation right entirely. In addition, under the terms of the Board Agreement, the Sponsor is entitled to designate one person as board observer. We are obligated to take certain actions to assure that the Sponsor designees are nominated as directors.

Warrants

Upon the closing of the Business Combination, we assumed Focus Impact’s obligations under their outstanding warrants. Each outstanding warrant will entitle the holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. A warrant holder may exercise its warrants only for a whole number of shares of our common stock. The warrants will expire five years after the closing of the Business Combination (the closing occurred on June 6, 2025), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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Redemption of Warrants

Redemption of warrants when the price per share of our common stock equals or exceeds $18.00.

We may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
●	if, and only if, the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of our common stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our common stock except as otherwise described below;
●	if, and only if, the closing price of our common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
●	if, and only if, the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Anti-Dilution Adjustments”), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day immediately following the 10-trading day period described above ends.

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The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “- Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “- Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “- Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “- Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of	Fair Market Value of Common Stock
warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of our common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of our common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock.

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This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for our common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of our common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth under “- Redemption of warrants when the price per share of our common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the proxy statement/prospectus relating to the Business Combination. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants our common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our common stock than they would have received if they had chosen to wait to exercise their warrants for shares of our common stock if and when our common stock was trading at a price higher than the exercise price of $11.50.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) one minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of our common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Charter or as a result of the redemption of shares of our common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

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The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to the initial public offering, so long as they are held by the Sponsor or any of its permitted transferees. If the private warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the Units sold in the initial public offering.

Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of New XCF. These provisions are intended to avoid costly takeover battles, reduce New XCF’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the New XCF board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New XCF. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of New XCF by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our common stock. The Charter will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special stockholder meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all of our directors then in office, except that holders of one or more series of our preferred stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New XCF by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

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Election of Directors and Vacancies

The Charter provides that our board of directors will determine the number of directors who will serve on the board. Our board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing date of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the closing date of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on our board of directors. The term of all Class I directors shall automatically become one year commencing on the seventh annual meeting of stockholders, the term of all Class II directors shall automatically become one year commencing on the eighth annual meeting of stockholders and the term of all Class III directors shall automatically become one year commencing on the ninth annual meeting of stockholders, with all directors having a term of one year from and after such ninth annual meeting of stockholders.

In addition, the Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Board Agreement and any rights of the holders of preferred stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Charter provides that we will not engage in any “business combinations” (as defined in the Charter), at any point in time at which our common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Charter) for a three-year period after the time that such person became an interested stockholder unless:

●	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under the Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Under certain circumstances, such provisions in the Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Charter could have an anti-takeover effect with respect to certain transactions which our board of directors does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Quorum

The Bylaws will provide that at any meeting of our board of directors a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Charter expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

General Stockholder Meetings

The Charter will provide that special meetings of stockholders may be called only by or at the direction of our board of directors, the Chairman of the board or directors or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of stockholders following the closing of the Business Combination, the date of the preceding annual meeting will be deemed to be June 30 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New XCF.

Supermajority Provisions

The Charter and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the Delaware law or the Charter. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2∕3% in voting power of all then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Charter, unless the Charter requires a greater percentage. The Charter provide that Section 4.4 of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and Article X therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2∕3% in voting power of all then outstanding shares entitled to vote thereon, voting together as a single class:

●	the provision requiring a 66-2∕3% supermajority vote for stockholders to amend the NewCo Bylaws;
●	the provisions providing for a classified NewCo Board (the election and term of directors);
●	the provisions regarding filling vacancies on the NewCo Board and newly created directorships;
●	the provisions regarding resignation and removal of directors;
●	the provisions regarding calling special meetings of stockholders;
●	the provisions regarding stockholder action by written consent;
●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

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●	the provisions regarding the selection of forum (see “- Exclusive Forum”); and
●	the amendment provision requiring that the above provisions be amended only with a 66-2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of New XCF or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of New XCF. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of New XCF, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of New XCF to New XCF or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against New XCF or any current or former director, officer, other employee, agent or stockholder of New XCF arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated from time to time) or the Bylaws (as it may be amended or restated from time to time), (iv) any action asserting a claim against New XCF or any current or former director, officer, other employee, agent or stockholder of New XCF governed by the internal affairs doctrine of the law of the State of Delaware or (v) any action to interpret, apply, enforce or determine the validity of the Charter shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by law. be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article X of the Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New XCF or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New XCF may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that New XCF has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of New XCF or its subsidiaries. The Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New XCF or its affiliates now engage or propose to engage or (ii) otherwise competing with New XCF or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for New XCF or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New XCF or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce New XCF’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of New XCF. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for New XCF if it is a business opportunity that (i) New XCF is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of New XCF’s business or is of no practical advantage to New XCF or (iii) is one in which New XCF has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of New XCF and its stockholders, through stockholders’ derivative suits on New XCF’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that New XCF must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New XCF and its stockholders. In addition, your investment may be adversely affected to the extent New XCF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New XCF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, NewCo has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registration Rights

We have entered into registration rights agreement with certain of our securityholders, pursuant to which, among other things, the securityholders will have specified rights to require New XCF to register all or a portion of their shares under the Securities Act.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the ownership and disposition of our common stock acquired in this offering. The following summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable United States federal income tax regulations promulgated under the Code (the “Treasury Regulations”) and judicial and administrative authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not sought and do not plan to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions. This summary does not consider the consequences related to state, local, gift, estate, or foreign tax, any alternative minimum tax consequences or the consequences of Medicare tax on certain investment income, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, entities classified as partnerships for United States federal income tax purposes, dealers in securities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States expatriates or United States expatriated entities, those who are subject to the United States anti-inversion rules, traders in securities that elect to use a mark-to-market method of accounting for U.S. federal income tax purposes with respect to their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a “straddle,” “conversion transaction,” synthetic security or other integrated investment or risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as capital assets (generally, property held for investment) within the meaning of section 1221 of the Code. Each potential non-U.S. investor should consult its own tax advisor as to the United States federal, state, local, foreign and any other tax consequences of the ownership and disposition of our common stock.

You are a “non-U.S. holder” if you are a beneficial owner of our common stock for United States federal income tax purposes that is:

●	a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a corporation (or other entity that is taxable as a corporation for United States federal income tax purposes) not created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia);
●	an estate other than an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
●	a trust other than a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust; or (B) that has a valid election in effect under appropriate Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity or arrangement holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

Distributions of cash or property (other than certain stock distributions) with respect to our common stock will be treated as dividends when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. To the extent any such distributions exceed both our current and accumulated earnings and profits, such excess amount will first be treated as a tax-free return of capital reducing your adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale or other taxable disposition of such stock, the treatment of which is discussed below under “— Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share of our common stock is generally your purchase price for such share, reduced (but not below zero) by the amount of such prior tax-free returns of capital.

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Except as described below, dividends paid to you are subject to withholding of United States federal income tax at a 30% gross rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% gross rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or our paying agent:

●	a valid applicable IRS Form W-8 upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or
●	if our common stock is held through certain foreign intermediaries or foreign partnerships, other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury Regulations.

This valid certification must be provided to us or our paying agent prior to the payment to you of any dividends and must be updated periodically, including upon a change in circumstances that makes any information on such certificate incorrect. If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or fixed base that you maintain in the United States, we generally are not required to withhold tax from such dividends, provided that you have furnished to us or our paying agent a valid IRS Form W-8ECI upon which you represent, under penalties of perjury, that:

●	you are a non-U.S. person; and
●	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends, although not subject to withholding tax, are taxed on a net income basis at applicable graduated individual or corporate tax rates in generally the same manner as if the non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% gross rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below regarding backup withholding and FATCA, if you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless (i) you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist, (ii) the gain is “effectively connected” with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment or fixed base that you maintain in the United States, if that is required by an applicable income tax treaty); or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock, and certain other conditions are met.

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If you are an individual described in (i) above, you will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, which may be offset by certain United States source capital losses, if any, recognized in the taxable year of the disposition of our common stock. If you are a non-U.S. holder described in (ii) above, gain recognized on the sale will generally be subject to United States federal income tax at graduated United States federal income tax rates on a net income basis and in generally the same manner as if the non-U.S. holder were a United States person, unless an applicable income tax treaty provides otherwise. Additionally, a non-U.S. holder that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty. We believe that we are not currently and will not become a USRPHC. If, however, we are or become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of the common stock. Non-U.S. holders should consult their own tax advisors about the consequences if we are, or become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide different results.

Information Reporting and Backup Withholding

Payments of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payment of the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related entities and financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, W-8BEN-E (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, provided that the non-U.S. holder timely provides the required information to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations (commonly referred to as FATCA), imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions,” or “FFIs,” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

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As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless (i) the foreign entity is an FFI that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of an FFI that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement; (ii) the foreign entity is not an FFI and either certifies that it does not have any “substantial” U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign entity qualifies for an exemption from these rules. In certain cases, a “substantial” United States owner can mean an owner of any interest in the foreign entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

On December 13, 2018, the IRS and the Treasury Department issued proposed regulations that provide certain guidance and relief from the regulatory burden associated with FATCA, or the Proposed Regulations. The Proposed Regulations provide that the gross proceeds from a disposition of stock, such as our common stock, is no longer subject to the 30% withholding tax under FATCA. With limited exceptions, the preamble to the Proposed Regulation provides that taxpayers can generally rely on the Proposed Regulations until final regulations are issued.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would be exempt from FATCA withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available) by filing a U.S. federal income tax return (which may entail significant administrative burden).

Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The foregoing summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership, and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult with your tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law discussed in this summary or under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

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PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by Helena. The shares may be sold or distributed from time to time by Helena directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the shares of common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Helena is an “Underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Helena has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of the shares of our common stock that it may acquire from us pursuant to the ELOC Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Helena has informed us that each such broker-dealer may receive commissions from Helena and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by Helena through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by Helena may be less than or in excess of customary commissions. Neither we nor Helena can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by Helena.

We know of no existing arrangements between Helena or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of common stock offered by this prospectus by Helena, including the names of any brokers, dealers, underwriters, or agents participating in the distribution of such shares by Helena, any compensation paid by Helena to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify Helena and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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We estimate that the total expenses for the offering will be approximately $300,000.

We have agreed, pursuant to the ELOC Agreement, not to take any action designed to cause or result in the stabilization or manipulation of the price of any security of our under Regulation M promulgated of the Exchange Act. With certain exceptions, Regulation M precludes the parties, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our shares of common stock are currently listed on the Nasdaq Global Market under the symbol “SAFX.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated balance sheet of XCF Global, Inc. (formerly New Rise Renewables, LLC) as of December 31, 2023, and the related consolidated statements of operations, member’s equity and cash flows for the year then ended, and the related notes included in this prospectus and registration statement have been so included in reliance on the report of Turner, Stone & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein and the registration statement, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of XCF Global Capital, Inc. as of December 31, 2023, and the related statements of operations, stockholders’ equity and cash flows for the period from February 9, 2023 (inception) to December 31, 2023, and the related notes included in this prospectus and registration statement have been so included in reliance on the report of Turner, Stone & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein and the registration statement, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of XCF Global, Inc. as of and for the year ended December 31, 2024, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of XCF Global Capital, Inc. as of and for the year ended December 31, 2024, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Focus Impact BH3 Acquisition Company as of and for the years ended December 31, 2024 and December 31, 2023, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to New XCF and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The reports and other information we file with the SEC are also available at our website at www.xcf.global. We have included the web addresses for the SEC and us as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites does not constitute part of this prospectus.

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INDEX TO FINANCIAL STATEMENTS

XCF GLOBAL, INC.

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2025 and December 31, 2024	F-1
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2025 and 2024	F-2
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the three and nine months ended September 30, 2025 and 2024	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2025 and 2024	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

XCF GLOBAL, INC.

XCF GLOBAL CAPITAL, INC.

FOCUS IMPACT BH3 ACQUISITION COMPANY

XCF GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2025	As of December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$879,168	$407,182
Restricted cash	5,316	5,824
Accounts receivable, net	20,299,742	-
Related party receivables	739,917	-
Other receivable	950,000	950,000
Security deposit	1,500,000	1,500,000
Inventory, net	4,412,875	-
Other current assets	192,985	62,419
Total current assets	28,980,003	2,925,425

Property, plant and equipment	379,743,727	351,702,307
TOTAL ASSETS	$408,723,730	$354,627,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,747,831	$8,474,052
Related party payable	40,287,431	38,932,248
Professional fees payable	8,512,698	-
Loans payable to related party	13,577,922	2,350,000
Notes payable, current portion	115,439,517	110,304,484
Warrant liabilities	4,080,000	-
Accrued expenses and other current liabilities	52,813,246	20,364,663
Total current liabilities	265,458,645	180,425,447

Financial liability, net of closing costs	132,796,406	132,767,058
Notes payable, net of current maturities	5,253,117	-
TOTAL LIABILITIES	403,508,168	313,192,505

Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Common Stock; $0.0001 par value, 500,000,000 shares authorized; 149,264,925 and 140,227,818 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	14,926	140,228
Additional paid-in capital	5,645,147	70,313,190
Accumulated deficit	(444,511)	(29,018,191)
TOTAL STOCKHOLDERS’ EQUITY	5,215,562	41,435,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$408,723,730	$354,627,732

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-1

XCF GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$9,553,439	$-	$16,129,671	$-
Cost of sales	6,207,950	-	14,019,252	-
Gross income	3,345,489	-	2,110,419	-
Operating expenses:

Operating expenses	1,685,518	1,402,858	5,409,652	5,126,423
General and administrative expenses	8,871,322	1,995,414	19,142,002	6,054,709
Severance expense	-	-	13,200,000	-
Professional fees	1,411,503	-	13,265,445	-
Total operating expenses	11,968,343	3,398,272	51,017,099	11,181,132

Loss from operations	(8,622,854)	(3,398,272)	(48,906,680)	(11,181,132)

Other income (expense)
Change in the fair value of notes payable	46,906	-	4,844,886	-
Change in fair value of warrants	422,000	-	206,588,000	-
Loss on issuance of debt	(138,000)	-	(138,000)	-
Loss on issuance of debt to related party	-	-	(40,531,000)	-
ELOC commitment fees	-	-	(7,400,000)	-
Unrealized loss on derivative asset	(97,443)	-	(16,156,071)	-
Realized gain on derivative asset	1,316,827		1,316,827
Interest income (expense), net	(4,890,850)	8	(8,457,721)	17
Other income (expense), net	(551,552)	-	(874,299)	-
Total other income (expense)	(3,892,112)	8	139,192,622	17

Net income (loss)	$(12,514,966)	$(3,398,264)	$90,285,942	$(11,181,115)

Income (loss) per common share, basic and diluted(1)	$(0.08)	$-	$0.69	$-

Weighted average number of common shares outstanding, basic and diluted(1)	149,525,002	-	131,104,043	-

(1)	The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the three and nine months ended September 30, 2025 will not present share or per share data.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

XCF GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 and 2024

	Three Month Period Ended September 30, 2025
	Common		Additional	Retained Earnings
	Stock Shares	Amount	Paid in Capital	(Accumulated Deficit)	Total Equity
Balance as of June 30, 2025	149,264,925	$14,926	$-	$12,070,455	$12,085,381
Fee Shares to related party	-	-	1,425,000	-	1,425,000
Stock based compensation associated with restricted stock units	-	-	4,220,147	-	4,220,147
Net loss	-	-	-	(12,514,966)	(12,514,966)
Balance as of September 30, 2025	149,264,925	$14,926	$5,645,147	$(444,511)	$5,215,562

	Nine Month Period Ended September 30, 2025
	Common		Additional	Retained Earnings
	Stock Shares	Amount	Paid in Capital	(Accumulated Deficit)	Total Equity
Balance as of December 31, 2024	140,227,818	$140,228	$70,313,190	$(29,018,191)	$41,435,227
Recapitalization on February 19, 2025 (Note 1)	42,850,576	42,851	(70,313,190)	(18,269,283)	(88,539,622)
Recapitalization on June 6, 2025 (Note 1)	(57,446,488)	(170,515)	43,613,494	(43,442,979)	-
Issuance of common stock to Focus Impact in connection with the Business Combination	5,322,463	532	(226,081,998)	-	(226,081,466)
Common stock issued as compensation for ELOC commitment fee	507,802	51	7,399,949	-	7,400,000
Common stock issued for conversion of loan payable to related party	10,000,000	1,000	99,999,000	-	100,000,000
Common stock issued to settle non-redemption Agreements in connection with the Business Combination	622,109	62	1,239,938	-	1,240,000
Common stock issued in connection with the Business Combination	1,200,000	120	(120)	-	-
Common stock issued in conjunction with loan payable to related party	3,431,096	343	40,399,657	-	40,400,000
Common stock issued in conjunction with promissory notes	686	-	10,000	-	10,000
Common stock issued as compensation for severance	600,000	60	13,199,940	-	13,200,000
Common stock issued as replacement shares to Randy Soule	1,948,862	195	19,088,430	-	19,088,625
Stock based compensation associated with restricted stock units	-	-	5,351,857	-	5,351,857
Fee Shares to related party	-	-	1,425,000	-	1,425,000
Net income	-	-	-	90,285,942	90,285,942
Balance as of September 30, 2025	149,264,925	$14,926	$5,645,147	$(444,511)	$5,215,562

Three Month Period Ended September 30, 2024

Member’s Equity
Balance at June 30, 2024	$33,382,805
Member contributions	24,000,000
Net loss	(3,398,265)
Balance at September 30, 2024	$53,984,540

Nine Month Period Ended September 30, 2024

Member’s Equity
Balance at December 31, 2023	$29,709,980
Member contributions	35,455,675
Net loss	(11,181,115)
Balance at September 30, 2024	$53,984,540

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

XCF GLOBAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income (loss)	$90,285,942	$(11,181,115)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Stock-based compensation expense	5,406,752	-
Non-cash severance expense	13,200,000	-
Net realizable value adjustments	2,581,874	-
Change in fair value of notes payable	(4,844,886)	-
Change in fair value of loans payable to related party	696,267	-
Amortization of debt discount	176,244	-
Fee Shares to related party	1,425,000	-
Loss on issuance of debt to related party	40,531,000	-
Loss on issuance of debt	138,000	-
ELOC commitment fee expense	7,400,000	-
Change in fair value of warrant liabilities	(206,588,000)	-
Change in fair value of derivative asset	14,839,243	-
Changes in operating assets and liabilities:
Accounts receivable	(15,697,488)	-
Related party receivable	(65,180)	-
Inventories	(6,994,749)	-
Other current assets	132,392	(26,541)
Related party payable	(1,174,129)	(4,351,251)
Accounts payable	24,253,753	(2,495,515)
Professional fees payable	5,537,247	-
Accrued expenses and other current liabilities	15,008,513	56,822
Net cash used in operating activities	(13,752,205)	(17,997,604)
Cash flows from investing activities:
Cash acquired in Acquisition	220,897	-
Cash paid for operations plant	-	(239,134)
Cash paid for construction in progress	(1,784,214)	-
Purchase of property and equipment	-	(13,254,088)
Net cash used in investing activities	(1,563,317)	(13,493,222)
Cash flows from financing activities:
Proceeds from member contributions	4,387,000	35,455,675
Proceeds from borrowing	1,950,000	500,000
Proceeds from related party note payable	8,500,000	1,421,000
Proceeds from note payable	950,000	-
Repayment of borrowing	-	(1,000,000)
Net cash provided by financing activities	15,787,000	36,376,675

Net increase in cash, cash equivalents and restricted cash	471,478	4,885,849
Cash, cash equivalents and restricted cash at beginning of year	413,006	176,600
Cash, cash equivalents and restricted cash at the end of year	$884,484	$5,062,449

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$3,571,998

Supplemental disclosure of Non-Cash Investing and Financing Activities:
Capitalization of debt closing costs to construction in progress	$161,475	$161,475
Issuance of common stock in exchange for members’ equity in Acquisition	$1,060,619,510	$-
Assumption of net assets (liabilities) in Acquisition	$(93,647,521)	$-
Issuance of membership units to settle related party payables	$500,000	$-
Assumption of net assets (liabilities) from Business Combination	$(226,081,466)	$-
Conversion of convertible note payable to related parties into New XCF common stock	$100,000,000	$-
Issuance of common stock for ELOC commitment fee	$7,400,000	$-
Conversion of non redemption agreement	$1,240,000	$-
Fee Shares to related party	$1,425,000	$-
Interest capitalization on notes payable	$8,964,182	$6,458,461
Interest capitalization on financial liability	$8,040,766	$5,167,503
Convertible note issued for services from vendor	$5,500,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Description of Business

XCF Global, Inc. (“New XCF, the “Company”, or “we”), a Delaware corporation, formerly known as Focus Impact BH3 NewCo, Inc., was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination, the name was changed to XCF Global, Inc.

In connection with the completion of the Business Combination described below under “Business Combination,” XCF Global Capital, Inc., a Nevada corporation (referred to herein as “Legacy XCF”), became a wholly-owned subsidiary of New XCF. Legacy XCF was formed in January 2023, and was founded, to develop, operate and invest in renewable energy assets and production facilities. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. New XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. New XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we intend to further build-out and reconstruct SAF, renewable fuels and/or associated SAF-related infrastructure. We are continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within New XCF’s broader SAF and biofuels value chain.

On January 23, 2025 and February 19, 2025, Legacy XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly-owned subsidiaries of XCF Global Capital, Inc. (“Legacy XCF”). New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016 for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada. New Rise Reno’s activities have primarily consisted of acquiring plant assets, infrastructure development and construction, and other pre-operational expenditures. In February 2025, New Rise Reno began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of neat SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

F-5

Business Combination

On March 11, 2024, Legacy XCF entered into a business combination agreement (the “Business Combination Agreement”) with Focus Impact BH3 Acquisition Company (“Focus Impact”), Focus Impact BH3 Newco, Inc., (“NewCo”) a wholly owned subsidiary of Focus Impact, Focus Impact BH3 Merger Sub 1, LLC, a wholly owned subsidiary of NewCo (“Merger Sub 1”), and Focus Impact BH3 Merger Sub 2, Inc., a wholly owned subsidiary of NewCo (“Merger Sub 2”). The business combination was effected in two steps: (a) Focus Impact merged with and into Merger Sub 1, with Merger Sub 1 being the surviving entity as a wholly owned subsidiary of NewCo; and (b) immediately after, Merger Sub 2 merged with and into Legacy XCF, with Legacy XCF continuing as a wholly-owned subsidiary of NewCo (these transactions, collectively, the “Business Combination”).

The Business Combination closed on June 6, 2025 (the “Closing Date”). As a result of the Business Combination, NewCo, subsequently changed its name to XCF Global, Inc. and became a new publicly-traded company on NASDAQ (Nasdaq: SAFX).

In connection with the closing of the Business Combination:

●	All shares of Class A common stock of Legacy XCF outstanding as of immediately prior to the Business Combination were cancelled and automatically converted into the right to receive an aggregate 142,130,632 shares of New XCF Class A common stock, par value $0.0001 per share.

●	All 651,919 shares outstanding Focus Impact Class A and Class B common stock were cancelled and converted into shares of common stock of New XCF on a one-for-one basis.

●	11,500,000 redeemable outstanding public warrants and 6,400,000 private placement warrants of Focus Impact representing the right to purchase one share of Focus Impact Class A common stock were adjusted to represent the right to purchase one share of New XCF Class A common stock at $11.50 per share.

The Business Combination was accounted for as a reverse recapitalization in accordance with US GAAP. Accordingly, Legacy XCF was deemed the accounting acquirer (and legal acquiree) and NewCo was treated as the accounting acquiree (and legal acquirer).

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy XCF issuing stock for the net assets (liabilities) of Focus Impact, accompanied by a recapitalization. The net assets of Focus Impact are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy XCF. All periods prior to the Business Combination have been retrospectively adjusted in accordance with the Business Combination Agreement for the equivalent number of common shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. The number of shares for all periods prior to the Closing Date have been retrospectively decreased using the exchange ratio that was established (the “Exchange Ratio”).

F-6

The following table sets forth the assets and liabilities as of June 6, 2025, that were assumed in connection with the execution of the Business Combination:

Focus Impact
Current assets:
Loan receivable	$2,000,000
Other current assets	71,556
Total current assets	2,071,556
Total assets acquired	$2,071,556
Current liabilities:
Non-redemption agreement	$1,240,000
Accrued expenses and other current liabilities	7,686,531
Notes payable	8,558,492
Warrant liabilities	210,668,000
Total current liabilities assumed	$228,153,023

Total assets acquired and liabilities assumed	$(226,081,466)

In connection with the Business Combination, we incurred approximately $17,011,496 of transaction costs, consisting of legal and other professional fees, of which $6,923,808 was recorded to additional paid-in capital, and $10,087,688 was recorded as an expense professional fees on the unaudited condensed consolidated statements of operations.

Revision of Previously Issued Financial Statements

In connection with the preparation of the condensed consolidated financial statements as of and for the nine months ended September 30, 2025, included in this registration statement, management identified certain immaterial errors related to the classification of components within the Condensed Consolidated Statements of Stockholders’ Equity for the periods prior to the Business Combination. These errors did not affect total assets, total liabilities, net income (loss), or cash flows for any prior periods.

Accordingly, the Company has revised the comparative amounts presented for prior periods in these condensed consolidated financial statements to correct these classification errors. The revisions have no impact on previously reported consolidated financial position, results of operations, or cash flows.

The following table summarizes the revisions to previously reported amounts:

Period	Member’s Equity	Common Stock Sharess	Amount	Additoonal Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Equity
Balance as of September 30, 2024, as previously reported	$-	$140,227,818	$140,228	$35,597,686	$(17,209,049)	$18,528,865
Adjustment	53,984,450	(140,227,818)	(140,228)	(35,597,686)	17,209,049	35,455,675
Balance as of September 30, 2024, as revised	$53,984,540	-	$-	$-	$-	$53,984,540

Management evaluated these errors and concluded they were not material to any previously issued financial statements, including the Form 10-Qs for the quarters ended September 30, 2025 and June 30, 2025.

Conversion of Convertible Note to related party

In connection with the closing of the Business Combination, an outstanding Legacy XCF convertible note to related party with an aggregate principal amount of $100,000,000 was converted into 10,000,000 shares of New XCF Class A common stock. Refer to Note 10 for further information on the Company’s convertible notes.

Public Warrants and Private Placement Warrants

In connection with the closing of the Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate of 11,500,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Public Warrants was $121,900,000 measured at fair value at the Closing Date. See Note 2 and Note 10 for further information on the Public Warrants.

In connection with the closing of the Business Combination, the Company assumed 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate of 6,400,000 of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 6,400,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Private Placement Warrants was $88,768,000 at the Closing Date. See Note 2 and Note 10 for further information on the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the units initially sold by Focus Impact, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor (as defined in the Private Placement Warrants and the Public Warrants) or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

ELOC Agreement

On May 30, 2025, NewCo and Legacy XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (“Helena”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, New XCF will have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A common stock of New XCF, subject to the conditions set forth therein. At issuance, the fair value of the ELOC Agreement was zero. As of September 30, 2025, the Company has not sold any Class A common stock related to the ELOC.

F-7

As a commitment fee in connection with the execution of the ELOC Agreement, on May 31, 2025, Legacy XCF issued to Helena 740,000 shares of Legacy XCF’s common stock (the “Commitment Shares”). The Commitment Shares were valued at $10.00 per share for a total value of $7,400,000 which was recorded in ELOC commitment fees in the unaudited condensed consolidated statements of operations during the nine months ended September 30, 2025.

Reverse Asset Acquisition

On December 8, 2023, Legacy XCF and the owners of New Rise Renewables and New Rise SAF, entered into two agreements: (1) the Membership Interest Purchase Agreement with New Rise SAF (“New Rise SAF MIPA”), and (2) the Membership Interest Purchase Agreement with New Rise Renewables (the “New Rise Renewables MIPA,” and together with the New Rise SAF MIPA, the “MIPAs”). The MIPAs facilitated the purchase of 100% of the equity in both New Rise Renewables and New Rise SAF by Legacy XCF, with both transactions closing during the period ending March 31, 2025. The two transactions were consummated as follows:

●	On January 23, 2025, the New Rise SAF acquisition closed when Legacy XCF transferred 18,730,000 shares of its common stock to Randy Soule and GL Part I SPV, LLC (“GL”) – the two legacy membership interest holders of New Rise SAF – in exchange for 100% of the outstanding membership interests of that entity.

●	On February 19, 2025, the New Rise Renewables acquisition closed when Legacy XCF transferred 87,331,951 shares of its common stock to RESC Renewables, LLC (“RESC”) and GL– the two legacy membership interest holders of New Rise Renewables – and issued a $100,000,000 convertible promissory note dated February 19, 2025 (discussed in the “Convertible Promissory Note” section below) to RESC in exchange for 100% of the outstanding membership interests of New Rise Renewables.

The exchange of equity interests between Legacy XCF and the New Rise Entities were executed in contemplation of one another and were treated as a combined transaction, which resulted in the New Rise entities becoming wholly owned subsidiaries of Legacy XCF. The combined transaction was accounted for as a reverse asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50, “Business Combinations – Related Issues”. New Rise Entities are considered the accounting acquirers and legal acquirees, and Legacy XCF is the legal acquirer and accounting acquiree.

As a result of the Acquisition, the historical financial statements of the consolidated company prior to February 19, 2025, are those of New Rise Renewables and New Rise SAF. The assets and liabilities of Legacy XCF were recorded at fair value as of the acquisition date. The equity structure presented in the financial statements has been retroactively restated to reflect the legal capital structure of Legacy XCF, including the shares issued to New Rise Renewables and New Rise SAF in connection with the acquisition. Prior to the recapitalization, members of the New Rise entities contributed $4,887,000 in equity interests during the three month period ended March 31, 2025. Total shares of Legacy XCF common stock outstanding immediately following the close of transaction were 183,078,394.

The following table sets forth the fair values of the assets and liabilities as of February 19, 2025, that were assumed in connection with the execution of the MIPAs:

Legacy XCF
Current assets:
Cash and cash equivalents	$220,897
Related party receivables	674,737
Receivable from New Rise Renewables LLC	1,939,974
Convertible notes receivable	141,401
Total current assets	2,977,009
Land	179,000
Construction in progress	10,763,059
Total assets acquired	$13,919,008
Current liabilities:
Professional fees payable	$2,975,451
Accrued expenses and other current liabilities	191,677
Accrued interest on notes payable	501,402
Notes payable	1,964,417
Loan payable to related party	1,712,745
Convertible notes payable to related party (Note 9)	100,000,000
Total current liabilities assumed	107,345,692
Total assets acquired and liabilities assumed	$(93,426,624)

The results of operations for Legacy XCF are included in the unaudited condensed consolidated financial statements from the date of acquisition forward. All intercompany accounts and transactions have been eliminated in consolidation.

F-8

Liquidity and Going Concern

In accordance with Accounting Standards Update, (“ASU”), 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the unaudited condensed consolidated financial statements are issued. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about our ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the unaudited condensed consolidated financial statements are issued. Disclosures in the notes to the unaudited condensed consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

Since inception through September 30, 2025, we have incurred recurring losses from operations. Our loss from operations was $90,285,942 and $11,181,115, respectively, for the nine month periods ended September 30, 2025 and 2024. We had an accumulated deficit of $444,511 and current liabilities of $265,458,645 as of September 30, 2025, and cash equivalents, excluding restricted cash, of $879,168. We believe that operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ultimate success is dependent on our ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. Our business will require significant capital to sustain operations and significant investments to execute our long-term business plan. Absent generation of sufficient revenue from the execution of our long-term business plan, we will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if we experience significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

If we are is not able to secure adequate additional funding when needed, we will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve its intended business objectives.

Therefore, there is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to our ability to continue as a going concern.

F-9

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for New XCF and its wholly-owned subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and instructions to Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial position, results of operations and cash flows in conformity with U.S. GAAP. In the Company’s opinion, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the entire fiscal year.

Emerging Growth Company Status

After the closing of the Business Combination, the Company has elected to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Such estimates include the opening balance sheet fair values in connection with the Acquisition, allowance for credit losses, reserves for net realizable value of inventory, useful lives of property, plant and equipment, the valuation of long-lived assets and their recoverability, stock-based compensation, the valuation of warrant liabilities, the valuation of loans payable where the fair value option was elected, the valuation of loans payable to related parties where the fair value option was elected, and accounting for income taxes and uncertain tax positions. The Company bases its estimates on historical experience and also on assumptions that management considers reasonable. The Company assesses these estimates on an ongoing basis; however, actual results could materially differ from these estimates.

Segments

Operating segments as defined in ASC 280, “Segment Reporting”, are components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

F-10

The Company has one reportable segment: renewable fuels. The renewable fuels segment will derive revenues from selling renewable energy products in the future once the Company’s plant facilities reach principal operations. The Company’s chief operating decision maker is the senior executive committee that includes the Chief Executive Officer and Chief Financial Officer.

The measures of segment profit or loss and total assets used by the chief operating decision maker to assess performance for the renewable fuels segment and decide how to allocate resources is based on net income (loss) and total assets as reported on the unaudited condensed consolidated statements of operations and balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the chief operating decision maker are those that are reported in the Company’s unaudited condensed consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. Restricted cash represents funds the Company is required to set aside for debt servicing purposes.

The Company reconciles cash, cash equivalents, and restricted cash reported in its unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s unaudited condensed consolidated statements of cash flows as follows:

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	$879,168	$407,182
Restricted cash	5,316	5,824
Total cash, cash equivalents and restricted cash	$884,484	$413,006

Accounts Receivable, net

Accounts receivable, net, are reported at the invoiced amount, less an allowance for potential uncollectible amounts. The Company did not recognize an allowance for uncollectible amounts as of September 30, 2025 or December 31, 2024.

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs.

Property, Plant and Equipment

Land, machinery and equipment and operation plant are recorded at cost less accumulated depreciation. Depreciation of machinery and equipment and operation plant is calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to thirty-nine years. Expenditures for renewals and betterments that extend the useful lives of or improve existing property or equipment are capitalized. Expenditure on maintenance and repairs are expensed as incurred.

Depreciation commences upon the machinery and equipment and operation plant being placed in service. As of September 30, 2025, no machinery, equipment or operation plant had been placed in service and therefore there was no accumulated depreciation as of the balance sheet date.

F-11

Construction in progress represents expenditures necessary to bring an asset, project, new facilities or equipment to the condition necessary for its intended use and are capitalized and recorded at cost. Once completed and ready for its intended use, the asset is transferred to property, plant and equipment to be depreciated or amortized.

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the nine month period ended September 30, 2025 and the year ended December 31, 2024, no triggering events were identified that would require a quantitative assessment. During the periods ended September 30, 2025, and 2024, no impairment expense was recognized.

Subscription Agreement

On November 3, 2023, Focus Impact entered into a subscription agreement (the “Subscription Agreement”) with Focus Impact BHAC Sponsor, LLC and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar agreed to make certain capital contributions to Focus Impact of up to $1,200,000 (the “Capital Contribution” or “Note Payable - Polar”) at the request of Focus Impact. The Capital Contribution were to be repaid to Polar by Focus Impact within five (5) business days of Focus Impact’s closing of the Business Combination (the “Closing”). Polar could elect to receive such repayment in cash or in shares of Class A common stock of New XCF. Additionally, as stipulated by the Subscription Agreement, in consideration of the Capital Contribution funded by Polar, 1,200,000 shares of New XCF Class A common stock was issued to Polar on the Closing Date (“Subscription Agreement Shares – Polar”).

In accordance with ASC 825, Focus Impact elected to record the Note Payable - Polar at fair value upon issuance and will remeasure the Note Payable - Polar at fair value at each reporting period.

The Note Payable- Polar was not settled at close of the Business Combination, and New XCF assumed the obligation. Pursuant to Section 1.5 and Section 1.6 of the Subscription Agreement, Polar gave notice to the Company, that as of June 17, 2025, the Company was in default of the agreement (“the Default Date”). Since the default continued for a period of five business days from the Default Date (the “Default”), the Company will issue 120,000 shares of common stock to Polar and will issue an additional 120,000 shares to Polar each month until the Default is cured (the “Default Shares – Polar”).

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreements qualify for liability accounting treatment and are recorded as derivative liabilities on the unaudited condensed consolidated balance sheets and measured at fair value at issuance and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

F-12

Derivative Asset

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the unaudited condensed consolidated statement of operations. The Company determined that certain features under the Helena Note qualified as an embedded derivative. The derivative asset is accounted for separately from the Helena Note at fair value (Note 7).

Revenue

The Company recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for the goods or services. To achieve that core principle, a five-step approach is applied: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue allocated to each performance obligation when the Company satisfies the performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition.

Revenue from the Company’s point in time product sales is recognized when products are transferred, or services are invoiced and control transferred. See Note 3, Revenues from Contracts with Customers.

The Company is the principal in its customer contracts because it has control over the goods and services prior to them being transferred to the customer, and as such, revenue is recognized on a gross basis. Sales taxes are excluded from revenues. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Cost of Sales

Cost of sales includes those costs directly associated with the production of revenues, such as raw material consumed, freight costs, factory overhead, and other direct production costs.

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based payment arrangements over the requisite service period of the award and recognizes forfeitures as they occur. For service and performance-based stock options, the Company determines the grant date fair value using the Black-Scholes option pricing model, which requires the input of certain assumptions, including the expected life of the stock-based payment award, stock price volatility and risk-free interest rate. For restricted stock units, the Company determines the grant date fair value based on the closing market price of its Class A common stock on the date of grant.

General and Administrative

General and administrative expenses are expensed as incurred. The Company’s general and administrative costs consist of personnel costs, consulting, legal and regulatory fees, marketing costs, website development costs, insurance costs, travel expenses and hiring expenses.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

F-13

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) – Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its disclosures in its unaudited condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted the ASU 2025-03 as of January 1, 2025. The adoption of ASU 2025-03 did not have a material impact on its unaudited condensed consolidated financial statements as of September 30, 2025.

F-14

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of January 1, 2025. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are generated under an agreement with Phillips 66, which is the only revenue contract the Company has entered. Under the Phillips 66 agreement, the Company will sell renewable diesel, sustainable aviation fuel, renewable Naphtha, (collectively, “renewable fuels”) and transfer Renewable Identification Numbers (“RIN”) and Low Carbon Fuel Standard credits (“LCFS”) (collectively “environmental credits”) associated with the generation of the renewable fuels.

Sale of sustainable aviation fuel and Naphtha

As discussed in Note 1, the Company is currently in the process of constructing plants to process non-food feedstock into renewable fuels. While the Company owns several plants, none of the facilities have commenced production operations as of September 30, 2025. As the plants were in the construction phase, all sales of sustainable aviation fuel and Naphtha are considered activities to bring the plant assets to operating production; therefore, in accordance with ASC 360-10-30-1, sales of sustainable aviation fuel and Naphtha during the construction phase before operational commencement occurs are capitalized as a reduction of the cost of the plant. In the three and nine months ended September 30, 2025, $2,114,494 and $4,602,254 of gross sales of Naphtha and synthetic blended components were capitalized as a reduction of the cost of the plants, respectively.

Sale of renewable diesel and environmental credits

The Company generates revenue from the sale of renewable diesel and transfer of related environmental credits under the contract with Phillips 66 when control is transferred to the customer. The amount of consideration to which the Company is entitled for the delivery of renewable diesel and environmental credits is based on pricing established in the contract that is indexed to commodity market prices and quantities sold. Revenue related to the sale of renewable energy and environmental credits is recognized at a point in time when control is transferred to the associated customer. During the three and nine months ended September 30, 2025 and 2024, no revenue from sales of SAF and renewable Naphtha and environmental credits was recognized.

The table below presents the Company’s revenue disaggregated by revenue source. There was no revenue recognized during the comparative three and nine month periods ending September 30, 2024.

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025
Revenue service line:
Renewable diesel products	$4,920,832	$8,293,499
Renewable diesel environmental credits	4,632,607	7,836,172
Total revenue	$9,553,439	$16,129,671

NOTE 4. INVENTORY, NET

Inventory consists of the following:

	September 30,	December 31,
	2025	2024
Finished goods	$3,245,552	$-
Raw materials	1,167,323	-
Total inventory, net	$4,412,875	$-

As of September 30, 2025, finished goods and raw materials inventory is stated net of net realizable value adjustments of $626,671 and $1,955,203, respectively.

F-15

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30,	December 31,
	2025	2024
Construction in progress	$352,087,052	$324,224,632
Land	1,439,000	1,260,000
Machinery and equipment	9,555,000	9,555,000
Operations plant	16,662,675	16,662,675
Total property, plant and equipment	$379,743,727	$351,702,307

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	September 30,	December 31,
	2025	2024
Accrued interest	$43,607,033	$19,362,859
Accrued offering costs	7,144,719	-
Accrued expenses and other liabilities	2,061,494	1,001,804
Accrued expenses and other current liabilities	$52,813,246	$20,364,663

NOTE 7. NOTES PAYABLE

As of September 30, 2025 and December 31, 2024, the Company has four notes payable to Greater Nevada Credit Union (“GNCU”, and collectively, the “GNCU Loan”) that are secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The notes bear interest equal to the Wall Street Journal Prime Rate plus 2.00% and 7.00%, calculated quarterly (10.5% and 15.5.%, respectively, as of September 30, 2025 and December 31, 2024), payable monthly. The maturity date for the GNCU Loan is December 31, 2037. The Company is currently in default on these notes due to failure to make required minimum monthly payments and the outstanding balance has been classified as current on the unaudited condensed consolidated balance sheets.

In connection with the issuance of the notes, the Company incurred direct costs and closing fees totaling $3,523,380. In accordance with FASB ASC Topic 835-30, “Imputation of Interest”, these costs have been recognized as debt closing costs and are being amortized over the term of the notes. During both periods ended September 30, 2025 and September 30, 2024, $132,127 of debt closing costs have been capitalized as construction in progress, respectively. The balance of the GNCU Loan is presented net of the unamortized closing costs on the accompanying unaudited condensed consolidated balance sheets. As of September 30, 2025 and December 31, 2024, the gross notes payable balance was $112,580,000, which is presented net of the unamortized closing costs on the notes of $2,143,389 and $2,275,516, respectively. As of September 30, 2025, and December 31, 2024, unpaid accrued interest on the notes payable was $17,514,986 and $8,550,804, respectively. Total interest expense for the three and nine month periods ended September 30, 2025, was $2,922,389 and $8,643,642, respectively. Total interest expense for the three and nine month periods ended September 30, 2024, was $3,200,712 and $9,530,210 respectively.

F-16

The Company also assumed several promissory note agreements as part of the Acquisition that occurred in February 2025. The aggregate notes payable balance was $2,016,135 and interest payable of $721,930 as of September 30, 2025. Interest on the promissory notes range from 8% - 12% per annum. Total interest expense for the three and nine month periods ended September 30, 2025, was $65,632 and $262,224, respectively. Maturity dates for these promissory notes are less than one year. One of the promissory notes is secured by the building and all equipment located in the biodiesel plant in Fort Myers, Florida. These notes have already matured but the company has not received any default notice with respect to these notes and notes are payable on demand now. Additionally, the Company elected the fair value option for measuring the fair value of one of its promissory notes assumed in the Acquisition. During the three and nine month periods ended September 30, 2025, the Company recognized a loss of $1,718 and $51,718, respectively, in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025 the fair value of the promissory note was $641,718.

On May 10, 2025, Legacy XCF and Narrow Road Capital Ltd entered into a promissory note for gross principal amount of $700,000. The promissory note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 280,000, shares of Legacy XCF common stock equivalent to 192,141 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the unaudited condensed consolidated statements of operations. For the three and nine month periods ended September 30, 2025, the Company recognized $84,183 and $140,000, respectively, in interest related to this note. Additionally, the Company elected the fair value option for measuring this promissory note. During the three and nine month periods ended September 30, 2025 the Company recognized a loss of $1,732 and $23,732, respectively, in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025 the fair value of the note payable was $816,732.

On May 10, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note for gross principal amount of $250,000. The promissory note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 100,000 shares of Legacy XCF common stock equivalent to 68,622 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the unaudited condensed consolidated statements of operations. For the three and nine month periods ended September 30, 2025, the Company recognized $31,724 and $50,000, respectively, in interest related to this note. Additionally, the Company elected the fair value option for measuring this promissory note. During the three and nine month periods ended September 30, 2025 the Company recognized a loss of $690 and $6,690, respectively, in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025 the fair value of the note payable was $291,690.

F-17

On May 30, 2025, New XCF, Legacy XCF, Randall Soule (“Soule”), in his individual capacity as a shareholder of Legacy XCF, and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 1,948,862 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Replacement Shares and the Side Letter Forward at their fair value. On July 1 and July 16, 2025, the Company received cash payment from Helena totaling $2,249,381 for the remaining Advanced Shares, and in exchange the Company and Soule waived Helena’s obligation to return the those remaining Advanced Shares. The Company remeasured the derivate asset and recorded an unrealized gain of $97,443 which was recorded within unrealized loss on derivative asset in the unaudited condensed consolidated statements of operation. The Company derecognized the derivative asset at the settlement date fair value and recorded $1,316,827 of gain for the difference between the cash received and the fair value of the derivative asset, which is recorded in realized gain on derivative asset. For the period ended September 30, 2025, the Company recognized a $16,156,071 loss on the Side Letter Forward, which is recorded in unrealized loss on derivative asset in the unaudited condensed consolidated statement of operations. As of September 30, 2025, the fair value of the derivative asset is $0.

As a result of the Business Combination that closed June 6, 2025, the Company assumed a note payable from Polar (Note 2) of $6,480,632. The Company elected the fair value option for valuing this loan. During the three month periods ended September 30, 2025, the Company recognized a loss of $195,837. From the date of Business Combination to period end, the Company recognized a $4,680,143 gain due to the change in fair value and is recorded within change in the fair value of note payable in the unaudited condensed consolidated statements of operation. As of September 30, 2025, the fair value of the note payable due to Polar was $1,800,489.

As part of the Business Combination, the Company assumed $2,400,000 notes payable with a related debt discount of $400,000. On June 18, 2025, the Helena Note was paid off and settled as Helena sold 783,501 of the Advanced Shares and received an amount in cash proceeds equal to $2,400,000.

On July 7, 2025, Cohen & Company Securities, LLC (“CCS”) converted previously accrued $5,500,000 of success fees into a promissory note (the “CCS Note”). The CCS Note bears interest of 10% per annum, is unsecured, and is due December 31, 2026 (“Maturity Date”). Commencing on June 30, 2025, interest is payable in kind or cash at the election of the Company by accruing such interest in arrears on the last day of each month. Beginning on September 6, 2025, and on each month thereafter until Maturity Date, the Company shall pay $343,750 (each such payment, an “Amortization Payment”) to CCS. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payments or any interest due and payable on the Maturity Date in Class A common stock. At the issuance date, the Company determined a fair value of $4,796,223 for the CCS Note. For the three and nine month periods ended September 30, 2025, the Company recognized $129,589 in interest. During the three and nine month periods ended September 30, 2025 the Company recognized a loss of $456,894 in fair value adjustments which is recorded in change in the fair value of note payable in the unaudited condensed consolidated statements of operations. As of September 30, 2025 the fair value of the CCS Note was $5,253,117.

As of September 30, 2025, future expected maturities of the Company’s notes payable are as follows:

2025	$25,279,155
2026	10,246,821
2027	5,364,139
2028	5,746,548
2029	6,194,706
Thereafter	70,004,654
Total	$122,836,024
Less: Current maturities	(115,439,517)
Less: Closing costs	(2,143,389)
Total notes payable, net of current maturities, net of closing costs	$5,253,117

As of September 30, 2025 and 2024, cumulative interest expense capitalized as part of construction in progress totaled $76,030,524 and $59,982,880, respectively.

F-18

NOTE 8. FINANCIAL LIABILITY

Failed Sale and Leaseback

In March 2022, New Rise Reno engaged in a sale and leaseback transaction with Twain GL XXVIII, LLC (“Twain”) involving a 99-year lease of property. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financial liability by the Company. Encore DEC, LLC (“Encore”), a related party is a guarantor for this financial liability. Encore is 100% owned by Randy Soule who is the majority shareholder of the Company.

The financial liability is categorized as long-term liability and the amount due is $132,796,406 and $132,767,058 as of September 30, 2025 and December 31, 2024, respectively, which is presented net of unamortized closing costs.

As of September 30, 2025 and December 31, 2024, the Company’s financial liability is secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The financial liability bears interest equal to 7.28% (“Base Interest”) and is payable quarterly. Additionally, the financial liability includes supplemental interest payments beginning June 30, 2023 equal to 2.48 % of the Base Interest, with increases to 5.02%, 7.63%, and 10.30% of the Base Interest in the succeeding three years, respectively. Beginning in the sixth year the supplemental interest will be adjusted on an annual basis in accordance with the Consumer Price Index (“CPI”). All rent payments as per the lease agreement are classified as interest. Principal payment is not due in the first five years of the lease. Beginning on the first day of the sixth year of the lease, on the first business day of each month of every calendar year during the term, tenant shall pay to landlord in addition to Base Interest and supplemental interest, an amount equal to the prior calendar month’s gross revenue generated at the project after deducting the following: (i) normal and customary operating expenses, (ii) Base Interest, (iii) supplemental interest, (iv) any additional rent, and (v) debt service and other payments to lender under the leasehold encumbrance.

The gross financial liability balance was $136,533,315 at September 30, 2025 and December 31, 2024, respectively, which is presented net of the unamortized closing costs of $3,736,909 and $3,766,257, respectively, as of September 30, 2025 and December 31, 2024. At September 30, 2025 and December 31, 2024, unpaid accrued interest and late fees on the financial liability was $23,719,747 and $10,812,055, respectively.

Additionally, in connection with the issuance of this financial liability, the Company incurred direct costs and closing fees totaling $3,873,864. These costs have been recognized as debt closing costs and are being amortized over the term of the financial liability. During the periods ended September 30, 2025 and December 31, 2024, $29,347 and $39,130, respectively, of debt closing costs for each period have been capitalized as construction in progress.

On April 18, 2025, and April 30, 2025, the Company received notice that New Rise Reno is in default of the terms of the financial liability for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from Reno to cure the claimed default.

On June 11, 2025, New XCF, New Rise Reno and the Twain entered into a forbearance agreement (“Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies (i.e. to terminate and accelerate all payment) under the lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025. In consideration of the forbearance, New XCF issued 4,000,000 shares of New XCF Class A common stock to the Twain (“Landlord Shares”). The net proceeds of any sale of the shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno. Although the Landlord Shares were legally issued by the Company on June 10, 2025 (“Forbearance Date”), they are not considered issued for accounting purposes on the Forbearance Date since they represent the addition of embedded settlement mechanisms to the financial liability and any excess Landlord Shares are required to be returned to the Company. The Company evaluated the Forbearance Agreement under ASC 470-60, Troubled Debt Restructurings by Debtors, and concluded that the arrangement represents a troubled debt restructuring of the financial liability because Twain granted concessions that it otherwise would not have considered in light of the Company’s financial condition. As of the Forbearance Date, the total principal due on the financial liability was $136,533,315 and the total interest and penalties due on the financial liability was $17,407,707. The Company concluded that the future undiscounted cash payments required under the financial liability after the Forbearance Date are greater than its current carrying amount. Accordingly, the Company did not recognize a restructuring gain and, instead, adjusted the financial liability’s effective interest rate.

F-19

NOTE 9. RELATED PARTY TRANSACTIONS

Related Party Receivables

As a result of the Acquisition that occurred during the three month period ending March 31, 2025, the Company assumed related party receivables of $728,218 due from Randy Soule, the majority shareholder of the Company related to regulatory filing fees. Additionally, the related party receivables balance includes immaterial advances to certain officers of the Company for travel and other expenses.

Related Party Payable

Encore DEC, LLC (“Encore”) provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company. During the three and nine month periods ended September 30, 2025, Encore provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services and the Company incurred costs of $0 and $2,648,400, respectively, which were subsequently capitalized to CIP. During the period ended September 30, 2025 and 2024, Encore paid expenses on behalf of New XCF and Legacy XCF totaling $140,000 and $38,615 (net of expense reimbursements to Encore), respectively. The outstanding payable balance to Encore as of September 30, 2025 and December 31, 2024, was $ 39,968,654 and $38,613,470, respectively. The payable does not bear any interest rate and has no due date. The balance is considered payable upon demand and is classified as current on the unaudited condensed consolidated balance sheets. The Company expects to repay the balance upon generating the cash flow through operations or financing activity. As of September 30, 2025 and December 31, 2024, cumulative purchases from Encore were included in construction in progress totaled $99,061,222 and $96,412,822, respectively.

Loans Payable to Related Party

During the year ended December 31, 2023, the Company entered into a loan payable with GL borrowing an aggregate of $2,350,000. The amount was borrowed on various dates ranging from August 14, 2023 to November 20, 2023. As of September 30, 2025, and December 31, 2024, the balance due for this loan was $2,350,000, and the amount is expected to be paid within one year. The payable does not bear any interest rate and has no due date. The balance is considered payable on demand and is classified as current on the unaudited condensed consolidated balance sheets. The management of the Company expects to repay the balance upon generating cash flow through operations or financing activity.

As a result of the Acquisition that occurred in February 2025, the Company assumed an additional loan payable with GL of $1,404,000. The Company has elected the fair value option for valuing this loan (Note 10). The loan payable bears interest of $240,000, is unsecured, and is due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to the Company, unless extended in writing by mutual consent or (ii) an event of default (as specified in the promissory note). During the three and nine month periods ended September 30, 2025 the Company recognized a loss of $3,112 and $8,112, respectively, in fair value adjustments related to the promissory note. Gains and losses are recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025 the fair value of the loan payable to related party was $1,400,112.

The Company also assumed an additional loan payable with GL of $356,426 as a result of the Acquisition. Interest on the loan is 10% per annum. The loan is already matured and is in default as per the loan agreement.

F-20

On April 17, 2025, Legacy XCF and GL entered into a promissory note for gross principal amount of $2,500,000. The promissory note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of Legacy XCF entering into any transaction or series of related transactions, including any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations (“Qualified Financing Event”), unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, Legacy XCF issued 3,431,096 shares of its common stock to parties assigned by GL. The Company elected the fair value option for measuring this promissory note. On the issuance date, the note and its corresponding common stock were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the unaudited condensed consolidated statements of operations. The Company recorded a loss on issuance of debt of $40,531,000 on the issuance date. During the three and nine month periods ending September 30, 2025, the Company recognized a loss of $5,440 and $91,440 in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025, the fair value of the promissory note was $2,722,440.

Convertible Note Purchase Agreement

On July 30, 2025 (the “Initial Closing”), the Company entered into the purchase agreement with EEME Energy SPV I LLC (“EEME Energy”), pursuant to which it issued a convertible note for $2,000,000, which matures one year from the date of issuance and accrues interest at 13.3% per annum. Additionally, on August 11, 2025, the Company issued an additional $4,000,000 convertible note under the purchase agreement (the “Subsequent Closing”). Principal and interest are payable upon the maturity date, unless converted into Class A common stock prior to the maturity date. The Company may sell additional notes to EEMe Energy, provided that the aggregate amount does not exceed $7,500,000, and the convertible notes can only be issued for up to one year from the Initial Closing. In connection with the execution of the note purchase agreement, the Company agreed to pay 750,000 shares of the Company’s Class A common stock as an arrangement fee and 200,000 of the Company’s Class A common stock as an advisory fee, which is payable at the Initial Closing (collectively, the “Fee Shares to related party”). At issuance the Company recorded $1,425,000 in expenses for the Fee Shares to related party. This expense was recorded in interest income (expense), net in the unaudited condensed consolidated statements of operations. EEME Energy has elected to convert an aggregate of $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of Class A common stock of New XCF (refer to Note 18). The Company has elected the fair value option for valuing this note payable to related party (the “EMEE Energy Note”). At the issuance date, the Company determined a fair value of $6,276,423. For the three and nine month periods ended September 30, 2025, the Company recognized a loss of $608,715, in fair value adjustments related to the convertible note. Gains and losses are recognized in other income (expense) in the unaudited condensed consolidated statements of operations. As of September 30, 2025, the fair value of the loan payable to related party was $6,608,715.

For the three and nine month periods ended September 30, 2025, the Company recognized $1,030,976 and $1,289,086 in interest expense, respectively, related to these loans. No interest expense was recognized related to these loans during the three and nine month periods ended September 30, 2024.

Convertible Note Payable to Related Party

As a result of the Acquisition (Note 1) that occurred in February 2025, the Company assumed a convertible note payable to related party of $100,000,000. The convertible note was issued to RESC as part of the consideration of the Acquisition, bears no interest, and may be prepaid at par without penalty at the Company’s discretion. The note was recorded at cost on the date of Acquisition. Upon closing of the Business Combination, the note automatically converted into 10,000,000 shares of New XCF Class A common stock at a fixed conversion price of $10 per share.

F-21

NOTE 10. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company has various liabilities which it has elected the fair value option under FASB ASC 825, “Financial Instruments”. These liabilities are classified as Level 3 due to the use of unobservable inputs in the valuation of the liabilities. Gains and losses from the remeasurement of these liabilities are recorded in other income (expense) within the unaudited condensed consolidated statements of operations.

The following table sets forth the fair value of the Company’s financial assets and liabilities by level within the fair value hierarchy as of September 30, 2025. There were no financial assets and liabilities recorded at fair value as of December 31, 2024.

	At September 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Note payable (Note 7)	$-	$-	$1,750,140	$1,750,140
CCS Note (Note 7)	-	-	5,253,117	5,253,117
Loan payable to related party (Note 9)	-	-	10,731,267	10,731,267
Public Warrants	-	-	1,840,000	1,840,000
Private Placement Warrants	-	-	2,240,000	2,240,000
Note payable – Polar (Note 7)	-	-	1,800,489	1,800,489
Total liabilities	$-	$-	$23,615,012	$23,615,012

The Company uses the intrinsic value method to estimate the fair value of the derivative asset because the contract’s settlement is based on the fair value of underlying equity instruments. The intrinsic value of the derivative asset is calculated as the difference between the shares expected to be received by the Company and the shares to settle the Helena Note, multiplied by the Company’s publicly traded Class A common stock price.

The following table summarizes the changes in fair value of the Company’s liabilities measured using Level 3 inputs for the three months ended September 30, 2025:

	Three Months Ended September 30, 2025
	Beginning Balance	Acquisitions & Issuances	Payments	Change in Fair Value	Ending Balance
Note payable	$1,746,000	$-	$-	$4,140	$1,750,140
CCS Note (Note 7)	-	4,796,223	-	456,894	5,253,117
Loan payable to related party (Note 9)	4,114,000	6,276,423	-	340,844	10,731,267
Public Warrants	2,070,000	-	-	(230,000)	1,840,000
Private Placement Warrants	2,432,000	-	-	(192,000)	2,240,000
Note payable – Polar (Note 7)	1,604,652	-	-	195,837	1,800,489
Total	$11,966,652	$11,072,646	$-	$575,714	$23,615,012

F-22

The following table summarizes the changes in fair value of the Company’s liabilities measured using Level 3 inputs for the nine months ended September 30, 2025:

	Nine Months Ended September 30, 2025
	Beginning Balance	Acquisitions & Issuances	Payments	Change in Fair Value	Ending Balance
Note payable	$-	$1,668,000	$-	$82,140	$1,750,140
CCS Note (Note 7)	-	4,796,223	-	456,984	5,253,117
Loan payable to related party (Note 8)	-	10,311,423	-	419,844	10,731,267
Public Warrants	-	121,900,000	-	(120,060,000)	1,840,000
Private Placement Warrants	-	88,768,000	-	(86,528,000)	2,240,000
Note payable – Polar (Note 6)	-	6,480,632	-	(4,680,143)	1,800,489
Total	$-	$233,924,278	$-	$(210,309,266)	$23,615,012

The fair value of the Company’s liabilities recorded under the fair value option was estimated using Level 3 fair value measurements. The significant inputs to the calculation of the fair value of liabilities recorded under the fair value option at issuance and September 30, 2025, were as follows:

	Three Months Ended September 30, 2025
	Note Payable(1)	CCS Note(1)	Loan Payable to Related Party(1)
Valuation Inputs:
Expected term (in years)	0.25	1.25 – 1.48	0.25 – 1.00
Risk-adjusted discount rate	11.89%	11.96% - 16.95%	11.89% - 17.38%

(1)	Fair value was estimated using a discounted cash flow model, which applies a risk-adjusted discount rate to projected future cash flows. The valuation involves significant judgement in determining key inputs such as forecasted revenue growth, margin expectations and discount rates.

Public Warrants

The Company initially valued the Public Warrants using a Monte Carlo simulation model, which is a Level 3 fair value measurement. Due to the use of unobservable inputs and management judgment, the fair value measurement of public warrants is classified as Level 3 in the fair value hierarchy under ASC 820. Changes in the fair value of public warrants are recognized in the unaudited condensed consolidated statements of operations within “Change in fair value of warrant liabilities.” For the period ended September 30, 2025, the Company recognized a gain of $120,060,000 related to the remeasurement of public warrant liabilities.

The key inputs into the models for the Public Warrants were as follows:

Input	September 30, 2025

Warrant exercise price	$11.50
Risk-free rate	3.65%
Dividend yield	0.00%
Expected term (years)	4.68
Expected volatility	84.5%
Class A common stock price	$1.31

F-23

Private Placement Warrants

The Company initially valued the Private Placement Warrants using the Black-Scholes-Merton Model, which is a Level 3 fair value measurement. Due to the use of unobservable inputs and management judgment, the fair value measurement of public warrants is classified as Level 3 in the fair value hierarchy under ASC 820. Changes in the fair value of public warrants are recognized in the unaudited condensed consolidated statements of operations within “Change in fair value of warrant liabilities.” For the period ended September 30, 2025, the Company recognized a gain of $86,528,000 related to the remeasurement of private warrant liabilities.

The key inputs into the models for the Private Placement Warrants were as follows:

Input	September 30, 2025

Warrant exercise price	$11.50
Risk-free rate	3.72%
Dividend yield	0.00%
Expected term (years)	4.68
Expected volatility	84.5%
Class A common stock price	$1.31

Note Payable - Polar

The Note Payable - Polar was valued using a Monte Carlo simulation model. The key inputs into the models for the Note Payable - Polar were as follows:

Input	September 30, 2025

Risk-free rate	4.02%
Expected term (years)	0.25
Expected volatility	84.5%
Class A common stock price	$1.31

The carrying value of the Company’s cash and cash equivalents, restricted cash, accounts receivable, related party receivable, accounts payable, professional fees payable, related party payables, and accrued expenses approximate their fair value because of the short-term nature of these financial instruments.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is periodically involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserve costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

In March 2024, Polaris Processing, LLC (“Polaris”) filed an arbitration demand against New Rise Reno related to unpaid invoices and alleged violations of a non-solicitation provision under an Operations and Maintenance Services Agreement. In April 2024, the parties entered into a settlement agreement under which New Rise Reno agreed to pay Polaris $1,700,000.

Subsequent to making the settlement payments through outside legal counsel, New Rise Reno was informed that approximately $950,000 of the payments had not been received by Polaris and were misdirected due to a cybersecurity incident affecting outside legal counsel. New Rise Reno’s legal counsel is in the process of pursuing insurance recovery for the misdirected funds. However, New Rise Reno remains obligated to Polaris for the unpaid amount. In October 2024, Polaris filed a complaint seeking summary judgment for the unpaid amount.

F-24

As of September 30, 2025 and December 31, 2024, the Company recorded a liability of $950,000 within accrued expenses and other current liabilities and a corresponding other receivable of $950,000 for the amount expected to be recovered from New Rise Reno’s legal counsel. This matter is expected to be resolved within the next twelve months.

NOTE 12. INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740 “Incomes Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Due to our cumulative loss position, historical net operating losses (“NOLs”), and other available evidence related to our ability to generate taxable income, we have recorded a full valuation allowance against our net deferred tax assets as of September 30, 2025 and December 31, 2024. Accordingly, we have not recorded a provision for federal income taxes during the three months ended September 30, 2025.

We experienced ownership changes as defined by Internal Revenue Code (“IRC”) Section 382 in February 2025, and we are in the process of preparing an analysis of the annual limitation on the utilization of our NOLs. We will continue to monitor trading activity in our shares that may cause an additional ownership change, which may ultimately affect our ability to fully utilize our existing NOL carryforwards.

NOTE 13. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of September 30, 2025 no preferred stock has been issued.

The Company has reserved shares of Class A common stock for issuance related to the following as of September 30, 2025:

Warrants to purchase Class A common stock	17,900,000
Employee stock purchase plan	1,000,000
RSUs, issued and outstanding	3,664,957
Stock options and RSUs, authorized for future issuance	6,784,307
Total shares reserved	29,349,264

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Focus Impact common stock were converted into rollover warrants to purchase New XCF Class A common stock. As of September 30,2025, there were 17,900,000 rollover warrants outstanding to purchase Class A common stock.

Common Stock

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock with a par value of $0.0001. In connection with the Business Combination, Focus Impact converted the 4,670,544 shares of Class A common stock and 651,919 shares of Class B common stock of Focus Impact into 5,322,463 of New XCF Class A common stock. For periods prior to the Business Combination as disclosed in Note 1 above, the reported share and per share amounts have been retroactively converted by the exchange ratio of 0.6862. As of September 30, 2025 and December 31, 2024, 149,264,925 and 140,227,818 shares of common stock were issued and outstanding, respectively. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available.

F-25

The holders of the Company’s Class A common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the Class A common stock. The shares of Class A common stock are not redeemable and have no preemptive or similar rights.

Stock-Based Compensation

On June 6, 2025, the Company’s board of directors adopted and stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective immediately upon the closing of the Business Combination Agreement. The 2025 Plan provides for the grant of incentive stock options (“ISO”), nonstatutory stock options (“NSO”), stock appreciation rights (“SARs”), restricted stock awards (“RSA”), restricted stock unit awards (“RSU”), performance awards, other awards, and cash awards. Each award is set forth in a separate agreement with the person who received the award which indicates the type, terms and conditions of the award. Initially, a maximum number of 10,449,264 shares of New XCF Class A common stock may be issued under the 2025 Plan. In addition, the number of shares of New XCF Class A common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to five percent (5.0%) of the total number of shares of the Company’s Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares.

A summary of RSU activity for the nine months ended September 30, 2025, under the 2025 Plan is as follows:

		Weighted Average
	Number of RSUs	Grant Date Fair Value
Unvested as of December 31, 2024	-	-
Granted	3,764,957	16.15
Vested and released	-	-
Cancelled or forfeited	(100,000)	22.00
Unvested as of September 30, 2025	3,664,957	15.99

Stock-based compensation expense

Stock-based compensation expense of $4,165,252 and $5,351,857 was recognized for the three and nine months ended September 30, 2025, respectively. No stock-based compensation expenses were recognized during the three and nine months ended September 30, 2024. The stock-based compensation is recorded in general and administrative in the unaudited condensed consolidated statements of operations.

As of September 30, 2025, there was a total of $53,052,194 of unrecognized stock-based compensation costs related to RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 3.28 years.

NOTE 14. EMPLOYEE STOCK PURCHASE PLAN

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Business Combination. All qualified employees may voluntarily enroll to purchase the Company’s Class A common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of September 30, 2025, 1,000,000 shares were reserved for future issuance under the ESPP Plan.

F-26

NOTE 15. EARNINGS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net income (loss) per share attributable to common stockholders for the three and nine months periods ended September 30, 2025:

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025
Basic earnings per share:
Net income (loss)	$(12,514,966)	$90,285,942
Weighted-average common shares outstanding	149,525,002	131,104,043
Basic earnings per share	$(0.08)	$0.69
Diluted earnings per share:
Net income	$(12,514,966)	$90,285,942
Weighted-average common shares outstanding	149,525,002	131,104,043
Dilutive effect of common share equivalents	-	-
Weighted-average common shares outstanding, assuming dilution	149,525,002	131,104,043
Diluted earnings per share	$(0.08)	$0.69

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net earnings per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025
Common stock warrants	17,900,000	17,900,000
RSUs issued and outstanding	3,664,957	3,664,957
Total potential common shares excluded from diluted net earnings per share	21,564,957	21,564,957

NOTE 16. SIGNIFICANT CONTRACTS

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and New XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to June 30, 2025 (pro-rated from February 19, 2025 through and including June 30, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

F-27

NOTE 17. CONCENTRATIONS

Credit Risk

The Company maintains its cash balances in financial institutions. The balances in the financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company’s cash balances may be in excess of the insured limit.

Customer Concentrations

As of September 30, 2025, the Company had one major customer that accounted for 100% of its revenues totaling $9,553,439 and $16,129,671 for the three and nine month periods ended September 30, 2025, respectively. The Company had one major customer that accounted for 100% of accounts receivable totaling $20,299,742 as of September 30, 2025. No revenue was recognized during the three and nine month periods ended September 30, 2024.

Vendor Concentrations

As of September 30, 2025, the Company had two major vendors that accounted for approximately 85% and $25,997,160 of accounts payable as of September 30, 2025. As of December 31, 2024, the Company had two major vendors that accounted for approximately 69% and $5,857,729 of accounts payable. The Company expects to maintain these relationships with the vendors.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date of the accompanying unaudited condensed consolidated financial statements were issued for subsequent events disclosure or adjustment consideration.

Convertible Note Purchase Agreement

On October 6, 2025, the Company issued 5,216,220 shares of Class A common stock to EEMe Energy for the conversion of the note purchase agreement (refer to Note 9).

Notes Payable

On October 7, 2025, Narrow Road received the remaining outstanding 191,813 Class A common stock associated with the promissory note dated May 10, 2025.

On October 7, 2025, Gregory Segars Cribb received the remaining outstanding 68,214 Class A common stock associated with the promissory note dated May 10, 2025.

Subscription Agreement with Polar

On October 7, 2025, the Company issued 480,000 shares of Class A common stock to Polar for the Default.

Promissory Notes with Institutional Lenders

On October 22, 2025, the Company entered into two promissory notes, one with Skyfall Capital Ltd. and another with YBR Advisors Inc. Each note is in the principal amount of $560,000, for an aggregate principal amount of $1,120,000 (collectively, the “Notes”). Each note includes an original issue discount of $60,000 resulting in net proceeds of $500,000 for each note (or $1,000,000 in the aggregate). The Notes bear no interest except upon an event of default, at which point interest accrues at 12% per annum on overdue amounts. The Notes mature three months from disbursement of the loan proceeds. Disbursement is conditioned upon the filing of a registration statement with the Securities and Exchange Commission registering shares of the Company’s common stock issuable under the Purchase Agreement dated May 30, 2025, with Helena Global Investment Opportunities 1 Ltd. The Company is required to apply 50% of net proceeds from sales of common stock under the Purchase Agreement to repay the Notes on a pro rata basis. The Notes also contain mandatory prepayment provisions requiring immediate repayment using proceeds from any debt issuances other than permitted debt.

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

XCF Global, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of XCF Global, Inc. (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statement of operations, member’s equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Recast of financial statements

As discussed in Note 1 to the consolidated financial statements, the financial statements for the year ended December 31, 2024 have been recast as a result of the Business Combination to reflect the historical financial statements of the accounting acquirer.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will need to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2025.

Dallas, Texas

November 26, 2025

F-29

Report of Independent Registered Public Accounting Firm

Managing Member of

New Rise Renewables, LLC and Subsidiary (now XCF Global, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of XCF Global, Inc. (formerly New Rise Renewables, LLC and Subsidiary) (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, member’s equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the notes to consolidated financial statements, the Company suffered a loss from operations and will require significant capital to sustain operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial repo1ting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Turner, Stone & Company, LLP

We served as the Company’s auditor from 2024 to 2025.

Dallas, Texas

July 15, 2024, except for Notes 2 and 3 as to which the date is October 30, 2024.

F-30

XCF GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$149,804	$158,578
Restricted cash	5,824	18,022
Advance to supplier	1,500,000	-
Other receivable	950,000	-
Other current assets	62,419	62,419
Total current assets	2,668,047	239,019

Land	1,260,000	1,260,000
Machinery and equipment	9,555,000	9,555,000
Operations plant	16,397,000	16,397,000
Construction in progress	324,224,632	281,236,004
TOTAL ASSETS	$354,104,679	$308,687,023

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$5,158,718	$4,865,812
Accrued expenses	1,001,804	15,816
Loan payable	2,350,000	2,350,000
Loan payable to related party	2,396,334	-
Notes payable, current portion	110,304,484	15,625,795
Accrued interest on notes payable	8,550,804	1,114,496
Interest payable on financial liability	10,812,055	1,223,116
Related party payable	38,613,470	28,617,235
Total current liabilities	179,187,669	53,812,270

Financial liability, net of closing costs	132,767,058	132,727,928
Notes payable, net of current maturities, net of closing costs	-	94,502,520
TOTAL LIABILITIES	311,954,727	281,042,718
Commitments and contingencies (Note 9)
Member’s equity	42,149,952	27,644,305
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$354,104,679	$308,687,023

The accompanying notes are an integral part of these consolidated financial statements.

F-31

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenue	$-	$-
Operating expenses
Direct costs	5,601,963	3,917,619
General and administrative expenses	9,559,971	1,130,100
Professional fees	291,574	-
Total operating expenses	(15,453,308)	(5,047,719)

Loss from operations	(15,453,308)	(5,047,719)

Other income / (expenses)
Interest income	22	55,298
Interest expense	2,930,867	-
Total other income / (expenses)	(2,930,845)	55,298

Net loss	$(18,384,353)	$(4,992,421)

The accompanying notes are an integral part of these consolidated financial statements.

F-32

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

Member’s Equity
Balance at December 31, 2022	$32,536,726
Member contributions	100,000
Net loss	(4,992,421)
Balance at December 31, 2023	$27,644,305
Member contributions	32,890,000
Net loss	(18,384,353)
Balance at December 31, 2024	$42,149,952

The accompanying notes are an integral part of these consolidated financial statements.

F-33

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(18,384,353)	$(4,992,421)
Changes in operating assets and liabilities:
Related party payable	9,996,236	-
Interest payable	2,930,867	-
Prepaid expenses	-	2,536,813
Other current assets	(1,500,000)	(33,273)
Accounts payable	292,906	2,769,756
Accrued expenses	35,988	7,204
Net cash (used in) / provided by operating activities	(6,628,356)	288,079

Cash flows from investing activities:
Net cash paid for construction in progress	(28,678,950)	(45,959,972)
Net cash used in investing activities	(28,678,950)	(45,959,972)

Cash flows from financing activities:
Proceeds from borrowing	500,000	2,350,000
Advances received from related party payable	-	11,581,586
Proceeds from loans from related party	2,396,334	-
Repayments of borrowing	(500,000)	-
Member contributions	32,890,000	100,000
Net cash provided by financing activities	35,286,334	14,031,586

Net increase (decrease) in cash, cash equivalents and restricted cash	(20,972)	(31,640,307)
Cash, cash equivalents and restricted cash at beginning of year	176,600	31,816,907
Cash, cash equivalents and restricted cash at the end of year	$155,628	$176,600

Supplemental disclosure of cash flow information
Cash paid for interest	$6,562,639	$10,040,302

Supplemental disclosure of non-cash investing and financing activities:
Amortization of debt closing costs capitalized to construction in progress	$215,299	$215,299
Interest capitalization on notes payable	$4,505,441	$1,114,496
Interest capitalization on financial liability	$9,588,939	$1,223,116

The accompanying notes are an integral part of these consolidated financial statements.

F-34

As of and for the Years Ended December 31, 2024 and 2023

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Basis of Presentation

The consolidated financial statements of XCF Global, Inc. (the “Company”) as recast, include the accounts of New Rise Renewables, LLC (“New Rise”) and its wholly owned subsidiary, New Rise Renewables Reno, LLC (“Reno”). All intercompany balances have been eliminated in these consolidated financial statements.

On June 6, 2025, Focus Impact BH3 NewCo, Inc. (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo, Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo, and XCF Global Capital, Inc. (“XCF”) entered into the Business Combination Agreement, pursuant to which NewCo agreed to combine with XCF in a series of transactions that would result in NewCo becoming a publicly traded company (the “Business Combination”). In connection with the closing of the Business Combination, NewCo changed its name to XCF Global, Inc. As a result of the Business Combination, the consolidated financial statements of XCF Global, Inc. have been recast to reflect the historical financial statements of New Rise, the accounting acquirer of XCF.

Description of Business

New Rise, a Delaware limited liability company, was formed on September 23, 2016, for the purpose of owning 100% of Reno. The Operating Agreement of New Rise (the “Agreement”) specifies, among other things, the term of the limited liability company (continue until the Company terminates under the terms of the Agreement), the rights and powers of the members, capital contribution and cash distribution criteria, and profit and loss allocations. As a limited liability company, each member’s liability is generally limited to the amount in their respective capital accounts.

New Rise Reno facility is designed for flexibility, capable of processing a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. Currently, New Rise Reno uses ISCC-certified distillers corn oil (“DCO”), a byproduct of U.S. ethanol production, to produce SAF and crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. Reno has not commenced planned principal operations. Reno’s activities since inception have consisted principally of (1) acquiring plant assets; (2) infrastructure development or construction costs such as equipment rental, construction materials, or subcontractors; and (3) other costs such as interest, insurance, or construction benefits. Reno’s activities are subject to significant risks and uncertainties, including the potential failure to secure funding to operationalize its principal operations and failure to obtain the necessary permits and licenses required for operating.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Liquidity and Going Concern

In accordance with Accounting Standards Update, (“ASU”), 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the consolidated financial statements are issued. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the consolidated financial statements are issued. Disclosures in the notes to the consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

F-35

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and the significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

As of December 31, 2024 and 2023, the Company had $149,804 and $158,578, respectively, in cash and cash equivalents.

Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. Based on this assessment, there are material uncertainties about the business that may cast doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES

Cash, Cash Equivalents and Restricted Cash

All highly liquid temporary cash investments with original maturities of three months or less are considered cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. The Company presents restricted cash with cash and cash equivalents in the consolidated statements of cash flows. Restricted cash represents funds the Company is required to set aside for debt servicing purposes. Restricted cash as of December 31, 2024 and 2023 is $5,824 and $18,022, respectively.

Land, Machinery and Equipment and Operation Plant

Land, machinery and equipment and operation plant are recognized at their historical cost as a transfer between entities under common control on the date of contribution by Randy Soule, the Company’s sole member. These assets were contributed to the Company on September 23, 2016. The historical cost of land, machinery and equipment, and operation plant on the date of contribution were $1,260,000, $9,555,000 and $16,397,000, respectively. Depreciation of machinery and equipment and operation plant is calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to thirty-nine years. Expenditures for renewals and betterments that extend the useful lives of or improve existing property or equipment are capitalized. Expenditure on maintenance and repairs are expensed as incurred.

As of December 31, 2024, and 2023, machinery and equipment and operation plants have not been placed into service. Accordingly, a provision for depreciation has not been recorded.

Construction in Progress (“CIP”)

CIP consists of costs to construct Reno’s manufacturing facility. Costs are accumulated in the account until the asset is completed and placed into service. Once the assets are completed the CIP balance is transferred to property and equipment. No provision for depreciation is made on CIP until such time that the relevant assets are available and ready to use. As of December 31, 2024 and 2023, the projects were in the process of being completed.

F-36

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the year ended December 31, 2024, the Company quantitatively assessed the long-lived assets for impairment and determined the assets were not impaired. Key inputs and assumptions used in developing the assessment of fair value for impairment testing included projected future cash flows, fuel prices, feedstock prices, tax credits, discount rates and values of comparable capacity biodiesel refineries that had recently sold or are under construction, all of which require significant judgement or may vary from year to year. During the years ended December 31, 2024 and 2023, no impairment expense was recognized.

Financial Liability

In July 2024, the Company closed a real estate purchase agreement to sell and leaseback three properties for $136,533,315 (see Note 5). The transaction was accounted for as a failed sale-leaseback in accordance with ASC 842. As a result, the assets remain on the consolidated balance sheets at their historical net book values. A financing obligation liability was recognized in the amount of $136,533,315 with an interest rate of 7.28%. The financing obligation has a maturity date of December 2037. The Company will not recognize rent expenses related to the leased assets. Instead, monthly rent payments under the lease agreement will be recorded as interest expense and a reduction of the outstanding liability.

As of December 31, 2024 relating to the transaction noted above, the current outstanding liability is included in accrued liabilities and the long-term outstanding liability presented as financing obligations, net on the unaudited condensed consolidated balance sheets.

Income Taxes

As a limited liability company, federal income taxes are not payable by, or provided for, the Company. Taxable income or loss passes through to the member and is included in the member’s personal income tax return. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

Segments

Operating segments as defined in ASC 280, Segment Reporting, are components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

The Company has one reportable segment: renewable fuels. The renewable fuels segment will derive revenues from selling renewable energy products in the future once the Company’s plant facility becomes operational the Company’s chief operating decision maker is the Chief Executive Officer of the company.

The measures of segment profit or loss and total assets used by the chief operating decision maker to assess performance for the renewable fuels segment and decide how to allocate resources is based on net income (loss) and total assets as reported on the consolidated statements of operations and balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the chief operating decision maker are those that are reported in the Company’s consolidated statements of operations.

F-37

Fair Value Measurements

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marker participants on the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that participants used to measure fair value. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1: Quoted prices are available in active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2: Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economics measure. Subsequently all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supposed by observable level at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collar.

Level 3: Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Fair Value of Financial Instruments

The carrying amounts of the assets and liabilities that are considered to be financial instruments recognized on the accompanying consolidated balance sheets approximate their fair market values based upon current market indicators. Certain financial instruments are carried at cost, which management believes approximates fair market value based on the short-term nature of the instruments, or because the variable and fixed-rate debt approximates market interest rates.

Management’s Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07 (“ASU 2023-07”), Segment Reporting, which improves reportable segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application. The Company adopted ASU 2023-07 for the year ended December 31, 2024 and updated its related disclosures.

F-38

NOTE 3. LAND, MACHINERY AND EQUIPMENT, OPERATIONS PLANT AND CIP

Land, machinery and equipment, operations plant and CIP consist of the following as of December 31, 2024 and 2023:

ASSETS	As of December 31, 2024	As of December 31, 2023
Construction in progress	$324,224,632	$281,236,004
Land	1,260,000	1,260,000
Machinery and equipment	9,555,000	9,555,000
Operations plant	16,397,000	16,397,000
Total property and equipment	$351,436,632	$308,448,004

Included within Construction in progress above are the following balances:

	As of December 31, 2024	As of December 31, 2023
Capitalized interest	$67,066,342	$53,067,395
Purchases from related party	96,412,822	81,461,222

NOTE 4. NOTES PAYABLE

As of December 31, 2024, and 2023, the Company has four notes payable to a financial institution that are secured by substantially all of Reno’s assets. The notes bear interest equal to the Wall Street Journal Prime Rate plus 2.00% and 7.00%, calculated quarterly (10.5% and 15.5%, respectively, as of December 31, 2024, and December 31, 2023), payable monthly. The maturity date for all the notes payable is December 31, 2027, and it is secured by all the property, plant and equipment, personal property and investments of the Company. The Company is currently in default on these notes due to failure to make required minimum monthly payments and the outstanding balance has been classified as current on the consolidated balance sheets as of December 31, 2024.

In connection with the issuance of the notes, Reno incurred direct costs and closing fees totaling $3,523,380. In accordance with FASB ASC Topic 835-30, Imputation of Interest, these costs have been recognized as debt closing costs and are being amortized over the term of the note. During the years ended December 31, 2024, and 2023, $176,169 of debt closing costs per year have been capitalized as construction in progress, respectively. The balance of the notes is presented net of the unamortized closing costs on the accompanying consolidated balance sheets. At December 31, 2024, and 2023, the gross notes payable balance was $112,580,000, which is presented net of the unamortized closing costs on the notes of $2,275,516 and $2,451,685, respectively. At December 31, 2024, and 2023, unpaid accrued interest on the notes payable was $8,550,804 and $1,114,496, respectively.

At December 31, 2024, future maturities of the Company’s notes payable are as follows:

For the year ending	December 31, 2024
2025	$20,276,249
2026	4,993,705
2027	5,364,139
2028	5,746,548
2029	6,194,706
Thereafter	70,004,653
Total	$112,580,000
Less: current maturities	(110,304,484)
Less: closing costs	(2,275,516)
Total notes payable, net of current maturities, net of closing costs	$-

During the years ended December 31, 2024 and 2023, all interest payments on these notes have been capitalized as construction in progress.

F-39

NOTE 5. FINANCIAL LIABILITY

Failed Sale and Leaseback

For the year ended December 31, 2022, the Company engaged in a sale and leaseback transaction involving a 99-year lease of property. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financial liability by the Company. Encore DEC, LLC (“Encore”), a related party is a guarantor for this financial liability. Encore is 100% owned by Randy Soule who is the sole member of the Company.

The financial liability is categorized as long-term liability and the balance due was $132,767,058 and $132,727,928, respectively as of December 31, 2024, and 2023, which is presented net of unamortized closing costs.

As of December 31, 2024, the Company’s financial liability is secured by substantially all of Reno’s assets. The financial liability bore interest equal to 7.28% in 2024 and 2023 (Base Interest) and is payable quarterly. Additionally, the financial liability will include supplemental interest payments beginning March 31, 2023, equal to 2.48 % of the Base Interest, with increases to 5.02%, 7.63%, and 10.30% of the Base Interest in the succeeding three years, respectively. Beginning in the sixth year the supplemental interest will be adjusted on an annual basis in accordance with the Consumer Price Index (“CPI”). All rent payments as per the lease agreement is classified as interest. Principal payment is not due in the first 5 years of the lease. Beginning on the first day of the sixth year of the lease, on the first business day of each month of every calendar year during the Term, Tenant shall pay to Landlord in addition to Base Interest and Supplemental Interest, an amount equal to the prior calendar month’s gross revenue generated at the project after deducting the following: (i) normal and customary operating expenses, (ii)Base interest, (iii) Supplemental interest, (iv) any additional Rent, and (v) debt service and other payments to Lender under the Leasehold Encumbrance.

The gross financial liability balance was $136,533,315 at December 31, 2024, and 2023, respectively, which is presented net of the unamortized closing costs on the note of $3,766,257 and $3,805,387, respectively, as of December 31, 2024, and 2023. At December 31, 2024, and 2023, unpaid accrued interest on this note was $10,812,055 and $1,223,116, respectively. The unpaid accrued interest as of December 31, 2024, includes additional rent and late fees of $2,930,867 as disclosed in the consolidated statements of operations. The interest on the lease is capitalized to CIP for $10,548,867 and $10,265,025 during the period ending December 31, 2024, and 2023, respectively.

Additionally in connection with the issuance of this financial liability, Reno incurred direct costs and closing fees totaling $3,873,864. These costs have been recognized as debt closing costs and are being amortized over the term of the note. During the years ended December 31, 2024, and 2023, $39,130 and $39,130, respectively, of debt closing costs for each period has been capitalized as construction in progress.

On April 18, 2025, and April 30, 2025, the Company received notice that Reno is in default of the terms of the lease for its failure to make certain payments that are due and owing thereunder. Reno has not made payment of the amounts demanded.

On June 11, 2025, XCF Global Capital, Inc (“XCF”), Reno and the lender entered into a forbearance agreement, pursuant to which the lender has agreed to forbear from exercising its rights and remedies under the lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025. In consideration of the forbearance, XCF issued 4,000,000 shares of New XCF Common Stock to the lender. The net proceeds of any sale of the shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by Reno.

NOTE 6. LOAN PAYABLE

During the year ended December 31, 2023, the Company entered into loan payable with GL Part SPV I, LLC (“GL”) borrowing an aggregate of $2,350,000. The amount was borrowed on various dates ranging from August 14, 2023, to November 20, 2023. As of December 31, 2024, and 2023, the balance due for this loan was $2,350,000. The payable does not bear any interest rate and has no due date is payable upon demand. The balance is classified as current on the consolidated balance sheets. The management of the Company expects to repay the balance upon generating the cash flow through operations or financing activity.

F-40

NOTE 7. RELATED PARTY TRANSACTIONS

Related Party Payable

Encore provides Engineering, Procurement and Construction (“EPC”) services to New Rise. Encore is 100% owned by Randy Soule who is the sole member of the Company. During the years ended December 31, 2024, and 2023, Encore provided feedstock degumming, hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion service to New Rise and the Company incurred costs of $14,951,600 and $10,125,305, respectively, which were subsequently capitalized to CIP. During the years ended December 31, 2024, and 2023, Encore paid expenses on behalf of New Rise totaling $51,732 and 4,483,886 (net of expense reimbursements to Encore), respectively. The outstanding balance payable to Encore as of December 31, 2024, and 2023, was $38,613,470 and $28,617,235, respectively. The payable does not bear any interest rate and has no due date is payable upon demand. The balance is classified as current on the consolidated balance sheets. The management of the Company expects to repay the balance upon generating the cash flow through operations or financing activity.

Loan Payable to Related Party

During the year ended December 31, 2024, the Company entered into a loan payable with New Rise SAF Renewables Limited Liability (“NR SAF”), borrowing an aggregate of $2,396,334. NR SAF is 90.01% owned by Randy Soule who is the sole member of New Rise. The amount was borrowed on various dates ranging from January 29, 2024, to December 9, 2024. As of December 31, 2024, and 2023, the balance due for this loan was $2,396,334 and $0, respectively The payable does not bear any interest rate and has no due date is payable upon demand. The balance is classified as current on the consolidated balance sheets. The management of the Company expects to repay the balance upon generating the cash flow through operations or financing activity.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserve costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

In March 2024, Polaris Processing, LLC (“Polaris”) filed an arbitration demand against New Rise Reno related to unpaid invoices and alleged violations of a non-solicitation provision under an Operations and Maintenance Services Agreement. In April 2024, the parties entered into a settlement agreement under which New Rise Reno agreed to pay Polaris $1,700,000.

Subsequent to making the settlement payments through outside legal counsel, New Rise Reno was informed that approximately $950,000 of the payments had not been received by Polaris and were misdirected due to a cybersecurity incident affecting outside legal counsel. New Rise Reno’s legal counsel is in the process of pursuing insurance recovery for the misdirected funds. However, New Rise Reno remains obligated to Polaris for the unpaid amount. In October 2024, Polaris filed a complaint seeking summary judgment for the unpaid amount.

As of December 31, 2024, the Company recorded a liability of $950,000 within accrued expenses and other current liabilities and a corresponding other receivable of $950,000 for the amount expected to be recovered from New Rise Reno’s legal counsel. This matter is expected to be resolved within the next twelve months.

NOTE 9. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances in financial institutions. The balances in the financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company’s cash balances may be in excess of the insured limit.

F-41

NOTE 10. VENDOR CONCENTRATIONS

As of December 31, 2024, the Company had three major vendors that accounted for approximately 79% and $4,052,989 of accounts payable at year end. As of December 31, 2023, the Company had one major vendor that accounted for approximately 64% and $3,118,364 of accounts payable at year end. The Company expects to maintain these relationships with the vendors.

NOTE 11. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date of the accompanying consolidated financial statements were issued for subsequent events disclosure or adjustment consideration.

New Rise Closing

On February 19, 2025, XCF completed the acquisition of New Rise Renewables. At closing, the aggregate purchase price of $1.1 billion was reduced by $118,738,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to XCF. As a result, RESC Renewables Holdings, LLC was issued 88,126,200 shares of XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL is entitled to receive 4,406,310 shares of the XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule. XCF also expects to enter into an EPC and Transition Services Agreement with Encore DEC, LLC as it relates to the development of New Rise Reno 2, which was acquired by XCF on January 23, 2025.

Greater Nevada Credit Union Loan

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of Reno’s failure to make required minimum monthly payments. The letter also demands that Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the date of filing, Reno has not made payment of the amounts demanded. As of September 30, 2025, the amount required to bring the GNCU Loan current is approximately $25,302,788, inclusive of principal and interest, excluding approximately $2,350,030 of penalties/late charges.

Twain Ground Lease

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to Reno asserting that Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from Reno to cure the claimed default. These notices were in addition to prior correspondence directed to Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025 notice demanded payment by April 28, 2025 and the April 30, 2025, notice demanded immediate payment. As of September 30, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled $23,719,746, comprised of (i) $15,671,955 of lease payments and (ii) $8,047,791 of late fees and penalties.

Twain Forbearance Agreement

On June 11, 2025, New XCF, Reno and Twain entered into a forbearance agreement, pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the Twain Forbearance Agreement. In consideration of Twain’s forbearance, New XCF issued 4,000,000 shares of New XCF Common Stock to Twain and use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the Landlord Shares for resale. The net proceeds of any sale of the shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by Reno to Twain.

F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

XCF Global Capital, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheet of XCF Global Capital, Inc. (a Nevada corporation) (the “Company”) as of December 31, 2024, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the 2024 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since its inception and management expects operating losses and negative cash flows to continue for the foreseeable future. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2025.

Dallas, Texas

September 12, 2025

F-43

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

XCF Global Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of XCF Global Capital, Inc (the “Company”) as of December 31, 2023, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 9, 2023 (inception) to December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from February 9, 2023 (inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a loss from operations and will require significant capital to sustain operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

We served as the Company’s auditor from January 2024 through April 2025.

Dallas, Texas

April 22, 2024

F-44

XCF GLOBAL CAPITAL, INC.

BALANCE SHEETS

	As of December 31, 2024	As of December 31, 2023

ASSETS
Current assets
Cash	$353,174	$55,647
Related party receivables	11,699	-
Investment in preferred equity	2,340,000	-
Other receivables	804,611	-
Other assets	9,784	-
Total current assets	3,519,268	55,647

Land	360,000	360,000
Construction in progress	12,887,415	12,887,415
TOTAL ASSETS	$16,766,683	$13,303,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Professional fees payable	$2,809,978	$47,557
Accrued expenses and other current liabilities	219,054	134,680
Related party payables	3,000	13,000
Interest payable	501,402	331,259
Notes payable	1,374,417	1,439,095
Note payable to related party	356,426	356,426
Convertible notes payable to related party	-	202,383
Total current liabilities	5,264,277	2,524,400

TOTAL LIABILITIES	5,264,277	2,524,400

Commitments and contingencies (Note 9)

STOCKHOLDERS’ EQUITY
Preferred stock; $0.001 par value, 100,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 900,000,000 shares authorized; 74,999,777 and 62,329,743 shares issued and outstanding, respectively	75,000	62,330
Subscription receivable	(556,801)	(42,500)
Additional paid-in capital	17,052,806	11,005,442
Accumulated deficit	(5,068,599)	(246,610)
TOTAL STOCKHOLDERS’ EQUITY	11,502,406	10,778,662
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,766,683	$13,303,062

The accompanying notes are an integral part of these financial statements.

F-45

XCF GLOBAL CAPITAL, INC.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2024	For the Period February 9, 2023 (inception) to December 31, 2023

Revenues	$-	$-

Operating expenses
Professional fees	3,706,994	141,557
Regulatory fees	337,500	-
Rent expenses	118,696	-
General and administrative expenses	446,928	69,660
Total operating expenses	4,610,118	211,217
Operating loss	(4,610,118)	(211,217)

Other income (expenses)
Interest income	24	-
Interest expense	(211,895)	(35,393)
Total other income (expenses)	(211,871)	(35,393)

Net loss	$(4,821,989)	$(246,610)

Loss per common share, basic and diluted	$(0.07)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	65,477,896	17,422,029

The accompanying notes are an integral part of these financial statements.

F-46

XCF GLOBAL CAPITAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2024,

AND FOR THE PERIOD FEBRUARY 9, 2023 (INCEPTION) TO DECEMBER 31, 2023

					Additional
	Preferred stock		Common stock		Paid in	Subscription	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance at January 1, 2024	-	$-	62,329,743	$62,330	$11,005,442	$(42,500)	$(246,610)	$10,778,662
Subscription received during the period	-	-	-	-	-	42,100	-	42,100
Common shares issued in the settlement of convertible debt	-	-	12,670,034	12,670	6,047,364	(556,401)	-	5,503,633
Net loss	-	-	-	-	-	-	(4,821,989)	(4,821,989)
Balance at December 31, 2024	-	$-	74,999,777	$75,000	$17,052,806	$(556,801)	$(5,068,599)	$11,502,406

					Additional
	Preferred stock		Common stock		Paid in	Subscription	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance at February 9, 2023 (inception)	-	$-	-	$-	$-	$-	$-	$-
Common shares issued during the year	-	-	42,500,000	42,500	-	(42,500)	-	-
Common shares issued in the settlement of convertible debt	-	-	2,329,743	2,330	1,075,114	-	-	1,077,444
Common shares issued for the asset acquisition	-	-	17,500,000	17,500	9,930,328	-	-	9,947,828
Net loss	-	-	-	-	-	-	(246,610)	(246,610)
Balance at December 31, 2023	-	$-	62,329,743	$62,330	$11,005,442	$(42,500)	$(246,610)	$10,778,662

The accompanying notes are an integral part of these financial statements.

F-47

XCF GLOBAL CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2024	For the Period February 9, 2023 (inception) to December 31, 2023

Cash flows from operating activities:
Net loss	$(4,821,989)	$(246,610)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of convertible notes for services paid on behalf of XCF	-	50,000
Conversion of interest payable to common stock	9,651	-
Changes in operating assets and liabilities:
Interest payable	170,144	35,393
Professional fees payable	2,762,421	47,557
Receivable from related party	(11,699)	-
Related party payable	(5,000)	-
Other receivables	(814,395)	-
Accrued expenses and other current liabilities	84,374	43,924
Net cash used in operating activities	(2,626,493)	(69,736)

Cash flows from investing activities:
Construction in progress	-	(35,000)
Net cash used in investing activities	-	(35,000)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	2,943,599	152,383
Subscription received	42,100	-
Repayment of notes	(64,679)	-
Receipt from related party	3,000	8,000
Net cash provided by financing activities	2,924,020	160,383

Cash at beginning of period	55,647	-
Cash at the end of period	$353,174	$55,647

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$18,949	$-

Supplemental disclosure of non-cash investing and financing activities:
Assumption of notes payable	$-	$1,439,095
Assumption of accrued expenses	$-	$90,756
Assumption of related party payable	$-	$5,000
Assumption of notes payable to related party	$-	$356,426
Assumption of interest payable	$-	$295,866
Common stock issued for conversion of debt	$6,060,034	$1,077,444
Common stock issued for asset acquisition	$-	$9,947,828
Acquisition of construction in progress and land	$-	$13,212,415
Conversion of loan fees to common stock	$100,000	$-
Convertible notes issued for Acquisition of Preferred Membership Units of New Rise SAF Renewables Limited Liability Company	$2,340,000	$-

The accompanying notes are an integral part of these financial statements.

F-48

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

XCF Global Capital, Inc. (“XCF or the “Company”) was founded and incorporated on January 20, 2023, with the mission to reduce the world’s carbon footprint through production of clean-burning, sustainable biofuels, principally Sustainable Aviation Fuel (“SAF”). SAF is a synthetic kerosene derived from non-food feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently blended with conventional Jet-A fuel. XCF was originally formed as a holding company to scale and operate clean fuel production facilities with plans to implement a fully integrated business model from feedstock supply and production to marketing and sales of renewable fuels. XCF intends to build a nationwide portfolio of SAF production facilities that use non-food feedstocks at competitive production costs and implement a fully integrated business model from feedstock supply and production to marketing and sales of sustainable aviation fuels. XCF owns biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina which XCF intends to further build-out and reconstruct to produce SAF.

On October 31, 2023, XCF entered into an asset purchase agreement with Southeast Renewables, LLC (“Southeast”) to acquire a biodiesel plant in Wilson, North Carolina. Also, on October 31, 2023, XCF entered into an asset purchase agreement with Good Steward Biofuels FL, LLC (“Good Steward”) to acquire a biodiesel plant in Fort Myers, Florida.

Basis of Presentation

The accompanying financial statements for XCF have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying financial statements are for the year ended 2024 and from the incorporation of XCF on February 9, 2023, through December 31, 2023.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Such estimates include useful lives of property and equipment, valuation of long-lived assets and their recoverability, and income taxes. The Company bases its estimates on historical experience and also on assumptions that management considers reasonable. The Company assesses these estimates on an ongoing basis; however, actual results could materially differ from these estimates.

Liquidity and Going Concern

In accordance with Accounting Standards Update, (“ASU”), 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Disclosures in the notes to the financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

From inception through December 31, 2024, the Company incurred recurring losses. The Company’s net loss was $4,821,989 and $246,610 in the year ended December 31, 2024, and the period February 9, 2023 (inception) to December 31, 2023, respectively. The Company had an accumulated deficit of $5,068,599 and current liabilities of $5,264,277 as of December 31, 2024, and cash and cash equivalents, of $353,174. The Company believes that operating losses and negative operating cash flows will continue into the foreseeable future

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and the significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

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If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. There can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES

Cash and Cash Equivalents

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes the credit risk to be minimal.

Property, Plant and Equipment

Land, machinery and equipment and operation plant are recorded at cost less accumulated depreciation. Depreciation of machinery and equipment and operation plant is calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to thirty-nine years. Expenditures for renewals and betterments that extend the useful lives of or improve existing property or equipment are capitalized. Expenditure on maintenance and repairs are expensed as incurred.

Depreciation commences upon the machinery and equipment and operation plant being placed in service. As of December 31, 2024, no machinery, equipment or operation plant had been placed in service and therefore there was no accumulated depreciation as of the balance sheet date.

Construction in progress represents expenditures necessary to bring an asset, project, new facilities or equipment to the condition necessary for its intended use and are capitalized and recorded at cost. Once completed and ready for its intended use, the asset is transferred to property, plant and equipment to be depreciated or amortized.

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the year ended December 31, 2024, no triggering events were identified that would require a quantitative assessment.

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Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes require a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

Segments

Operating segments as defined in ASC 280, “Segment Reporting”, are components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

XCF has one reportable segment: renewable fuels. The renewable fuels segment will derive revenues from selling renewable energy products in the future once the Company’s plant facilities become operational. XCF’s chief operating decision maker is the senior executive committee that includes the Chief Executive Officer and Chief Financial Officer.

The measures of segment profit or loss and total assets used by the chief operating decision maker to assess performance for the renewable fuels segment and decide how to allocate resources is based on net income (loss) and total assets as reported on the statements of operations and balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the chief operating decision maker are those that are reported in the Company’s statements of operations.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosures”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

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●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company’s financial instruments consist of cash, related party receivables, other receivables, professional fees payable, accrued expenses and other current liabilities, related party payables, notes payable, note payable to related party, and convertible notes payable to related party. The carrying value of each financial instrument approximates fair value due to the short-term nature of the instruments.

Net Loss Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. For the year ended December 31, 2024 and period February 9, 2023 (inception) to December 31, 2023, no dilutive effect for common stock equivalents was considered in the calculation of diluted loss per share as their effect was anti-dilutive.

Changes in Presentation

During the year ended December 31, 2024, the Company reclassified the presentation of legal fees payable on the balance sheets. Previously, the Company included legal fees payable in Accrued expenses and other current liabilities but for the year ended December 31, 2024, it is included in Professional fees payable. The Company also reclassified Other expenses to General and administrative expenses on the statements of operations. These changes have been applied retrospectively and certain reclasses have been made to conform the presentation for the aforementioned changes in presentation.

Recent Accounting Pronouncements

Recently Adopted Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which improves reportable segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application. The Company adopted ASU 2023-07 for the year ended December 31, 2024, and updated its related disclosures.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosure” (“ASU 2023-09”), which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) – Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures.

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NOTE 3. ASSET ACQUISITIONS

North Carolina

On October 31, 2023, the Company entered into an asset purchase agreement with Southeast Renewables, LLC (“Southeast Renewables”) to acquire its Wilson, North Carolina biodiesel plant. The Company issued Southeast Renewables 7,700,000 shares of XCF common stock and issued a convertible promissory note (“Southeast Renewables Convertible Note”) in principal amount of $23,000,000, with a maturity date of October 31, 2024. The transaction did not meet the definition of a business combination and was accounted for as an asset acquisition.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of XCF common stock.

The Company determined that the fair value of the assets acquired were more readily determinable than the fair value of the shares issued, and convertible note issued and have therefore recognized the assets acquired and liabilities assumed on a relative fair value basis. The following table summarizes the acquisition date fair value of the purchase price allocation assigned to each major class of assets acquired and liabilities assumed during the period ended December 31, 2023, as follows:

ASSETS ACQUIRED
Land	$360,000
Biodiesel plants	4,280,207
Total assets acquired	$4,640,207

LIABILITIES ASSUMED
Assumed indebtedness	$1,720
Total liabilities assumed	$1,720

Ft. Myers, Florida

On October 31, 2023, the Company also entered into an asset purchase agreement with Good Steward Biofuels FL, LLC (“Good Steward”), to acquire its Fort Myers, FL biodiesel plant assets. The Company issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of XCF common stock as partial consideration for the purchase and also assumed certain liabilities to Southeast Renewables. The transaction did not meet the definition of a business combination and was accounted for as an asset acquisition.

The Company determined that the fair value of the assets acquired were more readily determinable than the fair value of the shares issued and have therefore recognized the assets acquired and liabilities assumed on a relative fair value basis. The following table summarizes the acquisition date fair value of the purchase price allocation assigned to each major class of assets acquired and liabilities assumed during the period ended December 31, 2023, as follows:

ASSETS ACQUIRED
Biodiesel plants	$8,572,208
Total assets acquired	$8,572,208

LIABILITIES ASSUMED
Assumed indebtedness	$2,185,423
Total liabilities assumed	$2,185,423

The construction in progress is $12,887,415 which is comprised of $ 4,280,207 of biodiesel plant in North Carolina, $8,572,208 of biodiesel plant in Ft. Myers, Florida and $35,000 of capitalized expenses.

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NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,	December 31,
	2024	2023

Construction in progress	$12,887,415	$12,852,415
Additions	-	35,000
Construction in progress	$12,887,415	$12,887,415

The Company has not placed any of the assets into service, therefore depreciation expense for the year ended December 31, 2024 and for the period February 9, 2023 (inception) to December 31, 2023, was $0.

NOTE 5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following as of:

	December 31,	December 31,
	2024	2023

Property tax payable	$122,671	$78,817
Other current liabilities	96,383	55,863
Accrued expenses and other current liabilities	$219,054	$134,680

NOTE 6. NOTES PAYABLE

On October 31, 2023, as part of the asset acquisition of the Wilson, North Carolina biodiesel plant, the Company issued a convertible promissory note, in the aggregate principal amount of $23,000,000 as part of the purchase consideration, with a maturity date of October 31, 2024 (the “Southeast Renewables Convertible Note”). The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8% and could be converted into shares of XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion. On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of XCF common stock.

The Company assumed several promissory note agreements for an aggregate notes payable amount of $1,439,095 and interest payable of $295,866 related to these notes as of December 31, 2023. Interest on the promissory notes ranges from 8% - 12% per annum. These notes are in default due to nonpayment upon the maturity dates and the outstanding balances have been classified as current on the balance sheet as of December 31, 2024. One of the promissory notes is secured by the building and all equipment located in the biodiesel plant in Fort Myers, Florida. As of December 31, 2024, the Company has outstanding notes payable balance totaling $1,374,417.

During the years ended December 31, 2024, and the period February 9, 2023 (inception) to December 31, 2023, the Company recognized $156,249 and $26,541 in interest expense, respectively, related to these notes.

NOTE 7. CONVERTIBLE NOTES PAYABLE

During the period February 9, 2023 (inception) to December 31, 2023, the Company entered into convertible notes payable with GL Part SPV I, LLC (“GL”), a shareholder of the Company, borrowing an aggregate of $202,383. The balance can be converted into common stock of the Company, with one share issued for each dollar outstanding upon conversion. Interest on convertible notes is 10% per annum. Maturity dates for these promissory notes are less than 1 year. As of December 31, 2024, the balance was converted into common stock.

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From January 1, 2024, to February 27, 2024, GL loaned an additional $1,608,000 to XCF. The unsecured loans were interest bearing at 10% per annum and convertible into shares of XCF common stock at a stock price conversion factor of $1 per share. On February 14, 2024, XCF and GL entered into a note purchase agreement to convert $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of XCF common stock. On February 27, 2024, XCF and GL entered into a note purchase agreement to convert the remaining $600,000 of principal and $164 in accrued interest into 600,164 shares of XCF common stock.

On October 15, 2024, XCF and GL entered into a convertible note for $2,000,000. The convertible note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On October 16, 2024, the convertible note was converted into 5,000,000 shares of XCF common stock. XCF has not received $556,401 of the note proceeds and the balance is classified as subscription receivable in the statements of stockholders’ equity as the convertible note has been converted into XCF common stock.

On November 15, 2024, XCF and GL entered into a convertible note for $1,000,000. The convertible note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On November 15, 2024, the convertible note was converted into 2,500,000 shares of XCF common stock.

On December 6, 2024, XCF and GL entered into a convertible note for $1,090,000. The convertible note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On December 6, 2024, the convertible note was converted into 2,725,000 shares of XCF common stock.

On December 31, 2024, XCF and GL entered into a convertible note for $250,000. The convertible note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On December 31, 2024, the convertible note was converted into 625,000 shares of XCF common stock.

Considering the XCF common stock of 20,450,000 shares outstanding as of December 31, 2023, and combined with the 12,670,034 shares of XCF common stock issued under the conversions, GL owned 33,120,034 shares of XCF, representing a 44.16% ownership interest.

During the year ended December 31, 2024, and period February 9, 2023 (inception) to December 31, 2023, the Company recognized $6,853 and $0 in interest expense, respectively, related to these notes. The interest expense for the year ended December 31, 2024, was converted into common stock of the Company.

NOTE 8. INVESTMENT IN PREFERRED EQUITY

New Rise SAF Renewables Limited Liability Company (“New Rise SAF”) issued the Company 100,000 preferred membership units in exchange for $1,000,000 on November 16, 2024, 109,000 preferred membership units in exchange for $1,090,000 on December 6, 2024, and 25,000 preferred membership units in exchange for $250,000 on December 31, 2024. The preferred membership units have a liquidation preference five times over the common membership interest holders of New Rise SAF. The units are recorded as investments in equity securities pursuant to ASC 321 and recognized at cost minus impairment.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

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NOTE 10. INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740, “Incomes Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operation in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	2024	2023

Federal tax statutory rate	21.0%	21.0%
Permanent difference	(0.0)%	(0.0)%
Valuation allowance	(21.0)%	(21.0)%
Effective rate	0%	0%

Significant components of the Company’s estimated deferred assets and liabilities as of December 31, 2024 and 2023 are as follows:

	2024	2023
	(net)	(gross)
Net operating loss	$51,931	$246,610
Start-up costs	444,553	-
Transaction costs	567,922	-
Valuation allowance	(1,064,406)	(246,610)
Deferred tax assets, net of valuation allowance	$-	$-

As of December 31, 2024, we had federal net operating loss of $247,288 which has an indefinite carryforward period.

NOTE 11. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 900,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The Company is presently authorized to issue up to 900,000,000 shares of common stock, $0.001 par value per share, of which 74,999,777 and 62,329,743 shares of common stock were issued and outstanding as of December 31, 2024, and 2023, respectively. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available.

The holders of the Company’s common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock, currently including the Company’s preferred stock. The shares of common stock are not redeemable and have no preemptive or similar rights.

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Convertible Notes – Conversions

During the year ended December 31, 2024, and period February 9, 2023 (inception) to December 31, 2023, the Company issued 12,670,034 and 17,500,000 shares of common stock, respectively, in connection with the conversion of the convertible notes discussed in Note 6.

NOTE 12. SIGNIFICANT CONTRACTS

Membership Interest Purchase Agreement

On December 8, 2023, XCF entered into a Membership Interest Purchase Agreement with RESC Renewables Holdings, LLC (“RESC Renewables”) to acquire all of the issued and outstanding Membership Interests of New Rise Renewables, LLC (“New Rise”) in exchange for a convertible promissory note of $100,000,000 (the “New Rise Convertible Note”) and 88,750,000 common stock shares of XCF. The transaction will result in XCF acquiring the business and operations of New Rise, including a renewable fuels processing plant located in Reno, Nevada. The transaction closed subsequent to December 31, 2024, refer to Note 14.

On December 8, 2023, XCF entered into a Membership Interest Purchase Agreement (“New Rise SAF MIPA”) with Randy Soule and GL to acquire all of the issued and outstanding Membership Interests of New Rise SAF in exchange for 20,000,000 common stock shares of XCF. The transaction will result in XCF owning a 10-acre plot adjacent to the New Rise Reno production facility. XCF intends to construct a processing plant, New Rise Reno 2, to produce sustainable aviation fuel. The transaction closed subsequent to December 31, 2024, refer to Note 14.

Debt and Equity Transactions

On March 12, 2024, the Company was the subject of a Form 8-K filing with the Securities and Exchange Commission (“SEC”) to effectuate a merger with a special purpose acquisition company, Focus Impact BH3 Acquisition Company (“Focus Impact”).

On March 12, 2024, the Company entered into a Company Support Agreement with the holders of the New Rise Convertible Note to void the New Rise Convertible Note and issue an amended convertible note on the closing of the transaction, with a mandatory conversion feature of the outstanding principal balance on the amended convertible note for shares of Class A common stock of Focus Impact BH3 Newco, Inc. common stock at a conversion price of $10 per share upon the consummation of the transaction with Focus Impact discussed above. The amended convertible note has not yet been issued and accounting for it is not required.

These transactions were subsequently completed in 2025 as disclosed in Note 14.

NOTE 13. RELATED PARTY TRANSACTIONS

Issuance of Common Stock to GL Part SPV I, LLC

GL’s beneficial ownership of XCF as of December 31, 2023, was comprised of 20,450,000 common stock shares (issued on September 14, 2023, for an aggregate purchase price of $20,450 in cash, or approximately $0.001 per share, or 27.3%). During the period ended December 31, 2024, the Company issued 12,670,034 shares of common stock in connection with the conversion of the convertible promissory note discussed in Note 6. As of December 31, 2024, the aggregate ownership of GL is comprised of 33,120,034 Common Stock or 44.2%.

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Borrowing

During the period ended December 31, 2024, GL agreed to loan XCF $5,948,000 in the form of convertible notes payable to be used for a portion of XCF’s expenses for its initial public offering. All convertible notes payable were converted into common stock during the period ended December 31, 2024, as described in Note 6.

Notes payable to related party as of December 31, 2024, and 2023, respectively, includes $356,426 borrowed from GL. Interest on the promissory notes is 10% per annum. The note payable to related party is in default due to nonpayment upon the maturity date and the outstanding balance has been classified as current on the balance sheet as of December 31, 2024. During the years ended December 31, 2024, and the period February 9, 2023 (inception) to December 31, 2023, the Company recognized $35,643 and $6,054 in interest expense, respectively, related to these notes.

Related party payables as of December 31, 2024, and 2023 included $3,000 and $8,000 respectively; advanced to the Company from GL.

Management payable and receivable

Mihir Dange and SKY MD LLC (an entity owned 100% by Mihir Dange, Director) received $101,307 and $0 as expense reimbursements during the year ended December 31, 2024, and 2023, respectively. These expenses are included in general and administrative expenses in the income statements. The expense reimbursement payable to Mihir Dange as of December 31, 2024, and 2023, was $2,400 and 29,337, respectively, and is included in the Accrued expenses and other current liabilities on the balance sheets.

Additionally, there was a related party payable to the Vice President, Finance for bookkeeping services totaling $0 and $5,000 as of December 31, 2024, and 2023, respectively. There was an advance given to the Director and Chief Business Development Officer, for travel and other personal expenses totaling $10,199 and $0 as of December 31, 2024, and 2023, respectively and is included in the Related party receivables on the balance sheets.

NOTE 14. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date of the financial statements were issued for subsequent events disclosure or adjustment consideration.

Debt and equity issuances

On January 14, 2025, XCF and GL entered into a convertible promissory note for $200,000. The convertible promissory note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory note was converted into 500,000 shares of XCF common stock.

On January 14, 2025, XCF and GL entered into a convertible promissory note for $138,333. The convertible promissory note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory note was converted into 345,833 shares of XCF common stock.

On January 14, 2025, XCF and SKY MD LLC entered into a convertible promissory note for $138,333. The convertible promissory note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory note was converted into 345,833 shares of XCF common stock.

On January 14, 2025, XCF and Focus Impact Partners, LLC (“Focus Impact Partners”) entered into a convertible promissory note for $150,000. The convertible promissory note bears interest at 10% per annum on the outstanding principal, is unsecured, and is convertible into shares of XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory note was converted into 375,000 shares of XCF common stock.

On January 31, 2025, XCF and Innovativ Media Group, Inc. entered into a promissory note for $500,000. The promissory note bearing interest of $100,000, payable on the earliest of March 31, 2025, unless extended by mutual written consent of XCF and Innovativ Media Group, Inc., or upon an event of default. In connection with the issuance of the promissory note, XCF issued 250,000 shares of its common stock to Innovativ Media Group, Inc.

F-58

On April 17, 2025, XCF and Innovativ entered into a first amendment to the Innovativ Promissory Note (the “Amended Innovativ Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and Innovativ, or (ii) an event of default (as specified in the Amended Innovativ Promissory Note), if such note is then declared due and payable in writing by Innovativ. A “Qualified Financing Event” under the Amended Innovativ Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15 million, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3 million in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by Innovativ and XCF. The Amended Innovativ Promissory Note also provides for additional one-time interest payment on the note at a fixed rate of 12% or $60,000, which amount is in addition to the interest already payable on the original note.

On February 13, 2025, XCF and GL entered into a promissory note for gross principal amount of $1,200,000 with net proceeds from the note equal to $1,000,000. The promissory note bears interest of $240,000, is unsecured, and is due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to XCF, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, XCF issued 200,000 shares of its common stock to GL.

On April 17, 2025, XCF and GL entered into a promissory note for gross principal amount of $2,500,000. The promissory note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of XCF entering into a Qualified Financing Event, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, XCF issued 5,000,000 shares of its common stock to parties assigned by GL.

On May 10, 2025, XCF and Narrow Road Capital Ltd entered into a promissory note for gross principal amount of $700,000. The promissory note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 205 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder shall have the right, but not the obligation, to elect to receive up to 280,000 shares of XCF common stock with 500 shares being issued on May 29, 2025. On September 10, 2025 Narrow Road elected the right to receive the remaining outstanding 279,500 shares associated with the note which were convertible into 191,813 shares of XCF Global, Inc. subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company.

On May 10, 2025, XCF and Gregory Segars Cribb entered into a promissory note for gross principal amount of $250,000. The promissory note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 205 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder shall have the right, but not the obligation, to elect to receive up to 100,000 shares of XCF common stock with 500 shares being issued on May 29, 2025. On September 10, 2025 Gregory Segars Cribb elected the right to receive the remaining outstanding 99,500 shares associated with the note were convertible into 68,214 shares of XCF Global, Inc. subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company.

On July 29, 2025, subsequent to XCF’s merger with Focus Impact BH3 Acquisition Company, XCF Global Inc. and EEME Energy SPV I LLC (“EEME Energy”) entered into a Convertible Note Purchase Agreement pursuant to which the Company agreed to issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the Convertible Note Purchase Agreement, the Company also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of the Company’s Class A Common Stock as it relates to the arrangement fee and 200,000 of the Company’s Class A Common Stock as it relates to the advisory fee. EEME Energy has elected to convert the in aggregate $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of common stock of XCF Global, Inc.

F-59

New Rise SAF Closing

Our acquisition of New Rise SAF was completed on January 23, 2025. At closing, the aggregate purchase price of $200,000,000 was reduced by $12,700,000, which represented XCF’s five times liquidation preference for its preferred membership units. As a result, Randy Soule was issued 15,036,170 shares of XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference. Total consideration at closing was approximately $187,300,000 or 18,730,000 shares of XCF common stock.

New Rise Closing

On February 19, 2025, XCF completed the acquisition of New Rise. At closing, the aggregate purchase price of $1.1 billion was reduced by $118,738,000, which represented principal and interest on New Rise’s outstanding debt obligations to a financial institution and two notes payable to XCF. As a result, RESC Renewables was issued 88,126,200 shares of XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL is entitled to receive 4,406,310 shares of the XCF common stock issued to RESC Renewables. On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126.7 million compared to $118.7 million in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of XCF common stock, of which RESC Renewables received 82,965,353 and GL received 4,366,598 shares of XCF common stock. In addition, pursuant to the New Rise Renewables MIPA, XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC Renewables to Encore DEC, LLC, an entity 100% owned by Randy Soule.

Transaction with Focus Impact

On March 11, 2024, we entered into the Business Combination Agreement with Focus Impact and certain of Focus Impact’s subsidiaries. Focus Impact is a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. The transaction was structured as a merger of XCF and a wholly owned subsidiary of Focus Impact. After the completion of the transaction on June 6, 2025 (the “NewCo Merger”), XCF became a wholly owned subsidiary of Focus Impact BH3 NewCo, Inc., which was subsequently renamed to XCF Global, Inc., and XCF Global, Inc. (“New XCF”) became a new publicly traded company on NASDAQ (Nasdaq: SAFX).

Pursuant to the terms of the Business Combination Agreement:

●	in connection with the completion of the NewCo Merger (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of New XCF Class A common stock, par value $0.0001 per share (“New XCF Common Stock”) (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of New XCF Common Stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one New XCF Warrant, with New XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and
●	in connection with the completion of the Company Merger, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of New XCF Common Stock (rounded down to the nearest whole share) determined in accordance with the Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of New XCF Common Stock.

The Company is evaluating the accounting for this transaction as of the date of these financial statements.

F-60

Consulting Agreement with Focus Impact Partners

On February 19, 2025, XCF and Focus Impact Partners entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide XCF (and, the post-transaction company following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to March 31, 2025 (pro-rated from February 19, 2025, through and including March 31, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

ELOC Agreement

On May 30, 2025, NewCo and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (“Helena”). Pursuant to the ELOC Agreement, following the completion of XCF’s previously announced business combination with Focus Impact, NewCo will have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of NewCo, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, XCF has issued to Helena 740,000 shares of XCF’s common stock, representing the expected number of shares of its common stock that will be equal to 500,000 shares of NewCo Class A Common Stock as of the closing of the business combination.

Helena Note

On May 30, 2025, NewCo, XCF, Randall Soule, in his individual capacity as a shareholder of XCF, and Helena entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by NewCo or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena, representing the expected number of shares of XCF common stock that will be equal to 2,000,000 shares of NewCo Class A Common Stock (the “Advanced Shares”) as of the closing of the business combination. Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from NewCo and (ii) aggregate net proceeds from the sale of Advanced Shares, NewCo’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If the Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from NewCo, NewCo shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Randall Soule agreed to transfer 2,840,000 shares of XCF common stock held by him to Helena. The Company and Mr. Soule entered into a Share Issuance Agreement dated as of May 30, 2025, pursuant to which the Company agreed to issue Mr. Soule 2,840,000 shares of XCF common stock in consideration for Mr. Soule’s transfer of an equal number of shares to the Investor.

On July 10, 2025, New XCF and Helena entered into Amendment No. 1 to the Helena Note dated May 30, 2025, by and between NewCo, Helena and Randall Soule. Pursuant to Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, the Company and Soule waived Helena’s obligation to return certain shares of the Company’s Class A Common Stock pursuant to Section 11.2 of the original Helena Note. The Company and Soule agreed to amend the Share Issuance Agreement dated as of May 30, 2025 between the Company and Soule. Under the terms of the amendment, Soule has agreed to return to the Company for cancellation of certain shares of the Company’s Class A Common Stock that had been issued to him pursuant to the original Share Issuance Agreement.

F-61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Focus Impact BH3 Acquisition Company

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Focus Impact BH3 Acquisition Company (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s working capital deficit as of December 31, 2024, and continued incurrence of costs in pursuit of its Initial Business Combination raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania

March 25, 2025

F-62

FOCUS IMPACT BH3 ACQUISITION COMPANY

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2024	2023
ASSETS
Current assets
Cash	$19,669	$631,337
Tax receivable	24,700	138,277
Prepaid expenses	11,830	11,306
Total current assets	56,199	780,920
Investments held in Trust Account	13,699,805	24,554,804
Total assets	$13,756,004	$25,335,724
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$4,950,743	$157,789
Excise tax payable	400,854	283,933
Income taxes payable	155,221	—
Reserve for uncertain tax positions	—	955,617
Non-Redemption Agreement	1,250,000	—
Derivative warrant liability	358,000	1,074,000
Note payable – Sponsor	110,000	—
Note Payable - Polar, at fair value	849,839	346,353
Due to related party	27,500	64,750
Total current liabilities	8,102,157	2,882,442
Reserve for uncertain tax positions - long-term	115,870	—
Total liabilities	8,218,027	2,882,442

Temporary equity
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,212,124 and 2,312,029 shares issued and outstanding at approximately $10.95 and $10.38 redemption value at December 31, 2024 and 2023, respectively	13,266,851	24,005,323
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 4,100,000 and 3,000,000 shares issued and outstanding (excluding 1,212,124 and 2,312,029 shares subject to possible redemption) at December 31, 2024 and 2023, respectively	410	300
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,608,333 and 2,739,916 shares issued and outstanding at December 31, 2024 and 2023	161	274
Accumulated deficit	(7,729,445)	(1,552,615)
Total stockholders’ deficit	(7,728,874)	(1,552,041)
Total liabilities, temporary equity and stockholders’ deficit	$13,756,004	$25,335,724

The accompanying notes are an integral part of the consolidated financial statements.

F-63

FOCUS IMPACT BH3 ACQUISITION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
Operating costs	$(5,558,813)	$(1,692,413)
Loss from operations	(5,558,813)	(1,692,413)

Other income:
Interest income – operating account	10,288	301
Interest income – Trust Account	1,025,532	2,296,926
Waiver of deferred offering costs liability attributable to warrants	—	501,550
Change in fair value of derivative warrant liabilities	716,000	1,048,940
Change in fair value of Note Payable - Polar	(321,730)	(87,204)
Change in fair value of Non-Redemption Agreement	(1,250,000)	(1,230,000)
Total other income, net	180,090	2,530,513

(Loss) income before provision for income taxes	(5,378,723)	838,100
Income tax benefit (provision)	104,163	(510,293)

Net (loss) income	$(5,274,560)	$327,807

Weighted average shares outstanding, redeemable Class A common stock subject to possible redemption	1,849,227	4,368,896

Basic and diluted net loss per share, redeemable Class A common stock subject to possible redemption	$(0.26)	$(0.62)

Weighted average shares outstanding, non-redeemable Class A common stock and Class B common stock	5,738,622	5,749,668

Basic and diluted net (loss) income per share, non-redeemable Class A common stock and Class B common stock	$(0.84)	$0.53

The accompanying notes are an integral part of the consolidated financial statements.

F-64

FOCUS IMPACT BH3 ACQUISITION COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	—	$—	—	$—	5,750,000	$575	—	$(10,016,759)	$(10,016,184)
Accretion of Class A common stock to redemption value	—	—	—	—	—	—	—	(2,272,693)	(2,272,693)
Deemed contribution by Former Sponsor	—	—	—	—	—	—	—	1,323,661	1,323,661
Contribution - non-redemption agreements	—	—	—	—	—	—	—	1,230,000	1,230,000
Security Subscription Agreement - Polar	—	—	—	—	—	—	—	590,851	590,851
Excise tax payable	—	—	—	—	—	—	—	(283,933)	(283,933)
Cancellation and retirement of Class B common stock	—	—	—	—	(10,084)	(1)	—	1	—
Conversion of Class B common stock to Class A common stock	—	—	3,000,000	300	(3,000,000)	(300)	—	—	—
Waiver of Deferred Underwriters’ Fee	—	—	—	—	—	—	—	7,548,450	7,548,450
Net income	—	—	—	—	—	—	—	327,807	327,807
Balance as of December 31, 2023	—	$—	3,000,000	$300	2,739,916	$274	$—	$(1,552,615)	$(1,552,041)
Accretion of Class A common stock to redemption value	—	—	—	—	—	—	—	(953,596)	(953,596)
Conversion of class B common stock to Class A common stock	—	—	1,100,000	110	(1,100,000)	(110)	—	—	—
Cancellation and retirement of Class B common stock	—	—	—	—	(31,583)	(3)	—	3	—
Subscription Agreement - Polar	—	—	—	—	—	—	—	168,244	168,244
Excise tax payable	—	—	—	—	—	—	—	(116,921)	(116,921)
Net loss	—	—	—	—	—	—	—	(5,274,560)	(5,274,560)
Balance as of December 31, 2024	—	$—	4,100,000	$410	1,608,333	$161	$—	$(7,729,445)	$(7,728,874)

The accompanying notes are an integral part of the consolidated financial statements.

F-65

FOCUS IMPACT BH3 ACQUISITION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(5,274,560)	$327,807
Adjustments to reconcile net income to net cash used in operating activities:
Interest income – Trust Account	(1,025,532)	(2,296,926)
Change in fair value of derivative warrant liabilities	(716,000)	(1,048,940)
Change in fair value of Note Payable - Polar	321,730	87,204
Waiver of deferred offering costs liability attributable to warrants	—	(501,550)
Change in fair value of Non-Redemption Agreement	1,250,000	1,230,000
Changes in operating assets and liabilities:
Prepaid expenses	(524)	(11,306)
Accounts payable and accrued expenses	4,792,954	157,789
Due to related party	—	(23,256)
DE franchise taxes payable	(24,700)	—
Income tax payable and reserve for uncertain tax positions	(546,249)	134,293
Net cash used in operating activities	(1,222,881)	(1,944,885)
Cash flows from investing activities
Investments in Trust Account	—	(350,881)
Proceeds withdrawn from trust account for the payment of taxes	188,463	1,039,727
Funds withdrawn for redemption	11,692,068	28,393,290
Net cash provided by investing activities	11,880,531	29,082,136
Cash flows from financing activities
Proceeds from convertible promissory note	—	988,402
Payment of convertible promissory note	—	(300,000)
Proceeds from note payable – Polar	350,000	850,000
Proceeds from promissory note to related party	49,386	812,411
Proceeds from note payable - Sponsor	110,000	—
Repayment of promissory note to related party	(86,636)	(477,152)
Redemptions of common stock	(11,692,068)	(28,393,290)
Net cash used in financing activities	(11,269,318)	(26,519,629)
Net change in cash	(611,668)	617,622
Cash at beginning of year	631,337	13,715
Cash at end of year	$19,669	$631,337
Supplemental disclosure of non-cash investing and financing activities:
Accretion of Class A common stock to redemption value	$953,596	$2,272,693
Excise tax payable	$116,921	$283,933
Conversion of Class B common stock to Class A common stock	$110	$300
Deemed contribution - forgiveness of convertible promissory note	$—	$988,402
Deemed contribution - forgiveness of promissory note	$—	$335,259
Cancellation and retirement of Class B common stock	$3	$1
Impact of the waiver of deferred commission by the underwriters attributable to common shares	$—	$7,548,450
Supplemental disclosure of cash flow information:
Income taxes paid	$442,027	$376,000

The accompanying notes are an integral part of the consolidated financial statements.

F-66

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Note 1—Organization and Plan of Business Operations

Focus Impact BH3 Acquisition Company (f/k/a/ Crixus BH3 Acquisition Company) (the “Company”) is a blank check company incorporated as a Delaware company on February 23, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

The registration statement for the initial public offering of the Company (the “Initial Public Offering”) was declared effective on October 4, 2021 and the Company consummated the Initial Public Offering by selling 23,000,000 units at a purchase price of $10.00 per Unit (“Units”). Each Unit consists of one Class A common stock and one-half public warrant. Each whole warrant (“Public Warrant”) entitles the holder to purchase one Class A common stock at a price of $11.50 per share.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,400,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to Crixus BH3 Sponsor LLC (the “Former Sponsor”) which is described in Note 4.

Following the closing of the Initial Public Offering, an amount of $232,300,000 or $10.10 per Unit from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of an Initial Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has not yet begun operations and therefore, all activity for the period from February 23, 2021 (date of inception) through December 31, 2024, relates to the Company’s Initial Public Offering,  identifying a target for the Initial Business Combination and activities necessary for the consummation of an Initial Business Combination. The Company will not generate any operating revenues until after the completion of an Initial Business Combination, at the earliest. The Company will generate non-operating income or losses in the form of interest income from the proceeds derived from the Initial Public Offering and from changes in the fair value of the warrant derivative liability, note payable – Polar, and the 2024 non-redemption agreement.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants (as defined in Note 4), although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Company’s Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide the holders of Class A common stock, par value, $0.0001 per shares (“Class A common stock”, “Class A Shares” or “public shares”, and such holders, the “Public Stockholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks stockholder approval of the Initial Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares.

On February 27, 2025, a majority of the outstanding Common Stock voted in favor of the proposed Business Combination.

The Company will have until April 7, 2025 (as extended by the board of directors) to consummate an Initial Business Combination (the “Combination Period”). If the Company has not completed an Initial Business Combination by the such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Stockholders as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Stockholders will be entitled to receive a full pro rata interest in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company to pay its tax obligations and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the founder shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete an Initial Business Combination on or before the end of the Combination Period.

F-67

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Charter Amendments and Early Redemptions; Purchase Agreement; Anchor Transfer Agreements

On December 7, 2022, following approval by the Company’s stockholders at a special meeting (the “December 2022 Special Meeting”), the Company effected a charter amendment and an amendment to its Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, the effect of which was to change the Company’s prior termination date from April 7, 2023 to August 7, 2023 (and further extended to October 6, 2023 by the Former Sponsor providing the Company with the requisite notice and the deposit amount). In connection with the December 2022 Special Meeting, 17,987,408 public shares were tendered for redemption (the “First Redemption”). Immediately after giving effect to the First Redemption, the Company had approximately $51.2 million remaining in the Trust Account.

On September 27, 2023, the Company, the Former Sponsor and Focus Impact BHAC Sponsor, LLC (the “Sponsor”) entered into a Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, subject to satisfaction of certain conditions, the Sponsor (i) agreed to purchase an aggregate of 3,746,303 shares of Class B common stock (as defined below) from the Former Sponsor and each of the anchor investors and 4,160,000 Private Placement Warrants from the Former Sponsor for an aggregate purchase price of $16,288 and (ii) became the Sponsor of the Company (together, the “Purchase”). In connection therewith, the Former Sponsor also entered into anchor transfer agreements with each of its anchor investors, whereby each anchor investor agreed, subject to the conditions contained therein, when and as directed by the Former Sponsor, to transfer 2/3 of their shares of Class B common stock for no consideration; provided, however, upon the request of an anchor investor, the Former Sponsor shall pay to them $0.0043 per share.

The Purchase Agreement closed as of November 2, 2023. In connection with the closing of the Purchase, the Sponsor, among other things, joined as a party to (i) the Letter Agreement, dated October 4, 2021, by and between the Company and the Former Sponsor and (ii) the Registration and Stockholder Rights Agreement, dated October 4, 2021, among the Company, the Former Sponsor and certain security holders party thereto. On November 3, 2023, the Company changed its corporate name to “Focus Impact BH3 Acquisition Company”, pursuant to an amendment to its amended and restated certificate of incorporation filed with the Delaware Secretary of State on November 3, 2023.

On October 6, 2023, following approval by our stockholders at a special meeting (the “October 2023 Special Meeting”), the Company effected an amendment to its amended and restated certificate of incorporation, the effect of which was to (i) further extend the period of time by which the Company has to consummate an Initial Business Combination to July 31, 2024 and (ii) provide for the right of a holder of shares of Class B common stock to convert  such shares into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. In connection with the October 2023 Special Meeting, 2,700,563 public shares were tendered for redemption (the “Second Redemption”) and the Former Sponsor converted 3,000,000 of its shares of Class B common stock into shares of Class A common stock (the “Conversion”). Upon conversion of Class B common stock to Class A common stock, such Class A common stock will not be entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions. Immediately after giving effect to the Second Redemption and the Conversion, on October 24, 2023, the Company had approximately $24.3 million remaining in the Trust Account, and 5,312,029 shares of Class A common stock (including the 3,000,000 converted shares of Class B common stock) and 2,750,000 shares of Class B Common Stock outstanding.

In connection with the October 2023 Special Meeting, the Company, the Former Sponsor and the Sponsor entered into non-redemption agreements on substantially the same terms with certain stockholders of the Company, pursuant to which such stockholders agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,946,794 shares of Class A common stock (the “Non-Redeemed Shares”) in connection with the October 2023 Special Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Stock, the Sponsor agreed to transfer an aggregate of 389,359 shares of common stock held by the Sponsor to such stockholders immediately following consummation of an Initial Business Combination.

On November 3, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), an unaffiliated third party, pursuant to which Polar agreed to make capital contributions of up to $1,200,000 (the “Capital Contribution”) from time to time, at the request of the Company, subject to the terms and conditions of the Subscription Agreement, to the Company. Pursuant to the Subscription Agreement, the Capital Contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing an Initial Business Combination. Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such Initial Business Combination (the “Surviving Entity”) at a rate of one share of common stock for each ten dollars ($10.00) of the Capital Contribution that is funded. Additionally, in consideration of the Capital Contribution, at the closing of an Initial Business Combination, the Surviving Entity will issue to Polar one share of common stock for each dollar of Capital Contribution that is funded prior to the closing.

On December 20, 2023, one of the Company’s anchor investors submitted 10,084 Class B common stock to the Company for no consideration to be cancelled.

On July 31, 2024, following approval by our stockholders at a special meeting (the “July 2024 Special Meeting”), the Company effected an amendment to its amended and restated certificate of incorporation, the effect of which was to (i) further extend the period of time by which the Company has to consummate an Initial Business Combination (the “Termination Date”) to February 7, 2025 and to allow the Company, without the need for another stockholder vote, to elect to extend the Termination Date on a monthly basis for up to two times, by an additional one month each time, after February 7, 2025, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date and (ii) eliminate the limitation that the Company may not redeem public stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 in order to allow the Company to redeem the Public Stock irrespective of whether such redemption would exceed the Redemption Limitation.

F-68

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

In connection with the July 2024 Special Meeting, the holders of 1,099,905 shares of Class A common stock properly exercised their right to redeem their shares (the “Third Redemption”) for cash at a redemption price of approximately $10.63 per share, for an aggregate redemption amount of $11,692,068. In addition, in connection with the July 2024 Special Meeting, the Sponsor and Former Sponsor converted an aggregate of 1,100,000 of their shares of Class B common stock into shares of Class A common stock on a one for one basis. Such converted shares of Class A common stock are not entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions. After giving effect to the Third Redemption and the conversion, the Company had approximately $12.9 million remaining in the Trust Account, 5,312,124 shares of Class A common stock (including 4,100,000 converted shares of Class B common stock) and 1,639,916 shares of Class B common stock outstanding.

In connection with the July 2024 Special Meeting, the Company and NewCo (as defined below) entered into non-redemption agreements (“2024 Non-Redemption Agreements”) with certain stockholders of the Company pursuant to which, such stockholders agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,047,399 shares of Class A common stock in connection with the July 2024 Special Meeting and to hold such shares through the July 2024 Special Meeting. In exchange for the foregoing commitments not to redeem such shares of Class A common stock, NewCo agreed to issue to such stockholders, for no additional consideration, an aggregate of 174,566 shares of Class A common stock of NewCo (and up to an aggregate of 232,750 shares of Class A common stock of NewCo if the Company utilizes the two monthly extensions described above), in connection with the consummation of the Initial Business Combination.

On December 17, 2024, one of the Company’s anchor investors submitted 31,583 Class B common stock to the Company for no consideration to be cancelled. After giving effect to the forfeiture of shares, we had 5,312,124 shares of Class A common stock (including 4,100,000 converted shares of Class B common stock) and 1,608,333 shares of Class B common stock outstanding.

Additionally, the Company has utilized the two monthly extensions described above and extended the Combination Period to April 7, 2025. As a result, in connection with the consummation of the Business Combination, an aggregate of 232,750 shares of NewCo Common Stock will be issued to stockholders that entered into the 2024 Non-Redemption Agreements.

On March 21, 2025, the Company filed a definitive proxy statement in connection with a special meeting to be held on April 7, 2025 in order to extend its termination date to a new termination date of May 7, 2025 (as may be extended by the Company’s board of directors until October 7, 2025) (the “2025 Extension”).

Proposed Business Combination

On March 11, 2024, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Focus Impact BH3 Newco, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”), and XCF Global Capital, Inc., a Nevada corporation (“XCF”). Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the business combination will be effected in two steps: (a) the Company will merge with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 being the surviving entity of the NewCo Merger as a wholly owned subsidiary of NewCo; and (b) immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF (the “Company Merger” and, together with the NewCo Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with XCF being the surviving corporation of the Company Merger as a wholly owned subsidiary of NewCo. As a result of the Business Combination, NewCo will become a new publicly-traded company.

On February 5, 2025, the Securities and Exchange Commission declared effective the registration statement on Form S-4, initially publicly filed by NewCo and XCF with the SEC on July 31, 2024. On February 27, 2025, the Company’s stockholder approved at a special meeting the Business Combination Agreement and the transactions contemplated thereby. In connection with the vote to approve the Business Combination, stockholders holdings 1,208,570 shares of Class A common stock properly exercised their right to redeem their shares for cash. Such redemptions will be effected in connection with the closing of the Business Combination, or earlier if the 2025 Extension is approved by stockholders and implemented prior to closing the Business Combination. We expect to close the XCF Business Combination in the first half of 2025.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)	the Company will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving entity of the NewCo Merger as a direct wholly owned subsidiary of NewCo, and (x) each share of Class A common stock outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one share of NewCo’s Class A common stock, par value $0.0001 per share (“NewCo Common Stock”), (y) each share of Class B common stock, outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one share of NewCo Common Stock, and (z) each warrant of the Company outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one warrant of NewCo (the “NewCo Warrants”), with NewCo assuming the Company’s rights and obligations under the existing warrant agreement; and

(ii)	immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF, with XCF being the surviving corporation of the Company Merger as a direct wholly owned subsidiary of NewCo, and each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger will be converted into the right to receive shares of NewCo Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of NewCo Common Stock.

Conditions to Closing

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (a) approval of the Business Combination and related agreements and transactions by the Company’s stockholders and the XCF stockholders, (b) effectiveness of the proxy / registration statement on Form S-4 (the “Registration Statement”) to be filed by the Company and NewCo in connection with the Business Combination, (c) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (d) receipt of approval for listing on the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market LLC (“Nasdaq”), as applicable, the shares of NewCo Common Stock to be issued in connection with the Business Combination, and (e) the absence of any order, law or other legal restraint or prohibition preventing the consummation of the Business Combination in effect. Other conditions to XCF’s obligations to consummate the Business Combination include, among others, (i) the accuracy of the representations and warranties of the Company as of the closing of the Business Combination (the “Closing”), (ii) the performance or compliance of each of the Company’s covenant in all material respects at or prior to the Closing and (iii) receipt of a certificate signed by an authorized officer of the Company  certifying the satisfaction of the preceding clauses (i) and (ii). Other conditions to the Company’s obligations to consummate the Business Combination include, among others, (v) closing of the acquisition of New Rise Renewables, LLC and New Rise SAF Renewables Limited Liability Company (collectively, “New Rise”), (w) entry into an amended and restated supply and offtake agreement with a key supplier or another party (the “Key Agreement”) on terms and conditions reasonably satisfactory to the Company, (x) the accuracy of the representations and warranties of XCF as of the Closing, (y) the performance or compliance of each XCF covenant in all material respects at or prior to the Closing and (z) receipt of a certificate signed by an XCF authorized officer certifying the satisfaction of the preceding clauses (x) and (y).

F-69

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Covenants

The Business Combination Agreement contains covenants, including, among others, providing for (i) XCF to conduct its business in the ordinary course in all material respects through the Closing, (ii) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions, (iii) XCF to prepare and deliver to the Company certain audited and unaudited consolidated financial statements of XCF, (iv) the Company and NewCo to prepare, with the assistance of XCF, and the Company and NewCo to file, the Registration Statement and take certain other actions to obtain the requisite approval of the Company’s stockholders of certain proposals regarding the Business Combination, and (v) the parties to use reasonable best efforts to obtain necessary approvals from governmental agencies.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the Company and XCF for transactions of this type regarding themselves and their respective businesses. The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing of the Business Combination.

Termination

The Business Combination Agreement contains certain termination rights for both the Company and XCF including, among others, that the Business Combination Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Company and XCF, (ii) by written notice from either the Company or XCF to the other if certain approvals of the Company’s stockholders, to the extent required under the Business Combination Agreement, are not obtained as set forth therein, (iii) by written notice from the Company, if certain approvals of the XCF stockholders are not obtained within two (2) business days after the Registration Statement is declared effective, (iv) by written notice from the Company if the Key Agreement is not entered into by a specified date or a key supplier exercises certain rights under the Key Agreement in connection with the Business Combination and (v) by either the Company or XCF in certain other circumstances set forth in the Business Combination Agreement, including, among others, (a) if the Closing is permanently enjoined, restrained or prohibited by the terms of a final, non-appealable governmental order, (b) in the event of certain uncured breaches by the other party, (c) if the Company’s stockholders do not approve the Business Combination or (d) if the Closing has not occurred on or prior to September 11, 2024 (the “Business Combination Termination Date”), provided that the Business Combination Termination Date will be automatically extended to November 11, 2024 if the Registration Statement is not declared effective on or prior to September 11, 2024.

On November 29, 2024, the Business Combination Agreement was amended to extend the Business Combination Termination Date to March 31, 2025.

Reimbursable Expenses

Pursuant to the Business Combination Agreement, XCF has agreed to pay for or reimburse, as the case may be, the Company for all expenses due and payable by the Company in connection with the Business Combination (such expenses, collectively, “Reimbursable Expenses”). Such Reimbursable Expenses include:

1)	any expenses payable to any governmental authority in connection with the Business Combination Agreement, including the Hart-Scott-Rodino Act filing fee and the S-4 filing fee;
2)	registrar, transfer agent and printer expenses;
3)	fees and expenses of third party advisors;
4)	fees and expenses of auditors and accountants;
5)	excise taxes of the Company; and
6)	any placement fee and any other fees, costs or expenses incurred in connection with NewCo’s listing on the Applicable Exchange.

In the event that any Reimbursable Expenses become due and payable prior to the Closing, XCF has agreed to pay such Reimbursable Expenses directly on behalf of the Company, within five (5) business days of its receipt of a written statement setting forth the amount of such Reimbursable Expenses from the Company. Additionally, XCF has agreed to pay any Reimbursable Expenses which are outstanding, or which will become due and payable, as of a termination of the Business Combination Agreement.

Amendment No. 1 to the Business Combination Agreement

On November 29, 2024, the Company, NewCo, Merger Sub 1, Merger Sub 2 and XCF entered into Amendment No. 1 to the Business Combination Agreement, which amended the Business Combination Agreement to extend the Business Combination Termination Date to March 31, 2025.

F-70

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Certain Related Agreements

Sponsor Letter Agreement

On March 11, 2024, concurrently with the execution and delivery of the Business Combination Agreement, the Company entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), with the Sponsor and NewCo, pursuant to which the Sponsor has unconditionally and irrevocably agreed to, among other things: (a) vote at any meeting of the stockholders of the Company, and in any action by written resolution of the stockholders of the Company, all of the shares of  Class B common stock held by the Sponsor to approve the Business Combination and all related transactions and proposals; (b) vote against any proposal, action or agreement that would result in a breach of any of the Company’s covenants, representations, warranties or other obligations or agreements under the Business Combination Agreement; and (c) waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate at which the shares of Class B common stock held by the Sponsor will convert into other shares of capital stock of the Company or shares of NewCo Common Stock in connection with the Business Combination and related transactions; in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, the Sponsor also agreed to, among other things, certain lock-up restrictions with respect to the shares of NewCo Common Stock until the earlier of (i) 12 months following the Closing and (y) the date on which NewCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s stockholders having the right to exchange their equity for cash, securities or other property, subject to certain exceptions; provided that such lock-up restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing.

On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

Support Agreements

On March 11, 2024, concurrently with the execution and delivery of the Business Combination Agreement, the Company, NewCo and XCF entered into Company Support Agreements (collectively, the “Support Agreements”) with (i) Randy Soule, majority stakeholder of New Rise, and his affiliated entity (the “Soule Support Agreement”), (ii) GL Part SPV I, LLC, an existing XCF stockholder and New Rise equityholder (the “GL Support Agreement”), (iii) certain XCF stockholders (the “Company Support Agreement”) and (iv) certain members of XCF management (the “Management Support Agreement”). Pursuant to the Support Agreements, certain XCF stockholders and New Rise equityholders agreed to, among other things, vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Support Agreements, and vote against any alternative transaction, business combination or agreement that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the Closing of the Business Combination or the Support Agreements or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder.

Pursuant to the Support Agreements, certain XCF and New Rise stockholders also agreed to, among other things, (a) to the extent required or applicable, vote or provide consent for purposes of authorizing and approving the Business Combination or the Business Combination Agreement, (b) when any meeting of XCF stockholders is held, appear at such meeting or otherwise cause the XCF stockholder’s Covered Shares (as defined in the applicable Support Agreements) to be counted as present thereat for purposes of calculating a quorum, or respond to the request by XCF for written consent, as applicable, (c) vote or provide consent in any other circumstances upon which a consent or other approval is required under XCF’s organizational documents (as applicable) and (d) not transfer any Covered Shares through the Closing. Notwithstanding the foregoing, the Soule Support Agreement and the GL Support Agreement provide that unless and until XCF or the Company obtains not less than $50 million in additional financing following the execution and delivery of the Business Combination Agreement, such parties may transfer any direct or indirect equity interests in New Rise in an aggregate amount of up to the lesser of (x) 15% of such parties’ equity interests in New Rise and (y) $100 million, in the case of Randy Soule and his affiliated entity, or $50 million, in the case of GL Part SPV I, LLC.

Pursuant to the Support Agreements:

(i) the members of XCF management party to the Management Support Agreements have also agreed that they will not transfer shares of NewCo Common Stock held by such parties until the earlier of (x) twelve months after the Closing  and (y) the date on which NewCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property; provided that such transfer restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing;

(ii) each of the XCF stockholders party to the Company Support Agreements and the party to the GL Support Agreement have also agreed that with respect to 90% of shares of NewCo Common Stock held by such parties (the “Lock-up Shares”), they will not transfer such Lock-up Shares until the earlier of (x) twelve months after the Closing and (y) the date on which NewCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NewCo’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property; provided that such transfer restrictions will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the shares of NewCo Common Stock equaling or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing; provided, further, that such parties may transfer (A) on or after 90 days following the first quarterly earnings release published following the Closing, 10% of the Lock-up Shares, (B) on or after 180 days following the closing date of the Business Combination, 30% of the Lock-up Shares and (C) on or after 360 days following the closing date of the Business Combination, 60% of the Lock-up Shares; and

(iii) the Soule Support Agreement does not contain any lock-up restrictions following the Closing.

On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

F-71

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Securities Listing

On October 7, 2024, the Company received a notice (the “Delisting Notice”) from the staff of the Listing Qualifications Department of Nasdaq stating that Nasdaq has determined to delist the Company’s securities from The Nasdaq Capital Market and will suspend trading in those securities effective at the open of business on October 14, 2024. Nasdaq reached its decision pursuant to Nasdaq IM-5101-2 because the Company did not complete one or more business combinations within 36 months of the effectiveness of its Initial Public Offering registration statement.

Following the suspension of trading on Nasdaq, the Company’s Units, shares of Class A common stock and redeemable warrants trade on the OTC Pink Marketplace under the symbols “BHACU,” “BHAC” and “BHACW,” respectively. The Company remains subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Going Concern

The Company has incurred and expects to continue to incur additional costs in pursuit of its Initial Business Combination. The Company has determined that it will not be able to sustain operations for the next twelve months without additional financing. As of December 31, 2024, the Company had $19,669 in its operating bank account available for working capital needs, $13,699,805 investments in liquid securities held in its Trust Account, which are not available for working capital needs, and a working capital deficit of $8,045,958.

Until the consummation of the Initial Public Offering, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Former Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined in Note 3) and a Note Payable to Former Sponsor (Note 3) in the amount of $563,009 that was fully repaid on October 7, 2021.

The Company had net borrowings of $988,402 pursuant to the Convertible Promissory Note issued to the Former Sponsor (Note 5) and on July 31, 2023, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $1,052,644 to the Former Sponsor (the “Extension Promissory Note”). At the closing of the Purchase Agreement with the Sponsor on November 2, 2023, the Convertible Promissory Note and Extension Promissory Note were terminated and of no further force and effect, resulting in loan forgiveness by the note holder.

In association with the Subscription Agreement (discussed in Note 3), the Company has borrowed $1,200,000.

On February 26, 2024, the Company issued an unsecured promissory note in the total principal amount of up to $500,000 (the “FI Sponsor Promissory Note”) to the Sponsor and had borrowed $110,000 under the FI Sponsor Promissory Note at December 31, 2024.

XCF has agreed to pay certain costs on behalf of the Company. Since entering into the Business Combination Agreement and as of December 31, 2024, XCF has paid $353,505 to or on behalf of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that its inability to satisfy its working capital obligations as of the expected mandatory liquidation date and subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until April 7, 2025 (as extended by the board of directors), to consummate an Initial Business Combination, which would provide the Company with the ability to satisfy its working capital obligations. However, it is uncertain that the Company will be able to consummate an Initial Business Combination by this time. If an Initial Business Combination is not consummated by this date, and the Termination Date is not extended beyond April 7, 2025, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 7, 2025.

As a plan to alleviate its going concern, on March 11, 2024, the Company entered into a proposed Business Combination Agreement with XCF.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Focus Impact BH3 Newco, Inc., and Focus Impact BH3 Newco, Inc.’s wholly-owned subsidiaries, Focus Impact BH3 Merger Sub 1, LLC  and Focus Impact BH3 Merger Sub 2, Inc. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company adopted ASU 2023-07 on January 1, 2024. The amendments were applied retrospectively to all prior periods presented in the consolidated financial statements (see Note 8).

F-72

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the Company’s financial instruments. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

As of December 31, 2024 and 2023, the Company had $19,669 and $631,337, respectively, in cash outside of the Trust Account available for working capital needs. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust Account

As of December 31, 2024 and 2023, investments held in Trust Account consisted of mutual funds that invest primarily in U.S. government securities and generally have a readily determinable fair value. Such securities and investments in mutual funds are classified as available-for-sale and presented on the balance sheets at fair value at the end of the reporting period. Interest, dividends, gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts or investment accounts in a financial institution, which at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Stock Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding Founder Shares acquired by directors of the Company. The acquired shares shall vest upon the Company consummating an Initial Business Combination (the “Vesting Date”). If prior to the Vesting Date, the director or officer is removed from office or ceases to be a director or officer, the Company will have the right to repurchase the individual’s founder shares at the price paid by the individual. Holders of the Company’s founder shares  have agreed not to transfer, assign or sell any of their founder shares and any shares of our Class A common stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our Initial Business Combination; and (ii) subsequent to the Initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property (except to certain permitted transferees and under certain limited circumstances). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares (except that the anchor investors will be permitted to abstain from voting founder shares).

F-73

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

The shares were issued on November 2, 2023, and the shares vest, not upon a fixed date, but upon consummation of an Initial Business Combination. Since the approach in ASC 718 is to determine the fair value without regard to the vesting date, the Company has determined the valuation of the Class B shares as of November 2, 2023. The valuation resulted in a fair value of $3.13 per share as of November 2, 2023, or an aggregate of $156,500 for the 50,000 shares. The aggregate amount paid for the transferred shares was approximately $200. The excess fair value over the amount paid is $156,300, which is the amount of share-based compensation expense which the Company will recognize upon consummation of an Initial Business Combination.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“Topic 820”), approximates the carrying amounts represented in the accompanying financial statements. The carrying amounts of working capital balances approximate their fair values due to the short maturities of these items. Topic 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of characteristics specific to the financial instruments, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Financial instruments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value. The three levels of the fair value hierarchy under Topic 820 are as follows:

Level 1—Unadjusted quoted prices in active markets for identical financial instruments at the measurement date are used.

Level 2—Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar financial instruments in active markets, quoted prices for identical or similar financial instruments in markets that are not active, inputs other than quoted prices that are observable for the financial instruments and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the financial instruments. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the financial instrument is categorized in its entirety is determined based on the lowest level input that is significant to the financial instrument.

The carrying amounts of working capital balances approximate their fair values due to the short maturity of these items.

Convertible Promissory Notes

The Company accounted for its Convertible Promissory Note under ASC 815 “Derivatives and Hedging” (“ASC 815”). Under 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825 “Financial Instruments – Overall” (“ASC 825”). The Company has made such election for its Convertible Promissory Note. Using the fair value option, the Convertible Promissory Note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash within change in the fair value of the Convertible Promissory Note in the statements of operations. On November 2, 2023, the Convertible Promissory Note was terminated and of no further force and effect, resulting in loan forgiveness by the note holder. For the terminated Convertible Promissory Note, the Company followed ASC 470 “Debt” (“ASC 470”). As a result, the Convertible Promissory Note was assigned a value of zero upon termination of the note.

As the holders of the Convertible Promissory Notes are equity holders in the Company, upon the termination of the Convertible Promissory Note, the Company recognized a gain of $988,402 and reported a deemed contribution by the Former Sponsor on the statement of changes in stockholders’ deficit.

On February 26, 2024, the Company issued the FI Sponsor Promissory Note to the Sponsor in the total principal amount of up to $500,000. The FI Sponsor Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the FI Sponsor Promissory Note will be repaid only from amounts remaining outside of the Trust Account. Up to the total principal amount of the FI Sponsor Promissory Note may be converted, in whole or in part, at the option of the lender into warrants of the Company at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Former Sponsor at the time of the initial public offering of the Company.

The option (“Working Capital Loan Option”) to convert the FI Sponsor Promissory Note into warrants qualifies as an embedded derivative under ASC 815 and is required to be reported at fair value. At December 31, 2024 and 2023, the value of the Working Capital Loan Option was $0.

F-74

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Related Party Promissory Note

On July 31, 2023, the Company issued a non-interest bearing promissory note in the aggregate principal amount of up to $1,052,644 (“Related Party Promissory Note”) to the Former Sponsor and borrowed a net amount of $400,009.

On November 2, 2023, $335,259 of the Related Party Promissory Note was terminated and of no further force and effect, resulting in loan forgiveness by the note holder. For the terminated Related Party Promissory Note, the Company followed ASC 470. As a result, at December 31, 2023, the Company reported $64,749 on the balance sheet on the line due to related party. During the first quarter of 2024, the Former Sponsor was repaid $64,749 and subsequently paid certain expenses on behalf of the company. As such, at December 31, 2024, the Company reported $27,500 on the balance sheet on the line due to related party.

As the holders of the Related Party Promissory Notes are equity holders in the Company, the resulting gain on the extinguishment of the Related Party Promissory Note was recognized as a capital contribution to the Company during the year ended 2023.

Non-Redemption Agreement

The Company has determined the non-redemption agreements entered into in connection with the October 2023 Special Meeting are an equity classified derivative instrument. As such, the Company complies with the requirements of SEC Staff Accounting Bulletin (“SAB”) Topic 5(T): Miscellaneous Accounting - Accounting for Expenses or Liabilities Paid by Principal Stockholder(s). Upon issuance on October 6, 2023, the value of the 389,359 Class B common stock, determined to be $1,230,000, transferred to the non-redeeming shareholders is treated as an equity contribution and recognized as operating costs in the statement of operations.

The Company has determined the 2024 Non-Redemption Agreements entered into in connection with the July 2024 Special Meeting are a liability classified derivative instrument. As such, the 2024 Non-Redemption Agreements were recognized at fair value at inception of the agreements and remeasured to fair value at December 31, 2024 with the change in fair value recognized in the statement of operations.

Subscription Agreement

On November 3, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor and Polar, pursuant to which Polar agreed to make certain capital contributions to the Company of up to $1,200,000 (the “Capital Contribution”) at the request of the Company. The Capital Contribution shall be repaid to Polar by the Company within five (5) business days of the Company closing an Initial Business Combination (the “Closing”). Polar may elect to receive such repayment (i) in cash or (ii) in shares of common stock of the surviving entity in such Initial Business Combination (the “Surviving Entity”). Additionally, in consideration of the Capital Contribution, at the Closing, the Surviving Entity will issue to Polar one share of common stock for each dollar of Capital Contribution that is funded prior to the Closing (“Subscribed Shares”). The Subscription Agreement includes two separate transactions– a promissory note (“Note Payable – Polar”) and a share subscription agreement (“SSA – Polar”).

In accordance with ASC 825, the Company has elected to record the Note Payable – Polar at fair value upon issuance and will remeasure the Note Payable – Polar at fair value at each reporting period. Changes in the estimated fair value of the Note Payable – Polar are recognized within change in the fair value of the Note payable – Polar in the statements of operations. At December 31, 2024, the Company had borrowed $1,200,000 under the Subscription Agreement and reported the fair value of the Note Payable - Polar on the balance sheet of $849,839. At December 31, 2023, there was $850,000 borrowed under the Subscription Agreement. The Note Payable – Polar is remeasured to fair value at each reporting date. Changes in fair value of $(321,730) was included in the statement of operations during the year ended December 31, 2024.

The SSA – Polar is indexed and settled in the Company’s common stock and is thus considered an equity classified instrument under ASC815. The following table shows the activity of the Note Payable - Polar.

		Value Assigned to Subscription Agreement upon Borrowing	Fair Value of Note Payable -	Change in Fair Value
	Borrowing	(Equity)	Polar	Gain/(Loss)
November 3, 2023	$850,000	$590,851	$259,149
December 31, 2023			$346,353	$(87,204)
March 12, 2024	$250,000	$120,592	$129,408
March 31, 2024			$571,747	$(95,986)
May 2, 2024	$100,000	$47,652	$52,348
June 30, 2024			$638,431	$(14,336)
September 30, 2024			$624,686	$13,745
December 31, 2024			$849,839	$(225,153)

F-75

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Capital Market Advisors

In 2023, the Company engaged the services of multiple entities to act as capital market advisors (“CMA”), specifically to advise on market conditions, seeking an extension for completing an Initial Business Combination, a possible Initial Business Combination, and acting as a placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities or other capital or debt raising transaction. No fees are due the advisors until consummation of the Initial Business Combination and are payable at that time in a combination of cash and shares of common stock of the public company entity that survives the Initial Business Combination.  In accordance with ASC 718, at the effective date of November 2, 2023, the value of the shares issuable as of the execution date of the contracts was $312,600. Additionally, the Company will pay $3,500,000 plus an amount equal to 4.0% (together the “Deferred CMA Fees”) of the sum of (A) the gross proceeds raised from investors identified by the advisor received by the Company or Target plus (B) proceeds released from the Trust Account in connection with the closing of the Initial Business Combination with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem shares of the Company’s Class A common stock.

In accordance with ASC Topic 450, “Contingencies,” (“ASC 450”), the Company has not recognized a liability for the value of the potential issuance of shares or the Deferred CMA Fees since the completion of an Initial Business Combination is a performance condition that is subject to significant external contingencies with a high degree of uncertainty.

Derivative Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrant Securities”) in accordance with ASC 815-40 Derivatives and Hedging—Contracts in Entity’s Own Equity,” and concluded that the Warrant Securities could not be accounted for as components of equity. As the Warrant Securities meet the definition of a derivative in accordance with ASC815-40, the Warrant Securities are recorded as derivative liabilities on the balance sheets and measured at fair value at issuance and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features include certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2024 and 2023, 1,212,124 and 2,312,029 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the accompanying balance sheets, respectively.

All of the 23,000,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering (1,212,124 of which remained outstanding after giving effect to the First Redemption, the Second Redemption and the Third Redemption and excluding 4,100,000 shares of non-redeemable Class B common stock that has been converted into non-redeemable shares of Class A common stock) contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a stockholder vote or tender offer in connection with the Initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Accretion of redeemable common stock results in charges against accumulated deficit.

Changes in the carrying amount of common stock subject to redemption are affected by earnings on the Trust Account that exceed amounts payable for taxes, additional funding of the Trust Account, amounts withdrawn from the Trust Account to pay tax obligations and redemptions of the Company’s Class A common stock.

Purchase of Shares by Sponsor

Pursuant to the closing of the Purchase Agreement, the Sponsor agreed to purchase an aggregate of 3,746,303 shares of Class B common stock from the Former Sponsor and each of the anchor investors and 4,160,000 private placement warrants from the Former Sponsor for an aggregate purchase price of $16,288. The Company accounts for the value of the shares acquired in excess of the purchase price in accordance with ASC 340 “Other Assets and Deferred Costs” (“ASC 340”). Management of the Company determined the fair value of the Class B common stock and Private Placement Warrants acquired to be $11,892,328.  The excess value of the Class B common stock and Private Placement Warrants acquired was $11,876,040.

Reimbursable Expenses

The Company recognized the Reimbursable Expenses following ASC 805 in accordance with the nature of the costs originally incurred. As such, expenses reimbursed to the Company or paid for on behalf of the Company are reported as a reduction of expenses incurred by the Company on the consolidated statement of operations.

For the year ended December 31, 2024, the Company is reporting a reduction in operating costs of $353,505 related to the Reimbursable Expenses. For the year ended December 31, 2023, the Company is reporting a reduction in operating costs of $0 related to the Reimbursable Expenses.

F-76

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s operations included those activities necessary to consummate an Initial Business Combination. As such, the Company deducted startup and operating costs for tax purposes. Additionally, the Company has taken the position that no income should the apportioned to Florida in its Florida state tax return. As there is uncertainty in the deduction of startup and operating costs and the apportionment of income to the State of Florida, the Company recognized a reserve for uncertain tax positions on the balance sheet in 2023. In 2024, the Company reversed its position related to the deductibility of start-up and operating costs for tax purposes and no longer reports an uncertain tax position for these items. The Company continues to take the position that no income should the apportioned to Florida in its Florida state tax return. As such, the Company maintains an uncertain tax position related to its Florida tax return. At December 31, 2024 and 2023, the Company reported $115,870 and $955,617, respectively, on the balance sheet for these uncertainty.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the financial statements. See Note 8 for further information.

Risks and Uncertainties

The Company’s results of operations and ability to complete an Initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond the Company’s control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending and geopolitical instability, such as the military conflict in the Ukraine. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the Company’s ability to complete an Initial Business Combination.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.

The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. Any redemption or other repurchase that occurs after December 31, 2023, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax.

F-77

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Whether and to what extent the Company would be subject to the Excise Tax will depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemptions treated as repurchases in connection with a Business Combination, (iii) the structure of a Business Combination and whether any such transaction closes, (iv) the nature and amount of any private investment in public equity (“PIPE”) or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination), and (v) the content of regulations and other guidance issued by the Treasury. It is possible that the Company will be subject to the Excise Tax with respect to any subsequent redemptions, including redemptions in connection with the Business Combination, that are treated as repurchases for this purpose (other than, pursuant to recently issued guidance from the Treasury, redemptions in complete liquidation of the Company). As mentioned, the Excise Tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased. The imposition of the Excise Tax (including as a result of public stockholders electing to exercise their redemption rights in connection with an Business Combination) could, however, reduce the amount of cash available to the Company to pay redemptions (or the cash contribution to the target business in connection with our Business Combination, which could hinder the Company’s ability to complete a Business Combination or cause the other stockholders of the combined company to economically bear the impact of such Excise Tax).

During the second quarter of 2024, the IRS issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024.

The 2023 Excise Tax return and payment is normally due on October 31, 2024, however, due to the Company’s tax preparer being located in a Texas disaster area related to Hurricane Beryl, the Company’s 2023 Excise Tax return and payment was not due until February 2025. As of the filing of this Annual Report on Form 10-K, no Excise Tax payments have been paid.

The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from February 2025 until paid in full.

Net (Loss) Income Per Common Stock

The Company has two classes of shares outstanding, which are referred to as redeemable Class A common stock and non-redeemable Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. Basic net (loss) income per share of common stock is calculated by dividing the net (loss) income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net (loss) income per share is computed by dividing the net (loss) income attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For the purposes of the diluted net (loss) income per share calculation the warrants to purchase common stock and the shares issuable in accordance with the Subscription Agreement are considered to be potentially dilutive securities pursuant to the treasury stock method. In order to determine the net (loss) income attributable to both the redeemable Class A common stock and the non-redeemable Class A common stock and Class B common stock, the Company first considered the total income allocable to both sets of shares. This is calculated using the total net (loss) income less any dividends paid. For purposes of calculating net (loss) income per share, any change to the redemption value of the redeemable Class A common stock is treated as a deemed dividend for the purposes of the numerator in the earnings per share calculation, as the redemption value approximates fair value. Additionally, the excise tax payable is treated as a deemed dividend as the activity of redeeming shares that generates the excise tax is done for the benefit of the redeemable Class A common stockholders. Subsequent to calculating the total income allocable to both sets of shares, the Company calculates the amount to be allocated pro rata between the redeemable Class A common stock and non-redeemable Class A common stock and Class B common stock for each of the periods presented.

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):

	For the Year Ended December 31,
	2024	2023
Net (loss) income	$(5,274,560)	$327,807
Reconciliation items:
Deemed dividend and capital contribution to redeemable Class A stockholders	(1,070,517)	4,991,824
Allocation of net (loss) income, as adjusted	$(6,345,077)	$5,319,631

F-78

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

	For the Year Ended December 31,
	2024		2023
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B

Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income attributable to common stockholders, as adjusted	$(1,546,352)	$(4,798,725)	$2,296,859	$3,022,772
Deemed dividend and capital contribution to redeemable Class A stockholders	1,070,517	—	(4,991,824)	—
Allocation of net (loss) income	$(475,835)	$(4,798,725)	$(2,694,965)	$3,022,772
Denominator:
Weighted average common stock outstanding, basic and diluted	1,849,227	5,738,622	4,368,896	5,749,668

Basic and diluted net (loss) income per common share	$(0.26)	$(0.84)	$(0.62)	$0.53

As of December 31, 2024 and 2023, the outstanding warrants to purchase 17,900,000 shares of Class A common stock were excluded from the computation of diluted net income per share of common stock for the periods presented as the exercise price is greater than the average market price (out of the money) and their inclusion would be anti-dilutive under the treasury stock method. Additionally, as of December 31, 2024, 73,333 warrants that may be issued upon exercise of the FI Sponsor Promissory Note conversion option were excluded from the computation of diluted net income per share of common stock as the warrants were out of the money and their inclusion would be anti-dilutive under the treasury stock method. At December 31, 2024 and 2023, 1,320,000 and 0 shares of Class A common stock, respectively, that may be issued in association with the Subscription Agreement are excluded from diluted net income per share as the conditions for the issuance of the shares has not happened. Additionally, shares that might be issuable in relation to the proposed Business Combination are excluded from the diluted net income per share as the conditions for the issuance of the shares has not happened.

Note 3—Related Party Transactions

Founder Shares

Prior to the Initial Public Offering, the Former Sponsor and directors (the “Initial Stockholders”) purchased an aggregate of 5,750,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock,” “Class B Shares” or “founder shares”) for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in the Company of $25,000 by our Initial Stockholders, the Company had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of founder shares issued. The initial stockholders (including the anchor investors) collectively owned 20% of the outstanding shares of common stock following the Initial Public Offering. Certified qualified institutional buyers or institutional accredited investors, as defined in Rule 144A and Regulation D, respectively, under the Securities Act, which are not affiliated with the Company, the Former Sponsor, the Company’s directors or any member of management and that purchased an aggregate of approximately 22,980,000 units in the Initial Public Offering at the public offering price (“herein referred to as “anchor investor”) purchased the number of Units for which it had provided an indication of interest (not to exceed 9.9% of the units sold in the Initial Public Offering). In consideration of these purchases, the Former Sponsor entered into an investment agreement with each of the anchor investors pursuant to which the Former Sponsor sold 1,450,758 founder shares in the aggregate, at their original purchase price of approximately $0.004 per share.

The founder shares are identical to the shares of the Class A common stock included in the Units sold in the offering, except that:

●	prior to the Company’s Initial Business Combination, only holders of the founder shares have the right to vote on the election of directors and holders of a majority of the founder shares may remove a member of the board of directors for any reason;

●	the founder shares are subject to certain transfer restrictions, as described in more detail below;

●	each of the Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive (i) their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of the Initial Business Combination; (ii) their redemption rights with respect to their founder shares and any public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with the Initial Business Combination or to redeem 100% of the public shares if the Company has not completed an Initial Business Combination on or before April 7, 2025 (as extended by the board of directors) or (B) with respect to any other provisions relating to stockholders’ rights or pre-Initial Business Combination activity; and (iii) their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company does not complete the Initial Business Combination on or before April 7, 2025 (as extended by the board of directors), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company does not complete the Initial Business Combination within the prescribed time frame. If the Company submits the Initial Business Combination to its public stockholders for a vote, the Sponsor, officers and directors have agreed to vote their founder shares and any public shares they may acquire during or after the Initial Public Offering, in favor of the Initial Business Combination, and each of the anchor investors has agreed to vote its founder shares (subject to the right to abstain from voting) in favor of the Initial Business Combination.

●	the founder shares are shares of Class B common stock that will automatically convert into shares of the Company’s Class A common stock upon the completion of the Initial Business Combination or earlier at the option of the holder thereof;

●	the anchor investors will not be entitled to (i) redemption rights with respect to any founder shares held by them in connection with the completion of the Initial Business Combination; (ii) redemption rights with respect to any founder shares held by them in connection with a stockholder vote to amend the Company’s amended and restated certification of incorporation in a manner that would affect the substance or timing of its obligation to redeem 100% of our public shares if the Company has not consummated an Initial Business Combination by April 7, 2025 (as extended by the board of directors) or; (iii) rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete its Initial Business Combination by April 7, 2025 (as extended by the board of directors) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the prescribed time frame); and

●	the founder shares are entitled to registration rights.

F-79

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Transfer restrictions on founder shares

Holders of the Company’s founder shares (including the anchor investors) have agreed not to transfer, assign or sell any of their founder shares and any shares of our Class A common stock issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our Initial Business Combination; and (ii) subsequent to the Initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property (except to certain permitted transferees and under certain limited circumstances). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares (except that the anchor investors will be permitted to abstain from voting founder shares).

In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the Initial Public Offering, the Former Sponsor sold an aggregate of 1,450,758 founder shares at their original purchase price. The Company estimated the fair value of the founder shares attributable to the anchor investors to be $9.3 million or $6.40 per share as of October 7, 2021 (date of the Initial Public Offering).

The excess of the fair value of the founder shares sold over the purchase price of $5,803 (or $0.004 per 1,450,758 share) was determined to be an issuance cost of the Initial Public Offering incurred on the Company’s behalf. Accordingly, this issuance cost as well as Offering Costs were accounted for as an equity contribution from the Former Sponsor. As a portion of the Initial Public Offering consisted of Warrant Securities that are accounted for as liabilities, as such the fair value of the 1,450,758 founder shares sold to the anchor investors by the Former Sponsor ($0.6 million) was allocated to the warrant liabilities as of October 7, 2021 (date of Public Offering).

On November 2, 2023, the Sponsor acquired an aggregate of 3,746,303 shares of Class B common stock from the Former Sponsor and each of the anchor investors and 4,160,000 private placement warrants from the Former Sponsor. Contemporaneously with the shares acquired by the Sponsor, the Sponsor transferred an aggregate of 50,000 shares of Class B common stock to two of the Company’s directors.

In connection with the October 2023 Special Meeting the Former Sponsor converted 3,000,000 of its shares of Class B common stock into shares of Class A common stock. Upon conversion of shares of Class B common stock to shares of Class A common stock, such shares of Class A common stock are not entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions.

In connection with the July 2024 Special Meeting, the Sponsor and Former Sponsor converted an aggregate of 1,100,000 of their shares of Class B common stock into shares of Class A common stock. Upon conversion of shares of Class B common stock to shares of Class A common stock, such shares of Class A common stock are not entitled to receive funds from the Trust Account through redemptions or otherwise and will remain subject to the existing transfer restrictions.

Private Placement Warrants

Simultaneously with the Initial Public Offering, the Former Sponsor purchased an aggregate of 6,400,000 Private Placement Warrants at $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 (subject to adjustment in certain circumstances). The net proceeds from the Private Placement Warrants of $2,300,000 were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the net proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-80

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Convertible Promissory Notes

In order to finance transaction costs in connection with the Initial Business Combination, on November 1, 2022 the Former Sponsor executed an unsecured Convertible Promissory Note and agreed to loan the Company up to $1,500,000 as may be required, the terms of which consist of no interest accrual and a maturity date commensurate with the date the Initial Business Combination has been consummated (“Working Capital Loans”). In the event that the Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the  Former Sponsor. Effective as of November 2, 2023, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Convertible Promissory Note was forgiven by the note holder. For the year ended December 31, 2023, the Company recorded a $988,402 capital contribution included in deemed contribution by Former Sponsor on the statement of changes in stockholders’ deficit.

On February 26, 2024, the Company issued the FI Sponsor Promissory Note to the Sponsor. The Promissory Note does not bear interest and matures upon closing of the Company’s Initial Business Combination. In the event that the Company does not consummate an Initial Business Combination, the FI Sponsor Promissory Note will be repaid only from amounts remaining outside of the Trust Account. Up to the total principal amount of the FI Sponsor Promissory Note may be converted, in whole or in part, at the option of the lender into warrants of the Company at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Former Sponsor at the time of the initial public offering of the Company. At December 31, 2024, there was $110,000 outstanding on the FI Sponsor Promissory Note.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on October 7, 2021, through the earlier of the consummation of an Initial Business Combination or the Company’s liquidation, the Company has agreed to pay an affiliate of the Former Sponsor a monthly fee of $15,000 for office space, utilities and administrative support. The Company records the administrative services agreement costs within operating costs on the statements of operations. On August 8, 2023, (i) the Company and the Former Sponsor agreed to terminate the Administrative Services Agreement dated October 4, 2021, with effect from and as of March 31, 2023 and (ii) the Former Sponsor agreed to waive any and all amounts due and owing by the Company after March 31, 2023. For the years ended December 31, 2024 and 2023, the Company incurred and paid $0 and $45,000, respectively.

Note 4—Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. At December 31, 2024 and 2023, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B common stock, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Common Stock”). Holders of the Common Stock are entitled to one vote for each share of Common Stock; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Initial Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Initial Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Common Stock outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Initial Business Combination, excluding any Common Stock or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination, or any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company.

F-81

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

In connection with the October 2023 Special Meeting the Former Sponsor converted 3,000,000 of its shares of Class B common stock into shares of Class A common stock and in connection with the July 2024 Special Meeting the Sponsor and Former Sponsor converted an aggregate of 1,100,000 of their shares of Class B common stock into shares of Class A common stock.

The redemption value for Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

	Shares	Amount

December 31, 2023	2,312,029	$24,005,323
Less:
Redemption of Class A common stock	(1,099,905)	(11,692,068)
Plus:
Accretion of Class A common stock to redemption value	—	953,596
December 31, 2024	1,212,124	$13,266,851

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the sale of the shares of its Class A common stock issuable upon exercise of the warrants, and a current Offering prospectus relating thereto is available, and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the Initial Business Combination as described in the immediately following paragraph or (ii) a notice of redemption described below). The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. At December 31, 2024 and 2023, there were 11,500,000 Public Warrants and 6,400,000 Private Placement Warrants outstanding.

The Company is not obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the Warrants, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Class A common stock at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrant Securities when the price per share of Class A common stock equals or exceeds $18.00

Once the Warrant Securities become exercisable, the Company may redeem the outstanding Warrant Securities (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per Warrant Security;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last reported sale price of our Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant Securities’ holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

F-82

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

The Company will not redeem the Warrant Securities as described above unless an effective registration statement under the Securities Act covering the sale of the shares of Class A common stock issuable upon exercise of the Warrant Securities is effective, and a current prospectus relating thereto is available, throughout the 30-day redemption period. Any such exercise would not be on a “cashless basis” and would require the exercising Warrant Security holder to pay the exercise price for each Warrant Security being exercised.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of Warrant Securities when the price per share of Class A common stock equals or exceeds $10.00

Once the Warrant Securities become exercisable, the Company may also redeem the outstanding Warrant Securities (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at $0.10 per Warrant Security upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A common stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

●	if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity- linked securities), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A common stock means the volume-weighted average price of the Class A common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrant Securities. The Company will provide its Warrant Security holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the Warrant Securities be exercisable in connection with this redemption feature for more than 0.361 shares of our Class A common stock per Warrant Security (subject to adjustment).

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (i) we issue additional common stock or equity-linked securities for capital raising purposes in connection with the closing of our Initial Business Combination at a Newly Issued Price of less than $9.20 per common stock, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our Initial Business Combination on the date of the completion of our Initial Business Combination (net of redemptions), and (iii) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Note 5—Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are remeasured and reported at fair value at each reporting period. The following table presents information about the Company’s assets and derivative liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		December 31,	December 31,
	Level	2024	2023
Assets:
Investments held in Trust Account	1	$13,699,805	$24,554,804
Liabilities:
Public Warrants (1)	1	$230,000	$690,000
Private Placement Warrants (1)	2	$128,000	$384,000
Working Capital Loan Conversion Option	3	$—	$—
Note Payable - Polar	3	$849,839	$346,353
2024 Non-Redemption Agreements	3	$1,250,000	$—

(1)	The Warrants are accounted for as liabilities in accordance with ASC 815 and are presented within warrant liabilities on the consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

F-83

FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

Warrant Liability

As of December 31, 2024 and 2023, the Public Warrants are classified as Level 1 in the fair value hierarchy and are valued at the publicly traded price. The Private Placement Warrants have substantially the same terms as the Public Warrants and the Company determined that the fair value of each Private Placement Warrant is consistent with that of a Public Warrant. With the decline in volatilities, there is de minimis benefit to Private Warrants with exemption from make whole redemptions. As such, the Private Placement Warrants are considered economically equivalent to the Public Warrants. Accordingly, the Private Placement Warrants are valued at the Public Warrant price and on December 31, 2023 classified them as Level 2 financial instruments. Other than the reclassification of the Private Placement Warrants to Level 2, there were no other transfers in or out of Level 3 of the fair value hierarchy during period ended December 31, 2024.

Working Capital Loan Conversion Option

The Company’s FI Sponsor Promissory Note contains an embedded option (“Working Capital Loan Conversion Option”) whereby up to $1,500,000 of the FI Sponsor Promissory Note may be converted into the Company’s warrants. The embedded Working Capital Loan Conversion Option is accounted for as a liability in accordance with ACS 815-40 on the consolidated balance sheet and is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value in the consolidated statement of operations. Valuation of the Working Capital Loan Conversion Option was derived from the valuation of the underlying Private Placement Warrants and is classified as a level 3 valuation.

The following table presents the changes in the fair value of the Company’s financial assets and liabilities classified as Level 3:

	2024 Non- Redemption Agreements	Note Payable - Polar	Working Capital Loan Conversion Option
Fair value as of December 31, 2023	$—	$346,353	$—
Initial value of additional borrowings of $350,000 of the Note Payable - Polar	—	181,756	—
Initial value of the 2024 Non-Redemption Agreements	1,002,000	—	—
Change in fair value	248,000	321,730	—
Fair value as of December 31, 2024	$1,250,000	$849,839	$—

Convertible Promissory Notes

Effective as of November 2, 2023, in connection with the closing of the Purchase Agreement, the Convertible Promissory Note was forgiven by the note holder.

Note Payable – Polar

At inception of the agreement and at December 31, 2023, the Note Payable – Polar was valued using a bond plus call plus stock approach.

The model used for the Note Payable - Polar requires the use of subjective assumptions:

●	The Risk-free rate as of the valuation date was selected based upon a typical equity investor assumed holding period.

●	The expected volatility assumption was based on the implied volatility from the Company’s common stock and warrants. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement and vice versa.

●	Probability of an Initial Business Combination as based on the Company’s management.

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FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

The key inputs into the models for the Note Payable - Polar were as follows:

Input	December 31, 2024	December 31, 2023

Probability of an Initial Business Combination	70%	40%
Risk-free rate	4.37%	5.18%
Expected term (years)	0.25	0.58
Expected volatility	De minimis	De minimis
Class A common stock price	$10.22	$10.46

2024 Non-Redemption Agreements

At inception of the 2024 Non-Redemption Agreements and at December 31, 2024, the 2024 Non-Redemption Agreements were valued using a likelihood-weighted scenario analysis.

The model used for the 2024 Non-redemption Agreements requires the use of subjective assumptions:

●	The Risk-free rate as of the valuation date was selected based upon a typical equity investor assumed holding period.

●	The expected volatility assumption was based on the implied volatility from the Company’s common stock and warrants. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement and vice versa.

●	Probability of an Initial Business Combination as based on the Company’s management.

The key inputs into the models for the 2024 Non-Redemption Agreements were as follows:

Input	December 31, 2024

Probability of an Initial Business Combination	70%
Risk-free rate	4.32%
Expected term (years)	0.25
Expected volatility	De minimis
Class A common stock price	$10.22

Note 6—Commitments

Registration Rights

Pursuant to a registration and stockholder rights agreement dated October 4, 2021, the holders of the founder shares, Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

On February 20, 2025, the Company agreed to waive the lock-up restrictions and, as a result, none of the shares of the NewCo Common Stock that will be outstanding upon the completion of the Business Combination will be subject to any contractual restrictions on transfer of those shares.

Underwriters Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million. In addition, the underwriters were entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering, or $8,050,000. In connection with the closing of the Purchase Agreement, the Company received an irrevocable waiver by the underwriters for deferred underwriting discount. As a result, $7,548,450 of the deferred underwriters’ fee was reversed through equity as it related to the Redeemable Class A common stock issued in the initial public offering and $501,550 of the deferred underwriters’ fee was reversed through the statement of operations as it related to the public warrants issued in the initial public offering.

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FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

Note 7 -  Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2024	2023
Deferred tax assets
Start-up costs	$1,361,810	$955,617
Unrealized gain/loss	—	(3,860)
Total deferred tax assets	1,361,810	951,757
Valuation allowance	(1,361,810)	(951,757)
Deferred tax assets, net of allowance	$—	$—

Included in income taxes payable and reserve for uncertain tax positions on the consolidated balance sheet is the reserve for uncertain tax positions. The Company’s reserve for uncertain tax positions is as follows:

December 31, 2022	$596,817
Accrual for uncertain tax positions	358,800
December 31, 2023	955,617
Reversal of uncertain tax positions	(839,747)
December 31, 2024	$115,870

The income tax (benefit) provision for the year ended December 31, 2024 and 2023 consists of the following:

	December 31,	December 31,
	2024	2023
Federal
Current	$(57,731)	$419,543
Deferred	(406,193)	—
State
Current	$(50,351)	$90,749
Deferred	—	—
Change in valuation allowance	410,053	—
Income tax (benefit) provision	$(104,222)	$510,292

As of December 31, 2024 and 2023, the Company had no U.S. federal or state net operating loss carryovers available to offset future taxable income. The federal and state net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2024 and 2023, the change in the valuation allowance was $410,053 and $351,290, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2024	2023
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.7%	4.3%
Change in effective tax rate	(0.3)%	—%
Unrealized Gain/Loss	—%	0.8%
Recovery of offering costs attributable to warrants	—%	(15.2)%
Business Combination expenses	(6.1)%	—%
Change in fair value of derivative warrants liabilities	2.8%	(31.7)%
Change in fair value on non-redemption agreement	(4.9)%	37.2%
Change in fair value on note payable - Polar	(1.3)%	2.6%
Return to provision	(15.1)%	—%
Release of FIN 48 liability	15.4%	—%
Change in valuation allowance	(10.3)%	41.9%
Income tax (benefit) provision	1.9%	60.9%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to Business Combination expenses, changes in fair value in warrants, Note Payable – Polar, and Non-redemption agreements, and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

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FOCUS IMPACT BH3 ACQUISITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Operating costs	$5,555,813	$1,692,413
Interest income – Trust Account	$1,025,532	$2,296,926

The key measures of segment profit or loss reviewed by our CODM are Interest income – Trust Account and operating costs. The CODM reviews Interest income – Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination period. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date of December 31, 2024 through the date that these financial statements were issued. Based upon this review, other than as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 27, 2025, the Company’s stockholder approved at a special meeting the Business Combination Agreement and the transactions contemplated thereby. In connection with the vote to approve the Business Combination, stockholders holdings 1,208,570 shares of Class A common stock properly exercised their right to redeem their shares for cash. Such redemptions will be effected in connection with the closing of the Business Combination, or earlier if the 2025 Extension is approved by stockholders and implemented prior to closing the Business Combination.

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